     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           GOLDEN STATE BANCORP INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         6035                       95-4642135
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
      OF INCORPORATION)           CLASSIFICATION CODE NO.)         IDENTIFICATION NO.)

                           414 NORTH CENTRAL AVENUE
                          GLENDALE, CALIFORNIA 91203
                                (818) 500-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                RICHARD A. FINK
                                 VICE CHAIRMAN
                           GOLDEN STATE BANCORP INC.
                           414 NORTH CENTRAL AVENUE
                          GLENDALE, CALIFORNIA 91203
                                (818) 500-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                WITH COPIES TO:

             JAMES R. WALTHER                                    TODD H. BAKER
           MAYER, BROWN & PLATT                             GIBSON, DUNN & CRUTCHER
          350 SOUTH GRAND AVENUE            AND              ONE MONTGOMERY STREET
    LOS ANGELES, CALIFORNIA 90071-1503                           TELESIS TOWER
              (213) 229-9597                          SAN FRANCISCO, CALIFORNIA 94104-4505
                                                                 (415) 393-8200

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

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---------------------------------------------------------------------------------------------
                                                     PROPOSED       PROPOSED
                                                     MAXIMUM         MAXIMUM      AMOUNT OF
     TITLE OF EACH CLASS OF         AMOUNT TO BE  OFFERING PRICE   AGGREGATE     REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED      PER UNIT    OFFERING PRICE     FEE(2)
---------------------------------------------------------------------------------------------
Common Stock, $1.00 par value...        (1)            N/A            N/A         $52,543.98
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1) Not applicable. Pursuant to Rule 457(f), the registration fee is calculated with reference to the number of shares of Common Stock of RedFed Bancorp Inc. ("RedFed Common Stock") outstanding and issuable pursuant to options.
(2) Pursuant to Rule 457(f) and 457(c),the registration fee is based on the average of high and low prices of RedFed Common Stock, on March 31, 1998 ($19.9375).

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
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


                                    [LOGO]

                              REDFED BANCORP INC.
                             300 EAST STATE STREET
                          REDLANDS, CALIFORNIA 92373

                                                                 April 21, 1998

Dear Stockholder:

  You are cordially invited to attend the annual meeting of the stockholders of RedFed Bancorp Inc. ("RedFed"), the holding company for Redlands Federal Bank, a federal savings bank, to be held May 26, 1998 at 10:00 a.m., California time, at the Redlands Federal Bank Headquarters, 300 East State Street, Redlands, California.

  The attached notice of annual meeting and Proxy Statement/Prospectus describe the formal business to be transacted at the meeting. Directors and officers of RedFed as well as a representative of KPMG Peat Marwick LLP, RedFed's independent auditors, will be present at the meeting to respond to any questions that you may have.

  At the annual meeting, you will be asked to vote (i) for the election of directors of RedFed, and (ii) on the proposed acquisition (the "Merger") of RedFed by Golden State Bancorp Inc. ("Golden State") pursuant to an Agreement and Plan of Merger, dated as of November 30, 1997 (the "Merger Agreement").

  If the Merger is approved, the newly elected directors will serve until the Merger is consummated, at which time the separate corporate existence of RedFed will cease and consequently the RedFed board of directors will be dissolved by operation of law. If the Merger is not approved or fails to be consummated for any other reason, the newly elected members of the RedFed board of directors shall serve their full three-year terms until their successors have been duly elected and qualified.

  The Merger Agreement provides that, as of the effective time of the Merger, each share of RedFed common stock will be converted into the right to receive the number of whole shares of common stock of Golden State ("Golden State Common Stock") that equals the quotient derived by dividing (A) $20.75 by (B) the unweighted arithmetic average of the daily closing prices of Golden State Common Stock, as reported on the New York Stock Exchange, for the ten trading days immediately preceding the date that is two business days prior to the closing date for the Merger. Cash will be paid in lieu of the issuance of fractional shares.

  I urge all stockholders to read the Proxy Statement/Prospectus before deciding whether to vote to approve the Merger. The full text of the Merger Agreement can be found in Appendix A to the Proxy Statement/ Prospectus. I would especially like to call your attention to two sections of the Proxy Statement/Prospectus entitled "THE MERGER--Background of the Merger" and "THE MERGER--Reasons for the Merger and Recommendation of the RedFed Board of Directors." These two sections describe the events leading up to the RedFed Board of Directors' decision to enter into merger negotiations with Golden State and the reasons why the RedFed Board of Directors believes that the Merger is in the best interests of RedFed stockholders, customers and employees.

  RedFed engaged NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery") to provide financial advisory services in connection with its consideration of the Merger. NationsBanc Montgomery has delivered to the Board of Directors its written opinion that, as of the date of the Merger Agreement, the consideration to be received by holders of RedFed common stock in the Merger was fair to RedFed's stockholders from a financial point of view.

  THE BOARD OF DIRECTORS OF REDFED HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

  I strongly support the Merger and join with the Board in recommending the Merger to you. We urge you to vote in favor of approval and adoption of the Merger Agreement today.

                                          Sincerely yours,

                                          /s/ Anne Bacon
                                          Anne Bacon
                                          Chief Executive Officer,
                                          President and Director

                              REDFED BANCORP INC.
                             300 EAST STATE STREET
                          REDLANDS, CALIFORNIA 92373
                                (909) 793-2391

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 26, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of RedFed Bancorp Inc. ("RedFed") will be held on May 26, 1998, at 10:00 a.m., at the Redlands Federal Bank Headquarters, 300 East State Street, Redlands, California. Stockholders will be asked at the meeting to consider and vote upon the following matters:

    1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 30, 1997 (the "Merger Agreement"), entered into between RedFed and Golden State Bancorp Inc. ("Golden State"), pursuant to which RedFed will be merged into a wholly-owned subsidiary of Golden State and shares of Golden State Common Stock will be issued in exchange for outstanding shares of RedFed Common Stock upon the terms and subject to the conditions more fully set forth and described in the Merger Agreement and the enclosed Proxy Statement/Prospectus.

    2. The election of three directors for terms of three years each or until their successors are elected and qualified.

    3. Such other matters as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors has established April 15, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof. Only holders of RedFed Common Stock of record as of the close of business on that date will be entitled to notice and to vote at the meeting or any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          /s/ Annemarie Mead
                                          Annemarie Mead
                                          Secretary

Redlands, California
April 21, 1998

                  SUBJECT TO COMPLETION, DATED APRIL 3, 1998

                                PROXY STATEMENT

                              REDFED BANCORP INC.

                   ANNUAL MEETING TO BE HELD ON MAY 26, 1998

                                --------------

                                  PROSPECTUS

                           GOLDEN STATE BANCORP INC.

                                 COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)

  This Proxy Statement/Prospectus is being furnished to the holders of the common stock, par value $.01 per share ("RedFed Common Stock"), of RedFed Bancorp Inc., a Delaware corporation ("RedFed"), in connection with the solicitation of proxies by the Board of Directors of RedFed (the "RedFed Board") for use at the meeting of the holders of the RedFed Common Stock (the "RedFed Stockholders") to be held on May 26, 1998 at 10:00 a.m., at the Redlands Federal Bank headquarters building, 300 East State Street, Redlands, California, and at any postponements or adjournments thereof (the "Stockholders Meeting").

  At the Stockholders Meeting, RedFed stockholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 30, 1997 (the "Merger Agreement"), entered into between Golden State Bancorp Inc., a Delaware corporation ("Golden State"), and RedFed, pursuant to which RedFed will be merged (the "Merger" or the "RedFed Merger") into a wholly-owned subsidiary of Golden State. See "The Merger". Upon the completion of the Merger, each outstanding share of RedFed Common Stock will, with certain exceptions more particularly described in the Merger Agreement and in the accompanying Proxy Statement/Prospectus, be converted into the right to receive the number of whole shares of Golden State Common Stock that equals the quotient derived by dividing (i) $20.75 by (ii) the unweighted arithmetic average of the daily closing prices of Golden State Common Stock for the ten trading days for such stock preceding the date that is two business days prior to the Closing Date (as defined herein) of the Merger, with cash being paid in lieu of the issuance of fractional shares. See "THE MERGER--Exchange Ratio for Conversion of RedFed Common Stock".

  This Proxy Statement/Prospectus also constitutes the prospectus of Golden State in respect of the shares of Golden State Common Stock to be issued pursuant to the Merger Agreement (including shares issuable upon exercise of
employee stock options) currently estimated to aggregate          shares.

  The outstanding shares of Golden State Common Stock are listed on the New York Stock Exchange (the "NYSE"). The last reported sale price of Golden State
Common Stock on the NYSE Composite Transactions Tape on April   , 1998 was
$      per share.

  On February 4, 1998, Golden State entered into an Agreement and Plan of Reorganization (the "California Federal Merger Agreement") with First Nationwide (Parent) Holdings, Inc., a Delaware corporation ("FNPH"), First Nationwide Holdings, Inc., a Delaware corporation ("FHN"), Golden State Financial Corporation ("Merger Sub"), First Gibraltar Holdings, Inc., a Delaware corporation ("FGH"), and Hunter's Glen/Ford, Ltd., a Texas limited partnership. FNH, the holding company of California Federal Bank, A Federal Savings Bank ("California Federal"), is controlled, through intermediate entities, by MacAndrews and Forbes Holdings Inc. ("MAF") and Gerald J. Ford ("Ford"), the Chairman of the Board and Chief Executive Officer of California Federal. The California Federal Merger Agreement provides, among other things, for the merger (together with certain related subsidiary mergers, the "California Federal Merger") of FNPH into Golden State, and is subject to several conditions to consummation, including the approval of the holders of Golden State Common Stock. If the California Federal Merger is consummated, it is expected that affiliates of MAF and Ford would together own between 42% and 45% of the common stock of the combined company on a fully diluted basis (without giving effect to any shares that may be issuable pursuant to the Litigation Tracking Warrants(TM) described herein) or to the contingent issuance of additional shares of Golden State Common Stock to FGH and Hunter's Glen under the California Federal Merger Agreement that could substantially increase such percentage ownership. The California Federal Merger Agreement also contemplates that two-thirds of the Board of Directors of Golden State immediately after the California Federal Merger will be individuals designated by affiliates of MAF and Ford. The California Federal Merger Agreement has been filed as Exhibit 2.1 to Golden State's Current Report on Form 8-K, dated February 4, 1998, as amended by Amendment No. 1 thereto filed with the Commission on March 5, 1998. See "THE MERGER--Parties to the Merger--Golden State--California Federal Merger."

                                --------------

  This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to shareholders of RedFed on or about April 21, 1998.
                                --------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                                --------------
THE SHARES OF GOLDEN STATE COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
    ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS
      ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
        INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                                --------------
        The date of this Proxy Statement/Prospectus is April 21, 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
FORWARD-LOOKING STATEMENTS................................................   1
AVAILABLE INFORMATION.....................................................   3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   3
SUMMARY...................................................................   5
  General.................................................................   5
  Parties to the Merger...................................................   6
    RedFed................................................................   6
    Golden State..........................................................   6
  Exchange Ratio for Conversion of RedFed Common Stock....................   9
  Required Vote of RedFed Stockholders....................................   9
  Recommendation of RedFed Board of Directors.............................   9
  Opinion of RedFed Financial Advisor.....................................   9
  Interests of Certain Persons in the Merger..............................   9
  Conditions to Completion of Merger......................................  10
  Termination of Merger Agreement; Termination Fee........................  10
  Federal Income Tax Consequences.........................................  11
  Accounting Treatment....................................................  11
  Absence of Appraisal Rights.............................................  11
  Trading Markets and Market Prices.......................................  11
  Historical and Pro Forma Per Share Data.................................  13
  Selected Financial Data.................................................  17
THE MERGER................................................................  30
  General.................................................................  30
  Parties to the Merger...................................................  30
  Background of the Merger................................................  33
  Reasons for the Merger and Recommendation of RedFed Board of Directors..  35
  Opinion of RedFed's Financial Advisor...................................  37
  Effective Time of the Merger............................................  41
  Exchange Ratio for Conversion of RedFed Common Stock....................  41
  Treatment of RedFed Stock Options.......................................  42
  Exchange of Stock Certificates..........................................  42
  Representations and Warranties..........................................  43
  Conditions to Completion of Merger......................................  44
  Required Regulatory Approvals...........................................  45
  Conduct of Business Pending the Merger; No Solicitation of Competing
   Offers.................................................................  46
  ESOP Transactions.......................................................  47
  Termination of Merger Agreement; Termination Fee........................  47
  Interests of Certain Persons in the Merger..............................  48
  Certain Federal Income Tax Consequences.................................  49
  Comparison of Rights of Holders of Golden State Common Stock and RedFed
   Common Stock...........................................................  50
  Absence of Dissenter's Appraisal Rights.................................  53
  Accounting Treatment....................................................  54
  Waiver; Amendment.......................................................  54
  Expenses................................................................  54

                                                                           PAGE
                                                                           ----
MANAGEMENT AND OPERATIONS AFTER THE MERGER................................  55
TRADING MARKETS AND MARKET PRICES.........................................  56
ELECTION OF DIRECTORS.....................................................  57
  Information with Respect to Nominees, Directors and Certain Executive
   Officers...............................................................  57
  Compliance with Section 16(a) of the Exchange Act.......................  59
  Meetings of the RedFed Board and Committees of the RedFed Board.........  59
  Directors' Compensation.................................................  60
  Executive Compensation..................................................  61
  Security Ownership of Certain Beneficial Owners.........................  69
DESCRIPTION OF GOLDEN STATE CAPITAL STOCK.................................  70
  General.................................................................  70
  Golden State Common Stock...............................................  70
  Golden State Preferred Stock............................................  70
  Warrants to Purchase Common Stock.......................................  74
VOTING AT THE STOCKHOLDERS MEETING AND RELATED MATTERS....................  78
  General.................................................................  78
  Matters To Be Considered................................................  78
  Record Date; Voting Rights; Voting of Proxies...........................  78
  Solicitation of Proxies.................................................  80
  Notice of Business to be Conducted at an Annual Meeting.................  80
LEGAL MATTERS.............................................................  81
EXPERTS...................................................................  81
OTHER MATTERS.............................................................  81
STOCKHOLDER PROPOSALS.....................................................  81
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............  82
Appendix A--Agreement and Plan of Merger.................................. A-1
Appendix B--Opinion of NationsBanc Montgomery Securities, Inc. ........... B-1

                               ----------------

  NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATION OR GIVE ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GOLDEN STATE OR REDFED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE FOR OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE FOR OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON WITH RESPECT TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED.

                               ----------------

  INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING GOLDEN STATE AND PRO FORMA INFORMATION, EXCEPT TO THE EXTENT OTHERWISE INDICATED, HAS BEEN FURNISHED BY GOLDEN STATE. INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS REGARDING REDFED, INCLUDING CERTAIN INFORMATION REGARDING REDFED INCLUDED IN THE PRO FORMA INFORMATION SET FORTH HEREIN, HAS BEEN FURNISHED BY REDFED.

                          FORWARD-LOOKING STATEMENTS

  Certain matters discussed in this Proxy Statement/Prospectus and the documents incorporated herein by reference may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors which may cause the actual results of operations, financial condition, and other performance or achievements of either or both of Golden State and RedFed to be materially different from any such results, financial condition, performance or achievements expressed or that may be implied by such forward-looking statements. Golden State and RedFed each caution readers of this Proxy Statement/Prospectus that the following important factors, among others, could affect Golden State's or RedFed's respective businesses and cause actual results to differ materially from those expressed in any forward-looking statement made by Golden State or RedFed in, or incorporated by reference into, this Proxy Statement/Prospectus:

  1. Economic Conditions. Golden State's and RedFed's respective results of operations and financial condition are strongly influenced by general economic conditions in their respective market areas. Deterioration in these conditions could have a material adverse impact on the quality of their loan portfolios and the demand for their products and services. In particular, changes in economic conditions in the residential real estate markets may affect their results of operations and financial condition.

  2. Interest Rates. Changes in interest rates from present levels may cause Golden State's and RedFed's results of operations to differ materially from the results currently anticipated.

  3. Government Regulation and Monetary Policy. All forward-looking statements made or incorporated by reference herein presume a continuation of the existing regulatory environment and United States government monetary policies. The banking and thrift industries are subject to extensive federal and state regulation. Significant new laws or changes in, or repeals of, existing laws may cause results to differ materially. In addition, federal monetary policy significantly affects credit conditions for Golden State and RedFed and a material change in such policies or conditions could have a material impact on Golden State's or RedFed's results of operations.

  4. Competition. Golden State and RedFed each compete with numerous other domestic and foreign financial institutions and non-depository financial intermediaries. Results of operations of Golden State and RedFed may differ if circumstances affecting the nature or level of such competition change, such as through the merger of competing financial institutions or the acquisition of California institutions by out-of-state companies.

  5. Credit Quality. A significant source of risk to both Golden State and RedFed arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans or other credit agreements. Golden State and RedFed have each adopted loan underwriting and credit monitoring procedures and policies, including the establishment and review of allowances for credit losses, that their respective managements believe are appropriate to reduce this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying their respective company's credit portfolios, but such policies and procedures may not prevent unexpected losses that could have material adverse effects on Golden State's and RedFed's results of operations and financial condition.

  6. Merger-Related Risks. Forward-looking statements with respect to the results of operations, financial condition and business prospects of the combined company resulting from the merger of Golden State and RedFed described herein, including statements relating to expected cost savings, revenue enhancements and funding advantages, involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements due to the following possibilities, among others: (i) expected cost savings from the Merger may not be fully realized or may not be realized within the expected time frame, (ii) revenues following the Merger may be lower than expected, (iii) competitive pressures among depository institutions and other competing companies may increase significantly, (iv) costs related to the integration of the businesses of Golden State and RedFed may be greater than expected, (v) the other transactions contemplated by Golden State which are described in "THE MERGER--Parties to the Merger--Golden State," including the proposed

California Federal Merger with FNPH, may not be completed or, if completed, may not have the expected consequences, and (vi) the interest rate environment and general economic and credit conditions, either nationally or in the markets served by the combined company, may be less favorable than expected.

  7. Other Risks. From time to time Golden State and RedFed have detailed other risks with respect to their respective businesses and/or their financial results in their respective filings with the Commission. RedFed shareholders are urged to review the risks described in such filings. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  While management of Golden State and RedFed believe that their respective assumptions regarding the above-described factors and other factors on which forward-looking statements are based are reasonable, such assumptions are necessarily speculative in nature, with the result that actual outcomes can be expected to differ from those contemplated by such forward-looking statements to greater or lesser degree. Consequently, there can be no assurances that the results described in such forward-looking statements will, in fact, be achieved.

                             AVAILABLE INFORMATION

  Golden State has filed a registration statement (the "Registration Statement") on Form S-4 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities to be issued in connection with the Merger. For further information pertaining to the securities of Golden State to which this Proxy Statement/Prospectus relates, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Proxy Statement/Prospectus. In addition, Golden State and RedFed are subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information, including the Registration Statement and other registration statements under the Securities Act, regarding issuers who file electronically with the Commission. That site may be accessed by setting a web browser to http://www.sec.gov. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning Golden State also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of The Pacific Exchange, Inc. (the "Pacific Exchange"), 301 Pine Street, San Francisco, California 94104. Reports, proxy statements and other information concerning RedFed also may be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed (except as otherwise indicated below) with the Office of Thrift Supervision (the "OTS") under OTS Docket No. 3088 by Glendale Federal Bank, Federal Savings Bank ("Glendale Federal"), of which Golden State became the parent holding company in connection with a reorganization consummated on July 24, 1997 (the "Reorganization"), are hereby incorporated by reference in this Proxy Statement/Prospectus: (i) the Annual Report on Form 10-K for the year ended June 30, 1997; (ii) the Quarterly Reports on Form 10-Q of Golden State for the quarterly periods ended September 30, 1997 and December 31, 1997; (iii) the Proxy Statement on Schedule 14A, dated June 24, 1997, sent to Glendale Federal stockholders in connection with the special meeting thereof held on July 23, 1997; (iv) the Proxy Statement on
Schedule 14A, dated March 4, 1998, sent to the holders of Golden State Common Stock (the "Golden State Stockholders") in connection with the special meeting thereof to be held April 8, 1998; (v) the description of Golden State Common Stock contained in the Registration Statement on Form S-3, File No. 333-28037, of Golden State filed with the Commission on May 29, 1997; including any amendment or report filed for the purpose of updating such description; and
(vi) the Golden State Current Reports on Form 8-K filed with the Commission dated July 24, 1997, August 17, 1997, September 26, 1997, October 28, 1997 (as amended by Amendment No. 1 thereto, filed with the Commission on February 3,
1998), November 30, 1997 and February 4, 1998 (as amended by Amendment No. 1 thereto, filed with the Commission on March 5, 1998).

  The RedFed Annual Report on Form 10-K for the year ended December 31, 1997 previously filed by RedFed with the Commission is hereby incorporated by reference in this Proxy Statement/Prospectus.

  In addition, all documents filed by Golden State and RedFed with the Commission pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act after the date hereof and prior to the time at which the Stockholders Meeting has been finally adjourned are hereby deemed to be incorporated by reference herein. Any statements contained in a documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  The following documents previously filed by CENFED with the Commission are hereby incorporated by reference in this Proxy Statement/Prospectus: (i) the CENFED Annual Report on Form 10-K for the year ended December 31, 1997 and
(ii) the description of the CENFED Common Stock contained in the CENFED Registration Statement filed pursuant to Section 12 of the Exchange Act on Form 8-A on August 30, 1991.

  In addition, this Registration Statement incorporates by reference the consolidated financial statements of FNPH, including the notes thereto, set forth in FNPH's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE INCORPORATED BY REFERENCE AT THE LOCATIONS IN THIS PROXY STATEMENT/PROSPECTUS WHERE SUCH INFORMATION IS REQUIRED TO BE SET FORTH. THE DOCUMENTS RELATING TO GOLDEN STATE OR GLENDALE FEDERAL (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO GOLDEN STATE BANCORP INC., 700 NORTH BRAND BOULEVARD, GLENDALE, CALIFORNIA 91203, ATTENTION:
INVESTOR RELATIONS, TELEPHONE NUMBER (818) 500-2723. THE DOCUMENTS RELATING TO REDFED (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO REDFED BANCORP INC., 300 EAST STATE STREET, REDLANDS, CALIFORNIA 92373, ATTENTION: MS. ANNEMARIE MEAD, TELEPHONE NUMBER
(909) 793-2391 EXTENSION 201. GOLDEN STATE OR REDFED, AS THE CASE MAY BE, WILL SEND THE REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY AFTER THE RECEIPT OF THE REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 18, 1998.

                                    SUMMARY

  This summary is not intended to be a complete description of all material facts regarding the proposed Merger of Golden State and RedFed and the other matters to be considered at the Stockholders Meeting to which this Proxy Statement/Prospectus relates. It is qualified in all respects by the more detailed information appearing, or incorporated by reference, elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein. Capitalized terms used but not defined in this summary have the meanings ascribed to such terms elsewhere in this Proxy Statement/Prospectus.

                          REDFED STOCKHOLDERS MEETING

  This Proxy Statement/Prospectus relates to the Annual Meeting of Stockholders of RedFed Bancorp Inc. (the "Stockholders Meeting") to be held at 10:00 a.m. on May 26, 1998, at the Redlands Federal Bank headquarters building, 300 East State Street, Redlands, California. RedFed stockholders will be asked at the Stockholders Meeting to (i) approve and adopt the Merger Agreement more fully described below and elsewhere in this Proxy Statement/Prospectus, pursuant to which RedFed will be merged into a wholly-owned subsidiary of Golden State Bancorp Inc., the holding company for Glendale Federal Bank, Federal Savings Bank, and (ii) elect three persons to serve as members of the RedFed Board pending consummation of the proposed Merger described herein or, if the Merger is not approved or consummated, for terms of three years each and until their successors are elected and qualified. Information concerning the proposed Merger of RedFed and Golden State is set forth under the caption "THE MERGER" below and elsewhere in this Proxy Statement/Prospectus. Information regarding the persons nominated for election as Directors and related information is set forth under the caption "ELECTION OF DIRECTORS" elsewhere in this Proxy Statement/Prospectus. The RedFed Board has established the close of business on April 15, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Stockholders Meeting and at any adjournments or postponements thereof.

  Stockholders may vote at the Stockholders Meeting in person or by proxy. This Proxy Statement/Prospectus is being distributed to the RedFed stockholders by the RedFed Board for the purpose of seeking the votes of RedFed stockholders necessary to approve the Merger Agreement and to elect the three persons nominated by the Board for election as Directors described herein. Only those holders of RedFed Common Stock of record as of the close of business on the April 15, 1998 record date established for the Stockholders Meeting by the RedFed Board will be entitled to vote at the Stockholders Meeting or at any adjournments or postponements thereof.

                                   THE MERGER

GENERAL

  The Merger Agreement was entered into between Golden State and RedFed on November 30, 1997. The Merger Agreement provides for the acquisition of RedFed through the Merger of RedFed into a wholly-owned subsidiary of Golden State (the "Merger" or the "RedFed Merger"). It is further contemplated that concurrently with or shortly after completion of the Merger, RedFed's wholly-owned banking subsidiary, Redlands Federal Bank, a federal savings bank ("Redlands Federal Bank") will be merged into Golden State's wholly-owned banking subsidiary, Glendale Federal Bank, Federal Savings Bank ("Glendale Federal") (such Merger being referred to herein as the "Bank Merger"). Golden State Common Stock will be issued to the stockholders of RedFed in the Merger in exchange for their shares of RedFed Common Stock at the Exchange Ratio described below. As a result of the Merger, and of the Bank Merger, the separate corporate existence of RedFed, and of Redlands Federal Bank, will cease and the resulting combined entities will conduct business thereafter under the names and organizational documents of Golden State Bancorp Inc. and Glendale Federal Bank, Federal Savings Bank, respectively.

PARTIES TO THE MERGER

 RedFed

  RedFed was incorporated under Delaware law on October 18, 1993 for the purpose of becoming the holding company for Redlands Federal Bank in connection with Redlands Federal Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. RedFed is one of the three largest financial institutions headquartered in Southern California's Inland Empire Region, which is comprised of Riverside and San Bernardino Counties. At December 31, 1997, RedFed had total assets of $1.0 billion, deposits of $845 million and stockholders' equity of $84 million. RedFed is primarily engaged in the business of attracting retail transaction and term deposits from the general public and using such deposits, together with borrowings and equity capital, to originate and purchase real estate loans, consumer loans, small business commercial loans, U.S. government and agency securities, and mortgage-backed securities. RedFed also has sold loans from its portfolio from time to time and offers insurance and securities brokerage services through a subsidiary of Redlands Federal Bank.

  RedFed is subject to examination and regulation as a savings and loan holding company by the OTS. Redlands Federal Bank is regulated by the OTS and the Federal Deposit Insurance Corporation (the "FDIC") and its customer deposits are insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC. Redlands Federal Bank is also a member of the Federal Home Loan Bank of San Francisco. RedFed's common stock is traded on the Nasdaq National Market under
the symbol REDF. At April 15, 1998, RedFed had approximately       stockholders
of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and outstanding shares of common stock.

  The principal executive offices of RedFed are located at 300 East State Street, Redlands, California 92373 and the telephone number at such offices is
(909) 793-2391. See "THE MERGER--Parties to the Merger--RedFed."

 Golden State

  Golden State is the holding company for Glendale Federal, which is one of the largest savings institutions in the United States. Golden State had total consolidated assets of $16.0 billion, deposits of $9.5 billion and stockholders' equity of $1.1 billion at December 31, 1997. Golden State's business consists primarily, through Glendale Federal, of attracting deposits from the general public and using such deposits, together with the borrowings and its stockholders' equity, to originate and purchase loans, including residential real estate loans as well as business and consumer banking loans and other products. Glendale Federal is headquartered in Glendale, California and, at the date hereof, operated 180 banking offices and 26 loan offices located throughout the State of California. Glendale Federal is subject to regulation and examination by the OTS and its customer deposits are insured by the SAIF of the FDIC. As a savings and loan holding company, Golden State is also subject to examination and regulation by the OTS.

  On February 4, 1998, Golden State entered into the California Federal Merger Agreement. Pursuant to the California Federal Merger Agreement, it is expected that, among other things, FNPH will be merged with and into Golden State, with Golden State as the surviving company in such merger. Shares of Golden State Common Stock issued and outstanding immediately prior to the California Federal Merger, including those issued to RedFed Stockholders pursuant to the Merger, will remain issued and outstanding following consummation of the California Federal Merger. Consummation of the transactions contemplated by the California Federal Merger Agreement, including the California Federal Merger, is subject to a number of conditions, including regulatory approval, approval and adoption of the California Federal Merger Agreement by the Golden State Stockholders and distribution by Golden State of the Litigation Tracking Warrants (as defined herein). If the California Federal

Merger is consummated, it is expected that affiliates of MAF and Ford would together own between 42% and 45% of the common stock of the combined company on a fully diluted basis (without giving effect to shares issuable pursuant to the Litigation Tracking Warrants), or to the contingent issuance of additional shares of Golden State Common Stock (the "Contingent Shares") to FGH and Hunter's Glen under the California Federal Merger Agreement that could substantially increase such percentage ownership. Before giving effect to the possible issuance of Contingent Shares, affiliates of MAF and Ford will acquire 42% of the common stock of the combined company if the adjusted average price of Golden State Common Stock is $32.00 or less, increasing to 45% of the outstanding common stock of the combined company if such adjusted average price is $33.00 or more. The adjusted average price of Golden State Common Stock will be the daily volume-weighted average price per share for Golden State Common Stock on the NYSE for 15 randomly selected trading days during a 30-day period following distribution to Golden State Stockholders of the Litigation Tracking Warrants and ending three days before the closing date of the California Federal Merger, adjusted to subtract the value attributable to 15% of the value of the potential recovery in the Goodwill Litigation (as defined herein) not included for purposes of calculating the number of shares of Golden State Common Stock issuable upon exercise of the Litigation Tracking Warrants.

  The number of Contingent Shares cannot be determined at the present time and also will not be determinable upon consummation of the California Federal Merger, as such number depends upon factors that are not or will not be subject to determination at such times. These factors include, among other things, the net value to the surviving corporation in the California Federal Merger of certain contingent assets and liabilities of Golden State and FNPH (including potential recoveries in the Goodwill Litigation (as defined herein), comparable litigation with respect to the treatment of regulatory goodwill in which California Federal is engaged against the United States government (the "California Federal Goodwill Litigation"), certain other litigation to which affiliates of FNPH are parties (the "Other Litigation"), potential tax benefits resulting from certain net operating loss carryforwards of the consolidated group of which FNPH is a part and other contingent tax assets and liabilities of Golden State and FNPH) and the market price of the common stock of the combined company at the times issuance of such Contingent Shares would be required under the California Federal Merger Agreement. Subject to the foregoing, assuming for illustrative purposes only a valuation of the Goodwill Litigation of approximately $550 million (based on the valuation of the California Federal Goodwill Litigation as derived from the trading prices at the time of the execution of the California Federal Merger Agreement of California Federal's Contingent Litigation Recovery Participation Interests (the "CALGZs") and Secondary Contingent Litigation Recovery Participation Interests (the "CALGLs"), adjusted to reflect the amount of supervisory goodwill reflected on Glendale Federal's balance sheet at the time the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective, relative to that of California Federal), a valuation of the California Federal Goodwill Litigation of approximately $440 million (based on the trading prices at the time of the execution of the California Federal Merger Agreement of the CALGZs and the CALGLs) and tax benefits resulting from the use of FNPH net operating loss carryforwards of approximately $350 million (based on net operating loss carryforwards of approximately $1 billion and an assumed federal tax rate of 35%), the number of Contingent Shares issuable under the California Federal Merger Agreement can be expected to result in an incremental increase in the percentage ownership of outstanding combined company common stock by affiliates of MAF and Ford of approximately 4.3 to 5.5 percentage points, assuming that during all relevant periods the market price of a share of common stock of the combined company is between $35 and $45 per share. Due to the preliminary stage of the Other Litigation, no value has been ascribed thereto for these illustrative purposes. In addition to the variables that may affect the number of Contingent Shares, a number of additional variables, including without limitation, other changes in the number of outstanding shares of the combined company (including, without limitation, the number of shares outstanding after exercise of the Litigation Tracking Warrants), could affect the relative ownership of a stockholder of the combined company. Further, the timing of the issuance of the Contingent Shares is not presently ascertainable, and Contingent Shares with respect to the use by the combined company of FNPH net operating loss carryforwards, which will be subject to limitation under the Code in any particular tax year, may be issued over a substantial number of years.

  The foregoing estimates and assumptions, and the ownership percentages derived from them, are presented for illustrative purposes only and are not intended to represent the view of RedFed, Golden State, their respective managements or of any other person as to likely actual damages, results or values, or the appropriate amount of damages in the Goodwill Litigation or the California Federal Litigation, and there can be no assurance that the foregoing estimates and assumptions will prove to be accurate or that the actual number of Contingent Shares, and the actual change in such percentage ownership, will not be substantially different than the estimate disclosed herein. The California Federal Merger Agreement, which is included in Exhibit 2.1 to Golden State's Current Report on Form 8-K, as amended by Amendment No. 1 thereto filed with the Commission on March 5, 1998, sets forth more detailed information concerning how such ownership percentages are expected to be calculated. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "FORWARD-LOOKING STATEMENTS" and "THE MERGER--Parties to the Merger--Golden State--California Federal Merger."

  The California Federal Merger Agreement also contemplates that two-thirds of the Board of Directors of Golden State after the California Federal Merger will be individuals designated by affiliates of MAF and Ford. In connection with the execution of the California Federal Merger Agreement, Golden State, Glendale Federal, California Federal, Stephen J. Trafton, Chairman of the Board, President and Chief Executive Officer of Golden State and Richard A. Fink, Vice Chairman of Golden State, entered into a litigation management agreement, dated as of February 4, 1998 (the "Management Agreement"), pursuant to which, among other things, Messrs. Trafton and Fink will continue to oversee and manage the Goodwill Litigation and the California Federal Goodwill Litigation following the California Federal Merger.

  The foregoing description of certain terms of the California Federal Merger Agreement and related documents is not intended to be complete and is qualified in its entirety by reference to the complete text of such agreements, which have been filed as exhibits to Golden State's Current Report on Form 8-K dated as of February 4, 1998, as amended by Amendment No. 1 thereto, filed with the Commission on March 5, 1998. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FORWARD-LOOKING STATEMENTS."

  Golden State acquired CENFED Financial Corporation ("CENFED") on April   ,
1998 pursuant to an Agreement and Plan of Merger, as amended, entered into between Golden State and CENFED as of August 17, 1997. CENFED was the holding company for CenFed Bank, a federally chartered savings bank that had 18 branches in southern California.

  On [April 8], 1998, Golden State stockholders approved certain necessary amendments to the Golden State Certificate of Incorporation that would permit the distribution of Litigation Tracking Warrants(TM) ("Litigation Tracking Warrants") to existing Golden State security holders. The Litigation Tracking Warrants would entitle the holders thereof to receive upon the exercise thereof, in the aggregate, Golden State Common Stock in an amount equal to approximately 85% of the net after-tax proceeds, if any, received by Glendale Federal in its litigation against the federal government seeking the recovery of damages as a result of the government's breach of contract with Glendale Federal regarding the regulatory treatment of goodwill. It is expected that the Litigation Tracking Warrants will be distributed prior to the completion of the Merger. RedFed Stockholders will not be entitled to receive Litigation Tracking Warrants with respect to the shares of Golden State Common Stock they receive in the Merger.

  For additional information regarding the CalFed Transaction, the acquisition of CENFED and the terms and issuance of the Litigation Tracking Warrants, see "THE MERGER--Parties to the Merger--Golden State" and "DESCRIPTION OF GOLDEN STATE CAPITAL STOCK--Warrants to Purchase Common Stock--Litigation Tracking Warrants."

  The principal executive offices of Golden State are located at 414 North Central Avenue, Glendale, California 91203 and the telephone number of such offices is (818) 500-2000.

  Golden State's outstanding common stock is listed on the NYSE and the Pacific Exchange. See "Trading Markets and Market Prices."
--------
(TM)"Litigation Tracking Warrant" and "LTW" are trademarks of Credit Suisse First Boston Corporation in connection with its investment banking services.

EXCHANGE RATIO FOR CONVERSION OF REDFED COMMON STOCK

  At the Effective Time (as defined herein) of the Merger, each outstanding share of RedFed Common Stock will be converted into the right to receive the number of whole shares of Golden State Common Stock that equals the quotient (the "Exchange Ratio") derived by dividing (A) $20.75 by (B) the unweighted arithmetic average of the daily closing prices of Golden State Common Stock, as reported on the New York Stock Exchange Composite Tape, for the ten trading days on which Golden State Common Stock is traded immediately preceding the date that is two business days prior to the Closing Date (such average of daily closing prices being referred to in the Merger Agreement as the "Final Golden State Price"). Cash will be paid in lieu of the issuance of fractional shares based on the Final Golden State Price.

REQUIRED VOTE OF REDFED STOCKHOLDERS

  The affirmative vote of the holders of a majority of the issued and outstanding shares of RedFed Common Stock will be required to approve and adopt the Merger Agreement. Accordingly, failure to vote on this matter will have the same effect as a vote against the Merger. The election of directors requires the affirmative vote of a majority of the shares of RedFed Common Stock present in person or represented by proxy at the Stockholders Meeting.

RECOMMENDATION OF REDFED BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF REDFED (THE "REDFED BOARD") HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE REDFED BOARD BELIEVES THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF REDFED AND THE REDFED STOCKHOLDERS AND RECOMMENDS THAT THE REDFED STOCKHOLDERS VOTE "FOR" THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AT THE STOCKHOLDERS MEETING.

  For a discussion of the factors considered by the RedFed Board in reaching its conclusion, see "THE MERGER--Background of the Merger" and "--Reasons for the Merger and Recommendation of RedFed Board of Directors."

OPINION OF REDFED FINANCIAL ADVISOR

  NationsBanc Montgomery Securities LLC (through its predecessor NationsBanc Montgomery Securities, Inc., "NationsBanc Montgomery"), which served as financial advisor to RedFed in connection with the Merger, has rendered its opinion to the RedFed Board that the consideration to be received by the holders of shares of RedFed was fair from a financial point of view, as of the date of such opinion. Such opinion was delivered to the RedFed Board at its meeting on November 30, 1997. A copy of the opinion delivered by NationsBanc Montgomery is set forth as Appendix B to this Proxy Statement/Prospectus and should be read in its entirety with respect to the assumptions made, matters considered and limitations of the review undertaken by NationsBanc Montgomery in rendering such opinion. See "THE MERGER--Opinion of RedFed Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the RedFed Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of RedFed management and the RedFed Board have certain interests in the Merger that are in addition to the interests of stockholders of RedFed generally. These interests arise from, among other things, certain employee and director benefit and bonus plans, indemnification arrangements and other matters which Golden State will assume or has agreed to provide after the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

CONDITIONS TO COMPLETION OF MERGER

  Completion of the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) prior to the Effective Time by Golden State and RedFed of the following conditions, among others: (i) approval of the Merger Agreement by the stockholders of RedFed, (ii) receipt of all necessary regulatory approvals, consents and waivers and compliance with all other legal requirements, without the imposition of any condition or requirement that, individually or in the aggregate, would so materially and adversely impact the economic and business benefits of the transactions contemplated by the Merger Agreement to Golden State as to render it inadvisable, in the judgment of Golden State, to proceed with such transactions; (iii) no party to the Merger Agreement shall be subject to any order, decree or injunction of any court or agency of competent jurisdiction enjoining or prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement, and no litigation or proceeding brought by any governmental agency seeking to prevent consummation of the transactions contemplated by the Merger Agreement shall be pending against Golden State or RedFed; (iv) approval of the shares of Golden State Common Stock issuable to RedFed stockholders pursuant to the Merger for listing on NYSE upon official notice of issuance; and (v) receipt by each of Golden State and RedFed of certain letters from the independent accountants of the other party relating to the financial statements of such party and financial information relating to such party set forth or incorporated by reference in this Proxy Statement/Prospectus. The conditions relating to stockholder approval, regulatory approval and compliance with certain other legal requirements are not subject to waiver by either party to Merger Agreement.

  Golden State's and RedFed's respective obligations to complete the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions, among others: (i) the representations and warranties of Golden State and RedFed set forth in the Merger Agreement must have been true and correct in all material respects when made and must continue to be true and correct in all material respects as of the Closing Date;
(ii) each party must have performed its covenants and agreements contained in the Merger Agreement in all material respects; (iii) there must have been no material adverse change in the financial condition, business or assets of each party and its subsidiaries taken as a whole since December 31, 1996, in the case of RedFed, and June 30, 1997, in the case of Golden State; (iv) each party must have received the favorable opinion of its counsel as to certain of the federal income tax consequences of the Merger (see "THE MERGER--Certain Federal Income Tax Consequences"); and (v) Golden State must have received satisfactory evidence from RedFed that the fiduciaries of the RedFed ESOP have determined that certain transactions in connection with termination of the RedFed ESOP are prudent and in the best interest of the participants and beneficiaries of the RedFed ESOP and that the ESOP Transactions have been completed (see "THE MERGER--ESOP Transactions" for a further description of such transactions). Satisfaction of any of these conditions may be waived only by the party for whose benefit the condition was included in the Merger Agreement.

TERMINATION OF MERGER AGREEMENT; TERMINATION FEE

  The Merger Agreement may be terminated at any time, before or after approval of the Merger Agreement by RedFed stockholders, by the mutual consent of Golden State and RedFed. The Merger Agreement may also be terminated by either Golden State or RedFed: (i) if a majority of the board of directors of either party so elects in the event of the failure of RedFed stockholders to approve the Merger Agreement or in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which remains uncured; (ii) by written notice of either party to the other in the event that any required regulatory approval to the Merger or any of the other transactions contemplated by the Merger Agreement is not obtained or that any governmental authority of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; or (iii) upon a majority vote of the board of directors of either party if the Merger is not completed by July 31, 1998, provided that either party will have the right to extend the effectiveness of the Merger Agreement for up to an additional 45 days if prior to July 31, 1998, such party notifies the other party in writing of its belief that the approvals, consents or waivers can be obtained and of a reasonable factual basis for such party's belief that such approvals, consents or waivers are imminent.

  The Merger Agreement may also be terminated by: (i) Golden State if the RedFed Board fails to recommend approval of the Merger to the RedFed stockholders or shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Golden State, and (ii) by RedFed if Golden State shall have entered into a letter of intent or a definitive agreement with respect to a merger, consolidation or similar transaction involving, or any purchase of all or substantially all of the consolidated assets, deposits or equity securities, of, Golden State, pursuant to which the stockholders of Golden State would have less than 50% of the common equity of the surviving entity immediately after the transaction.

  As an inducement to Golden State to agree to enter into the Merger Agreement, RedFed agreed in the Merger Agreement to pay a termination fee of $7.5 million to Golden State in the event the Merger Agreement is terminated under certain circumstances involving an Acquisition Proposal with respect to RedFed from a party other than Golden State. Such termination fee would be payable if (i) the Merger Agreement is terminated under specified circumstances at a time when such an Acquisition Proposal exists, and (ii) within 12 months after any such termination RedFed or any of its subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal. The term "Acquisition Proposal" is defined in the Merger Agreement to mean any proposal or offer to RedFed or to stockholders of RedFed with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the consolidated assets, deposits or any equity securities of, RedFed.

FEDERAL INCOME TAX CONSEQUENCES

  It is intended that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, no gain or loss will be recognized for federal income tax purposes by the stockholders of RedFed, except with respect to cash received in lieu of the issuance of fractional shares, or by Golden State or RedFed. The obligations of Golden State and RedFed to complete the Merger are conditioned upon receipt from their respective legal counsel of favorable legal opinions regarding these tax consequences. Such counsel have each indicated that they expect to be able to render such opinions, based on current law and Internal Revenue Service regulations and applicable judicial and administrative interpretations thereof. In rendering such opinions, counsel will rely upon representations contained in certificates of executive officers of RedFed and Golden State.

ACCOUNTING TREATMENT

  Golden State will account for the acquisition of RedFed in the Merger using the purchase method of accounting. Under this method of accounting, the value of the consideration to be paid by Golden State in the Merger will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. The results of operations of RedFed prior to the Merger will not be included in the reported results of operations of the combined company thereafter.

ABSENCE OF APPRAISAL RIGHTS

  Under Delaware law, RedFed stockholders will not be entitled to exercise any dissenter's appraisal rights with respect to the Merger.

TRADING MARKETS AND MARKET PRICES

  The Golden State Common Stock is listed on the NYSE and the Pacific Exchange under the symbol "GSB." As of February 28, 1998, there were 51,236,994 shares of Golden State Common Stock outstanding held by approximately 6,252 holders of record. The RedFed Common Stock is listed on the Nasdaq National Market System
under the symbol "REDF." As of the Record Date, there were     shares of RedFed
Common Stock outstanding held by approximately     holders of record.

  The following table sets forth the last sale price reported on the NYSE Composite Transactions List for shares of Golden State Common Stock and on the Nasdaq National Market System for shares of RedFed Common Stock, in each case on November 28, 1997, the last trading day preceding public announcement of the
Merger, and on April   , 1998.

                                                             GOLDEN STATE REDFED
                                                                COMMON    COMMON
                                                                STOCK     STOCK
                                                             ------------ ------
   November 28, 1997........................................    $33.31    $20.00
   April    , 1998..........................................
                                                                ------    ------

  For additional information regarding the market prices of the Golden State Common Stock and RedFed Common Stock during the previous two years, see "TRADING MARKETS AND MARKET PRICES."

                    HISTORICAL AND PRO FORMA PER SHARE DATA

  The following table sets forth (i) selected comparative per share data for each of Golden State and RedFed on an historical basis and (ii) selected unaudited pro forma comparative per share data at December 31, 1997 and for the six-and twelve-month periods ended December 31, 1997 and June 30, 1997, respectively, giving effect to the Merger, the CENFED Merger, the Other Pro Forma Events (as defined herein) and the California Federal Merger using the purchase method of accounting. The unaudited pro forma comparative earnings per share data assume the Merger, the CENFED Merger, the Other Pro Forma Events and the California Federal Merger had been consummated at the beginning of each of the periods presented. The unaudited pro forma dividends, book value and tangible book value per share assume the Merger, the CENFED Merger and the California Federal Merger had been consummated at the end of the periods presented. See "THE MERGER--Accounting Treatment." The unaudited pro forma comparative per share data reflect the Merger, the CENFED Merger and the California Federal Merger based upon preliminary purchase accounting adjustments. Actual adjustments will be made on the basis of appraisals and evaluations as of the effective times of such transactions and, therefore, actual amounts are expected to differ from those reflected below. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

  The historical and unaudited pro forma per share data presented herein are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Golden State (and its predecessor, Glendale Federal) and the historical consolidated financial statements and the related notes thereto of RedFed, CENFED and FNPH, all of which are incorporated by reference herein, and the unaudited pro forma condensed combined financial statements giving effect to the Merger, the CENFED Merger, the Other Pro Forma Events and the California Federal Merger, including the related notes thereto, appearing elsewhere herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "--Selected Financial Data" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." Pro forma amounts are not necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger, the CENFED Merger, the Other Pro Forma Events and the California Federal Merger been consummated at the beginning or at the end of the periods indicated.

                                                   AT OR FOR THE   AT OR FOR THE
                                                 SIX MONTHS ENDED   YEAR ENDED
                                                 DECEMBER 31, 1997 JUNE 30, 1997
                                                 ----------------- -------------
BASIC EARNINGS (LOSS) PER COMMON SHARE(1)
  Historical:
    Golden State...............................       $ 1.03          $ 0.72
    RedFed.....................................         0.79            0.32
  Pro forma giving effect to the:
    Merger and CENFED Merger(2)(3)(10).........         1.03            0.69
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma
     Events(4)(5)(10)(11)......................         0.40           (0.52)
  Equivalent pro forma giving effect to the:
    Merger and CENFED Merger(9)(10)............         0.72            0.49
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma
     Events(9)(10).............................         0.28           (0.37)
DILUTED EARNINGS (LOSS) PER COMMON SHARE(1)
  Historical:
    Golden State...............................       $ 0.82          $ 0.64
    RedFed.....................................         0.76            0.31
  Pro forma giving effect to the:
    Merger and CENFED Merger(2)(3)(10).........         0.84            0.62
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma
     Events(4)(5)(10)(11)......................         0.37           (0.52)
  Equivalent pro forma giving effect to the:
    Merger and CENFED Merger(9)(10)............         0.59            0.44
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma
     Events(9)(10).............................         0.26           (0.37)
BOOK VALUE PER COMMON SHARE (AS OF END OF
 PERIOD)
  Historical:
    Golden State...............................       $18.96          $17.81
    RedFed.....................................        11.70           10.80
  Pro forma giving effect to the:
    Merger and CENFED Merger(6)................        20.07           19.08
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma
     Events(7)(11).............................        20.18           20.09
  Equivalent pro forma giving effect to the:
    Merger and CENFED Merger(9)................        14.11           13.42
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma Events(9)..        14.19           14.13
TANGIBLE BOOK VALUE PER COMMON SHARE (AS OF END
 OF PERIOD)
  Historical:
    Golden State...............................       $17.11          $15.83
    RedFed.....................................        11.66           10.76
  Pro forma giving effect to the:
    Merger and CENFED Merger(8)................        15.88           14.35
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma
     Events(8)(11).............................         3.54            2.29
  Equivalent pro forma giving effect to the:
    Merger and CENFED Merger(9)................        11.17           10.09
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma Events(9)..         2.49            1.61

--------
 (1) Earnings per share for the six months ended December 31, 1997 have been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Earnings per share for the year ended June 30, 1997 have been restated to reflect the adoption of SFAS 128.
 (2) Golden State has a fiscal year ending June 30, and RedFed and CENFED have a fiscal year ending December 31. The unaudited pro forma comparative per share data reflect the combined financial information of Golden State for the fiscal year ended June 30, 1997 and of RedFed and CENFED for the twelve-month period ended June 30, 1997 and the combined financial information of Golden State for the six months ended December 31, 1997 and of RedFed and CENFED for the six months ended December 31, 1997.
 (3) The pro forma average common shares used in the calculation reflects the sum of the historical weighted average outstanding shares of Golden State Common Stock plus the new shares of Golden State Common Stock to be issued in the CENFED Merger (based on the number of shares of CENFED Common Stock outstanding and the number of shares of CENFED Common Stock issuable upon the exercise of outstanding CENFED Stock Options at December 31, 1997 multiplied by the CENFED Exchange Ratio of 1.2). This computation does not reflect the impact of new shares of Golden State Common Stock to be issued pursuant to the Merger as Golden State expects to repurchase in the open market the same number of shares that will be issued in the Merger.
 (4) Golden State has a fiscal year ending June 30, and RedFed, CENFED and FNPH each have a fiscal year ending December 31. The unaudited pro forma comparative per share data reflect the combined financial information of Golden State for the fiscal year ended June 30, 1997 and of RedFed, CENFED and FNPH (considering the Other Pro Forma Events) for the twelve-month period ended June 30, 1997 and the combined financial information of Golden State for the six months ended December 31, 1997 and of RedFed, CENFED and FNPH for the six months ended December 31, 1997.
 (5) The pro forma average common shares used in the basic earnings per share calculation reflects the sum of the shares described in Note 3 above plus additional shares of Golden State Common Stock to be issued in the California Federal Merger. The pro forma average common shares used in the diluted earnings per share calculation for the year ended June 30, 1997 is the same number as that used in the basic earnings per share computation because an increase in shares would produce an anti-dilutive result. The pro forma average common shares used in the diluted earnings per share calculation for the six months ended December 31, 1997 starts with the number that is used in the basic earnings per share computation and adds the dilutive impact of the assumed conversion of options and warrants. The conversion of the Golden State Preferred Stock (and the corresponding addition of preferred stock dividends to net earnings available to common stockholders) is not assumed in this calculation as it would produce an anti-dilutive result.
 (6) The pro forma book value per common share was calculated by dividing total pro forma stockholders' equity (net of the Golden State Preferred Stock at its liquidation value) by the sum of the number of shares of Golden State Common Stock outstanding (at the end of the period presented) plus the number of shares of Golden State Common Stock to be issued in the CENFED Merger (based on the number of shares of CENFED Common Stock outstanding and the number of shares of CENFED Common Stock issuable upon the exercise of outstanding CENFED Stock Options at December 31, 1997 multiplied by the CENFED Exchange Ratio of 1.2). This computation does not reflect the impact of new shares of Golden State Common Stock to be issued pursuant to the Merger as Golden State expects to repurchase in the open market the same number of shares that will be issued in the Merger.
 (7) The pro forma book value per common share was calculated in the same manner as that described in Note 7 above, except that the number of shares was increased by the additional shares of Golden State Common Stock to be issued in the California Federal Merger.
 (8) The pro forma tangible book value per common share was calculated in the same manner as pro forma book value per common share as described in Notes 6 and 7, except that total pro forma stockholders' equity was reduced by total pro forma goodwill and other intangible assets.
 (9) The equivalent pro forma per share amounts are computed by multiplying the related pro forma per share amounts by an estimated Exchange Ratio of
     0.7032. For pro forma presentation purposes, the closing price of Golden State Common Stock on March 13, 1998, adjusted for the assumed issuance of Golden State Litigation Tracking Warrants(TM), was used to estimate the Exchange Ratio. Golden State's closing price on March 13, 1998, $35.50 per share, reduced by an assumed per-share value of the Litigation Tracking Warrants(TM) of $5.99, results in an estimated Exchange Ratio of 0.7032 shares of Golden State Common Stock for each share of RedFed Common Stock.

(10) Golden State expects to repurchase shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. For pro forma presentation purposes, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased at the beginning of each period presented for an aggregate amount of $158.0 million. As a result of the use of cash in such repurchase, pro forma net income for the six months ended December 31, 1997 and the year ended June 30, 1997 would be reduced by approximately $2.6 million and $5.2 million, respectively, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma and equivalent pro forma basic and diluted earnings per share, after giving effect to such repurchase, would be as follows:

                                                SIX MONTHS ENDED   YEAR ENDED
                                                DECEMBER 31, 1997 JUNE 30, 1997
                                                ----------------- -------------
BASIC EARNINGS (LOSS) PER COMMON SHARE
  Pro forma giving effect to the:
    Merger and CENFED Merger...................       $0.98           $0.60
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma Events.....        0.37           (0.56)
  Equivalent pro forma giving effect to the:
    Merger and CENFED Merger (9)...............        0.69            0.42
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma Events
     (9).......................................        0.26           (0.39)
DILUTED EARNINGS (LOSS) PER COMMON SHARE
  Pro forma giving effect to the:
    Merger and CENFED Merger...................       $0.80           $0.54
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma Events.....        0.35           (0.56)
  Equivalent pro forma giving effect to the:
    Merger and CENFED Merger (9)...............        0.56            0.38
    Merger, CENFED Merger, California Federal
     Merger and the Other Pro Forma Events
     (9).......................................        0.25           (0.39)

(11) The pro forma amounts do not reflect the issuance of any Contingent Shares. See Note I of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements Giving Effect to the CENFED Merger, the RedFed Merger and the California Federal Merger.

                            SELECTED FINANCIAL DATA

  The following tables present (i) summary selected financial data for each of Golden State, RedFed, CENFED, and FNPH on an historical basis; (ii) summary selected unaudited pro forma financial data of Golden State reflecting the consummation by Golden State of the Merger and the CENFED Merger, and (iii) summary selected unaudited pro forma financial data of Golden State reflecting the consummation by Golden State of the Merger, the CENFED Merger, and the California Federal Merger. The selected unaudited pro forma financial data have been prepared giving effect to the Merger, the CENFED Merger and the California Federal Merger using the purchase method of accounting and for purposes of such selected pro forma financial data, the RedFed, CENFED, and FNPH financial information has been recast to conform to the June 30 fiscal year end used by Golden State. See "THE MERGER--Accounting Treatment." In addition, the FNPH consolidated statement of operations for the year ended June 30, 1997 gives effect to the merger of First Nationwide Bank, A Federal Savings Bank with and into California Federal Bank, A Federal Savings Bank (the "Cal Fed Acquisition"), the issuance of First Nationwide Escrow Corp.'s $575 million of Senior Subordinated Notes due 2003 (the "10 5/8% Notes"), and the issuance to the public of $500 million of California Federal Preferred Capital Corporation's 9 1/8% Noncumulative Exchangeable Preferred Stock (the "REIT Preferred Stock", and collectively with the Cal Fed Acquisition and the 10 5/8% Notes, the "Other Pro Forma Events"). The selected unaudited pro forma financial data reflect the Merger, the CENFED Merger, and the California Federal Merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include additional adjustments to assets, liabilities, and other items, will be made on the basis of appraisals and evaluations as of the Effective Time and the consummation of the CENFED Merger and California Federal Merger, as the case may be, and, therefore actual amounts are expected to differ from those reflected below.

  The summary selected historical financial data for Golden State for each of the five years ended June 30, 1997 are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Golden State (and its predecessor, Glendale Federal) which are incorporated by reference herein. The summary selected historical financial data for RedFed, CENFED, and FNPH for each of the years prior to and including the year ended December 31, 1997 are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of RedFed, CENFED, and FNPH which are incorporated by reference herein. The summary selected financial data for Golden State for the six-month periods ended December 31, 1997 and 1996 are unaudited. The information set forth in the selected unaudited pro forma financial data should be read in conjunction with the unaudited pro forma condensed combined financial statements appearing elsewhere herein. Results of Golden State for less than a full financial year are not necessarily indicative of results expected for the entire year. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                           GOLDEN STATE BANCORP INC.

                  CONSOLIDATED SUMMARY OF FINANCIAL CONDITION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            AS OF                           AS OF JUNE 30,
                         DECEMBER 31, -----------------------------------------------------------
                             1997        1997        1996        1995        1994        1993
                         ------------ ----------- ----------- ----------- ----------- -----------
         ASSETS
Cash and amounts due
 from banks............. $   305,766  $   221,557 $   153,608 $   139,697 $   164,576 $   217,689
Federal funds sold and
 assets purchased under
 resale agreements......     505,000      632,000     433,000     296,000     315,961     842,767
Other investments.......      27,134       31,799      18,877      42,326     166,040     523,725
Loans receivable, net...  11,734,561   11,905,093  10,727,909   9,899,297   9,595,780  10,850,039
Mortgage-backed
 securities, net........   2,323,943    2,279,534   2,240,790   4,723,457   5,363,779   4,044,744
Real estate held for
 sale or investment.....       6,324        8,689      12,072      13,303      16,995      48,040
Real estate acquired in
 settlement of loans....      45,319       61,500      78,249     105,730     146,835     194,187
Investment in capital
 stock of FHLB,
 at cost................     267,793      259,587     192,842     185,799     139,678     126,390
Mortgage servicing
 assets.................     261,171      284,472     127,399      99,122      68,719      83,217
Goodwill and other
 intangible assets......      94,511       99,533      59,216      63,538      47,781     385,754
Assets held for Florida
 disposition, net.......         --           --          --          --      257,363         --
Other assets............     457,594      434,495     412,602     475,977     519,524     592,281
                         -----------  ----------- ----------- ----------- ----------- -----------
                         $16,029,116  $16,218,259 $14,456,564 $16,044,246 $16,803,031 $17,908,833
                         ===========  =========== =========== =========== =========== ===========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits................ $ 9,543,338  $ 9,356,909 $ 8,723,976 $ 8,734,880 $10,919,806 $11,615,529
Securities sold under
 agreements to
 repurchase.............     817,374      768,682     758,050   2,695,176   2,306,274   3,064,995
Borrowings from the
 FHLB...................   4,324,000    4,788,000   3,838,000   3,495,000   2,443,428   2,192,272
Other borrowings........          76       10,782      10,599      28,883      96,890     141,971
Other liabilities.......     261,257      281,812     168,488     148,460     158,419     233,779
Stockholders' equity....   1,083,071    1,012,074     957,451     941,847     878,214     660,287
                         -----------  ----------- ----------- ----------- ----------- -----------
                         $16,029,116  $16,218,259 $14,456,564 $16,044,246 $16,803,031 $17,908,833
                         ===========  =========== =========== =========== =========== ===========
Common shares
 outstanding............      51,023       50,349      46,730      40,720      37,737         (2)
Book value per common
 share(1)............... $     18.96  $     17.81 $     17.37 $     18.19 $     17.24         (2)
Tangible book value per
 common share(1)........ $     17.11  $     15.83 $     16.11 $     16.63 $     10.89         (2)

--------
(1) Calculated net of Golden State Preferred Stock at its liquidation value.
(2) Prior to Glendale Federal's comprehensive recapitalization on September 17, 1993.

                           GOLDEN STATE BANCORP INC.
                       CONSOLIDATED SUMMARY OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          SIX MONTHS ENDED
                            DECEMBER 31,                      YEARS ENDED JUNE 30,
                          ------------------  ---------------------------------------------------------
                            1997      1996       1997        1996        1995       1994        1993
                          --------  --------  ----------  ----------  ----------  ---------  ----------
Interest income.........  $576,319  $528,254  $1,072,956  $1,080,035  $1,086,658  $ 989,945  $1,134,310
Interest expense........   363,494   345,659     693,972     746,970     768,939    678,664     774,997
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Net interest income...   212,825   182,595     378,984     333,065     317,719    311,281     359,313
Provision for loan
 losses.................     1,994    15,183      25,204      40,350      66,150    139,726     251,261
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Net interest income
   after provision for
   loan losses..........   210,831   167,412     353,780     292,715     251,569    171,555     108,052
Other income:
 Fee income.............    49,719    43,548      90,696      69,977      69,311     60,513      58,051
 Gain (loss) on sale of
  loans, net............      (191)     (119)       (291)       (690)        146        665       3,147
 Gain (loss) on sale of
  mortgage-backed
  securities, net.......       132    (1,446)     (1,804)    (34,222)    (11,725)     1,099      29,258
 Gain on sale of banking
  operations............       --        --          --          --       73,713        --          --
 Other income (loss),
  net...................     1,433       278          62        (707)      3,001     (1,936)     (3,461)
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Total other income....    51,093    42,261      88,663      34,358     134,446     60,341      86,995
Other expenses:
 Compensation and
  employee benefits.....    65,517    55,095     114,270     101,502     105,218    126,037     123,388
 Occupancy expense,
  net...................    17,328    15,637      31,777      29,698      31,433     37,691      39,535
 Regulatory insurance...     3,828    11,196      16,317      27,491      29,077     38,233      34,881
 Advertising and
  promotion.............    11,382    13,090      24,416      24,798      18,855     16,285      11,078
 Furniture, fixtures and
  equipment.............     6,969     5,905      12,585      11,605      14,559     24,793      29,585
 Stationery, supplies
  and postage...........     6,735     5,467      11,628      10,158       9,065     11,174      11,221
 Other general and
  administrative
  expenses..............    31,748    25,653      52,231      41,683      35,265     37,449      30,440
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Total general and
   administrative
   expenses.............   143,507   132,043     263,224     246,935     243,472    291,662     280,128
 SAIF special
  assessment............       --     58,672      55,519         --          --         --          --
 Acquisition and
  restructuring costs...     2,487       --          --          --          --         --          --
 Legal expense--goodwill
  lawsuit...............     9,977     5,518      24,058       1,929         369        304       1,525
 Operations of real
  estate held for sale
  or investment.........      (710)      612         935       1,242         (31)     2,690      31,488
 Operations of real
  estate acquired in
  settlement of loans...     1,218     3,820       6,623       8,426      15,034     24,089      44,367
 Amortization of
  goodwill and other
  intangible assets.....     4,099     2,573       5,530       5,147       1,724      9,764      16,028
 Write-off of assets
  held for Florida
  disposition...........       --        --          --          --          --     136,209         --
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Total other expenses..   160,578   203,238     355,889     263,679     260,568    464,718     373,536
Earnings (loss) before
 income tax provision
 (benefit) and
 extraordinary items....   101,346     6,435      86,554      63,394     125,447   (232,822)   (178,489)
Income tax provision
 (benefit)..............    43,918     3,198      36,131      21,342      52,146    (10,171)    (39,299)
                          --------  --------  ----------  ----------  ----------  ---------  ----------
Earnings (loss) before
 extraordinary items....    57,428     3,237      50,423      42,052      73,301   (222,651)   (139,190)
Extraordinary items,
 net....................       --        --          --          --        1,755     14,092      58,344
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Net earnings (loss)...  $ 57,428  $  3,237  $   50,423  $   42,052  $   75,056  $(208,559) $  (80,846)
                          ========  ========  ==========  ==========  ==========  =========  ==========
Net earnings (loss)
 applicable to common
 shareholders:
 Net earnings (loss)....  $ 57,428  $  3,237  $   50,423  $   42,052  $   75,056  $(208,559) $  (80,846)
 Dividends declared on
  preferred stock.......    (5,055)   (5,786)    (10,841)    (16,156)    (17,668)   (13,759)        --
 Premium on exchange of
  preferred stock for
  common stock..........       --     (3,932)     (4,173)     (9,443)        --         --          --
                          --------  --------  ----------  ----------  ----------  ---------  ----------
                          $ 52,373  $ (6,481) $   35,409  $   16,453  $   57,388  $(222,318) $  (80,846)
                          ========  ========  ==========  ==========  ==========  =========  ==========
Earnings (loss) per
 share(1):
 Basic..................  $   1.03  $  (0.14) $     0.72  $     0.39  $     1.43  $   (6.10)        (2)
 Diluted................  $   0.82  $  (0.14) $     0.64  $     0.36  $     1.25  $   (6.10)        (2)
Weighted average shares
 outstanding:
 Common shares..........    50,612    47,976      49,095      42,185      40,243     36,469         (2)
 Common shares and
  dilutive potential
  common shares.........    69,988    47,976      55,169      45,946      60,039     36,469         (2)

--------
(1) Earnings per share have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."
(2) Prior to Glendale Federal's comprehensive recapitalization on September 17, 1993.

                              REDFED BANCORP INC.

                  CONSOLIDATED SUMMARY OF FINANCIAL CONDITION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              AS OF DECEMBER 31,
                                ----------------------------------------------
                                   1997      1996     1995     1994     1993
                                ---------- -------- -------- -------- --------
            ASSETS
Cash and cash equivalents...... $   34,200 $ 33,746 $ 30,985 $ 23,074 $ 28,022
Investment securities..........     21,604   34,695   41,655   38,899   55,101
Loans receivable, net..........    895,056  729,862  682,984  733,132  645,670
Mortgage-backed securities.....     15,975   43,547   52,116   79,971  109,982
Real estate held for sale or
 investment....................      1,372    1,372    1,698   10,228   12,582
Real estate acquired through
 foreclosure...................      4,758    5,800   24,560   31,041    9,429
Investment in capital stock of
 Federal Home Loan Bank........      9,115    6,486    6,914    8,561    6,623
Accrued interest receivable....      5,962    4,953    5,014    4,590    4,657
Property and equipment, net....     16,935   17,656   17,619   19,164   18,731
Other assets...................      4,777    4,387    8,269   12,193   26,049
                                ---------- -------- -------- -------- --------
                                $1,009,754 $882,504 $871,814 $960,853 $916,846
                                ========== ======== ======== ======== ========
 LIABILITIES AND STOCKHOLDERS'
            EQUITY
Deposits....................... $  844,619 $790,803 $776,528 $805,334 $835,134
FHLB advances..................     60,000      --       --       --       --
Other borrowings...............      4,418    4,418   31,133   80,085    8,845
Other liabilities..............     16,467   15,165   16,075   19,926   19,506
Stockholders' equity...........     84,250   72,118   48,078   55,508   53,361
                                ---------- -------- -------- -------- --------
                                $1,009,754 $882,504 $871,814 $960,853 $916,846
                                ========== ======== ======== ======== ========
Common shares outstanding......      7,200    7,058    3,961    3,977      (1)
Book value per common share.... $    11.70 $  10.22 $  12.14 $  13.96      (1)
Tangible book value per common
 share......................... $    11.66 $  10.21 $  12.14 $  13.96      (1)

--------
(1) RedFed was incorporated in October, 1993, to acquire all of the outstanding shares of Redlands Federal Bank as part of Redlands Federal Bank's conversion from a mutual savings bank to a stock chartered savings bank. Accordingly, book value per share information is not presented as of December 31, 1993 as RedFed had no shares issued or outstanding as of such date.

                              REDFED BANCORP INC.

                       CONSOLIDATED SUMMARY OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         YEARS ENDED DECEMBER 31,
                                 ----------------------------------------------
                                  1997    1996     1995      1994        1993
                                 ------- -------  -------  --------     -------
Interest income................  $66,508 $61,499  $64,224  $ 56,515     $59,436
Interest expense...............   36,731  33,038   38,366    29,869      30,869
                                 ------- -------  -------  --------     -------
 Net interest income...........   29,777  28,461   25,858    26,646      28,567
Provisions for loan losses.....    1,139   2,838    7,938    12,651      12,990
                                 ------- -------  -------  --------     -------
 Net interest income after
  provisions for loan losses...   28,638  25,623   17,920    13,995      15,577
Non-interest income:
 Letter of credit fees and
  other fee income ............    6,612   5,822    6,212     6,280       6,404
 Gain on sale of servicing ....      --      803      --        --          --
 Gain/(loss) on sale of loans,
  investments and mortgage-
  backed securities ...........       13      (4)   1,383      (486)        365
 Curtailment gain on
  retirement plan .............      --      --     3,390       --          --
 Other income..................      421     346      213       481         115
                                 ------- -------  -------  --------     -------
     Total non-interest
      income...................    7,046   6,967   11,198     6,275       6,884
Non-interest expense:
 Compensation and benefits.....   11,999  11,438   12,063    14,200      12,494
 Occupancy and equipment ......    7,122   7,038    6,831     7,816       6,973
 Federal deposit insurance
  premiums.....................    1,448   2,388    2,401     2,423       2,274
 Acquisition costs ............      397     --       --        --          --
 FDIC Special Assessment.......      --    5,421      --        --          --
 Other expense, net ...........    3,019   2,942    2,990     2,756       3,717
                                 ------- -------  -------  --------     -------
     Total general and
      administrative expense...   23,985  29,227   24,285    27,195      25,458
Real estate operations, net....    1,200   1,311   10,258     8,370       3,222
Provision for losses on letters
 of credit.....................      --    2,402    2,536     9,895         694
                                 ------- -------  -------  --------     -------
     Total non-interest ex-
      pense....................   25,185  32,940   37,079    45,460      29,374
Earnings (loss) before income
 taxes.........................   10,499    (350)  (7,961)  (25,190)     (6,913)
Income taxes (benefits)........       66       7      124     1,150      (3,669)
                                 ------- -------  -------  --------     -------
 Earnings (loss) before
  cumulative effect of change
  in accounting principle .....   10,433    (357)  (8,085)  (26,340)     (3,244)
 Cumulative effect of change
  in accounting principle......      --      --       --        --          --
                                 ------- -------  -------  --------     -------
     Net earnings (loss).......  $10,433 $  (357) $(8,085) $(26,340)    $(3,244)
                                 ======= =======  =======  ========     =======
Earnings (loss) per share(1):
 Basic.........................  $  1.46 $ (0.07) $ (2.04) $  (6.14)(2)     (3)
 Diluted.......................  $  1.41 $ (0.07) $ (2.04) $  (6.14)(2)     (3)
Weighted average shares
 outstanding:
 Common shares.................    7,141   5,146    3,955     3,977         (3)
 Common shares and dilutive
  potential common shares......    7,426   5,146    3,955     3,977         (3)

--------
(1) Earnings per share have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."
(2) Calculated on net loss of $24.4 million for the period April 7, 1994 (the date of RedFed's initial public offering) through December 31, 1994.
(3) RedFed was incorporated in October, 1993, to acquire all of the outstanding shares of Redlands Federal Bank as part of Redlands Federal Bank's conversion from a mutual savings bank to a stock chartered savings bank. Accordingly, earnings per share information is not presented for the year ended December 31, 1993 as RedFed had no shares issued or outstanding during that period.

                          CENFED FINANCIAL CORPORATION

                  CONSOLIDATED SUMMARY OF FINANCIAL CONDITION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           AS OF DECEMBER 31,
                         ------------------------------------------------------
                            1997       1996       1995       1994       1993
                         ---------- ---------- ---------- ---------- ----------
         ASSETS
Cash and amounts due
 from banks............. $   24,947 $   17,441 $   21,928 $   22,560 $   15,823
Federal funds sold......      2,000      7,500      7,288      1,394        394
Investment securities...    189,799    161,719    133,778    114,631    111,639
Loans held for
 investment and for
 sale, net..............  1,525,558  1,500,958  1,592,277  1,327,269    941,245
Mortgage-backed
 securities.............    417,393    442,015    341,288    315,753    375,905
Real estate held for
 sale or investment.....        204        202      5,410      4,891      5,530
Real estate acquired in
 settlement of loans....      4,004     10,466      6,236      9,826      3,907
Deferred income taxes...      3,558      6,201      3,818     11,990        --
Accrued interest
 receivable.............     15,700     14,685     14,894     11,669      8,272
Goodwill and other
 intangible assets......        203        205        248        701      3,745
Other assets............     24,107     23,255     28,074     28,999     22,394
                         ---------- ---------- ---------- ---------- ----------
                         $2,207,473 $2,184,647 $2,155,239 $1,849,683 $1,488,854
                         ========== ========== ========== ========== ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Customer deposit
 accounts............... $1,551,240 $1,558,470 $1,551,329 $1,310,505 $1,040,181
Securities sold under
 agreements to
 repurchase.............     74,488    130,639    150,052    147,412     94,277
Borrowings from the
 FHLB...................    413,500    349,479    300,500    265,700    252,500
Other borrowings........     17,750     17,750     22,800     23,000      7,881
Other liabilities.......     14,889     14,491     26,006     11,845      7,509
Stockholders' equity....    135,606    113,818    104,552     91,221     86,506
                         ---------- ---------- ---------- ---------- ----------
                         $2,207,473 $2,184,647 $2,155,239 $1,849,683 $1,488,854
                         ========== ========== ========== ========== ==========
Common shares
 outstanding(1) ........      6,006      5,670      5,515      5,401      5,004
Book value per common
 share(1) .............. $    22.58 $    20.07 $    18.96 $    16.89 $    17.29
Tangible book value per
 common share(1)........ $    22.54 $    20.04 $    18.91 $    16.76 $    16.54

--------
(1) Gives effect to a stock split in April 1993 and stock dividends declared in April 1996 and April 1997.

                          CENFED FINANCIAL CORPORATION

                       CONSOLIDATED SUMMARY OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        YEARS ENDED DECEMBER 31,
                               ----------------------------------------------
                                 1997      1996      1995     1994     1993
                               --------  --------  --------  -------  -------
Interest income............... $164,410  $157,083  $136,449  $99,137  $86,488
Interest expense..............  113,179   105,924    97,964   60,141   47,145
                               --------  --------  --------  -------  -------
     Net interest income......   51,231    51,159    38,485   38,996   39,343
Provision for loan losses.....    6,000     8,050     2,900    2,300    4,075
                               --------  --------  --------  -------  -------
     Net interest income after
      provisions for loan
      losses..................   45,231    43,109    35,585   36,696   35,268
Non-interest income:
 Loan servicing fees..........    3,652     3,940     3,977    3,421    2,970
 Customer deposit account
  fees........................    1,946     1,947     1,921    2,044    2,143
 Gain on sale of investment
  securities and MBS..........    2,029     1,124        82    1,307       90
 Gain (loss) on sale of
  loans.......................        3        40       101      (25)   1,122
 Gain (loss) from real estate
  operations..................   (1,545)    3,288      (682)  (1,417)  (3,221)
 Commissions from sales of
  investment products.........    1,694     1,721     1,226    1,705    1,164
 Other income.................      828       573       629      328      401
                               --------  --------  --------  -------  -------
     Total non-interest
      income..................    8,607    12,633     7,254    7,363    4,669
Operating expenses:
 Compensation and employee
  benefits....................   17,451    16,272    17,078   14,923   12,028
 Net occupancy................    5,755     6,187     5,288    5,294    3,574
 Deposit insurance premiums...      985     3,329     3,149    2,740    1,703
 Savings Association
  Insurance Fund
  recapitalization premium....      --      9,106       --       --       --
 Data and check processing....    1,367     1,549     1,707    2,056    1,822
 Advertising and marketing....      719       942       820      973      653
 Intangible amortization......        3        62       (46)     922      359
 Other expenses...............    6,760     6,620     5,155    5,161    5,388
                               --------  --------  --------  -------  -------
     Total operating
      expenses................   33,040    44,067    33,151   32,069   25,527
Earnings before income tax
 provision (benefit) and
 extraordinary items..........   20,798    11,675     9,688   11,990   14,410
     Income tax provision
      (benefit)...............    7,008       (27)    2,491    2,992    5,802
                               --------  --------  --------  -------  -------
     Earnings before extraor-
      dinary items............   13,790    11,702     7,197    8,998    8,608
Extraordinary items, net......      --       (364)      --       --       --
                               --------  --------  --------  -------  -------
     Net earnings............. $ 13,790  $ 11,338  $  7,197  $ 8,998  $ 8,608
                               ========  ========  ========  =======  =======
Earnings per share(1):
 Basic........................ $   2.37  $   2.03  $   1.32  $  1.73  $  1.72
 Diluted...................... $   2.27  $   1.92  $   1.26  $  1.66  $  1.66
Weighted average shares
 outstanding:
 Common shares................    5,807     5,574     5,455    5,189    4,998
 Common shares and dilutive
  potential common shares.....    6,074     5,897     5,730    5,431    5,188

--------
(1) Earnings per share have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                        GOLDEN STATE, REDFED AND CENFED

                     UNAUDITED PRO FORMA CONDENSED COMBINED

                        STATEMENT OF FINANCIAL CONDITION

                            AS OF DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              ASSETS
Cash and amounts due from banks(1)................................. $   172,577
Federal funds sold and assets purchased under resale agreements....     522,736
Other investments..................................................     215,622
Loans receivable, net..............................................  14,150,689
Mortgage-backed securities, net....................................   2,757,311
Real estate held for sale or investment............................       7,900
Real estate acquired in settlement of loans........................      54,081
Investment in capital stock of FHLB, at cost.......................     299,822
Mortgage servicing assets..........................................     272,370
Goodwill and other intangible assets...............................     244,625
Other assets.......................................................     526,903
                                                                    -----------
                                                                    $19,224,636
                                                                    ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits........................................................... $11,940,851
Securities sold under agreements to repurchase.....................     891,516
Borrowing from the FHLB............................................   4,795,682
Other borrowings...................................................      23,744
Other liabilities..................................................     286,085
Stockholders' equity(1)............................................   1,286,758
                                                                    -----------
                                                                    $19,224,636
                                                                    ===========
Common shares outstanding(1).......................................      58,343
Book value per common share(2) .................................... $     20.07
Tangible book value per common share(2)............................ $     15.88

--------
(1) Calculated net of an expected repurchase by Golden State of shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the Merger at an estimated cost of $158.0 million.

(2) Calculated net of Golden State Preferred Stock at its liquidation value of $115,550.

                       GOLDEN STATE, REDFED AND CENFED(1)

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 SIX MONTHS ENDED   YEAR ENDED
                                                 DECEMBER 31, 1997 JUNE 30, 1997
                                                 ----------------- -------------
Interest income................................      $694,405       $1,297,553
Interest expense...............................       440,725          836,846
                                                     --------       ----------
  Net interest income..........................       253,680          460,707
Provision for loan losses......................         4,616           33,481
                                                     --------       ----------
  Net interest income after provision for loan
   losses......................................       249,064          427,226
Other income:
 Fee income....................................        56,519          103,490
 Loss on sale of loans, net....................          (190)            (182)
 Gain on sale of mortgage-backed securities,
  net..........................................           325               57
 Other income, net.............................         2,120              397
                                                     --------       ----------
  Total other income...........................        58,774          103,762
Other expenses:
 Compensation and employee benefits............        81,002          143,189
 Occupancy expense, net........................        20,272           37,658
 Regulatory insurance..........................         4,685           20,614
 Advertising and promotion.....................        12,307           25,784
 Furniture, fixtures and equipment.............        10,255           19,201
 Other general and administrative expenses.....        44,124           74,339
                                                     --------       ----------
  Total general and administrative expenses....       172,645          320,785
 SAIF special assessment.......................           --            70,046
 Legal expense--goodwill lawsuit...............         9,977           24,058
 Acquisition and restructuring costs...........         2,487              --
 Operations of real estate held for sale or
  investment...................................          (736)           1,139
 Operations of real estate acquired in
  settlement of loans..........................         2,571            9,816
 Amortization of goodwill and other intangible
  assets.......................................         9,101           15,546
                                                     --------       ----------
  Total other expenses.........................       196,045          441,390
Earnings before income tax provision...........       111,793           89,598
Income tax provision...........................        47,187           35,541
                                                     --------       ----------
  Net earnings.................................      $ 64,606       $   54,057
                                                     ========       ==========
Net earnings applicable to common shareholders:
 Net earnings..................................      $ 64,606       $   54,057
 Dividends declared on preferred stock.........        (5,055)         (10,841)
 Premium on exchange of preferred stock for
  common stock.................................           --            (4,173)
                                                     --------       ----------
                                                     $ 59,551       $   39,043
                                                     ========       ==========
Earnings per share:
 Basic(2)......................................      $   1.03       $     0.69
 Diluted(2)....................................      $   0.84       $     0.62
Weighted average shares outstanding:
 Common shares.................................        57,932           56,415
 Common shares and dilutive potential common
  shares.......................................        77,308           62,489

--------
(1) The selected unaudited pro forma financial data combines the financial information of Golden State for the six months ended December 31, 1997, with the financial information of RedFed and CENFED for the six months ended December 31, 1997 and the financial data of Golden State for the year ended June 30, 1997 with the financial data of RedFed and CENFED for the twelve month period ended June 30, 1997.

(2) Golden State expects to repurchase shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. For pro forma presentation purposes, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased at the beginning of each period presented for an aggregate amount of $158.0 million. As a result of the use of cash in such repurchase, pro forma net income for the six months ended December 31, 1997 and the year ended June 30, 1997 would be reduced by approximately $2.6 million and $5.2 million, respectively, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted earnings per share, after giving effect to such repurchase, would be $0.98 and $0.80, respectively, for the six months ended December 31, 1997, and $0.60 and $0.54, respectively, for the year ended June 30, 1997.

                                      FNPH

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                 (IN THOUSANDS)

                                              AS OF DECEMBER 31,
                          ----------------------------------------------------------
                             1997        1996        1995        1994        1993
                          ----------- ----------- ----------- ----------- ----------
         ASSETS
Cash and amounts due
 from banks.............  $   350,214 $   135,534 $   154,758 $   149,564 $    1,848
Interest-bearing
 deposits in other
 banks..................       36,164      20,619      32,778      39,219     42,156
Short-term investment
 securities.............       25,933     113,716     125,035         --         --
                          ----------- ----------- ----------- ----------- ----------
 Cash and cash
  equivalents...........      412,311     269,869     312,571     188,783     44,004
Securities available for
 sale, at fair value....      813,085     542,019     348,561      45,000        --
Securities held to
 maturity...............       58,299       4,272       1,455     411,859     15,118
Mortgage-backed
 securities available
 for sale, at fair
 value..................    5,076,598   1,598,652   1,477,514         --         --
Mortgage-backed
 securities held to
 maturity...............    1,337,877   1,621,662   1,524,488   3,153,812    341,224
Loans held for sale,
 net....................    1,483,466     825,316   1,203,412      26,354      4,687
Loans receivable, net...   19,424,410  10,212,583   8,829,974   9,966,886     29,244
Receivables from FSLIC
 Resolution Fund, net...          --          --          --          --      16,450
Covered assets..........          --          --       39,349     311,603    592,593
Investment in Federal
 Home Loan Bank System..      468,191     220,962     109,943     128,557     41,996
Office premises and
 equipment, net.........      159,349     100,164      93,509      76,523      3,272
Foreclosed real estate,
 net....................       76,997      51,987      48,535      37,369        399
Accrued interest
 receivable.............      188,203     106,034     100,604      87,706      2,104
Intangible assets.......      675,927     140,564      18,606      12,217        --
Mortgage servicing
 rights.................      536,703     423,692     241,355      86,840        --
Other assets............      650,740     517,297     316,905     150,050     34,131
                          ----------- ----------- ----------- ----------- ----------
                          $31,362,156 $16,635,073 $14,666,781 $14,683,559 $1,125,222
                          =========== =========== =========== =========== ==========
  LIABILITIES, MINORITY
  INTEREST AND
  STOCKHOLDER'S EQUITY
Deposits................  $16,202,605 $ 8,501,883 $10,241,628 $ 9,196,656 $  431,778
Securities sold under
 agreements to
 repurchase.............    1,842,442   1,583,387     969,510   1,883,490    119,144
Other borrowings........   11,232,530   5,364,894   2,392,862   2,808,979    440,792
Other liabilities.......      702,959     399,446     299,635     140,832     20,614
                          ----------- ----------- ----------- ----------- ----------
 Total liabilities......   29,980,536  15,849,610  13,903,635  14,029,957  1,012,328
                          ----------- ----------- ----------- ----------- ----------
Minority Interest.......    1,175,704     613,852     358,991     323,935        --
                          ----------- ----------- ----------- ----------- ----------
Stockholder's Equity:
 Common stock...........            1           1           1           1          1
 Additional paid-in
  capital...............          --          161     267,055     267,055     85,569
 Net unrealized holding
  gain on securities
  available for sale....       28,129      36,975      50,810       8,800        --
 Retained earnings
  (substantially
  restricted)...........      177,786     134,474      86,289      53,811     27,324
                          ----------- ----------- ----------- ----------- ----------
Stockholder's equity....      205,916     171,611     404,155     329,667    112,894
                          ----------- ----------- ----------- ----------- ----------
                          $31,362,156 $16,635,073 $14,666,781 $14,683,559 $1,125,222
                          =========== =========== =========== =========== ==========

--------
Per share information is not presented as FNPH is a closely held corporation.

                                      FNPH

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                       YEARS ENDED DECEMBER 31,
                          ------------------------------------------------------
                             1997        1996        1995       1994      1993
                          ----------  ----------  ----------  --------  -------- ---
Interest income.........  $2,102,700  $1,233,799  $1,075,845  $293,139  $ 95,264
Interest expense........   1,498,417     848,294     734,815   199,845    74,728
                          ----------  ----------  ----------  --------  --------
 Net interest income....     604,283     385,505     341,030    93,294    20,536
 Provision for loan
  losses................      79,800      39,600      37,000     6,226     1,402
                          ----------  ----------  ----------  --------  --------
 Net interest income
  after provision for
  loan losses...........     524,483     345,905     304,030    87,068    19,134
                          ----------  ----------  ----------  --------  --------
Noninterest income:
 Loan servicing fees,
  net...................     143,919     123,887      70,265    10,042    11,731
 Customer banking fees
  and service charges...     100,048      45,044      47,493    10,595       --
 Management fees........       6,211       9,694      15,141    13,121       --
 Gain on sales of assets
  and deposits..........      38,230      38,118         173         6    24,373
 Gain on sale of
  branches..............       3,569     363,342         --        --    140,877
 Gain (loss) on sales of
  loans, net............      24,721      17,802         (26)     (158)      --
 Gain from termination
  of Assistance
  Agreement.............         --       25,632         --        --        --
 Dividends on FHLB
  stock.................      24,790      11,670       6,546       --        --
 Other income...........      22,996      18,189      11,381     7,552    13,895
                          ----------  ----------  ----------  --------  --------
 Total noninterest
  income................     364,484     653,378     150,973    41,158   190,876
                          ----------  ----------  ----------  --------  --------
Noninterest expense:
 Compensation and
  employee benefits.....     256,448     204,818     154,288    48,846    24,951
 Occupancy and
  equipment.............      81,914      51,936      49,897    12,247     5,343
 Data processing........      12,402      10,491       9,787     2,888     3,739
 Savings Association
  Insurance Fund deposit
  insurance premium.....      10,680      81,149      22,262     6,813     3,259
 Marketing..............      20,186      10,908      10,810     3,385       --
 Professional fees......      48,771      18,986      11,202     2,622       --
 Loan expense...........      60,437      31,282      12,431     1,132       --
 Foreclosed real estate
  operations, net.......      (3,304)     (7,390)       (927)     (528)      --
 Amortization of core
  deposit and other
  intangible assets.....      49,153       9,445       1,474       222       468
 Other..................     113,882      80,111      61,329    18,671    25,632
                          ----------  ----------  ----------  --------  --------
 Total noninterest
  expense...............     650,569     491,736     332,553    96,298    63,392
                          ----------  ----------  ----------  --------  --------
Income before income
 taxes, extraordinary
 item and minority
 interest...............     238,398     507,547     122,450    31,928   146,618
Income tax expense
 (benefit)..............      41,315     (75,807)    (57,185)    2,558     2,500
                          ----------  ----------  ----------  --------  --------
Income before
 extraordinary item and
 minority interest......     197,083     583,354     179,635    29,370   144,118
Extraordinary items--
 (loss) gain on early
 extinguishment of
 debt, net..............         --       (1,586)      1,967     1,376       --
                          ----------  ----------  ----------  --------  --------
Income before minority
 interest...............     197,083     581,768     181,602    30,746   144,118
Minority interest.......     131,851     161,191      59,138     4,259       --
                          ----------  ----------  ----------  --------  --------
 Net income.............  $   65,232  $  420,577  $  122,464  $ 26,487  $144,118
                          ==========  ==========  ==========  ========  ========

--------
Earnings per share data are not presented as FNPH is a closely held corporation.

 Summary Unaudited Pro Forma Condensed Combined Financial Statements

  The following sets forth certain unaudited pro forma condensed combined financial statements for Golden State after giving effect to the Merger, the CENFED Merger, and the California Federal Merger, as if the Merger, the CENFED Merger, and the California Federal Merger each had occurred on December 31, 1997 in the case of the statement of financial condition, and at the beginning of each of the periods presented in the case of the statements of operations. See "THE MERGER--Parties to the Merger--Golden State." In addition, the unaudited pro forma condensed statement of operations for the year ended June 30, 1997 gives effect to the Other Pro Forma Events. This information should be read in conjunction with the historical consolidated financial statements of Golden State (and its predecessor, Glendale Federal), RedFed, CENFED, and FNPH, including the notes thereto, incorporated herein by reference. Financial statement data for RedFed, CENFED, and FNPH included herein are derived solely from each of RedFed's, CENFED's, and FNPH's unaudited financial statements. Golden State financial statement data as of December 31, 1997 and for the six-month period ended December 31, 1997 have been derived from unaudited financial statements. Golden State financial statement data for the year ended June 30, 1997 have been derived from the audited historical financial statements which are incorporated by reference herein. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION GIVING EFFECT TO THE MERGER, THE CENFED MERGER AND THE CALIFORNIA FEDERAL
                                     MERGER
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   AS OF
                                                             DECEMBER 31, 1997
                                                             -----------------
                           ASSETS
Cash and amounts due from banks.............................    $   522,791
Federal funds sold and assets purchased under resale
 agreements.................................................        557,436
Other investments...........................................      1,114,403
Loans receivable, net.......................................     35,077,354
Mortgage-backed securities, net.............................      9,215,897
Real estate held for sale or investment.....................          7,900
Real estate acquired in settlement of loans.................        131,078
Investment in capital stock of FHLB, at cost................        768,013
Mortgage servicing assets...................................        831,773
Goodwill and other intangible assets........................      1,900,890
Other assets................................................      1,751,395
                                                                -----------
                                                                $51,878,930
                                                                ===========
  LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Deposits....................................................    $28,143,456
Securities sold under agreements to repurchase..............      2,733,958
Borrowings from the FHLB....................................     14,337,294
Other borrowings............................................      1,714,662
Other liabilities...........................................      1,516,044
Minority interest...........................................      1,012,136
Stockholders' equity........................................      2,421,380
                                                                -----------
                                                                $51,878,930
                                                                ===========
Common shares outstanding...................................        114,271
Book value per common share.................................    $     20.18
Tangible book value per common share........................    $      3.54

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS GIVING EFFECT TO THE MERGER, THE CENFED MERGER AND THE CALIFORNIA FEDERAL
                                     MERGER
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                 SIX MONTHS ENDED   YEAR ENDED
                                                 DECEMBER 31, 1997 JUNE 30, 1997
                                                 ----------------- -------------
Interest income................................     $1,759,798      $3,420,800
Interest expense...............................      1,204,279       2,342,465
                                                    ----------      ----------
    Net interest income........................        555,519       1,078,335
Provision for loan losses......................         44,516         114,081
                                                    ----------      ----------
    Net interest income after provision for
     loan losses...............................        511,003         964,254
Other income:
  Fee income...................................        177,052         336,476
  Gain (loss) on sale of loans, net............           (190)            218
  Gain on sale of mortgage-backed securities,
   net.........................................            325           1,157
  Other income, net............................         70,151         128,841
                                                    ----------      ----------
    Total other income.........................        247,338         466,692
Other expenses:
  Compensation and employee benefits...........        209,948         399,755
  Occupancy expense, net.......................         61,342         123,516
  Regulatory insurance.........................          9,915         105,729
  Advertising and promotion....................         24,809          39,650
  Furniture, fixtures and equipment............         10,255          19,201
  Other general and administrative expenses....        159,466         226,896
                                                    ----------      ----------
    Total general and administrative expenses..        475,735         914,747
  Restructuring charges........................          2,487             --
  SAIF special assessment......................            --          188,246
  Legal expense-goodwill lawsuit...............          9,977          24,058
  Operations of real estate held for sale or
   investment..................................           (736)          1,139
  Operations of real estate acquired in
   settlement of loans.........................            124           6,479
  Amortization of goodwill and other intangible
   assets......................................         66,337         128,738
                                                    ----------      ----------
    Total other expenses.......................        553,924       1,263,407
Earnings before income tax provision...........        204,417         167,539
Income tax provision...........................        110,128         115,817
                                                    ----------      ----------
Earnings before minority interest and
 extraordinary items...........................         94,289          51,722
Minority interest..............................         44,233          93,360
Extraordinary items, net.......................            --           (1,586)
                                                    ----------      ----------
    Net earnings (loss)........................     $   50,056      $  (43,224)
                                                    ==========      ==========
Net earnings applicable to common shareholders:
  Net earnings (loss)..........................     $   50,056      $  (43,224)
  Dividends declared on preferred stock........         (5,055)        (10,841)
  Premium on exchange of preferred stock for
   common stock................................            --           (4,173)
                                                    ----------      ----------
                                                    $   45,001      $  (58,238)
                                                    ==========      ==========
Earnings (loss) per share:
  Basic(1) ....................................     $     0.40      $    (0.52)
  Diluted(1)...................................           0.37           (0.52)
Weighted average shares outstanding:
  Common shares................................        113,860         112,343
  Common shares and dilutive potential common
   shares .....................................        121,730         112,343

-------
(1) Golden State expects to repurchase shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. For pro forma presentation purposes, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased at the beginning of each period presented for an aggregate amount of $158.0 million. As a result of the use of cash in such repurchase, pro forma net income for the six months ended December 31, 1997 and the year ended June 30, 1997 would be reduced by approximately $2.6 million and $5.2 million, respectively, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted earnings per share, after giving effect to such repurchase would be $0.37 and $0.35, respectively, for the six months ended December 31, 1997, and a loss per share of $(0.56) for the year ended June 30, 1997.

                                  THE MERGER

  THE FOLLOWING SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS SET FORTH AS APPENDIX A TO THIS PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.

GENERAL

  RedFed has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated November 30, 1997, with Golden State. Pursuant to the Merger Agreement, Golden State will acquire RedFed through the Merger (the "Merger" or the "RedFed Merger") of RedFed into a wholly-owned subsidiary of Golden State (referred to in the Merger Agreement as "Merger Sub"). As part of the Merger, the issued and outstanding shares of common stock of RedFed ("RedFed Common Stock") will be converted into shares of the common stock of Golden State ("Golden State Common Stock") having a value, determined on the basis of an average of the closing prices for Golden State Common Stock over a ten-day period preceding the completion of the Merger, equal to $20.75 per share of RedFed Common Stock.

  The following discussion provides further information concerning the Merger and its effects, the reasons why the RedFed Board is recommending that the stockholders of RedFed adopt and approve the Merger Agreement, the opinion of RedFed's financial advisor, NationsBanc Montgomery, that the consideration to be received by RedFed stockholders in the Merger was fair from a financial point of view, as of the date of such opinion, and other information that should be considered by RedFed stockholders in determining whether to approve the Merger Agreement. The following discussion is only a summary of the Merger Agreement and the other matters discussed and is qualified in its entirety by reference to the full Merger Agreement and opinion of NationsBanc Montgomery, both of which are attached as appendices hereto, as well as the reports, financial statements and other documents incorporated in this Proxy Statement/Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

PARTIES TO THE MERGER

 Golden State

  General. Golden State is the holding company for Glendale Federal, which is one of the largest savings institutions in the United States. Golden State had total consolidated assets of $16.0 billion, deposits of $9.5 billion and stockholders' equity of $1.1 billion at December 31, 1997. Glendale Federal's business consists primarily of attracting deposits from the public and originating and purchasing loans secured by mortgages on residential real estate as well as business and consumer loans. Glendale Federal derives its income primarily from the interest it charges on real estate, consumer and business loans and, to a lesser extent, from interest on investment securities, and fees received in connection with loan servicing, deposit services, and other customer services. Glendale Federal's major expenses are the interest it pays on deposits and on borrowings and general operating expenses. Glendale Federal's operations, like those of other depository institutions, are significantly influenced by general economic conditions, by the strength of the real estate market, by the monetary, fiscal and regulatory policies of the federal government and by the policies of financial institution regulatory authorities. Glendale Federal is subject to regulation and examination by the OTS and its customer deposits are insured by the SAIF of the FDIC. As a savings and loan holding company, Golden State is also subject to examination and limited regulation by the OTS.

  Golden State's goal is for Glendale Federal to be a full-service relationship-based community bank that is large enough to meet the business and consumer banking needs of the local California communities served by Glendale Federal without sacrificing its strong customer service philosophy. To achieve this goal, Glendale Federal began offering business banking products and services in fiscal year 1996 and has since built the customer base and expanded the variety of products and services offered in this program. In addition to internal growth, Glendale Federal acquired TransWorld Bancorp (which, as of the consummation of such acquisition, had approximately $378 million in assets and $335 million in deposits) and OneCentral Bank (which as of the consummation of such acquisition had approximately $74 million in assets and $68 million in deposits), both during fiscal 1997, thereby adding business banking accounts and relationships and nine banking offices to Glendale Federal's retail network. During fiscal 1996, Glendale Federal also expanded its consumer lending product offerings.

  The principal executive offices of Golden State are located at 414 North Central Avenue, Glendale, California 91203 and the telephone number of such offices is (818) 500-2000.

  California Federal Merger. On February 4, 1998, Golden State entered into the California Federal Merger Agreement. The California Federal Merger Agreement provides for the merger of FNPH with and into Golden State, with Golden State as the surviving corporation in the merger. The California Federal Merger Agreement also contemplates the merger of Glendale Federal into California Federal, with California Federal as the surviving federal savings bank in the merger. Based on information available as of the date of this Proxy Statement/Prospectus, the combined company resulting from the California Federal Merger is expected to have approximately $28 billion in total deposits and $52 billion in total assets (after giving pro forma effect to the Merger and the CENFED Merger).

  The terms of the California Federal Merger Agreement contemplate that, upon consummation of the merger, affiliates of MAF and Ford will in the aggregate own between 42% and 45% of the common stock of the combined company on a fully diluted basis, without giving effect to shares issuable pursuant to the Litigation Tracking Warrants (the exact amount depending upon the price of Golden State Common Stock during a specified period after distribution of the Litigation Tracking Warrants and preceding the consummation of the merger, adjusted to omit the 15% of the value of the potential recovery in the Goodwill Litigation not included for purposes of determining the number of shares of Golden State Common Stock issuable upon exercise of the Litigation Tracking Warrants). In addition, the California Federal Merger Agreement provides that, subject to the terms provided therein, Golden State will issue the Contingent Shares to affiliates of MAF and Ford after consummation of the California Federal Merger (in respect of the utilization by Golden State of certain tax benefits and the potential recovery in certain litigation, including a portion of any net recovery in the California Federal Goodwill Litigation). Due to the issuance of such Contingent Shares, affiliates of MAF and Ford may own a substantially higher percentage of the outstanding common stock of the surviving corporation in the California Federal Merger than they will be issued upon consummation of such merger.

  The number of Contingent Shares cannot be determined at the present time and also will not be determinable upon consummation of the California Federal Merger, as such number depends upon factors that are not or will not be subject to determination at such times. These factors include, among other things, the net value to the combined company of certain contingent assets and liabilities of Golden State and FNPH (including potential recoveries in the Goodwill Litigation, the California Federal Goodwill Litigation, the Other Litigation, potential tax benefits resulting from certain net operating loss carryforwards of the consolidated group of which FNPH is a part and other contingent tax assets and liabilities of Golden State and FNPH) and the market price of the common stock of the combined company at the times issuance of such Contingent Shares would be required under the California Federal Merger Agreement. Subject to the foregoing, assuming for illustrative purposes only a net after-tax recovery in the Goodwill Litigation of approximately
$550 million (based on the value of the California Federal Goodwill Litigation derived from the trading prices at the time of the execution of the California Federal Merger Agreement of the CALGZs and the CALGLs, adjusted to reflect the amount of supervisory goodwill reflected on Glendale Federal's balance sheet at the time FIRREA became effective, relative to that of California Federal), a net after-tax recovery in the California Federal Goodwill Litigation of approximately $440 million (based on the trading prices at the time of the execution of the California Federal Merger Agreement of the CALGZs and the CALGLs) and tax benefits resulting from the use of FNPH net operating loss carryforwards of approximately $350 million (based on net operating loss carryforwards of approximately $1 billion and an assumed federal tax rate of 35%), the number of Contingent Shares issuable under the California Federal Merger Agreement can be expected to result in an incremental increase in the percentage ownership of outstanding common stock of the combined company by affiliates of MAF and Ford of approximately 4.3 to 5.5 percentage points, assuming that during all relevant periods the market price of a share of common stock of the surviving corporation is between $35 and $45 per share. Due to the preliminary stage of the Other Litigation, no value has been ascribed thereto for these illustrative purposes. In addition to the variables that may affect the number of Contingent Shares, a number of additional variables, including without limitation other changes in the number of outstanding shares of the combined company, could affect the relative ownership of a stockholder of the combined company. Further, the timing of the issuance of the Contingent Shares is not presently ascertainable, and Contingent Shares with respect to the use by the combined company of FNPH net operating loss carryforwards, which will be subject to limitation under the Code in any particular tax year, may be issued over a substantial number of years.

  The foregoing estimates and assumptions, and the ownership percentages derived from them, are presented for illustrative purposes only and are not intended to represent the view of Golden State, its management or of any other person as to likely actual results or values or the appropriate amount of damages in the Goodwill Litigation, the California Federal Litigation or the Other Litigation, and there can be no assurance that the foregoing estimates and assumptions will prove to be accurate or that the actual number of Contingent Shares, and change in such percentage ownership, will not be substantially different than the estimate disclosed herein. The California Federal Merger Agreement, which is included as Exhibit 2.1 to Golden State's Current Report on Form 8-K, as amended by Amendment No. 1 thereto filed with the Commission on March 5, 1998, sets forth more detailed information concerning how such ownership percentages are expected to be calculated. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FORWARD-LOOKING STATEMENTS."

  In addition, the Board of Directors of FNPH will have the right to appoint two-thirds of the initial members of the Board of Directors of the combined company and it is expected that affiliates of FNPH, FNH and California Federal will generally be in a position to control the management of the combined company. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

  In connection with the execution of the California Federal Merger Agreement, Golden State, Glendale Federal, California Federal and Messrs. Trafton and Fink have entered into the Management Agreement which sets forth provisions regarding the manner in which the Goodwill Litigation will be managed and controlled from and after the consummation of the California Federal Merger. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

  Consummation of the California Federal Merger is subject to several conditions set forth in the California Federal Merger Agreement, including regulatory approval, adoption and approval of the California Federal Merger Agreement by the Golden State Stockholders and the distribution of the Litigation Tracking Warrants (see "--Proposed Distribution of Litigation Tracking Warrants"), and there can be no assurance as to when or if the California Federal Merger will be consummated.

  The description in this Proxy Statement/Prospectus of certain terms of the California Federal Merger Agreement and related documents is not intended to be complete and is qualified in its entirety by reference to the full text of such documents, which have been filed as exhibits to Golden State's Current Report on Form 8-K, dated as of February 4, 1998, as amended by Amendment No. 1 thereto filed with the Commission on March 5, 1998. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FORWARD-LOOKING STATEMENTS."

  Acquisition of CENFED. Golden State acquired CENFED Financial Corporation
("CENFED") on April   , 1998 pursuant to an Agreement and Plan of Merger
entered into between Golden State and CENFED as of August 17, 1997. CENFED was the holding company for CenFed Bank, a federally chartered savings bank that had 18 branches in Pasadena and in other locations in Los Angeles, Orange, Riverside and San Bernardino Counties in southern California. Pursuant to the CENFED Merger, Golden State issued 7,320,000 shares of Common Stock. At December 31, 1997, CENFED had total assets of $2.2 billion, deposits of $1.6 billion and stockholders' equity of $136 million.

  Proposed Distribution of Litigation Tracking Warrants. On April   , 1998,
Golden State stockholders approved certain necessary amendments to the Golden State Certificate of Incorporation that would permit the distribution of Litigation Tracking Warrants ("Litigation Tracking Warrants") to existing Golden State securityholders. The Litigation Tracking Warrants would entitle the holders thereof to receive upon the exercise thereof, in the aggregate, Golden State Common Stock in an amount equal to approximately 85% of net after-tax proceeds, if any, received by Glendale Federal in its litigation against the federal government seeking the recovery of damages as a result of the government's breach of contract with Glendale Federal regarding the regulatory treatment of goodwill. It is expected that the Litigation Tracking Warrants will be distributed prior to the completion of the Merger. RedFed Stockholders will not be entitled to receive Litigation Tracking Warrants with respect to the shares of Golden State Common Stock they receive in the Merger. See "DESCRIPTION OF GOLDEN STATE CAPITAL STOCK--Warrants to Purchase Common Stock--Litigation Tracking Warrants."

 RedFed

  RedFed was incorporated under Delaware law on October 18, 1993 for the purpose of becoming the holding company for Redlands Federal Bank in connection with Redlands Federal Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. RedFed is one of the three largest financial institutions headquartered in Southern California's Inland Empire Region which is comprised of Riverside and San Bernardino Counties. At December 31, 1997, RedFed had total assets of $1.0 billion, deposits of $845 million and stockholders' equity of $84 million. RedFed is primarily engaged in the business of attracting retail transactions and term deposits from the general public and using such deposits, together with borrowings and equity capital, to originate and purchase real estate loans, consumer loans, small business commercial loans, U.S. government and agency securities, and mortgage-backed securities. RedFed also has sold loans from its portfolio from time to time and offers insurance and securities brokerage services through a subsidiary of Redlands Federal Bank.

  RedFed is subject to examination and regulation as a savings and loan holding company by the OTS. Redlands Federal Bank is regulated by the FDIC and by the OTS and its customer deposits are insured by the SAIF of the FDIC. Redlands Federal Bank is also a member of the Federal Home Loan Bank of San Francisco. The RedFed Common Stock is traded on the Nasdaq National Market under the symbol REDF. At April 15, 1998, RedFed had approximately stockholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and outstanding shares of RedFed Common Stock.

  The principal executive offices of RedFed are located at 300 East State Street, Redlands, California 92373 and the telephone number at such offices is
(909) 793-2391.

 Merger Sub

  Merger Sub is a Delaware corporation that is a wholly-owned subsidiary of Golden State formed for the original purpose of acquiring CENFED. Merger Sub is not engaged in any significant business activity other than its ownership of stock of Glendale Federal. Its principal executive offices and telephone number are the same as those of Golden State.

BACKGROUND OF THE MERGER

  In the course of RedFed's business, the RedFed Board has periodically received presentations from management and from investment banking firms regarding RedFed's strategic direction and prospects, the valuation of publicly traded thrift institutions, and merger and acquisition activities of the thrift and commercial banking industries. In August 1996, RedFed retained NationsBanc Montgomery to provide financial advice on these subjects, among others, on a regular basis.

  In early August 1997, David Britt of KPMG Peat Marwick LLP contacted Anne Bacon, President and Chief Executive Officer of RedFed, and stated that one of KPMG Peat Marwick LLP's clients was interested in discussing the potential sale of RedFed to such client. Ms. Bacon expressed a willingness to talk to KPMG Peat Marwick LLP's client.

  Robert Trujillo, Executive Vice President and Director, Franchise Management and Sales of Golden State, contacted Ms. Bacon, identified himself as KPMG Peat Marwick LLP's client and scheduled a meeting with Ms. Bacon. On August 29, 1997, Mr. Trujillo and John Haynes, Executive Vice President and Chief Financial Officer of Golden State, met with Ms. Bacon to discuss the potential of an acquisition of RedFed by Golden State. At the meeting Golden State presented pricing information that assumed a pricing structure for an acquisition of RedFed similar to the pricing structure used by Golden State in its acquisition of CENFED, which had been announced the previous day, but did not indicate a specific price at which Golden State would be interested in combining with RedFed.

  At the regularly scheduled meeting of the RedFed Board held on August 26, 1997, Ms. Bacon informed the RedFed Board of the potential for a transaction with Golden State. The RedFed Board determined that management should continue exploratory discussions with Golden State. Ms. Bacon directed Alan Rothenberg of NationsBanc Montgomery to continue dialogue with Golden State and to point out the potential benefits of RedFed's tax net operating losses ("NOLs").

  On September 4, 1997, Ms. Bacon authorized Michael Davis of KPMG Peat Marwick LLP to discuss RedFed's NOL position with CS First Boston, Golden State's investment advisor, and to provide schedules of such NOLs to CS First Boston and Golden State.

  Mr. Rothenberg attended the regularly scheduled RedFed Board meeting on September 30, 1997 to discuss the competitive environment surrounding the thrift industry and to assess the continued management and economic and operating risks of running RedFed. On October 13, 1997 the RedFed Board had an informal workshop with Dr. Tom Parliament, President of Parliament Consulting Services, Inc., in which he discussed various strategic options for RedFed, including the possibility of being the target of an acquisition, participating in a merger of equals or remaining independent. The possibility of a transaction with Golden State was not discussed at the workshop, although Dr. Parliament was informed that RedFed was engaged in informal merger conversations with one or more financial institutions. Dr. Parliament discussed, among other things, the increasing competition from insurance companies and money center banks as well as the growth rates in returns on equity that the financial markets expect thrifts such as RedFed to achieve. Although Dr. Parliament concluded that a sale of RedFed was ultimately inevitable due to these competitive and stockholder pressures, he did not address any specific acquisition proposals or alternatives.

  On October 27, 1997, Ms. Bacon and Mr. Rothenberg met with Stephen J. Trafton, Chief Executive Officer of Golden State, and a representative of CS First Boston to discuss pricing for the proposed Merger and the timing of the proposed issuance of the Litigation Tracking Warrants by Golden State.

  On October 28, 1997, a preliminary non-binding indication of interest was delivered by Golden State to Mr. Rothenberg and Ms. Bacon that included an offer of $20.50 per share in Golden State common stock. Ms. Bacon updated the RedFed Board regarding the status of conversations with Golden State and asked Mr. Rothenberg to contact several other institutions regarding their interest in combining with RedFed.

  During the next several days Mr. Rothenberg spoke with representatives of several institutions identified by NationsBanc Montgomery, Ms. Bacon and the RedFed Board.

  On November 5, 1997, a special meeting of the RedFed Board was held to discuss the proposed transaction. Also in attendance were representatives of NationsBanc Montgomery and Gibson, Dunn & Crutcher LLP, special counsel to RedFed. NationsBanc Montgomery distributed materials prepared by NationsBanc Montgomery containing various financial analyses and other information regarding Golden State, the proposed transaction, and pro forma projections of Golden State following the proposed transaction. The RedFed Board and its advisors discussed merger transactions generally and the proposed transaction in particular, including the proposed pricing structure. Mr. Rothenberg reported on his exploratory contacts with other potential buyers. After consideration of the foregoing matters, the RedFed Board decided to continue price discussions with Golden State.

  During the following week Mr. Rothenberg and Ms. Bacon had several discussions with Golden State and their advisors relating to the pricing of the potential transaction.

  On November 12, 1997, a special meeting of the RedFed Board was held to discuss the proposed transaction. Also participating via telephone were representatives of NationsBanc Montgomery and Gibson, Dunn & Crutcher LLP. The progress of the ongoing discussions with Golden State was discussed with the RedFed Board. The RedFed Board voted to allow Golden State to conduct a due diligence review of RedFed.

  On November 13, 1997, RedFed and Golden State entered into mutual confidentiality agreements to facilitate due diligence.

  Golden State began its due diligence review of RedFed on November 14, 1997.

  On November 19, 1997, Ms. Bacon and other representatives of RedFed, accompanied by advisors from NationsBanc Montgomery and Gibson, Dunn & Crutcher LLP, conducted due diligence at Golden State's headquarters in Glendale, California.

  On November 25, 1997, Golden State informed Mr. Rothenberg and Ms. Bacon of its decision to increase the price offered to an effective $20.75 per share, based upon a final full share count.

  RedFed's regularly scheduled board meeting was held on November 25, 1997. A draft of the Merger Agreement, which had been previously distributed to the directors, was discussed at the meeting. In addition, the RedFed Board and its advisors discussed in detail the negotiations leading up to Golden State's decision to increase its price offer to an effective $20.75 per share. NationsBanc Montgomery delivered its oral opinion that the consideration to be received by RedFed stockholders in Golden State's revised proposal was fair from a financial point of view. Management and its advisors were directed to continue negotiations.

  On November 30, 1997, at a special meeting of the RedFed Board, (i) the management of RedFed reported the financial and structural terms of the proposed merger with Golden State, (ii) RedFed's legal counsel presented to the RedFed Board the proposed final terms of the Merger Agreement, (iii) NationsBanc Montgomery delivered its written opinion that, as of such date, the consideration to be received by the RedFed stockholders was fair, from a financial point of view, to such stockholders, and (iv) the RedFed Board approved the Merger Agreement and the consummation of the Merger by a vote of six to one, with Director Wiens casting the sole vote against the approval of the Merger Agreement and the consummation of the Merger.

  On November 30, 1997, following the meeting of the RedFed Board, the duly authorized representatives of the parties executed the Merger Agreement.

  On December 1, 1997, RedFed and Golden State issued a joint news release announcing the Merger.

REASON FOR THE MERGER AND RECOMMENDATION OF REDFED BOARD OF DIRECTORS

  The RedFed Board has determined that the terms of the Merger Agreement are fair to and in the best interests of RedFed and the RedFed stockholders. In reaching this determination, the RedFed Board consulted with its financial advisor, NationsBanc Montgomery, with respect to, among other things, the fairness from a financial point of view of the Exchange Ratio for determining the consideration to be received by RedFed stockholders in the Merger. The RedFed Board also discussed with RedFed's senior management a variety of matters relating to RedFed's business and prospects including, among other things, operational and competitive matters, together with considerations such as the risks that might be entailed in making significant acquisitions or entering new lines of business in the future. The RedFed Board also considered advice received from RedFed's legal counsel, Gibson, Dunn & Crutcher LLP, concerning various legal and regulatory matters relevant to its consideration of the proposed transaction.

  In reaching its determination to approve the Merger Agreement described in this proxy statement, the RedFed Board considered the following factors that it deemed material:

    (i) Fairness of Consideration. Based on historical and anticipated trading ranges for Golden State Common Stock, the RedFed Board was of the view that the implied value of the consideration to be received by RedFed stockholders represented a fair multiple of RedFed's per share book value and earnings. In its consideration of these factors, the RedFed Board received detailed presentations from NationsBanc Montgomery regarding current and historical trading prices for the stocks of RedFed, Golden State and other thrift institutions and holding companies, together with additional information and analyses regarding the consideration paid in comparable acquisition transactions. The Board further considered NationsBanc Montgomery's oral and written opinions delivered to the RedFed Board on November 25, 1997 and November 30, 1997, respectively, that, based on the analyses that NationsBanc Montgomery had conducted and discussed with the RedFed Board, the consideration to be received by holders of RedFed Common Stock pursuant to the Merger was fair to such stockholders from a financial point of view, as of the date of such opinion. For a further discussion of the NationsBanc Montgomery opinion and analyses, including the scope thereof and the limitations thereon, see "--Opinion of RedFed's Financial Advisor."

    (ii) RedFed's Business Plan. The RedFed Board considered RedFed's prospects for growth and expansion of the products and services it offers and possible acquisition opportunities. The RedFed Board considered management's view that RedFed would have to expand its products and services significantly while simultaneously seeking acquisition opportunities if it wished to continue to grow and that such strategies could entail significant risk. The RedFed Board also considered the increasingly competitive environment in which RedFed operates, including the likelihood that new entrants will adversely affect deposit pricing, and RedFed's relative size and market share in the markets it serves.

    (iii) Benefits of the Combination. The RedFed Board considered the prospect that combining with Golden State would enable RedFed's business lines to make a favorable contribution to the combined entity. The RedFed Board believed that Golden State's strategic emphasis on small businesses and consumers is compatible with RedFed's own strategic emphasis and that, following a combination, a wider array of products and services will be made available to RedFed's customers. The RedFed Board anticipated that the Merger would provide opportunities for RedFed's customer relationships to deepen as these customers availed themselves of the additional products and services that Golden State offers. All of these factors led RedFed's Board to conclude that Golden State was in a position to further advance the franchise that RedFed has built.

    (iv) Golden State Financial Condition and Operations. The RedFed Board considered the business and financial condition of Golden State and its profitability and asset quality. The RedFed Board also considered the benefits to the combined entity from a dramatic growth in Golden State's presence in Riverside and San Bernardino counties. The RedFed Board further considered the reputation and business practices of Golden State and its management as they would affect the employees of RedFed. The RedFed Board considered management's assessment of the Golden State business plan noting that Golden State's business plan was very similar to RedFed's in terms of targeted customers and product emphasis, and that the proposed combination would result in the closure of few, if any, RedFed branches. Also, the results of the due diligence investigations conducted by RedFed's management and NationsBanc Montgomery were considered by the RedFed Board. The RedFed Board further considered the potential impact on stockholder value of Golden State's goodwill litigation against the United States Government and the uncertainties relating thereto, including the status of the proposed Litigation Tracking Warrants.

    (v) RedFed Prospects. The RedFed Board considered the potential effect on stockholder value of RedFed's continuing as an independent entity as compared with the effect on RedFed Stock value of combining with Golden State, in light of the belief of the RedFed Board and management that the Merger offered the most attractive currently available terms and consideration for RedFed stockholders and the risks that similar opportunities may not be available in the future.

    (vi) Terms and Tax-Free Nature of Transaction. The RedFed Board considered the terms of the Merger Agreement including the following: (i) the tax consequences were expected to be favorable to

  RedFed Stockholders, (ii) the fact that RedFed Stockholders would receive Golden State Common Stock pursuant to the Merger, which would permit RedFed shareholders to continue to participate in the business of the combined entity or to sell their shares for cash at such time as they wish to liquidate their investment (subject to certain restrictions in the case of RedFed affiliates), and (iii) the fact that Golden State's Common Stock is actively traded on the NYSE.

    (vii) Potential for Subsequent Acquisition. The RedFed Board considered the potential that Golden State could itself be the target of an acquisition after the consummation of the Merger at a premium to its market price, which could in certain circumstances be beneficial to the RedFed Stockholders who continued to hold Golden State Common Stock after the Merger.

    (viii) Prospects for Regulatory Approval. The RedFed Board considered the prospects of the Merger being approved by the OTS, which the RedFed Board, after consultation with legal counsel, considered to be favorable.

  The above summary of the information and factors considered by the RedFed Board is not intended to be exhaustive, but is believed to include the material factors considered by the RedFed Board. In reaching its determination to approve and recommend the Merger, the RedFed Board did not assign any relative or specific weights to the foregoing factors. In addition, individual members of the RedFed Board may have had differing views regarding one or more of the subjects summarized above and may have had different views as to the weights to be accorded to each in reaching their individual decisions.

  FOR THE REASONS SET FORTH ABOVE, THE REDFED BOARD HAS APPROVED THE MERGER AGREEMENT AS BEING ADVISABLE AND IN THE BEST INTERESTS OF THE REDFED STOCKHOLDERS. THE REDFED BOARD RECOMMENDS THAT REDFED STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AT THE STOCKHOLDERS MEETING.

OPINION OF REDFED'S FINANCIAL ADVISOR

  Pursuant to an engagement letter dated November 4, 1997 (the "Engagement Letter"), RedFed engaged NationsBanc Montgomery to perform general advisory investment banking services, including acting as the financial advisor in connection with opportunities to sell RedFed. As part of its engagement, NationsBanc Montgomery, among other things, assisted in the negotiations of the Merger, consulted with RedFed regarding financial aspects of the Merger, and contacted potentially interested buyers (although no formal or informal auction of RedFed was conducted). NationsBanc Montgomery also agreed to render to the RedFed Board an opinion with respect to the fairness of the consideration to be received by holders of RedFed Common Stock from a financial point of view in any potential sale of RedFed. NationsBanc Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. RedFed selected NationsBanc Montgomery to render the opinion on the basis of its experience and expertise in California thrift merger transactions and its reputation in the banking and investment communities.

  At a meeting of the RedFed Board on November 25, 1997, NationsBanc Montgomery delivered its oral opinion that the consideration to be received by holders of RedFed Common Stock pursuant to the Merger was fair to such shareholders from a financial point of view, as of the date of such opinion. NationsBanc Montgomery's oral opinion was subsequently confirmed in writing as of November 30, 1997.

  THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO THE REDFED BOARD, DATED NOVEMBER 30, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW BY NATIONSBANC MONTGOMERY, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. IN FURNISHING SUCH OPINION, NATIONSBANC MONTGOMERY DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS"

AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT. NATIONSBANC MONTGOMERY'S OPINION IS DIRECTED TO THE REDFED BOARD, COVERS ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF REDFED COMMON STOCK FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF REDFED COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE STOCKHOLDERS MEETING.

  In connection with its opinion, NationsBanc Montgomery, among other things:
(i) reviewed certain publicly available financial and other data with respect to RedFed and Golden State, including the audited, consolidated financial statements of RedFed for the fiscal years ended December 31, 1995 and 1996 and unaudited consolidated financial statements for the nine-month period ended September 30, 1997, the audited, consolidated financial statements of Golden State for the fiscal years ended June 30, 1995, 1996 and 1997 and unaudited consolidated financial statements of Golden State for the three-month period ending September 30, 1997 and certain other relevant financial and operating data relating to RedFed and Golden State made available to NationsBanc Montgomery from published sources and from the internal records of RedFed and Golden State; (ii) reviewed a draft of the Merger Agreement dated November 30, 1997; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, RedFed Common Stock and Golden State Common Stock; (iv) compared RedFed and Golden State from a financial point of view with certain companies which NationsBanc Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the thrift industry which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of RedFed and Golden State certain information of a business and financial nature regarding RedFed and Golden State, including financial forecasts and related assumptions for RedFed furnished to NationsBanc Montgomery by RedFed and third party analysts' estimates for Golden State obtained by NationsBanc Montgomery from First Call; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with RedFed's counsel; and (viii) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate.

  In connection with NationsBanc Montgomery's review, NationsBanc Montgomery did not assume any obligation independently to verify the foregoing information and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for RedFed provided to NationsBanc Montgomery by RedFed's management, upon their advice and with RedFed's consent, NationsBanc Montgomery assumed for purposes of its opinion that the forecasts (including the assumption regarding potential cost savings estimated by Golden State to result from the Merger) were reasonably prepared on bases reflecting the best available estimates and judgments of RedFed's management as to the future financial performance of RedFed and that they provided a reasonable basis upon which NationsBanc Montgomery could form its opinion. With respect to the third party analysts' estimates for Golden State obtained by NationsBanc Montgomery from First Call, with RedFed's consent NationsBanc Montgomery assumed that the estimates provided a reasonable basis upon which it could form its opinion. NationsBanc Montgomery assumed that there were no material changes in RedFed's or Golden State's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery relied on advice of counsel to RedFed as to all legal matters with respect to RedFed, the Merger and the Merger Agreement. NationsBanc Montgomery assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. NationsBanc Montgomery is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with RedFed's consent, that such allowances for each of RedFed and Golden State were in the aggregate adequate to cover such losses. In addition, NationsBanc Montgomery did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of RedFed or Golden State, nor was NationsBanc Montgomery furnished with any such appraisals. RedFed informed NationsBanc Montgomery, and NationsBanc Montgomery assumed that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally,

NationsBanc Montgomery's opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of, the date of the opinion. Accordingly, although subsequent developments may affect the opinion, NationsBanc Montgomery did not assume any obligation to update, revise or reaffirm its opinion.

  Set forth below is a brief summary of the report presented by NationsBanc Montgomery to the RedFed Board on November 25, 1997 in connection with its opinion. For purposes of the report, NationsBanc Montgomery assumed with RedFed's consent that there were 7.6 million fully diluted shares of RedFed Common Stock outstanding and that, based upon the closing price of Golden State Common Stock on November 24, 1997 of $32.00 per share, Golden State would issue in exchange therefor 6.5 million shares of Golden State Common Stock. NationsBanc Montgomery also assumed that Golden State would complete its pending acquisition of CENFED prior to consummation of the Merger.

  ANALYSIS OF SELECTED MERGER TRANSACTIONS: NationsBanc Montgomery reviewed the consideration paid in selected categories of thrift acquisition transactions. Specifically, NationsBanc Montgomery reviewed thrift transactions from January 1, 1996 to November 24, 1997 involving (i) mergers in California and (ii) national mergers with transaction values equal to or greater than $100 million and equal to or less than $200 million. For each transaction, NationsBanc Montgomery analyzed data illustrating, among other things, purchase price to book value, purchase price to tangible book value, purchase price to adjusted book value, purchase price to deposits, premium (i.e., purchase price in excess of tangible book value) to core deposits, and purchase price to last twelve-months ("LTM") earnings.

  A summary of the median multiples in the analysis is as follows:

                          PRICE TO PRICE TO PRICE TO          PREMIUM  PRICE TO
                            BOOK   TAN. BK. ADJ. BK. PRICE TO TO CORE    LTM
 TRANSACTION CATEGORIES    VALUE    VALUE    VALUE   DEPOSITS DEPOSITS EARNINGS
 ----------------------   -------- -------- -------- -------- -------- --------
Mergers in California in
 1997
 (8 transactions).......   1.79x    1.80x    1.91x    13.83%    7.95%   17.93x
Mergers in California in
 1996 and 1997
 (17 transactions)......   1.59x    1.59x    1.65x    13.25%    4.16%   13.38x
National Mergers in 1996
 and 1997 With
 Transaction Value Equal
 to or Greater Than $100
 Million and Equal to or
 Less Than $200 Million
 (16 transactions)......   1.59x    1.68x    1.91x    20.45%   11.16%   20.14x

  A summary of the results of NationsBanc Montgomery's analysis concerning the Merger is as follows:

              PRICE TO   PRICE TO   PRICE TO              PREMIUM    PRICE TO
                BOOK     TAN. BK.   ADJ. BK.   PRICE TO   TO CORE      LTM
               VALUE      VALUE      VALUE     DEPOSITS   DEPOSITS   EARNINGS
              --------   --------   --------   --------   --------   --------
               1.85x      1.86x      2.64x      18.72%     9.84%      25.34x

  PREMIUMS PAID TO STOCK PRICE: NationsBanc Montgomery used a group of 16 national thrift acquisitions announced since January 1, 1996 with purchase prices equal to or greater than $100 million and equal to or less than $200 million where pricing information was available to analyze premiums paid compared to the target's stock price at various times prior to the announcement of the acquisition. These figures produced a median premium to the target's stock price one month prior to announcement of 25.6% and a median premium to the target's stock price six days prior to announcement of 19.9%. In comparison, Golden State's offer of $20.75 per share exceeded RedFed's stock price one month prior to the announcement by 5.7% and RedFed's stock price six days prior to the announcement by 6.1%.

  CONTRIBUTION ANALYSIS: NationsBanc Montgomery analyzed the contribution of each of RedFed and Golden State to loans, assets, deposits, common equity, net interest income, non-interest expense and LTM net income of the pro forma combined companies for the period ending September 30, 1997 and projected net income for the calendar year ending December 31, 1998. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for RedFed and Golden State at September 30, 1997, RedFed would have contributed 5.7% of the loans, 4.9% of assets, 7.1% of deposits, 7.1% of common equity, 6.2% of net interest income, 7.7% of non-interest expense, and 4.4% of LTM net income. The pro forma projected income statement for the period ending December 31, 1998 showed that RedFed would contribute 6.3% of the projected net income of the combined companies. Based on the assumed number of shares of Golden State Common Stock to be issued in the Merger, holders of RedFed Common Stock would own approximately 7.6% of the combined companies.

  DILUTION ANALYSIS: Using earnings estimates and projected growth rates for RedFed provided by its management and third party analysts' estimates from First Call for Golden State, NationsBanc Montgomery compared estimated reported earnings per share ("Reported EPS") of Golden State on a stand-alone basis to the estimated Reported EPS of the pro forma combined company for the calendar year ending December 31, 1998. NationsBanc Montgomery noted that, based upon RedFed's projections after giving effect to Golden State's pretax cost savings estimates, the future benefit of historical losses and certain assumptions as to, among other things, the Merger consideration, the Merger would be mildly dilutive to Golden State's Reported EPS for the year ending December 31, 1998. This analysis did not include the effect of share repurchases contemplated by Golden State's management. These estimates were used for purposes of this analysis only and are not necessarily indicative of expected results or plans of RedFed, Golden State or the combined institution.

  PRESENT VALUE ANALYSIS: NationsBanc Montgomery estimated the discounted present value of future earnings per share of RedFed over a five-year period. RedFed's projected earnings per share in the year 2002 were multiplied by price to earnings multiples ranging from 13.0x to 16.0x. This product was discounted to the present using a discount rate of 13%. This analysis indicated that the present value of RedFed's future stock price plus dividends ranged from $17.63 to $21.70 per share, as compared to Golden State's offer of $20.75 per share. NationsBanc Montgomery also completed a similar analysis but used terminal multiples ranging from 13.0x to 15.0x times and discount rates ranging from 9.7% to 15.3%. This analysis showed that the present value of RedFed's future stock price plus dividends ranged from $14.11 to $20.84 per share.

  COMPARABLE COMPANY ANALYSIS: Using public and other available information, NationsBanc Montgomery compared certain financial ratios of RedFed and Golden State, including net income to average total assets ("return on average assets"), net income to average total equity ("return on average equity"), equity to assets, noninterest expense to revenue ("efficiency"), net interest margin and numerous other credit ratios as of September 30, 1997 and for the twelve months ended September 30, 1997. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

  The summary set forth above does not purport to be a complete description of the presentation by NationsBanc Montgomery to the RedFed Board or of the analyses performed by NationsBanc Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the RedFed Board. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of RedFed or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

  In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RedFed or Golden State. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the fairness of the consideration to be received by the holders of RedFed Common Stock in the Merger and were provided to the RedFed Board in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which RedFed might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts used by NationsBanc Montgomery in certain of its analyses are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

  As described above under "THE MERGER--Reasons for the Merger and Recommendation of RedFed Board of Directors", NationsBanc Montgomery's opinion and presentation to the RedFed Board were among the many factors taken into consideration by the RedFed Board in making its determination to approve the Merger Agreement.

  Pursuant to the Engagement Letter, RedFed paid NationsBanc Montgomery a fee of $250,000 upon delivery of its November 30, 1997 fairness opinion. NationsBanc Montgomery will also receive $250,000 upon the mailing of this Proxy Statement and approximately $1,475,000 upon the closing of the Merger. Accordingly, a significant portion of NationsBanc Montgomery's fee is contingent upon the closing of the Merger. RedFed has also agreed to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses, including any fees and disbursements for NationsBanc Montgomery's legal counsel and other experts retained by NationsBanc Montgomery. RedFed has agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

  In the ordinary course of its business, NationsBanc Montgomery actively trades equity securities of RedFed and Golden State for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective at the time of the filing of a certificate of merger with the Secretary of State of Delaware or at such other time as is provided in such certificate of merger. The time at which the Merger becomes effective is referred to in the Merger Agreement as the "Effective Time." The date on which the transactions provided for in the Merger Agreement are to be completed (the "Closing Date") will occur on the date that is the first day that is at least two business days after satisfaction or appropriate waiver of each of the conditions set forth in the Merger Agreement, or such other date as Golden State and RedFed agree.

  As of the date of this Proxy Statement/Prospectus, Golden State and RedFed anticipate that the Merger will be consummated during June 1998. However, the consummation of the Merger could be delayed as a result of delays in obtaining the regulatory approvals or satisfying other conditions. If the Merger is not effected on or before July 31, 1998 (referred to in the Merger Agreement as the "Termination Date"), then, the Merger Agreement may be terminated by either Golden State or RedFed, subject to the right of either party to extend such date by a period up to 45 days in certain circumstances specified in the Merger Agreement; except that the Merger Agreement may not be terminated by a party if the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein.

EXCHANGE RATIO FOR CONVERSION OF REDFED COMMON STOCK

  At the Effective Time, each outstanding share of RedFed Common Stock, other than shares held in RedFed's treasury or held by Golden State or any wholly-owned subsidiary thereof (except, in both cases, for shares held in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties ("Trust Account Shares")), will be converted into the right to receive the number of whole shares of Golden State Common Stock (expressed as a decimal fraction rounded to the nearest one hundred thousandth) of shares of Golden State Common Stock that equals the quotient (the "Exchange Ratio") derived by dividing (A) $20.75 by (B) the unweighted arithmetic average of the daily closing prices of Golden State Common Stock, as reported on the New York Stock Exchange Composite Tape, for the ten trading days on which Golden State Common Stock is traded immediately preceding the date that is two business days prior to the Closing Date (such average of daily closing prices being referred to herein and in the Merger Agreement as the "Final Golden State Price"). Cash will be paid in lieu of the issuance of fractional shares based on the Final Golden State Price.

  Each share of RedFed Common Stock owned by Golden State or its wholly-owned subsidiaries (other than Trust Account Shares) or by RedFed as treasury stock will be canceled at the Effective Time and will cease to exist, and no Golden State Common Stock or other consideration will be delivered in exchange therefor.

TREATMENT OF REDFED STOCK OPTIONS

  At the Effective Time, each stock option to acquire RedFed Common Stock (each, a "RedFed Option") granted under the existing stock option plans for RedFed officers, directors and employees (collectively, the "RedFed Stock Plans") which is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be converted automatically at the Effective Time into a stock option (a "Replacement Option") to purchase Golden State Common Stock and will continue to be governed by the terms of the RedFed Stock Plans, which will be assumed by Golden State. In each case, the number of shares of Golden State Common Stock subject to the Replacement Option will be equal to the number of shares of RedFed Common Stock subject to the related RedFed Option multiplied by the Exchange Ratio and rounded down to the nearest whole share, and the exercise price per share of Golden State Common Stock subject to the Replacement Option shall be equal to the aggregate exercise price for the shares of RedFed Common Stock purchasable pursuant to the RedFed Option divided by the number of full shares of Golden State Common Stock subject to the Replacement Option. The duration and other terms of each such Replacement Option will be substantially the same as the prior RedFed Option. In any event, each RedFed Option intended to be an "incentive stock option" as defined in Section 422 of the Code will be adjusted in accordance with the requirements of Section 424 of the Code. Pursuant to the RedFed Stock Plans, each RedFed Option, if not already exercisable in full, will become exercisable in full upon consummation of the Merger.

EXCHANGE OF STOCK CERTIFICATES

  At or prior to the Effective Time, Golden State will deposit or cause to be deposited, with a bank or trust company selected by Golden State and reasonably acceptable to RedFed (the "Exchange Agent"), for the benefit of the holders of certificates of RedFed Common Stock, certificates representing the shares of Golden State Common Stock to be issued to RedFed stockholders in the merger, together with cash for payment in lieu of the issuance of fractional shares of Golden State Common Stock.

  As soon as is practicable after the Effective Time, and in no event later than five days thereafter, the Exchange Agent will mail transmittal forms to the holders of certificates representing shares of RedFed Common Stock to be used by them to send in their RedFed stock certificates for exchange for certificates representing the Golden State stock to which they are entitled as a result of the Merger. The transmittal letter forms will contain instructions with respect to the surrender of such certificates in exchange for shares of Common Stock and cash in lieu of the issuance of fractional shares, if applicable.

  REDFED STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD AND SHOULD ONLY BE FORWARDED TO THE EXCHANGE AGENT WITH THE LETTER OF TRANSMITTAL FORM THAT WILL BE PROVIDED TO HOLDERS FOLLOWING THE EFFECTIVE TIME.

  No dividends or other distributions declared with respect to Golden State Common Stock with a record date after the Effective Time will be paid to the holder of any certificate representing shares of RedFed Common

Stock until such certificate or receipt has been surrendered for exchange. Holders of certificates representing shares of RedFed Common Stock will be paid the amount of dividends or other distributions with a record date after the Effective Time after surrender of such certificates, without any interest thereon.

  None of Golden State, RedFed, the Exchange Agent or any other person will be liable to any former holder of RedFed Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  If a certificate representing RedFed Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate or receipt by the claimant, and appropriate and customary indemnification.

REPRESENTATIONS AND WARRANTIES

  RedFed has made representations and warranties to Golden State in the Merger Agreement with respect to certain matters, including (i) RedFed's organization and existence, its corporate power and authority, and Redlands Federal Bank's organizational status and FDIC deposit insurance; (ii) RedFed's qualification to do business in relevant jurisdictions; (iii) RedFed's capitalization; (iv) RedFed's investment in Redlands Federal Bank; (v) the enforceability of the Merger Agreement, RedFed's authority to consummate the Merger, required stockholder approval and the nonapplicability of certain antitakeover provisions; (vi) the absence of violations of or defaults under applicable laws, the RedFed Certificate of Incorporation or RedFed Bylaws or certain agreements, and the approvals required for the Merger; (vii) RedFed's reports to government regulators and the accuracy of RedFed's consolidated financial statements; (viii) the absence of liabilities, other than liabilities incurred in the ordinary course of business, the conduct of RedFed's business in the ordinary and usual course, and the absence of any change that would reasonably be expected to have a material adverse effect on RedFed; (ix) certain tax matters; (x) the absence of actual or threatened claims, actions or proceedings; (xi) the absence of actual or threatened regulatory actions or of any basis for failing to receive regulatory approval of the Merger, (xii) the absence of certain types of contracts and of defaults and violations of certain agreements; (xiii) the absence of collective bargaining agreements, certain labor-related proceedings and labor disputes or organizational efforts; (xiv) status of employment agreements and compensation and employee benefit plans, including compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (xv) title to RedFed assets; (xvi) holding of requisite permits and approvals and compliance with law;
(xvii) brokers' or finder's fees; (xviii) environmental matters; (xix) classified assets, including certain loans; (xx) absence of interest of certain affiliates, or associates of RedFed in RedFed property; (xxi) insurance policies of RedFed; (xxii) RedFed's books and records; (xxiii) corporate material documents of RedFed and Redlands Federal Bank; (xxiv) indemnification agreements with certain persons; (xxv) derivatives contracts; and (xxvi) the absence of material misstatements or omissions in certain written information supplied by RedFed to Golden State in connection with the Merger.

  Golden State has also made representations and warranties to RedFed in the Merger Agreement with respect to certain matters, including: (i) Golden State's organization and existence and its corporate power and authority, and Glendale Federal's organizational status and FDIC deposit insurance; (ii) Golden State's capitalization and its ownership of Glendale Federal; (iii) the enforceability of the Merger Agreement, Golden State's authority to consummate the Merger and the absence of any requirement of Golden State stockholder approval in connection with the Merger; (iv) the absence of violations of or defaults under applicable laws, the Golden State Certificate of Incorporation or Golden State Bylaws or certain agreements, and the approvals required for the Merger; (v) Golden State's and Glendale Federal's reports to government regulators and the accuracy of Golden State's consolidated financial statements; (vi) the absence of liabilities other than liabilities incurred in the ordinary course of business, the conduct of Golden State's business in the ordinary and usual course of business, and the absence of any change that would reasonably be expected to have a material adverse effect on Golden State; (vii) certain tax matters; (viii) the absence of actual or threatened claims, actions or proceedings; (ix) the absence of actual or threatened regulatory actions or of any basis for failing to receive regulatory approval of the Merger,

(x) holding of requisite permits and approvals and compliance with law; (xi) Golden State's books and records; and (xii) the absence of material misstatements or omissions in certain written information supplied by Golden State to RedFed in connection with the Merger.

  The Merger Agreement provides that no representation or warranty of a party will be deemed untrue or incorrect, nor will any party be deemed to have breached a representation or warranty, on account of any matter unless such matter, together with all other matters inconsistent with any of the party's representations and warranties, is material and adverse to the business, financial condition or results of operations of Golden State or RedFed, as the case may be, materially adversely affects the ability of Golden State or RedFed, as applicable, to consummate the Merger by the Termination Date or enables any person to prevent or materially delay the consummation of the Merger.

CONDITIONS TO COMPLETION OF MERGER

  The respective obligations of Golden State and RedFed to complete the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions: (i) the Merger Agreement shall have been approved by the stockholders of RedFed, (ii) all necessary regulatory approvals, consents and waivers with respect to the Merger Agreement and transactions contemplated thereby must have been received and remain in full force in effect (and all applicable statutory waiting periods must have expired) without the imposition of any condition or requirement that, individually or in the aggregate, would so materially and adversely impact the economic and business benefits of the transactions contemplated by the Merger Agreement to Golden State as to render it inadvisable, in the judgment of Golden State, to proceed with such transactions; (iii) any other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by the Merger Agreement must have been satisfied (Golden State and RedFed are not aware of any such requirements of a material nature other than those described in this Proxy Statement/Prospectus); (iv) no party to the Merger Agreement shall be subject to any order, decree or injunction of any court or agency of competent jurisdiction enjoining or prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement, no litigation or proceeding brought by any governmental agency seeking to prevent consummation of the transactions contemplated by the Merger Agreement shall be pending against Golden State or RedFed; (v) no statute, rule or regulation shall have been enacted, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, or makes illegal consummation of the Merger, the contemplated Bank Merger (of Redlands Federal Bank into Glendale Federal) or any transaction contemplated by the Merger Agreement; (vi) the shares of Golden State Common Stock issuable to RedFed stockholders pursuant to the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; (vii) the Registration Statement filed with the Commission (of which this Proxy Statement/Prospectus Forms a part) relating to the shares of Golden State Common Stock issuable in connection with the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (viii) Golden State and RedFed shall each have received certain letters from the independent accountants of the other party relating to the financial statements of such party and to financial information relating to such party set forth or incorporated by reference in this Proxy Statement/Prospectus. The foregoing conditions relating to shareholder approval and regulatory approval are not subject to waiver by either party to Merger Agreement.

  Golden State's obligation to complete the Merger is subject to the satisfaction or waiver by Golden State prior to the Effective Time of the following additional conditions: (i) each of the representations and warranties of RedFed set forth in the Merger Agreement must have been true and correct in all material respects when made and must continue to be true and correct in all material respects as of the Closing Date (except for any representation or warranty that specifically relates to an earlier date); (ii) RedFed must have performed each of its covenants and agreements contained in the Merger Agreement in all material respects; (iii) there must have been no material adverse change in the financial condition, business or assets of RedFed and its subsidiaries taken as a whole since December 31, 1996; (iv) Golden State must have received a certificate signed by the chief executive officer and the chief financial officer of RedFed, dated the Closing Date, to the effect that each of the foregoing conditions has been satisfied; (v) Golden State must have received the opinion of its counsel, Mayer,

Brown & Platt, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, that Golden State, Merger Sub and RedFed will each be a party to that reorganization within the meaning of
Section 368(b) of the Code and that no gain or loss will be recognized by Golden State, Merger Sub or RedFed as a result of the Merger; and (vi) Golden State must have received satisfactory evidence from RedFed that the fiduciaries of the RedFed ESOP have determined that the ESOP Transactions (described herein under the caption "--ESOP Transactions") are prudent and in the best interest of the participants and beneficiaries of the ESOP and that the ESOP Transactions have been completed.

  RedFed's obligation to complete the Merger is subject to the satisfaction or waiver by RedFed prior to the Effective Time of the following additional conditions: (i) each of the representations and warranties of Golden State set forth in the Merger Agreement must have been true and correct in all material respects when made and must continue to be true and correct in all material respects as of the Closing Date (except for any representation or warranty that specifically relates to an earlier date); (ii) Golden State must have performed each of its covenants and agreements contained in the Merger Agreement in all material respects; (iii) there must have been no material adverse change in the financial condition, business or assets of Golden State and its subsidiaries taken as a whole since June 30, 1997; (iv) RedFed must have received a certificate signed by the chief executive officer and the chief financial officer of Golden State, dated the Closing Date to the effect that each of the foregoing conditions has been satisfied; and (v) RedFed must have received an opinion of its counsel, Gibson, Dunn & Crutcher LLP, dated the Closing Date, regarding the tax effects of the Merger generally to the same effect as that of the opinion of Mayer, Brown & Platt described above, together with the additional opinion that no gain or loss will be recognized by holders of RedFed Common Stock upon the receipt of Golden State Common Stock in the Merger, except with respect to cash received in lieu of the issuance of fractional shares.

REQUIRED REGULATORY APPROVALS

  Completion of the Merger is subject to the approval of the OTS under Section 10(e) of the Home Owner's Loan Act of 1933 and under the Bank Merger Act provisions of the Federal Deposit Insurance Act and related OTS regulations. These approvals require consideration by the OTS of various factors, including assessments of the competitive effect of the contemplated transactions, the managerial and financial resources and future prospects of the resulting institution and the effect of the contemplated transactions on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, as amended (the "CRA"), also requires that the OTS, in deciding whether to approve the Merger and the Bank Merger, assess the records of performance of Glendale Federal and Redlands Federal Bank in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods.

  The Merger and the Bank Merger may not be consummated for a period of 15 to 30 days following OTS approval (the precise length of the period to be determined by the OTS with the concurrence of the Department of Justice ("DOJ")), during which time the DOJ has authority to challenge the Merger or the Bank Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of any approval granted by the OTS unless a court specifically orders otherwise. If the DOJ does not commence a legal action during the waiting period, it may not thereafter challenge the transaction, except in an action commenced under Section 2 of the Sherman Antitrust Act.

  Golden State filed an application seeking the approval of the Merger by the OTS on January 21, 1998, which application is currently pending.

  THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVAL, WHICH APPROVAL HAS NOT YET BEEN RECEIVED. THERE CAN BE NO ASSURANCE AS TO THE DATE OF SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVAL, IF OBTAINED, WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVAL TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT OR THAT WOULD CAUSE THE PARTIES TO TERMINATE THE MERGER AGREEMENT. SEE "--CONDITIONS TO COMPLETION OF MERGER."

CONDUCT OF BUSINESS PENDING THE MERGER; NO SOLICITATION OF COMPETING OFFERS

  In the Merger Agreement, RedFed has agreed to conduct its business and maintain its books and records in the usual, regular and ordinary course, in a manner consistent with past practice; to use all commercially reasonable efforts to preserve intact its business organization, properties, leases and advantageous business relationships and to retain the services of its officers and employees; to take no action that could reasonably be expected to adversely affect or delay the ability of RedFed or Golden State to obtain any necessary approvals, consents or waivers of any governmental authority or other person required for the transactions contemplated by the Merger Agreement or to timely perform its covenants and agreements under the Merger Agreement; and to take no action that would reasonably be expected to have a material adverse effect on RedFed.

  Until the Effective Time, and except as contemplated by the Merger Agreement or as set forth in the disclosure letter delivered by RedFed to Golden State in connection with entering into the Merger Agreement (the "RedFed Disclosure Letter"), RedFed may not, without the prior written consent of Golden State (which consent may not be unreasonably withheld or delayed by Golden State), and subject to certain exceptions set forth in the Merger Agreement, take or agree or commit to take certain actions, including among others, actions relating to (i) the incurrence of indebtedness; (ii) transactions affecting or with respect to its capital stock, including issuing, declaring or paying dividends on, making distributions with respect to, redeeming, or granting options or other rights with respect to, such capital stock; (iii) disposition of its properties, leases or assets; (iv) employees or employment-related arrangements, contracts, compensation or benefit plans; (v) investments in, and certain asset- or property-related transactions with, any other person or entity; (vi) certain significant contracts; (vii) the settlement of any material claim, action or proceeding; (viii) certain loans, leases, advances, credit enhancements or extensions of credit; (ix) changes to its accounting methods; (x) its business activities or lines of business; (xi) significant corporate changes including amending the RedFed Certificate of Incorporation or the RedFed Bylaws; (xii) capital expenditures; (xiii) actions that would affect the tax effects of the Merger, and (xiv) the making, entering into or purchase of swaps, futures, options and other derivatives and certain securities.

  As a material inducement to Golden State to enter into the Merger Agreement, RedFed has also agreed in the Merger Agreement to comply with certain restrictions and obligations in respect of any competing proposals to acquire RedFed, including without limitation, a requirement that RedFed not initiate, solicit or encourage any inquiries, or make any proposal or offer, with respect to certain business combinations or acquisition transactions (each, an "Acquisition Proposal") involving RedFed, or, except as legally required for compliance by RedFed directors with their fiduciary duties in the written opinion of outside legal counsel, with respect to an unsolicited third party offer, engage in any negotiations concerning or provide confidential information to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make an Acquisition Proposal.

  Golden State and RedFed have further agreed to take certain other actions pursuant to the Merger Agreement, including, among others, the following: (i) RedFed has agreed, under certain circumstances, to take actions shortly before the Effective Time to conform certain of its accounting and valuation practices to those of Golden State; (ii) each party has agreed to provide to the other reasonable access to its books, documents, records, employees and representatives and to provide other information and reports, except, subject to appropriate substitute disclosure arrangements, as otherwise required by law, existing agreements or as would violate the rights of customers, jeopardize any attorney-client privilege or violate any law, rule or regulation, order, judgment, fiduciary duty or written agreement; (iii) each party has agreed to cooperate with the other and use its best efforts to obtain the approvals of all third parties and governmental authorities necessary or advisable to consummate the Merger; (iv) each party has agreed to use its best efforts to promptly take all actions and do all things necessary, proper or advisable under applicable law or regulation to consummate the Merger; (v) the parties have agreed that they will mutually agree upon public statements and government or securities exchange filings in connection with the Merger; (vi) each party agreed to promptly prepare and file this Proxy Statement/Prospectus (and the Registration Statement of which it forms a part), and to use all reasonable efforts to have the Registration Statement declared effective, and in connection with the Registration Statement, each of

Golden State and RedFed agreed to cause their respective independent auditors to deliver to the other party "comfort" letters (which letters were delivered shortly before the Registration Statement became effective); (vii) RedFed has agreed to take all action necessary to obtain approval of the Merger Agreement and the Merger by the RedFed Stockholders, and to recommend that the RedFed Stockholders vote in favor of and approve the Merger and the Merger Agreement, except as legally required for the discharge by the RedFed directors of their fiduciary duties in the written opinion of RedFed's outside legal counsel;
(viii) each party has agreed to notify the other promptly in the event of certain events specified in the Merger Agreement which could have an adverse effect on the parties or the Merger; (ix) RedFed has agreed to terminate the RedFed ESOP in the manner described under "--ESOP Transactions" herein; and
(x) the parties have each agreed to use their respective best efforts to cause the Bank Merger to occur as soon as possible after the Effective Time.

ESOP TRANSACTIONS

  Redlands Federal Bank maintains an employee stock ownership plan (the "RedFed ESOP") for the benefit of its eligible employees. At December 31, 1997, the RedFed ESOP held 305,900 shares of RedFed Common Stock (the "ESOP Shares"), 174,800 shares of which have been committed to particular employees (the "Allocated ESOP Shares") and 131,100 shares of which are unallocated (the "Unallocated ESOP Shares"). The RedFed ESOP financed the purchase price of the ESOP Shares by borrowing $2,447,000 (the "ESOP Loan") from RedFed in 1994. The outstanding balance of the ESOP Loan was $1,048,800 as of January 1, 1998.

  The Merger Agreement requires RedFed to use its best efforts prior to the Effective Time to cause the following transactions to occur with respect to the RedFed ESOP, subject to such governmental approvals, if any, as the fiduciaries of the RedFed ESOP and Golden State deem necessary or appropriate:
(i) in repayment of the ESOP Loan, the RedFed ESOP trustee will transfer to RedFed the number of Unallocated ESOP Shares that are equal in value to the then outstanding amount of principal and interest under the ESOP Loan; (ii) the Unallocated ESOP Shares that are transferred to RedFed in exchange for cancellation of the ESOP loan will be canceled; (iii) the RedFed ESOP will be terminated and, in accordance with the provisions of the RedFed ESOP and its related trust, the balance of the assets held in the trust, including any Unallocated ESOP Shares, will be allocated and thereafter distributed to the RedFed ESOP participants.

TERMINATION OF MERGER AGREEMENT; TERMINATION FEE

  The Merger Agreement may be terminated at any time, before or after approval of the Merger Agreement by the stockholders of RedFed, with the mutual consent of Golden State and RedFed. The Merger Agreement also provides that it may be terminated by either Golden State or RedFed: (i) if the board of directors of either party so determines by majority vote of the members thereof in the event of the failure of stockholders of RedFed to approve the Merger Agreement or in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not cured, or is not curable, within 45 days after written notice of such breach is given to the breaching party by the other party; (ii) by written notice of either party to the other in the event that any required regulatory approval to the Merger or any of the other transactions contemplated by the Merger Agreement or that any governmental authority of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (iii) by majority vote of the board of directors by the party if the Merger is not completed by the July 31, 1998 Termination Date, provided that either party will have the right to extend the effectiveness of the Merger Agreement for up to an additional 45 days if, prior to the Termination Date, such party notifies the other party in writing of its belief that the approvals, consents or waivers to be obtained are imminent and a reasonable factual basis for such party's belief that such approvals, consents or waivers are imminent.

  The Merger Agreement may also be terminated by: (i) Golden State if the RedFed Board fails to recommend approval of the Merger to the RedFed stockholders or shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Golden State and (ii) by RedFed if Golden State shall have entered into a letter of intent or a definitive agreement with respect to a merger, consolidation or similar transaction involving, or any purchase of all or substantially all of the consolidated assets, deposits or equity securities, of, Golden State, pursuant to which the stockholders of Golden State would have less than 50% of the common equity of the surviving entity immediately after the transaction.

  The Merger Agreement provides generally that in the event of a termination thereof by either Golden State or RedFed that is permitted by any of the provisions summarized above there shall be no liability on the part of any party to the Merger Agreement or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party to the Merger Agreement arising out of the intentional breach by any other party thereto of any covenant or intentional misrepresentation and that certain provisions of the Merger Agreement, relating to maintaining the confidentially of information provided by the parties to such other and the allocation of expenses, shall remain in effect after any such termination.

  As an inducement to Golden State to agree to enter into the Merger Agreement, RedFed agreed in the Merger Agreement to pay the termination fee $7.5 million to Golden State in the event the Merger Agreement is terminated under certain circumstances involving an Acquisition Proposal with respect to RedFed made by a party other than Golden State. Such termination fee would be payable if the Merger Agreement is terminated under specified circumstances at a time when such an Acquisition Proposal exists and if within 12 months after any such termination RedFed or any of its subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal. The term "Acquisition Proposal" is defined in the Merger Agreement to mean any proposal or offer to RedFed or to stockholders of RedFed with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the consolidated assets, deposits or any equity securities of, RedFed.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of RedFed's management (including Anne Bacon, President and Chief Executive Officer, David C. Gray, Treasurer and Chief Financial Officer,
D. Brian Reider, Vice President, General Counsel and Assistant Secretary, Carol A. Snodgress, Vice President and Investor Relations Officer, and Norman
E. Bellefeuille, Jr., Senior Vice President and Chief Loan Officer of Redlands Federal Bank) and the RedFed Board may be deemed to have certain interests in the Merger that are in addition to their interests as RedFed stockholders generally. These interests are (a) Golden State's agreement in the Merger Agreement that all rights to indemnification or exculpation in existence as of the date of the Merger Agreement in favor of RedFed's and its subsidiaries' directors, officers, employees and agents provided in their charter documents or bylaws in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time will survive the Merger and will continue in full force and effect at all times thereafter. Golden State has agreed that, to the full extent permitted by law and the Golden State Certificate of Incorporation and Bylaws as in effect on the date of the Merger Agreement, it will indemnify, defend and hold harmless each officer or director of RedFed or its subsidiaries prior to the Effective Time for any claim or loss arising out of their actions as such, and will pay, when incurred, the expenses (including attorneys' fees) of such individual in advance of the final resolution of any claim, provided that any such individual first, to the extent required by law, executes an undertaking to return such advances to Golden State if it is finally determined by appropriate judicial proceedings that such indemnification is not permitted under applicable law. Golden State has also agreed to cause each of the persons referred to in the preceding sentence to be covered for six years from the Effective Time by RedFed's directors' and officers' liability insurance policy, provided that Golden State may substitute policies of at least the same coverage and amounts with terms not materially less advantageous and covering acts or omissions occurring prior to the Effective Time committed by such directors and officers in such capacities. Notwithstanding the foregoing, Golden State is not required to expend more than 200% of the amount currently expended annually by RedFed to maintain or procure such insurance; (b) that as of the Effective Time, the rights of each holder of options to purchase shares of RedFed Common Stock shall immediately vest pursuant to their terms and under the terms of the Merger Agreement such options shall be converted as of the Effective Time into options to purchase shares of Golden State Common Stock (pursuant to which the vesting of options with respect to 30,000 shares of RedFed Common Stock, will occur in connection with the Merger with respect to Ms. Bacon and 3,496 shares of RedFed Common Stock with respect to each of Messrs. Gray, Reider and Bellefeuille and Ms. Snodgress respectively, the acceleration of the award of 22,800, 1,643, 1,299, 1,643, 1,643, 4,195, 857, 857, 857, 857, and 857, shares of RedFed Common Stock under restricted stock awards and recognition and retention plans will occur in connection with the Merger with respect to Ms. Bacon, Messrs. Gray, Reider and Bellefeuille and Ms. Snodgress and Directors Robert G. Wiens, John D. McAlearney, Jr., William C. Buster, Jr., Stanley C. Weisser, Douglas R. McAdam and William T. Hardy, Jr.); (c) activation of certain change in control severance provisions in the employment agreements of RedFed executive officers which will be triggered upon the consummation of the Merger Agreement if such executive officers are terminated from the present positions (pursuant to which Ms. Bacon, Messrs. Gray, Reider and Bellefeuille and Ms. Snodgress are expected to receive payments of approximately $700,000, $267,030, $315,560, $230,000 and $225,216, respectively, plus certain other noncash benefits such as the continuance of life, medical, dental and disability coverage for up to two years). The RedFed Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary description of the material U.S. federal income tax consequences of the Merger to holders of RedFed Common Stock who hold such stock as a capital asset. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law (including, for example, a shareholder that is not a U.S. person, is a financial institution, insurance company or a dealer in securities or is a tax-exempt entity or an individual who acquired RedFed Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. The following discussion is based on the Code, Treasury Regulations thereunder, and administrative rulings and court decisions as in effect on the date of this Proxy Statement/Prospectus, without consideration of the particular facts or circumstances of any RedFed Stockholder.

  REDFED STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

  The respective obligations of the parties to effect the Merger are conditioned on delivery of an opinion, in the case of Golden State, from Mayer, Brown & Platt, its counsel, and an opinion, in the case of RedFed, from Gibson, Dunn & Crutcher LLP, its counsel, each dated as of the Closing Date, based upon certain customary representations and assumptions set forth therein or on certificates of executive officers of Golden State or RedFed attached thereto, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Golden State, Merger Sub and RedFed will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and that no gain or loss will be recognized by Golden State, Merger Sub or RedFed as a result of the Merger. The opinion of RedFed's counsel must further state that no gain or loss will be recognized by RedFed Stockholders upon the receipt of Golden State Common Stock in the Merger (except with respect to cash received in lieu of fractional shares). In the event that RedFed fails to receive the opinion of its counsel dated as of the Effective Time as contemplated by this paragraph and determines to waive the condition to its obligations to consummate the Merger relating thereto and the federal income tax consequences to RedFed Stockholders are materially different from those described herein, RedFed expects that it will resolicit the approval of RedFed Stockholders prior to proceeding with consummation of the Merger.

  Assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and subject to the foregoing, the Merger will have the federal income tax consequences discussed below.

  Tax Implications to RedFed Stockholders. Except to the extent that a RedFed Stockholder receives cash in lieu of a fractional share interest, RedFed Stockholders who exchange shares of Common Stock in the Merger for shares of Golden State Common Stock will not recognize gain or loss for federal income tax purposes upon the exchange. The aggregate tax basis of shares of Golden State Common Stock received as a result of the Merger will be the same as the RedFed Stockholder's aggregate tax basis in the shares of RedFed Common Stock surrendered in the exchange, reduced by the portion of such stockholder's tax basis properly allocated to the fractional share interest, if any, for which such stockholder receives cash. The holding period of the shares of Golden State Common Stock received by RedFed Stockholders as a result of the Merger will include the period during which such RedFed Stockholder held the shares of RedFed Common Stock exchanged by such RedFed Stockholder in the Merger, provided that the shares of RedFed Common Stock so exchanged were held as capital assets at the Effective Time. A RedFed Stockholder that receives cash in lieu of a fractional share interest in Golden State Common Stock in the Merger will be treated as having received the fractional share interest in shares of Golden State Common Stock in the Merger and as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest deemed redeemed under Code Section 302. A RedFed Stockholder who (i) is not involved in directing corporate affairs, (ii) holds a minimal interest in RedFed, and
(iii) is not considered to own indirectly shares of RedFed or Golden State under the constructive ownership rules of Code Section 318 (a "RedFed Public Stockholder"), will recognize gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and such RedFed Stockholder's adjusted tax basis allocable to such fractional share. Such gain or loss will be capital gain or loss if such RedFed Stockholder's shares of RedFed Common Stock are held as a capital asset at the Effective Time. The capital gain or loss so recognized generally will be long-term capital gain or loss if the holding period for the fractional share interest exceeds one year. In the case of individual RedFed Stockholders, such capital gain will be taxed at a maximum rate of 28% if such RedFed Stockholder's holding period is more than one year but not more than 18 months, and a maximum rate of 20% if such holding period is more than 18 months. In the case of RedFed Stockholders who are not "RedFed Public Stockholders" (as defined above), Code Section 302 sets forth other tests, which, if met, would also result in similar treatment of the RedFed Stockholder. In the event, however, that none of these tests are met, the cash payment would be taxed as a dividend.

  Tax Implications to Golden State, Merger Sub and RedFed. Golden State, Merger Sub and RedFed will not recognize any gain or loss for federal income tax purposes as a result of the Merger.

COMPARISON OF RIGHTS OF HOLDERS OF GOLDEN STATE COMMON STOCK AND REDFED COMMON STOCK

  The following is a summary of differences between the rights of holders of RedFed Common Stock and the rights of holders of Golden State Common Stock. Both companies are incorporated under Delaware law. The differences summarized below arise from the governing instruments of the two companies (in the case of RedFed, the RedFed Certificate of Incorporation and the RedFed Bylaws, and, in the case of Golden State, the Golden State Certificate of Incorporation and the Golden State Bylaws). Although it is not practical to compare all of the aspects in which the companies' governing instruments differ, the following discussion summarizes the differences between them that Golden State and RedFed believe to be material.

  Amendment of Charter Documents. The Golden State Certificate of Incorporation provides that the affirmative vote of two-thirds, or such greater proportion as may otherwise be required pursuant to any specific provision of such Certificate of Incorporation, of the votes eligible to be cast at a legal meeting is required to amend, repeal or adopt any provisions inconsistent with such provision and the provisions of the Certificate of Incorporation governing (i) the Golden State Board of Directors (the "Golden State Board") (including, without limitation, vacancies thereon and the election and removal of the members thereof); (ii) approval of Business Combinations (as defined); (iii) the calling of special meetings of Golden State stockholders; (iv) the adoption or modification of the Golden State Bylaws; (v) the ability of Golden State stockholders to act by written consent in lieu of a meeting; (vi) stockholder nominations for election of members of the Golden State Board; (vii) the liability of directors of Golden State for monetary damages in the event of certain breaches of fiduciary duty; and
(viii) the indemnification of certain persons, including directors and officers of Golden State. Otherwise, amendments, alterations, changes and repeals of the remaining provisions of the Golden State Certificate of Incorporation are to be made in the manner prescribed by Delaware law which, in general, would require the approval of a majority of the outstanding shares of Golden State Common Stock and could, in certain cases, also require the approval of a majority, or greater proportion, of outstanding shares of Golden State preferred stock.

  The RedFed Certificate of Incorporation provides that a vote of 80 percent of all then-outstanding common shares is required to amend or repeal articles governing: (i) amendments to the RedFed Certificate of Incorporation;
(ii) limits on the voting rights of stockholders who own in excess of ten percent of the then-outstanding shares; (iii) action by written consent of the stockholders; (iv) the calling of special meetings of stockholders;
(v) election, removal and terms of directors; (vi) adoption, amendment or repeal of the Bylaws of RedFed; (vii) voting on certain business combinations; and (viii) indemnification of officers and directors. The other provisions of the RedFed Certificate of Incorporation may be repealed or amended in any manner prescribed by the laws of the State of Delaware.

  Amendment and Repeal of Bylaws. The Golden State Certificate of Incorporation provides that the Golden State Bylaws may be adopted, amended or repealed by a resolution adopted by a majority of directors then in office. The RedFed Certificate of Incorporation requires that the RedFed Bylaws be adopted, amended or repealed by a resolution adopted by a majority of the entire authorized directorships whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented for adoption. The Golden State Certificate of Incorporation further provides that the Golden State Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast at a legal meeting of the stockholders. The Golden State Bylaws provide that no amendment, termination or repeal of the provisions of the Golden State Bylaws concerning indemnification of certain persons, including officers and directors of Golden State, shall affect or impair in any way the rights of any director or officer of Golden State with respect to any proceeding arising out of any facts occurring prior to such amendment, termination or repeal. The RedFed Bylaws may be amended, altered or repealed by RedFed stockholders only upon the affirmative vote of at least 80% of the voting power of all then outstanding shares of RedFed voting stock.

  Vacancies on the Board. The Golden State Bylaws provide that any vacancies on the Golden State Board resulting from any cause shall be filled by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, or, in the event of the failure of the directors or sole remaining director to so act, by the stockholders at the next election of directors, subject to the rights of holders of any class of stock or series thereof that is voting separately and is entitled to elect one or more directors. If the number of directors is changed, any increase or decrease must be apportioned among the three classes of the directors so as to make all classes as nearly equal in number as possible.

  The RedFed Bylaws provide that, subject to any rights of holders of RedFed preferred stock that may at the time be outstanding, any vacancies on the RedFed Board resulting from any cause may be filled only by the affirmative vote of a majority of directors then in office, although less than a quorum.

  Removal of Directors. The Golden State and RedFed Certificates of Incorporation each provide that directors may only be removed for cause. The Golden State Certificate of Incorporation provides (i) that such determination must be made by the vote of the holders of at least a majority of the shares then entitled to vote in the election of directors, which vote may only be taken at a special meeting, and (ii) that cause for removal will be deemed to exist only in the event of a conviction of a felony by a court of competent jurisdiction or a judgment by a court of competent jurisdiction of gross negligence or misconduct in the performance of the duties of a director of Golden State, such adjudication no longer being subject to appeal. The RedFed Certificate of Incorporation provides that such determination must be made by the affirmative vote of at least 80% of the voting power of all then outstanding shares of RedFed capital stock entitled to vote generally in the election of RedFed directors.

  Right to Call Special Meetings of Stockholders. The Golden State Certificate of Incorporation provides that special meetings of Golden State stockholders may only be called by the Chairman of the Golden State Board or by a majority of the directors then in office. The RedFed Bylaws provide that special meetings of RedFed stockholders may only be called by majority of the authorized number of directors.

  Shareholder Action Without a Meeting. The Golden State Certificate of Incorporation provides that any action required to be taken or that may be taken at any annual or special meeting of the stockholders of the respective corporation may be taken by written consent without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders of the respective corporation entitled to vote on such action. The RedFed Certificate of Incorporation provides that RedFed stockholders may only take action at an annual or special meeting of RedFed stockholders and may not take action by written consent.

  Cumulative Voting. The RedFed Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. The Golden State Certificate of Incorporation permits stockholder to cumulate votes in the election of directors in the manner provided in Section 214 of the Delaware General Corporation Law. Pursuant to that section, each stockholder is entitled to as many votes as shall equal the number of votes which, except for such provision as to cumulative voting, such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock, multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among the number to be voted for, or by any two or more of them, as such stockholder may see fit.

  Provisions Affecting Business Combinations. The RedFed Certificate of Incorporation provides that, in addition to any affirmative vote of holders of a class of series of RedFed capital stock required by law or the provisions thereof, and with certain exceptions described herein, a Business Combination (as defined herein) with or involving an Interested Stockholder (as defined) requires the affirmative vote of the holders of at least 80% of the voting stock of RedFed voting together as a single class. Such an affirmative vote is required notwithstanding the fact that no vote, or a lesser percentage of vote, may be required or may be specified by law or regulation.

  Such a supermajority vote is not required if (i) the proposed Business Combination is approved by a vote of a majority of all of the Disinterested Directors (as defined) or (ii) certain pricing, procedural and other criteria are satisfied.

  For the purposes of the above provisions of the RedFed Certificate of Incorporation, the term "Business Combination" means by any of the following combinations between RedFed or a subsidiary, on the one hand, and an Interested Stockholder or affiliate thereof on the other: (i) the merger or consolidation of RedFed or any subsidiary of RedFed; or (ii) the sale, lease exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of RedFed or any RedFed subsidiary having an aggregate fair market value equal to 25% or more of the combined assets of RedFed and its subsidiaries; or (iii) issuance or transfer of RedFed or by any subsidiary of RedFed (in one transactions or a series of transactions) of securities of RedFed or a subsidiary of RedFed having an aggregate fair market value equal to 25% or more of the combined fair market value of the outstanding Common Stock of RedFed and its subsidiaries (except for issuances and transfers pursuant to employee benefit plans of RedFed or any subsidiary); or (iv) the adoption of a plan or proposal for the liquidation or dissolution of RedFed proposed by an Interested Stockholder; or (v) the reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving an Interested Stockholder) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of an Interested Stockholder in any classes or series of capital stock RedFed or any RedFed subsidiary. The term "Interested Stockholder" means any person (other than RedFed) its subsidiaries, an employee stock ownership or other employee benefits plan of RedFed or any trustee or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner of more than 10% of the outstanding voting stock of RedFed, and any affiliate or associate of such person. The term "Disinterested Director" means any member of the RedFed Board not affiliated with an Interested Stockholder and who was a member of such Board immediately prior to the time that any Interested Stockholder became such, and any successor to a Disinterested Director not affiliated with an Interested Stockholder and recommended to succeed a Disinterested Director by a majority of the Disinterested Directors who are then members of the RedFed Board.

  The Golden State Certificate of Incorporation also contains special vote provisions with respect to Business Combinations involving Golden State and a Related Person (defined similarly to the RedFed definition of

"Interested Stockholder"), except that the stockholder vote required under the Golden State provisions is that such Business Combinations must be approved by the affirmative vote of the holders of at least two-thirds of the voting stock of Golden State voting together as a single class (excluding shares beneficially owned by the Related Person), or must meet certain other pricing and procedural requirements. In addition, the Golden State Certificate of Incorporation provisions relate to proposed Business Combinations that involve sales or other dispositions of assets or issuances of shares having an aggregate fair market value, in either case, of $25 million or more.

  Nomination of Directors. The RedFed Bylaws provide that nominations of candidates for election as directors at any stockholder meeting may be made by any stockholder of record entitled to vote thereat, provided that such notice is delivered to and received at the principal executive offices of RedFed, not less than 90 days prior to the meeting at which such election is to occur. Any such notice must meet certain requirements as to content and form, including setting forth the information relating to the nominees and the nominating stockholder. The RedFed Board may reject any stockholder nomination not made in accordance with the foregoing requirements.

  The Golden State Bylaws provide that nominations of candidates for election as directors at any stockholder meeting may be made by any stockholder entitled to vote at such annual meeting, and that such nominations must be made pursuant to timely written notice to the Secretary of Golden State. Such notice is timely if delivered to and received at the principal executive offices of Golden State not less than five days prior to the scheduled date for the meeting, regardless of any postponements or adjournments of such meeting to a later date. The Golden State Board may reject nomination by a stockholder not timely made in accordance with the provisions of the Golden State Bylaws.

  New Business Proposals. The RedFed Bylaws provide that any new business to be conducted at any annual meeting of RedFed Stockholders must be stated in writing and received at the principal executive offices of RedFed not less than 90 days in advance of the annual meeting, at which such business is to be presented. Any such statement must be accompanied by specified types of information relating to such proposed new business and the proponent thereof.

  The Golden State Bylaws provide that, for stockholder proposals to be acted upon at any meeting of the Golden State Stockholders, timely notice thereof must be given. Notice is deemed timely if given in the manner required for stockholder nominations for candidates for election to the Golden State Board described above under "--Nomination of Directors."

  Other Provisions. The RedFed Certificate of Incorporation contains a provision that generally prohibits any person who beneficially owns more than 10% of the then outstanding shares of RedFed Common Stock from voting any shares of such stock in excess of such 10% limit. The RedFed Certificate of Incorporation also authorizes the RedFed Board to consider the social and economic effect of offers or proposals involving a tender offer or exchange offer for securities of RedFed, mergers or consolidations of RedFed with another entity or purchases or other acquisitions of all or substantially all of its properties and assets in determining what is in the best interest of RedFed and its stockholders. The RedFed Board is further authorized by such provision to consider RedFed's present and future customers and employees and those of its subsidiaries, the effects of any such proposal on communities in which RedFed and its subsidiaries operate or are located and on the ability of RedFed to fulfill its corporate objective as a savings bank holding company and the ability of its subsidiary, Redlands Federal Bank to fulfill the objectives of a federally-chartered stock form savings bank under applicable statutes and regulations. The Golden State Certificate of Incorporation does not contain any similar provisions.

ABSENCE OF DISSENTER'S APPRAISAL RIGHTS

  RedFed is incorporated under Delaware law and the laws of that state govern the availability of dissenter's appraisal rights with respect to mergers or other corporate transactions involving RedFed. The holders of RedFed Common Stock will not have any dissenter's appraisal rights under Delaware law in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, all of the assets and liabilities of RedFed will be recorded in Golden State's consolidated financial statements at their estimated fair value at the Effective Time, and the consideration to be paid in the Merger will be allocated to such assets and liabilities based on such fair values. The amount by which such consideration exceeds the fair value of the net assets acquired by Golden State through the Merger will be recorded as goodwill. Golden State's consolidated financial statements will include the operations of RedFed after the Effective Time. Income (or loss) of RedFed prior to the Effective Time will not be included in the income of the combined company.

  The selected unaudited pro forma financial data and the unaudited pro forma condensed combined financial statements contained in the Proxy Statement-Prospectus have been prepared using the purchase accounting method to account for the Merger. See "SUMMARY--Selected Financial Data" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

WAIVER; AMENDMENT

  The Merger Agreement provides that any of its provisions may be waived by the party benefited by the provision or, to the extent permitted by applicable law, amended or modified, either before or after the Merger Agreement and the transactions contemplated thereby are approved by the stockholders of RedFed. Any such waiver or amendment must be set forth in an agreement in writing between Golden State and RedFed that has been approved or authorized by their respective boards of directors. Under Delaware law, a merger agreement may be amended after a corporation's stockholders have adopted the agreement if such amendment does not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights that are to be received in exchange for or on conversion of shares of any class of a corporation that is a party to the merger; (ii) alter or change any term of the certificate of incorporation of the surviving corporation that is to be effected by the merger; or (iii) alter or change any of the terms and conditions of the agreement if such alteration would adversely effect the holders of any class or series of stock or securities such constituent corporation.

EXPENSES

  The Merger Agreement provides that the costs and expenses incurred in connection with such agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses. The Merger Agreement further provides that all regulatory application fees shall be deemed to be expenses of Golden State and that the costs of printing and mailing this Proxy Statement/Prospectus shall be borne equally by Golden State and RedFed.

         MANAGEMENT AND OPERATIONS AFTER THE CALIFORNIA FEDERAL MERGER

  The California Federal Merger Agreement provides for the merger of FNPH with and into Golden State, with Golden State as the surviving corporation, and contemplates the merger of Glendale Federal with and into California Federal, with California Federal as the surviving federal savings bank. The California Federal Merger Agreement provides that, effective upon consummation of the California Federal Merger, the number of directors of Golden State will be increased to fifteen with five such individuals (the "Golden State Directors") being selected from among the then-existing Golden State Board and the remaining ten such individuals, or two-thirds of the whole Board, being appointed by the Board of Directors of FNPH. From and after the consummation of the California Federal Merger until the earlier of a change in control of Golden State or the resolution of all matters relating to the Goodwill Litigation (as defined herein) and the Litigation Tracking Warrants (See "THE MERGER--Parties to the Merger--Golden State--Proposed Distribution of Litigation Tracking Warrants"), Golden State will continue to include each Golden State Director, or such Golden State Director's successor as designated by the Golden State Directors, on the list of nominees for director presented by the Golden State Board at any annual meeting of Golden State Stockholders at which such Golden State Director's term would expire. Further, it is anticipated that, following the consummation of the California Federal Merger, affiliates of FNPH, FNH and California Federal will generally be in a position to control the management of the surviving corporation.

  In addition, in connection with the execution of the California Federal Merger Agreement, Golden State, Glendale Federal, California Federal and Messrs. Trafton and Fink entered into the Management Agreement which is generally to become effective upon the consummation of the California Federal Merger. The Management Agreement contemplates, among other things, that Messrs. Trafton and Fink will, pursuant to the terms thereof, manage and be responsible for determinations concerning the Goodwill Litigation (as well as comparable litigation with respect to the treatment of regulatory goodwill in which California Federal is engaged against the United States government) on behalf of the combined company after the California Federal Merger. In this connection, Messrs. Trafton and Fink will report to a committee of the Board of Directors of the surviving corporation of the California Federal Merger (the "Golden State Committee") with respect to matters related to the Goodwill Litigation and the Litigation Tracking Warrants, and the Board of Directors of such surviving corporation will generally delegate its authority with respect to such matters to the Golden State Committee. The California Federal Merger Agreement provides that the surviving corporation in the California Federal Merger will cause each Golden State Director serving on such corporation's Board of Directors to be appointed as a member of the Golden State Committee and that it will maintain the Golden State Committee as contemplated by the Management Agreement. The services of Messrs. Trafton and Fink under the Management Agreement may be terminated under certain circumstances set forth in the Management Agreement. The description of the provisions of the Management Agreement set forth above is not complete and is qualified in its entirety by reference to the Management Agreement, which is an exhibit to Golden State's Current Report on Form 8-K dated as of February 4, 1998, as amended by Amendment No. 1 thereto, filed with the Commission on March 5, 1998, and which is incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                       TRADING MARKETS AND MARKET PRICES

  Golden State Common Stock is, and the shares offered hereby will be, listed on the NYSE and the Pacific Exchange and traded under the symbol "GSB." The following table sets forth, for the periods indicated, the high and low reported sale prices per share of Golden State Common Stock. Prices for dates prior to July 24, 1997, the date on which the Reorganization was completed and, in connection therewith, Golden State became the holding company of Glendale Federal and shares of Glendale Federal were exchanged on a one-for-one basis for shares of Golden State, are for the common stock of Glendale Federal (which prior to consummation of the Reorganization traded on the NYSE and the PSE under the symbol "GLN").

                                                                GOLDEN STATE/
                                                              GLENDALE FEDERAL
                                                                COMMON STOCK
                                                              -----------------
                                                                HIGH     LOW
                                                              -------- --------
   Fiscal Year Ended June 30, 1996
     First Quarter........................................... $ 17.000 $ 12.125
     Second Quarter..........................................   18.000   14.625
     Third Quarter...........................................   19.125   15.500
     Fourth Quarter..........................................   19.125   16.000
   Fiscal Year Ended June 30, 1997
     First Quarter...........................................   20.000   15.875
     Second Quarter..........................................   23.875   17.375
     Third Quarter...........................................   18.125   22.500
     Fourth Quarter..........................................   27.000   22.250
   Fiscal Year Ending June 30, 1998
     First Quarter...........................................   31.875   26.125
     Second Quarter..........................................   37.750   26.125
     Third Quarter...........................................   38.813   31.500
     Fourth Quarter, through April   , 1998..................

  RedFed Common Stock is listed on the Nasdaq National Market System and traded under the symbol "REDF." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of RedFed Common Stock on Nasdaq.

                                                                 REDFED COMMON
                                                                     STOCK
                                                                ---------------
                                                                 HIGH     LOW
                                                                ------- -------
   Fiscal Year Ended December 31, 1996
     First Quarter............................................. $10.000 $ 8.875
     Second Quarter............................................  10.000   8.375
     Third Quarter.............................................  12.125   8.375
     Fourth Quarter............................................  13.500  11.500
   Fiscal Year Ended December 31, 1997
     First Quarter.............................................  15.750  12.875
     Second Quarter............................................  16.500  12.250
     Third Quarter.............................................  18.000  15.500
     Fourth Quarter............................................  21.125  17.375
   Fiscal Year Ending December 31, 1998
     First Quarter.............................................  20.125  19.750
     Second Quarter, through April   , 1998....................

                             ELECTION OF DIRECTORS

  Each of the members of the RedFed Board also presently serves as a director of Redlands Federal Bank. RedFed's Directors are elected for staggered terms of three years each, with the term of office of one of the three classes of directors expiring each year. RedFed's Directors serve until their successors are elected and qualified.

  The three nominees proposed for election at the Stockholders Meeting are Ms. Anne Bacon and Messrs. John D. McAlearney and William C. Buster Jr. Each of the nominees named is presently a director of RedFed and Redlands Federal Bank. In the event that a nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of such other person or persons as may be designated by the present RedFed Board. The RedFed Board has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE DIRECTORS IS WITHHELD, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD IF EXECUTED AND RETURNED WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES PROPOSED BY THE REDFED BOARD.

  THE REDFED BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO NOMINEES, DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

  The following table sets forth, as of the Record Date, the names of the nominees, other directors and "Named Executive Officers" (as defined below) of RedFed, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of Redlands Federal Bank, and the year in which their individual terms (or in the case of nominees, their proposed terms) as directors of RedFed expire. This table also sets forth the amount of RedFed Common Stock and the percent thereof beneficially owned by each director and Named Executive Officers and all directors and executive officers as a group as of the Record Date.

                                                                       OWNERSHIP
       NAME AND PRINCIPAL                                  SHARES OF     AS A
      OCCUPATION AT PRESENT                    EXPIRATION COMMON STOCK  PERCENT
           AND FOR THE                DIRECTOR OF TERM AS BENEFICIALLY    OF
         PAST FIVE YEARS          AGE SINCE(1)  DIRECTOR    OWNED(2)   CLASS(9)
      ---------------------       --- -------- ---------- ------------ ---------
NOMINEES FOR DIRECTOR
Anne Bacon.......................  53   1995      2001       56,067
 President and Chief Executive                               (5)(8)
 Officer of RedFed and the
 Redlands Federal Bank; former
 President and Chief Executive
 Officer of First Western Bank
John D. McAlearney, Jr...........  53   1989      2001       68,714
 Chairman of the Board of                                    (3)(4)
 Directors of RedFed and Redlands
 Federal Bank; Attorney, officer,
 director and shareholder of
 McPeters McAlearney Shimoff &
 Hatt, a Professional Corporation
William C. Buster, Jr. ..........  61   1989      2001       51,464
 President of Wm. C. Buster,                                 (3)(4)
 Inc., a general contracting firm
 and Vespar Development Co., a
 residential and commercial real
 estate development company

                                                                       OWNERSHIP
       NAME AND PRINCIPAL                                  SHARES OF     AS A
     OCCUPATION AT PRESENT                     EXPIRATION COMMON STOCK  PERCENT
          AND FOR THE                 DIRECTOR OF TERM AS BENEFICIALLY    OF
        PAST FIVE YEARS           AGE SINCE(1)  DIRECTOR    OWNED(2)   CLASS(9)
     ---------------------        --- -------- ---------- ------------ ---------
CONTINUING DIRECTORS
Stanley C. Weisser..............   56   1986      1999        65,464
 Pharmacist and President, Chief                                 (3)
 Executive Officer and Director
 of Network Pharmaceutical Inc.,
 operator of local pharmacies
Robert G. Wiens.................   62   1986      2000        98,484
 Retired President, Chief                                  (3)(7)(8)
 Executive Officer and Chairman
 of the Board of Directors of
 RedFed and Redlands Federal
 Bank
Douglas R. McAdam...............   53   1987      2000        37,389
 CPA; Officer, director and                                   (3)(4)
 shareholder of Soren McAdam
 Bartells, Certified Public
 Accountants, Inc.
William T. Hardy, Jr............   54   1990      1999        48,889
 President of Renown LLC, a                                   (3)(4)
 produce exporter

                                                                      OWNERSHIP
                 NAME AND PRINCIPAL                       SHARES OF     AS A
               OCCUPATION AT PRESENT                     COMMON STOCK  PERCENT
                    AND FOR THE                          BENEFICIALLY OF CLASS
                  PAST FIVE YEARS                    AGE   OWNED(2)      (9)
               ---------------------                 --- ------------ ---------
NAMED EXECUTIVE OFFICERS
D. Brian Reider.....................................  47       14,379
 Vice President, General Counsel and Assistant           (3)(6)(7)(8)
 Secretary of RedFed; Executive Vice President,
 Chief Operating Officer and General Counsel of
 Redlands Federal Bank; President and Director of
 Redlands Financial Services, Inc., RedFed, Inc. and
 RedFed Escrow, Inc.
David C. Gray, CPA..................................  55       34,427
 Treasurer and Chief Financial Officer of RedFed,        (3)(6)(7)(8)
 Senior Vice President and Chief Financial Officer
 of Redlands Federal Bank; and Treasurer of Redlands
 Financial Services, Inc., RedFed, Inc. and RedFed
 Escrow, Inc.
Norman E. Bellefeuille, Jr..........................  45       25,152
 Senior Vice President and Chief Loan Officer of         (3)(6)(7)(8)
 Redlands Federal Bank
Carol A. Snodgress..................................  42       34,760
 Vice President and Investor Relations Officer of        (3)(6)(7)(8)
 RedFed; Senior Vice President/Retail Banking
 Officer of Redlands Federal Bank; and Senior Vice
 President of RedFed, Inc.
Stock Ownership of all directors and executive
 officers as a group (11 Persons)...................          535,189

--------
(1) Includes years of service as a director of Redlands Federal Bank.

(2) Each person or relative of such person whose shares are included herein exercises sole (or shared with spouse, relative or affiliate) voting or dispositive power as to the shares reported.

(3) Includes 4,196, 1,299, 1,644, 1,644 and 1,644 shares awarded to Messrs. Wiens, Reider, Gray and Bellefeuille and Ms. Snodgress, respectively, under the Redlands Federal Bank Recognition and Retention Plan for Officers and Employees ("RRP") Trust and includes 857 shares each awarded to Messrs. McAdam, Weisser, Buster, McAlearney and Hardy, respectively, under the Redlands Federal Bank Recognition and Retention Plan for Outside Directors ("DRP") Trust, as to which voting may be directed which will vest on April 7, 1999.

(4) Includes 17,480 shares subject to options currently exercisable granted to Messrs. McAdam, Buster, McAlearney and Hardy, respectively, under the RedFed Bancorp Inc. 1994 Option Plan for Outside Directors ("Directors' Option Plan") which began vesting on April 7, 1995, one year from the date of grant.

(5) Includes 15,000 shares subject to options granted under the 1995 Long Term Incentive Plan (the "Incentive Plan"), which shares become exercisable within 60 days after the Record Date. Does not include 30,000 shares subject to options which become exercisable in two equal annual installments commencing April 25, 1999. Includes 20,200 performance restricted stock awards granted under the Incentive Plan which have vested and 1,867 shares allocated to Ms. Bacon under the Bank's ESOP. Does not include 22,800 shares of performance restricted stock awards which vest April 25, 2000, subject to the discretionary authority of the Board of Directors to accelerate vesting, in whole or in part, based upon performance.

(6) Includes 6,984, 12,734, 10,488 and 11,584 shares subject to the portions of the options granted to Messrs. Reider, Gray and Bellefeuille and Ms. Snodgress, respectively, under the RedFed Bancorp 1994 Incentive Stock Option Plan (the "Stock Option Plan") that were exercisable as of the Record Date. Does not include 3,496 shares subject to options granted to each of Messrs. Reider, Gray and Bellefeuille and Ms. Snodgress under the Stock Option Plan which become exercisable on April 7, 1999.

(7) Includes 50,862, 1,631, 14,269, 8,694 and 10,802 shares held in the
    Employer Stock Fund of the Redlands Bank Employee 401(k) Trust and allocated to the accounts of Messrs. Wiens, Reider, Gray and Bellefeuillle and Ms. Snodgress, respectively, as to which voting may be directed.

(8) Includes 1,867, 1,645, 3,165, 2,886, 2,558 and 2,447 shares allocated to
    Ms. Bacon, Messrs. Wiens, Reider, Gray and Bellefeuille and Ms. Snodgress, respectively, under Redlands Federal Bank's ESOP.

(9) Calculated as of the Record Date.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires RedFed's officers and directors and persons who own more than ten percent of a registered class of RedFed's equity securities to file with the SEC and with each exchange on which the RedFed Common Stock trades, initial reports of ownership and reports of changes in ownership of RedFed Common Stock and other equity securities of RedFed. Officers, directors and greater than ten percent beneficial owners are required by the SEC's regulation to furnish RedFed with copies of all Section 16(a) forms they file.

  To RedFed's knowledge, based solely on review of the copies of such reports furnished to RedFed and written representations that no other reports were required during the fiscal year ended December 31, 1997, its officers, directors and greater than ten percent beneficial owners have complied with all Section 16(a) filing requirements applicable to them, except that Mr. Gray inadvertently failed to timely file a Form 4 with respect to the acquisition of 1,324 shares of RedFed Common Stock on March 26, 1997 in his 401(k) account. The Form 4 was filed on June 3, 1997, promptly after the failure to file was discovered.

MEETINGS OF THE REDFED BOARD AND COMMITTEES OF THE REDFED BOARD

  The RedFed Board conducts its business through meetings of the RedFed Board and through activities of its committees. The RedFed Board meets on a monthly basis and has additional meetings as needed. During fiscal 1997, the RedFed Board held 15 meetings. The Boards of Directors of the RedFed and Redlands Federal Bank maintain the following committees, among others:

  Executive Committee. The Executive Committee consists of Messrs. McAlearney (Chairman), Weisser, McAdam and Ms. Bacon. The Committee has the authority, subject to certain exceptions, to act on all matters of RedFed Board business between RedFed Board meetings subject to notification to the RedFed Board at its next meeting. This Committee did not meet in 1997.

  Audit Committee. The Audit Committee consists of Messrs. McAdam (Chairman), Weisser, McAlearney, and Hardy, all of whom are non-employee directors. This committee meets at least quarterly and recommends an independent audit firm to the full RedFed Board for approval, approves internal audit schedules, and reviews internal audit reports. The Audit Committee met four times in 1997.

  Nominating Committee. The Nominating Committee consists of Messrs. Weisser (Chairman), Wiens, McAdam, and Hardy. The Nominating Committee makes recommendations to the RedFed Board of nominees for election as directors at the annual meetings and met for this purpose on January 27, 1998. The Nominating Committee will consider nominees proposed by stockholders who give appropriate and timely notice of such proposed nominations in accordance with the requirements of Section 6(c)(ii) of Article I of RedFed's Bylaws. Any such stockholder notice of proposed nomination must contain specified types of information relating to the nominee, including information of the type required pursuant to the Exchange Act.

  Compensation and Benefit Plans Committee. The Compensation and Benefit Plans Committee determines executive compensation, and other matters regarding personnel and employee benefit plans. The Committee consists of Messrs. Hardy (Chairman), McAlearney, Weisser and Buster and met once in 1997.

DIRECTORS' COMPENSATION

  Directors' Fees. Directors do not receive any fees for serving on RedFed's Board. Non-employee directors of Redlands Federal Bank receive an annual retainer fee of $34,200 each, and do not receive any additional fees for attending meetings. The Chairman receives an additional fee of $1,000 per month. The fees are paid by Redlands Federal Bank.

  Directors Retirement Plan. Redlands Federal Bank maintains the Redlands Federal Bank Outside Directors Retirement Plan (the "Directors' Retirement Plan"), a retirement plan for non-employee directors with six or more years of service with Redlands Federal Bank. The Directors' Retirement Plan provides that, upon retirement, retiring Directors are eligible to receive an annual benefit equal to 100% of the retiring Directors' compensation in the last year of service which shall continue to be paid annually for a number of years equal to the number of years the participant served as an outside Director, but not for longer than 15 years. The Directors' Retirement Plan provides that in the event of a participant's death prior to payment of all benefits due to a participant under the Directors' Retirement Plan, the remaining benefits are to be paid to the beneficiary or beneficiaries designated by the participant or, if no such designation has been made, to the estate of the participant. Effective June 30, 1995, RedFed elected to partially freeze the Directors' Retirement Plan.

  Directors' Option Plan. Under the RedFed Bancorp. Inc. 1994 Stock Option Plan for Outside Directors (the "Directors' Option Plan"), each outside Director was granted options to purchase 17,480 shares of RedFed Common Stock at an exercise price of $8.00 per share, which was the fair market value of the shares on the date of grant (April 7, 1994). To the extent options for shares are available for grants under the Directors' Option Plan, on each anniversary of the Effective Date of the Directors' Option Plan, each subsequently elected outside director will be granted, if such outside director is qualified, non- statutory stock options to purchase a number of shares of Common Stock equal to 2,185 shares or options to purchase such lesser number of shares as remain in the Directors' Option Plan. If options for sufficient shares are not available to fulfill the grant of options to an outside director, and thereafter options become available, such persons shall receive options to purchase an amount of shares of Common Stock determined by dividing pro rata among such persons the number of options available. The exercise price of each option granted to subsequent Directors will be equal to the fair market value of the Common Stock on the date of the grant. All options initially granted under the Directors' Option Plan become exercisable in three equal installments commencing one year from the date of grant, except that in the event of death, disability or retirement of the participant or upon a change in control of RedFed or Redlands Federal Bank, such as will occur upon the consummation of the Merger, all options previously granted would automatically become exercisable.

  Directors' Retention and Recognition Plan. Under the Redlands Federal Bank Recognition and Retention Plan for Outside Directors (the "DRP"), each outside Director was awarded 4,283 shares of RedFed Common Stock. Each emeritus Director received awards equal to 1,286 shares. Awards to Directors began vesting in five equal annual installments on April 7, 1995, the first anniversary of the effective date of the award. Awards will be 100% vested upon termination of service as a Director due to death or disability of the Director or following a change in the control of Redlands Federal Bank or RedFed, such as will occur upon the consummation of the Merger, or the failure of the Director to be reelected at any annual meeting of shareholders at which such director has been duly nominated for election unless such director continues to serve as a consulting Director. In the event that a Director terminates service with Redlands Federal Bank or RedFed before his or her DRP awards have been fully vested, the Director's nonvested awards will be forfeited.

  Consulting Agreement. Mr. Wiens has entered into a consulting agreement with Redlands Federal Bank (the "Consulting Agreement"). The Consulting Agreement will continue through April 30, 2000 unless earlier terminated. Under the terms of the Consulting Agreement, Mr. Wiens will be available to advise Redlands Federal Bank as to strategies for dealing with business issues it may confront, as well as providing certain historical information regarding prior business Mr. Wiens is compensated on an hourly basis for any advice he may render. During the year ended December 31, 1997, Mr. Wiens received no payments pursuant to the Consulting Agreement.

EXECUTIVE COMPENSATION

  The report of the compensation committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement/Prospectus into any filing under the Securities Act or the Exchange Act, except to the extent that RedFed specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Compensation Committee Report on Executive Compensation. Under rules established by the Commission, RedFed is required to provide certain data and information in regard to the compensation and benefits provided to RedFed's Chief Executive Officer and other executive officers of RedFed. The disclosure requirements for the Chief Executive Officer and other executive officers include a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation and Benefit Plans Committee (the "Compensation Committee") of Redlands Federal Bank, at the direction of the Board of Directors of Redlands Federal Bank has prepared the following report for inclusion in this Proxy Statement/Prospectus.

  General. The purpose of the Compensation Committee of RedFed and Redlands Federal Bank is to review the respective compensation philosophy and programs, exercise authority with respect to the payment of salaries and incentive compensation to the officers of Redlands Federal Bank and serve as administrator for certain benefit plans for Redlands Federal Bank as may be determined by the Board of Directors of Redlands Federal Bank. Redlands Federal Bank's Compensation Committee periodically reviews and determines the compensation of the Chief Executive Officer and certain other executive officers and authorizes the compensation paid to the remaining officers and employees.

  Base Salary. Officers' salaries are reviewed annually. Management prepares its recommendations (for all employees and officers other than the Chief Executive Officer and President) and supplies the Committee with reference materials such as various published compensation surveys and other supporting documentation. Salary levels are designed to be competitive with cash compensation levels paid by peer group institutions. Redlands Federal Bank generally considers its peer group to be thrift institutions and banks with assets between $500 million and $3 billion operating within the western region, which consists of the states of Arizona, California, Idaho, Montana, Nevada, Oregon, Utah, Washington and Wyoming. The peer group used in making compensation decisions is not necessarily composed of the same institutions as those used for the stock performance graph included in this Proxy Statement-Prospectus. Although the evaluations of specific levels of compensation for the executive officers of Redlands Federal Bank are based, in part, on peer group surveys, including a survey performed for the Western League of Savings Institutions, no specific formula is utilized to fix annual compensation.

  Bonus. In November 1996, the Redlands Federal Bank Board of Directors adopted an Incentive Program to reward officers based on performance criteria as determined by the Committee, and the profitability of Redlands Federal Bank, as well as achievement of goals set forth in Redlands Federal Bank's Business Plan. This Incentive Program was used in 1997 as adopted and the Redlands Federal Bank Board of Directors has taken action to continue with the Incentive Program through the first quarter of 1998. No other bonuses were awarded to officers of Redlands Federal Bank in fiscal year 1997.

  Stock Programs. In conjunction with and after Redlands Federal Bank's conversion from mutual to stock form, in 1994, various stock programs were established. The Redlands Federal Bank Employee Stock Ownership Plan, the RedFed Bancorp. Inc. 1994 Incentive Stock Option Plan (the "Incentive Stock Ownership Plan"), the Redlands Federal Bank Recognition and Retention Plan (the "RRP") and the RedFed Bancorp Inc. 1995 Long Term Incentive Plan (the "Incentive Plan") are designed as an incentive to the executive officers and employees of Redlands Federal Bank and act so as to align the interests of the officers and employees of Redlands Federal Bank with stockholders. The awards under such plans become exercisable over a multi-year period, enhancing their value as a long-term incentive. The awards of options and shares under the Incentive Stock Option Plan and the RRP were allocated by the Compensation Committee based upon regulatory practices and policies, the practices of other recently converted financial institutions as verified by external surveys and based upon the executive officer's level of responsibility and contributions to Redlands Federal Bank as determined by the Compensation Committee on a discretionary basis.

  Chief Executive Officer. Upon her assumption of duties as President and Chief Executive Officer in April 1995, Anne Bacon was given a package which included an annual salary of $250,000, a potential performance bonus and stock grants and options as disclosed in the Summary Compensation Table. This salary was established through negotiations the Compensation Committee had with Ms. Bacon regarding her Employment Agreement, and was based upon information gathered by the Committee during the search for a new Chief Executive Officer. This information included results of a survey conducted by an outside executive compensation consultant of Chief Executive Officer compensation in banks and thrifts in California, and data provided by the executive search firm engaged by Redlands Federal Bank to assist in locating a new Chief Executive Officer.

  Annually, the Board adopts a Business Plan for Redlands Federal Bank, and subsequently uses the Business Plan to set measurable performance goals for the Chief Executive Officer, including a continued reduction of classified and non-performing assets and further reductions in general and administrative expenses, as well as other specific goals. The Compensation Committee agreed that these goals would be used to review Ms. Bacon's performance. Following Ms. Bacon's annual performance evaluation conducted in March 1997, during which it was agreed that the performance criteria had been met and exceeded, Ms. Bacon was granted a bonus as set forth in the Summary Compensation Table, and awarded 7,600 shares of performance based stock from the Incentive Plan.

                   COMPENSATION COMMITTEE OF REDFED AND BANK

                       William T. Hardy, Jr. (Chairman)
                              Stanley C. Weisser
                            John D. McAlearney, Jr.
                            William C. Buster, Jr.

  Summary Compensation Table. The following table shows, for the fiscal years ending December 31, 1997, 1996, and 1995, the cash compensation paid by Redlands Federal Bank, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and those executive officers ("Named Executive Officers") of RedFed, who received salary and bonus in excess of $100,000 in 1997.

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                             ------------------
                                                                               AWARDS   PAYOUTS
                                                                             ---------- -------
                                                      OTHER                  SECURITIES
                            ANNUAL COMPENSATION       ANNUAL    RESTRICTED   UNDERLYING  LTIP
   NAME AND PRINCIPAL    ------------------------- COMPENSATION   STOCK       OPTIONS/  PAYOUTS  OTHER
         OFFICE          YEAR SALARY ($) BONUS ($)     ($)      AWARDS ($)   SARS(#)(1)   ($)   COMP ($)
   ------------------    ---- ---------- --------- ------------ ----------   ---------- ------- --------
Anne Bacon(3)........... 1997  $250,000  $100,000     $ --            --                         8,128(2)
 President and Chief     1996   250,000   100,000       --            --                         6,808
 Executive Officer of    1995   203,506       --        --       $432,580(4)   75,000              --
 RedFed and the
 Redlands Federal Bank
D. Brian Reider......... 1997   137,200    20,580       --            --                         7,360(2)
 Vice President, General 1996   137,200    20,580       --            --                         6,808
 Counsel and Assistant   1995   134,200       --        --         51,960(5)   17,480            6,992
 Secretary of RedFed;
 Executive Vice
 President, Chief
 Operating Officer and
 General Counsel of
 Redlands Federal Bank
David C. Gray, CPA...... 1997   116,100    17,415       --            --                         6,232(2)
 Treasurer and Chief     1996   116,100    17,415       --            --                         6,752
 Financial Officer       1995   116,100       --        --         65,728(5)   17,480            6,048
 of RedFed; Senior
 Vice President and
 Chief Financial Officer
 of Redlands Federal
 Bank
Norman E. Bellefeuille,
 Jr. ................... 1997   100,000    15,000       --            --                         5,368(2)
 Senior Vice President   1996   100,000    15,000       --            --                         5,912
 and Chief Loan Officer  1995   107,092       --        --         65,728(5)   17,480            5,584
 of Redlands Federal
 Bank
Carol A. Snodgress...... 1997    97,920    14,688       --            --                         5,256(2)
 Vice President and      1996    97,920    14,688       --            --                         5,800
 Investor Relations      1995    97,920       --        --         65,728(5)   17,480            5,104
 Officer of RedFed;
 Senior Vice President/
 Retail Banking Officer
 of Redlands Federal
 Bank

-------
(1) Includes 75,000 shares subject to options granted to Ms. Bacon under the Long Term Incentive Plan which become exercisable in five equal annual installments commencing April 25, 1996. Includes 17,480 shares subject to options granted to Messrs. Reider, Gray and Bellefeuille and Ms. Snodgress under the Stock Option Plan, which options will be exercisable in five equal annual installments, commencing April 7, 1995 and continuing on each anniversary date thereafter.

(2) Includes 1,016, 920, 779, 671 and 657 shares contributed by the Bank pursuant to the ESOP and allocated respectively for the benefit of Ms. Bacon, Messrs. Reider, Gray and Bellefeuille and Ms. Snodgress for fiscal 1997.

(3) Ms. Bacon was appointed as President and Chief Executive Officer of the Company and the Bank, effective April 3, 1995.

(4) Pursuant to the Incentive Plan, Ms. Bacon was awarded 43,000 performance restricted stock awards which had a market value of $432,580 on the date of the grant. 20,200 shares have vested and 22,800 shares vest on April 25, 2000, subject to the discretionary authority of the Board of Directors to accelerate vesting in whole or in part, based upon performance. When awards become vested and are distributed, the recipient will also receive an amount equal to accumulated dividends and any earnings thereon. All awards will vest upon a change in control. In the event of retirement, death or disability, restricted awards which represent the percentage of time which had already passed in the pendency of the contingency will vest. At December 31, 1997, the shares comprising such unvested portion of the restricted stock award to Ms. Bacon had a market value of $19.8125 per share, for a total value of $451,725 and the shares comprising the entire restricted stock award had a total value of $851,937.

(5) Pursuant to the RRP, Messrs. Reider, Gray and Bellefeuille and Ms. Snodgress were awarded 6,495, 8,216, 8,216 and 8,216 shares of common stock, respective, in fiscal 1994, which had a market value of $8.00 per share on the date of the grant. Such awards vest in five annual installments at a rate of 20% per year commencing on April 7, 1995, one year from the date of the grant. When shares become vested and are distributed, the recipient will also receive an amount equal to accumulated dividends and any earnings thereon. Awards will be 100% vested upon termination of employment due to death, disability or following a change of control. If a recipient terminates employment due to retirement, such awards will continue to be earned in annual installments of 20% if the Compensation Committee determines that such recipient is expected to continue to provide valuable services to the Bank. At December 31, 1997, the shares comprising the unvested portion of such awards to Messrs. Reider, Gray and Bellefeuille and Ms. Snodgress had a market value of $19.8125 per share, for a total value of $51,473, $65,112, $65,112 and
    $65,112, respectively and the total amount of such awards, including vested portions had a market value of $128,682, $162,780, $162,780 and $162,780, respectively.

  Stock Performance Graph. The following table shows a forty-four month comparison of cumulative total shareholder return on RedFed's Common Stock, based on the market price of the RedFed Common Stock, with the cumulative total return of U.S. Companies in the Nasdaq National Market and the SNL Thrift Index. RedFed's Common Stock began trading on April 8, 1994. The indices were compiled by SNL Securities.

                  COMPARISON OF FORTY-FOUR MONTH TOTAL RETURN
                           AMONG REDFED BANCORP INC.,
                    NASDAQ MARKET INDEX AND SNL THRIFT INDEX


                           TOTAL RETURN PERFORMANCE

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                    PERIOD ENDING
                                      ------------------------------------------
INDEX                                 4/8/94 12/31/94 12/31/95 12/31/96 12/31/97
-----                                 ------ -------- -------- -------- --------
RedFed Bancorp Inc................... 100.00   94.12   119.12   158.82   233.82
NASDAQ -- Total US................... 100.00  101.30   143.27   176.21   216.23
SNL Thrift Index..................... 100.00  101.89   158.68   206.76   351.51

  Employment Agreements. Redlands Federal Bank and RedFed have entered into employment agreements with Ms. Bacon, each of which provides for a two-year term. Commencing on the first anniversary date and continuing on each anniversary date thereafter, the Board of Directors of Redlands Federal Bank and RedFed may extend the agreements for an additional year such that the remaining term shall be two years, unless written notice of non-renewal is given by the Boards of Directors after conducting a performance evaluation of Ms. Bacon. The agreements provide that Ms. Bacon will receive an annual base salary of $250,000, which will be reviewed at least annually by the Boards of Directors. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination by Redlands Federal Bank or RedFed for cause at any time.

  In the event Redlands Federal Bank or RedFed chooses to terminate Ms. Bacon's employment for reasons other than cause, or for disability, or in the event of Ms. Bacon's resignation from Redlands Federal Bank and RedFed upon:
(i) failure to re-elect Ms. Bacon to her current offices; (ii) a material change in Ms. Bacon's functions, duties or responsibilities, or relocation of her principal place of employment, or a material reduction in benefits or perquisites; (iii) liquidation or dissolution of Redlands Federal Bank or RedFed; or (iv) a breach of the agreement by Redlands Federal Bank or RedFed (each, an "Event of Termination"), the executive or, in the event of death, her beneficiary would be entitled to receive an amount equal to the payments due for the remaining term of the employment agreements including base salary for the remaining term of the agreements (not to exceed one year of base salary) and any bonuses and other cash compensation paid or expected to be paid to executive in the year of the Event of Termination, and the amount of benefits received or to be received pursuant to any employee benefit plan at the time of termination including all payments made to the executive, or for the executive's benefit, during the twelve months preceding termination.

  If termination of employment follows a "change in control" of Redlands Federal Bank or RedFed, as defined in the employment agreements, Ms. Bacon or, in the event of death, Ms. Bacon's beneficiary, is entitled to a severance payment equal to the greater of: (1) the payments due under the remaining term of the agreement; or (2) two times the average of the five preceding years' base salary or such lesser number of years as executive was employed, including bonuses and the amount of contributions made or to be made to employee benefit plans on behalf of executive. Redlands Federal Bank and RedFed will also continue Ms. Bacon's life, health, and disability coverage for two years to the extent allowed by the plans or policies maintained by RedFed or Redlands Federal Bank from time to time. Payments to Ms. Bacon under Redlands Federal Bank's employment agreement are guaranteed by RedFed in the event that payments or benefits are not paid by Redlands Federal Bank. In the event of a change in control, based upon 1997 salary and 1997 and 1996 bonuses, Ms. Bacon would receive approximately $700,000 in severance payments in addition to other cash and noncash benefits provided under the agreements. The Merger will result in such a "change in control."

  Change in Control Agreements. Redlands Federal Bank has entered into two-year Change in Control Agreements with four executive officers who are not covered by employment agreements, including Messrs. Reider, Gray, Bellefeuille and Ms. Snodgress. These executive officers, with the exception of Mr. Bellefeuille, also have Change in Control Agreements with RedFed. Each Change in Control Agreement provides for a 24-month term. Commencing on the first anniversary date of Redlands Federal Bank's conversion from mutual to stock form and continuing on each anniversary thereafter, the Change in Control Agreements may be extended by the respective Boards of Directors for an additional 12 months so that the remaining term is 24 months. Each Change in Control Agreement provides that at any time following a change in control of Redlands Federal Bank, if RedFed or Redlands Federal Bank terminates the employee's employment for any reason other than cause, or if the employee terminates his or her employment following demotion, loss of title, office or significant authority, a reduction in compensation, or relocation of the principal place of employment, the employee or, in the event of death, the employee's beneficiary, would be entitled to receive a payment equal to two times the employee's then current annual compensation, including bonuses and any other cash compensation. Redlands Federal Bank and RedFed will also continue the employee's life, health, and disability coverage for the remaining unexpired term of his or her agreement to the extent allowed by the plans or policies maintained by RedFed or Bank from time to time. Payments to the employee under Redlands Federal Bank's change in control agreements will be guaranteed by RedFed in the event that payments or benefits are not paid by Redlands Federal Bank.

  If a change in control occurs, based upon 1997 salaries and 1997 and 1996 bonuses, the amounts payable in the aggregate, pursuant to change in control agreements, would be approximately $315,560, $267,030, $230,000 and $225,216, in addition to other cash and noncash benefits provided for under the Change in Control Agreements for Messrs. Reider, Gray and Bellefeuille, and Ms. Snodgress, respectively. The Merger will result in such a "change in control."

  Stock Option Plan and Incentive Plan. The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                      VALUE OF
                                                   NUMBER OF SECURITIES             UNEXERCISED
                            SHARES     VALUE      UNDERLYING UNEXERCISED            IN-THE-MONEY
                         ACQUIRED ON  REALIZED       OPTIONS/SARS AT              OPTIONS/SARS AT
NAME                     EXERCISE (#)  ($)(1)      FISCAL YEAR END (#)          FISCAL YEAR END ($)
----                     ------------ -------- ---------------------------- ----------------------------
                                               EXERCISABLE/UNEXERCISABLE(2) EXERCISABLE/UNEXERCISABLE (3)
                                               ---------------------------- ----------------------------
Anne Bacon..............    30,000    290,700            -0-/45,000                   -0-/438,863
Robert G. Wiens.........     -0-        -0-           69,920/-0-                  825,930/-0-
D. Brian Reider.........     7,000     67,375          3,488/6,992                 41,202/82,593
David C. Gray, CPA......     1,250     14,763          9,238/6,992                109,124/82,593
Norman E. Bellefeuille,
 Jr. ...................     -0-        -0-           10,488/6,992                123,890/82,593
Carol A. Snodgress......       900     10,593          9,588/6,992                113,258/82,593

--------
(1) Based on the fair market value of the underlying stock at exercise, minus the exercise price.

(2) The options held by Messrs. Wiens, Reider, Gray and Bellefeuille and Ms. Snodgress have an exercise price of $8.00, and except for the options held by Mr. Wiens, which are all currently exercisable, such options become exercisable at an annual rate of 20% beginning April 7, 1995. The options will expire ten years from the date of the grant. The options held by Ms. Bacon have an exercise price of $10.06 and become exercisable at an annual rate of 20% beginning April 25, 1996.

(3) Based on the market value of the underlying stock at December 31, 1997, minus the exercise price.

  Defined Benefit Plan. Redlands Federal Bank currently maintains a qualified noncontributory defined benefit plan ("Retirement Plan"). All employees are eligible to participate in the Retirement Plan on the first day of the month following the date on which one hour of service is performed. Redlands Federal Bank annually contributes an amount to the Retirement Plan necessary to satisfy requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Effective June 30, 1995, the Retirement Plan was frozen and Participants ceased the accrual of additional benefits thereunder although vesting continued according to the terms of the Retirement Plan. Pursuant to the Retirement Plan, an unrelated trustee has the authority to invest up to 10 percent of the plan assets in RedFed Common Stock. As of the Record Date, the trustee held no shares RedFed Common Stock, for the benefit of participants in the Retirement Plan.

  On December 19, 1996, the Board of Directors of Redlands Federal Bank took action to terminate the Retirement Plan as of March 15, 1997. On November 30, 1997, the Board of Directors of Redlands Federal Bank took action to rescind the termination.

  The following table sets forth the estimated annual benefits payable upon retirement at age 65 in calendar year 1997, expressed in the form of a single life annuity, for the final average salary and benefit service classifications specified pursuant to the Retirement Plan. Upon the death of the participant, the participant's spouse shall continue to receive 50% of the benefit that had been paid to the participant, continuing until the death of the spouse. Upon early retirement, the Retirement Benefit shall be reduced by 0.40% for each month that the participant's retirement date precedes his or her 60th birthday; provided, however, that the participant must have (i) received approval of the RedFed Board; (ii) completed 15 or more years of service; and
(iii) achieved the age of 55 years.

                         CREDITABLE YEARS OF SERVICE AT AGE
       FINAL AVERAGE                    65(1)
        ANNUAL BASE    ------------------------------------
          WAGE($)        15     20     25     30      35
       -------------   ------ ------ ------ ------- -------
           25,000       9,099 12,132 14,466  16,800  19,134
           50,000      18,533 24,710 29,491  34,270  39,050
           75,000      27,967 37,289 44,516  51,741  58,967
          100,000      37,401 49,869 59,541  69,213  78,885
          150,000(2)   56,271 75,027 89,591 104,154 118,718

--------
(1) Benefit accruals were frozen at June 30, 1995.

(2) For 1997, the maximum compensation for plan purposes under Internal Revenue Code ("IRC") Section 401(a)(17) is $160,000 and the maximum annual defined benefit payable under IRC Section 415 is $125,000. The amounts shown above were determined without regard to any combined defined benefit/defined contribution limit under IRC Section 415.

  The following table sets forth the years of credited service (i.e., benefit service) as of June 30, 1995 (the freeze date of the Retirement Plan) for each of the individuals named in the Summary Compensation Table.

                                                                      CREDITED
                                                                    SERVICE (1)
                                                                    ------------
                                                                    YEARS MONTHS
                                                                    ----- ------
       Anne Bacon(2)...............................................    0     3
       Robert G. Wiens(3)..........................................   38     6
       D. Brian Reider.............................................    6     3
       David C. Gray, CPA..........................................   18     2
       Norman E. Bellefeuille, Jr..................................   20     8
       Carol A. Snodgress..........................................   18     2

--------
(1) Assumes 0.5 years of credited service was earned by all participants active throughout 1995.

(2) Ms. Bacon's date of hire was April 3, 1995.

(3) Mr. Wiens terminated service at December 31, 1994.

  Deferred Compensation Plan. Redlands Federal Bank maintains the Deferred Compensation Program of Redlands Federal Bank (the "Deferred Compensation Plan"), a supplemental benefit plan, for executives selected by the Board of Directors of Redlands Federal Bank. Participants are entitled to receive benefits upon attaining the normal retirement age of 65 years. The supplemental retirement benefit is the amount payable in monthly installments during the joint lifetime of the participant and his or her spouse. The payment is equal to the excess of the amount that would be payable under the Retirement Plan, over the maximum permissible benefit determined under Section 401(a)(17) and 415 of the Internal Revenue Code (the "Code"). Upon the death of the participant, the participant's spouse shall continue to receive 50% of the benefit that had been paid to the participant, continuing until the death of the spouse. Upon early retirement, the Supplemental Retirement Benefit shall be reduced by 0.40% for each month that the participant's retirement date precedes his or her 60th birthday; provided, however, that the participant must have (i) received approval of the RedFed Board; (ii) completed 15 or more years of service; and (iii) achieved the age of 55 years.

  Under the Deferred Compensation Plan, Redlands Federal Bank also maintains a Supplemental Profit Sharing Account (the "Account") for each participant. The participant's account is annually credited with an amount by which Redlands Federal Bank's contribution under the Profit Sharing Plan exceeds the limit determined by Sections 401(a)(17) and 415 of the Code. The amount in the Account is then paid to the participant in one lump sum upon normal retirement. In the event of the participant's death before retirement, the lump sum is payable to the participant's designated beneficiary. Upon disability, the participant is entitled to receive the entire lump sum. An irrevocable grantor trust is maintained to add funds for the payment of benefits under the Deferred Compensation Plan. Effective June 30, 1995, RedFed elected to freeze the Deferred Compensation Plan.

  Transactions With Certain Related Persons. Set forth below is certain information at December 31, 1997 as to loans made by Redlands Federal Bank to directors and executive officers on preferential terms with aggregate indebtedness which exceeded $60,000 at any time since January 1, 1997:

                           DATE OF   DATE OF   HIGHEST BALANCE   BALANCE AS OF
                            LOAN       LOAN   OUTSTANDING SINCE  DECEMBER 31,            INTEREST
    NAME                 ORIGINATION MATURITY JANUARY 1, 1997($)    1997($)    LOAN TYPE RATE(1)
    ----                 ----------- -------- ------------------ ------------- --------- --------
Anne Bacon..............    1995       2025       146,558.17      134,574.55   Mortgage   5.154%
Robert G. Wiens.........    1986       2017       205,228.48      199,484.94   Mortgage   5.191%
D. Brian Reider.........    1989       2019       169,549.11      165,748.04   Mortgage   5.191%
David C. Gray, CPA......    1988       2019       178,719.51      173,644.23   Mortgage   5.191%
David C. Gray, CPA......    1997       2007        52,000.00       45,777.39   Mortgage   6.125%
Norman E. Bellefeuille,
 Jr. ...................    1991       2021       153,618.81      150,319.43   Mortgage   5.103%
Carol A. Snodgress......    1985       2015        90,024.63       87,067.83   Mortgage   5.191%
John D. McAlearney,
 Jr. ...................    1997       2027       296,000.00      289,165.87   Mortgage   5.103%

--------
(1) All interest rates set forth are adjustable rates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information as to the only persons believed by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock as of December 31, 1997, as disclosed in certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 ("Exchange Act") by such persons and groups.

                                                         NUMBER OF    PERCENT OF
       NAME AND ADDRESS OF BENEFICIAL OWNER               SHARES       CLASS(6)
       ------------------------------------              ---------    ----------
      Wellington Management Company, L.L.P. ............ 1,026,000(1)   13.74%
      75 State Street
      Boston, MA 02109
      FMR Corp. ........................................   517,500(2)    6.93
      82 Devonshire Street
      Boston, MA 02109
      First Manhattan Corporation.......................   463,760(3)    6.21
      437 Madison Avenue
      New York, NY 10022
      New York Life Trust Company.......................   454,068(4)    6.08
      51 Madison Avenue
      New York, NY 10010
      Bay Pond Partners, L.P.  .........................   428,100(5)    5.73
      75 State Street
      Boston, MA 02109

--------
(1) Based upon information filed in a Schedule 13G/A by Wellington Management Company, LLP filed as of February 10, 1998.

(2) Based upon information filed in a Schedule 13G by FMR Corp. filed as of February 10, 1998.

(3) Based upon information filed in a Schedule 13G/A by First Manhattan Corporation as of February 12, 1998.

(4) Based upon information filed in a Schedule 13G and a Schedule 13G/A by New York Life Trust Company filed as of February 17, 1998 with respect to shares owned by the Redlands Federal Bank 401(k) savings plan and the Redlands Federal Bank Employee Stock Ownership Plan.

(5) Based upon information filed in a Schedule 13D for Bay Pond Partners, L.P. by its general partner, Wellington Hedge Management Limited Partnership, on January 28, 1997 (these shares are duplicated in the 13G filing by Wellington Management Company LLC.)

(6)Calculated using number of shares outstanding as of December 31, 1997.

                   DESCRIPTION OF GOLDEN STATE CAPITAL STOCK

GENERAL

  The Golden State Certificate of Incorporation authorizes Golden State to issue up to 100,000,000 shares of Golden State Common Stock and up to 50,000,000 shares of preferred stock, each with a par value of $1.00 per share. In connection with the California Federal Merger Agreement, Golden State has agreed to use its reasonable best efforts to cause the Golden State Certificate of Incorporation to be amended to increase the number of authorized shares of Golden State Common Stock from 100,000,000 to 250,000,000, and Golden State Stockholders are expected to vote on such amendment on April 8, 1998. See "THE MERGER--Parties to the Merger--Golden State--California Federal Merger."

GOLDEN STATE COMMON STOCK

  Rights and Priority. Each share of Golden State Common Stock has the same relative rights as, and is identical in all respects with, each other share of Golden State Common Stock. Each share of Golden Common Stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote, except that stockholders of Golden State are entitled, upon compliance with applicable requirements, to cumulate their votes in the election of directors. Subject to the rights of the holders of Golden State's Noncumulative Convertible Preferred Stock, Series A, par value $1.00 per share ("Golden State Preferred Stock") (currently the only outstanding series of preferred stock of Golden State), or any other preferred stock that may hereafter be issued by the Golden State, the holders of Golden State Common Stock are entitled to dividends when, as and if declared by the Golden State Board out of funds legally available therefor. Holders of shares of Golden State Common Stock are not entitled to preemptive rights with respect to any shares which may be issued. Golden State Common Stock is not subject to call or redemption and, upon receipt by Golden State of the full purchase price therefor, each share of Golden State Common Stock will be fully paid and non-assessable. In the event of any liquidation or dissolution of Golden State, the holders of Golden State Common Stock would be entitled to receive all assets of Golden State remaining available for distribution, after payment or provision for payment of all debts and liabilities of Golden State, except to the extent that the holders of Golden State Preferred Stock, or any other preferred stock that may hereafter be issued by the company, then have a priority over the holders of Golden State Common Stock in the event of liquidation or dissolution.

GOLDEN STATE PREFERRED STOCK

  The outstanding shares of Noncumulative Convertible Preferred Stock, Series A (which is referred to elsewhere herein as the Golden State Preferred Stock) currently constitute Golden State's only outstanding series of preferred stock.

  Priority. The Golden State Preferred Stock is subordinate to all indebtedness of Golden State. The Golden State Preferred Stock is, prior to conversion, superior and prior in rank to Golden State Common Stock and to all other Junior Stock. "Junior Stock" means Golden State Common Stock and any other classes or series of equity securities of Golden State not expressly designated as being on a parity with, or senior to, the Golden State Preferred Stock. Golden State has the power to create and issue additional preferred stock or other classes of stock ranking on a parity with the Golden State Preferred Stock, or that constitute Junior Stock, without any approval or consent of the holders of the Golden State Preferred Stock.

  Dividends. Holders of the Golden State Preferred Stock are entitled to receive, when, as, and if declared by the Golden State Board out of funds legally available therefor, noncumulative cash dividends at an annual rate of
8.75 percent (expressed as a percentage of the $25.00 per share liquidation preference of the Golden State Preferred Stock). Dividends on the Golden State Preferred Stock are payable in quarterly installments as of the first day of January, April, July and October of each year to holders of record as of a date fixed by the Golden State Board not less than 30 or more than 60 days prior to the date such dividend is paid. Quarterly dividend periods (each a "Preferred Stock Dividend Period") commence on December 1, March 1, June 1 and September 1 of each year and end on and include the date preceding commencement of the next following Preferred Stock Dividend Period. Dividends on the shares of Golden State Preferred Stock are noncumulative so that if a dividend on the shares of Golden State Preferred Stock with respect to any Preferred Stock Dividend Period is not declared by the Golden State Board, then Golden State will not be obligated at any time to pay a dividend on the shares of Golden State Preferred Stock in respect of such Preferred Stock Dividend Period, whether or not dividends are declared and paid in respect of any subsequent dividend period.

  Unless full cash dividends on the Golden State Preferred Stock for a Preferred Stock Dividend Period have been or are contemporaneously declared and paid (or declared and a sum sufficient for the payment thereof set apart), no full dividends may be declared or paid or set apart for payment on preferred stock of Golden State of any series ranking, as to dividends, on a parity with the Golden State Preferred Stock for any period. When cash dividends are not paid in full (or declared and a sum sufficient for such full payment so set apart) upon the preferred stock of Golden State of any series ranking, as to dividends, on a parity with the Golden State Preferred Stock, no dividends may be declared on any series of stock ranking, as to dividends, junior to the Golden State Preferred Stock and all dividends declared upon shares of Golden State Preferred Stock and any such parity stock will be declared pro rata based upon the respective amounts that would have been paid thereon had dividends been paid in full.

  Unless (i) full cash dividends on the Golden State Preferred Stock have been declared and paid or set aside for payment for the four most recent Preferred Stock Dividend Periods and (ii) Golden State has declared a cash dividend on the Golden State Preferred Stock at the annual dividend rate for the current Preferred Stock Dividend Period and sufficient funds have been set apart for the payment of such cash dividend, Golden State may not declare or pay or set aside for payment any dividends (other than dividends payable in Junior Stock) or make any other distribution upon Junior Stock or redeem, purchase or otherwise acquire any Junior Stock for any consideration (and no monies may be paid to or made available for a sinking fund for the redemption of any shares of any such stock) except by conversion into or exchange for Junior Stock.

  Conversion. The Golden State Preferred Stock is convertible, at the option of the holders thereof, into Golden State Common Stock at a conversion ratio of 2.404 shares of Golden State Common Stock for each share of Golden State Preferred Stock, subject to adjustment in certain events as described below.

  The conversion right with respect to such shares terminates at the close of business on the fifth day immediately preceding the date fixed for redemption (as described under "--Redemption") of such shares, provided that no default by Golden State in the payment of the applicable redemption price (including any declared and unpaid dividends) shall have occurred and be continuing on the date fixed for such redemption, unless a notice of conversion shall have been received, and the certificate(s) representing the shares to be converted shall have been surrendered, prior to that time.

  The holder of record of a share of Golden State Preferred Stock on a record date with respect to the payment of a dividend declared on the Golden State Preferred Stock is entitled to receive such dividend on such share of

Golden State Preferred Stock on the corresponding dividend payment date notwithstanding the conversion thereof after such record date. No payment or adjustment is to be made on conversion for dividends declared on the shares of Golden State Preferred Stock or for dividends on Golden State Common Stock issued on conversion.

  The conversion price is subject to adjustment in certain events, including:
(i) the issuance of any capital stock of Golden State as a dividend or distribution on Golden State Common Stock; (ii) the combination, subdivision or reclassification of Golden State Common Stock; (iii) the issuance to all holders of Golden State Common Stock of rights or warrants entitling them to subscribe for or purchase Golden State Common Stock at less than the then-current market price of Golden State Common Stock; (iv) the distribution to all holders of Golden State Common Stock of evidences of Golden State's indebtedness or other assets (including securities, but excluding the dividends, distributions, rights and warrants, referred to in clauses (i) and
(iii) above, and any dividend or distribution paid in cash out of surplus or retained earnings); or (v) the issuance, sale or exchange of shares of Golden State Common Stock for consideration having a fair market value that is less than the current market value. No such adjustment of less than 1% of the conversion rate will be required, but any such adjustment not made due to this limitation must be carried forward and taken into account in any subsequent adjustment determination.

  In the event of a consolidation or merger or similar transaction pursuant to which the outstanding shares of Golden State Common Stock are by operation of law exchanged for, or changed, reclassified or converted into, other stock or securities, or cash or other property, or any combination thereof, there shall be no adjustment to the conversion price by virtue thereof. The outstanding shares of Golden State Preferred Stock shall, in such case, be assumed by and shall become preferred stock of any successor or resulting entity having in respect of such entity, insofar as possible, the same powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations or restrictions, that the Golden State Preferred Stock had immediately prior to such transaction, except that after such transaction each share of Golden State Preferred Stock shall be convertible, otherwise on the same terms and conditions, into the consideration so receivable by a holder of the number of shares of Golden State Common Stock into which such shares of Golden State Preferred Stock could have been converted immediately prior to such transaction if such holder failed to exercise any rights of election to receive any kind or amount of consideration receivable upon such transaction.

  Fractional shares of Golden State Common Stock will not be delivered upon conversion, but a cash adjustment will be paid in respect of such fractional interests, based on the average of the closing sales prices of Golden State Common Stock on the NYSE for the five business days immediately preceding the date of conversion. Golden State shall at all times reserve a sufficient number of shares of Golden State Common Stock to effect the conversion of all shares of Golden State Preferred Stock then outstanding.

  Redemption. Subject to applicable laws or regulations, the shares of Golden State Preferred Stock are redeemable, in whole or in part, at the option of Golden State, on 20 to 45 days notice, from time to time at any time on or after October 1, 1998 at the following per share redemption prices, plus in each case an amount equal to any dividends that have been declared thereon but remain unpaid as of the date of redemption, if redeemed during the twelve-month period beginning October 1 of each of the following years:

                                                  REDEMPTION PRICE
                                                     PER SHARE
                                                  OF GOLDEN STATE
         YEAR                                     PREFERRED STOCK
         ----                                     ----------------
         1998....................................    $26.09375
         1999....................................    $25.87500
         2000....................................    $25.65625
         2001....................................    $25.43750
         2002....................................    $25.21875
         2003 and thereafter.....................    $25.00000

  The redemption of shares of Golden State Preferred Stock is subject to certain limitations imposed by OTS regulations of general application.

  If a notice to convert shares of Golden State Preferred Stock into shares of Golden State Common Stock, as described above, shall have been received by Golden State and the certificates representing such shares shall have been surrendered on or prior to the fifth day immediately preceding the redemption date specified in the notice of redemption, such shares may not be redeemed.

  After a notice of redemption has been given, if on or before the redemption date specified therein all funds necessary for such redemption have been set aside by Golden State separate and apart from its other funds or deposited in trust for the account of the holders of the shares to be redeemed, on and after such redemption date, notwithstanding that any certificate for shares of the Golden State Preferred Stock so called for redemption has not been surrendered for cancellation, the shares represented thereby will be deemed no longer to be outstanding, the dividends thereon will cease to accrue, and all rights with respect to such shares so called for redemption will cease and terminate, except only the right to receive such money set aside or deposited in trust without interest.

  Voting Rights. Except as described below or as otherwise required by law, the holders of Golden State Preferred Stock do not have any voting rights.

  If Golden State fails to pay cash dividends on the Golden State Preferred Stock with respect to any six Preferred Stock Dividend Periods, the number of directors of Golden State will be increased by two and, subject to compliance with any requirement for regulatory approval of (or nonobjection to) persons serving as directors, the holders of Golden State Preferred Stock, together with any other holders of preferred stock of Golden State having similar voting rights, voting together as a single class, will have the right to elect up to two members of the Golden State Board.

  The holders of Golden State Preferred Stock and such other holders may only exercise such special class voting rights at the next annual meeting and each subsequent annual meeting until dividends have been paid or declared and set aside on the Golden State Preferred Stock and such other Golden State preferred stock for four consecutive Preferred Stock Dividend Periods. The term of directors elected by holders of Golden State Preferred Stock and such other holders shall terminate upon the payment or declaration and setting aside for payment of full dividends on the shares held thereby for four consecutive Preferred Stock Dividend Periods.

  So long as any Golden State Preferred Stock is outstanding and unless the consent or approval of a greater number of shares is then required by law or regulation, Golden State may not, without the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Golden State Preferred Stock voting as a separate class, amend or otherwise alter or repeal any provision of the Golden State Certificate of Incorporation that would materially and adversely affect the rights, preferences, powers or privileges of the Golden State Preferred Stock.

  Additionally, Golden State is not permitted to incur Indebtedness that ranks prior to the Golden State Preferred Stock without the affirmative vote or consent of the holders of a majority of the outstanding shares of Golden State Preferred Stock. The term "Indebtedness" is defined as indebtedness for money borrowed, indebtedness evidenced by notes, debentures, bonds or other securities and any renewals, deferrals, increases or extensions of any such indebtedness, but does not include any of the foregoing types of indebtedness incurred by a subsidiary of Golden State or the proceeds of which are to be applied to redeem or repurchase all then-outstanding shares of the Golden State Preferred Stock.

  Liquidation Rights. Upon liquidation, dissolution or winding up of the affairs of Golden State, after payment or provision for payment of the debts and other liabilities of Golden State, the holders of Golden State Preferred Stock are entitled to receive in full out of the assets of Golden State, including its capital, $25.00 per share of Golden State Preferred Stock, plus any dividends that have been declared but remain unpaid as of such date, before any amount shall be paid or distributed to the holders of Golden State Common Stock or other Junior Stock. If, upon any liquidation, dissolution or winding up of Golden State, the amounts payable with respect to the Golden State Preferred Stock and all other outstanding parity stock cannot be paid in full, the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. After payment of the full preferential amount to which they are entitled upon any liquidation, dissolution or winding up, the holders of Golden State Preferred Stock will have no right or claim to any of the remaining assets of Golden State. The merger or consolidation of Golden State into or with any other company or the merger of any other company into it, or the sale, lease or conveyance of all or part of the assets of Golden State, shall not be deemed to be a voluntary or involuntary dissolution, liquidation, or winding up.

  As of February 28, 1998, 4,621,982 shares of Golden State Preferred Stock were outstanding.

WARRANTS TO PURCHASE COMMON STOCK

 Five-Year Warrants.

  Golden State has a class of common stock purchase warrants outstanding (the "Five Year Warrants") that were originally issued pursuant to that certain Warrant Agreement, dated as of February 23, 1993, entered into between Glendale Federal and Chemical Trust Company of California ("Chemical") as Warrant Agent. ChaseMellon Shareholder Services LLC ("ChaseMellon") has succeeded to Chemical's position as such Warrant Agent.

  Each Five-Year Warrant will expire on March 10, 1999. The Five-Year Warrants entitle the registered holder thereof (a "Five-Year Warrant Holder") to receive from Golden State one share of Golden State Common Stock for every ten Five-Year Warrants (or such other number as may result from adjustment as provided in the warrant agreement) at an exercise price of zero dollars ($0.00) per share, at any time after one year from the date of issuance until the expiration of the Five-Year Warrant five years from the date such Five-Year Warrants first became exercisable. The number of shares of Golden State Common Stock for which a Five-Year Warrant may be exercised is subject to adjustment from time to time upon the occurrence of certain events, including
(i) dividends, subdivisions, combinations or reclassifications of shares of Golden State Common Stock, (ii) certain issuances of options, rights or warrants to all holders of shares of Golden State Common Stock, (iii) certain issuances of Golden State Common Stock at less than the then-current market value of such stock and (iv) certain distributions to all holders of Golden State Common Stock of other types of stock, evidences of indebtedness or assets. Pursuant to the foregoing provisions, the number of shares issuable upon exercise of the Five-Year Warrants was adjusted to reflect the one-for-ten reverse stock split that was effected in connection with the recapitalization of Glendale Federal that was completed in August 1993. Accordingly, each currently outstanding Five-Year Warrant entitles the holder thereof to receive one-tenth of the number of shares of Golden State Common Stock stated in the original form of such Five-Year Warrant.

  Holders of Five-Year Warrants are not entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any rights of stockholders of Golden State.

  Prior to the Reorganization, the Five-Year Warrants represented obligations of Glendale Federal. At the effective time of the Reorganization, each of the unexercised Five-Year Warrants then issued and outstanding, in accordance with its original terms, automatically by operation of law, became a Five-Year Warrant to purchase the number of shares of Golden State Common Stock that equaled the number of shares of Glendale Federal Common Stock for which such Five-Year Warrant was exercisable immediately prior thereto, on the same terms and conditions and at the same price, and Golden State assumed all of Glendale Federal's obligations with respect to such Five-Year Warrants.

  As of February 28, 1998, the Five-Year Warrants outstanding were exercisable for an aggregate of 1,522 shares of Golden State Common Stock. In addition, it is currently anticipated that holders of Five-Year Warrants who convert or exercise their warrants would be entitled to receive, under certain circumstances, one

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Litigation Tracking Warrant for each share of Golden State Common Stock issuable upon such exercise or conversion. See "--Litigation Tracking
Warrants."

 Seven-Year Warrants.

  Golden State also has a class of common stock purchase warrants outstanding (the "Seven-Year Warrants") that were originally issued under that certain Warrant Agreement, dated as of August 15, 1993, entered into between Glendale Federal and Chemical. ChaseMellon has succeeded to Chemical's position as such Warrant Agent. Each Seven-Year Warrant entitles the holder thereof to purchase one share of Golden State Common Stock for a purchase price of $12.00 per share payable in cash (the "Exercise Price"), subject to adjustment as described below.

  Each Seven-Year Warrant became exercisable on September 14, 1994 and will expire on August 21, 2000. No adjustment will be made for any cash dividends paid on shares of Golden State Common Stock issuable upon exercise of the Seven-Year Warrants. The Seven-Year Warrants may be exercised only for whole shares of Golden State Common Stock.

  The number of shares of Golden State Common Stock or other securities issuable upon exercise of each Seven-Year Warrant and the Exercise Price are subject to adjustment upon the issuance of a stock dividend to holders of Golden State Common Stock, or a combination, subdivision or reclassification of Golden State Common Stock. The Exercise Price is subject to adjustment upon the distribution by Golden State to the holders of Golden State Common Stock generally of certain rights to subscribe for Golden State Common Stock at less than current market value, but the number of shares of Golden State Common Stock or other securities issuable upon exercise of each Seven-Year Warrant will not be adjusted proportionately. No adjustment in the Exercise Price or the number of shares of Golden State Common Stock issuable upon the exercise of Seven-Year Warrants of less than 1% will be required to be made, but any such adjustment not made must be carried forward and taken into account in any subsequent adjustment determination until cumulative adjustments reach 1%.

  Notwithstanding the foregoing, in case of a consolidation, merger, sale or conveyance of the property of Golden State as an entirety or substantially as an entirety, the holder of each outstanding Seven-Year Warrant shall continue to have the right to exercise the Seven-Year Warrant for the kind and amount of shares and other securities and property (including cash) receivable by a holder of the number of shares of Golden State Common Stock for which such Seven-Year Warrant was exercisable immediately prior thereto.

  The Warrant Agreement for the Seven-Year Warrants may be amended or supplemented without the consent of the registered holders of the Seven-Year Warrants to effect changes that are not inconsistent with the provisions of the Seven-Year Warrants and that do not adversely affect the interests of the holders of Seven-Year Warrants. The Warrant Agreement for the Seven-Year Warrants may also be amended with the consent of the holders of more than 50% in number of the Seven-Year Warrants then outstanding, but no such amendment may modify the terms on which the Seven-Year Warrants are exercisable or change the percentage of holders of Seven-Year Warrants who must consent to such amendments.

  No holder of Seven-Year Warrants is entitled to vote or receive dividends or will be deemed for any purpose to be a holder of Golden State Common Stock or any other securities of Golden State that may at any time be issuable upon the exercise of the Seven-Year Warrants until the Seven-Year Warrants are properly exercised as provided in the warrant agreement. The Seven-Year Warrants are listed for trading on Nasdaq Small Capitalization Market.

  Prior to the Reorganization, the Seven-Year Warrants represented obligations of Glendale Federal. At the effective time of the Reorganization, each of the unexercised Seven-Year Warrants then issued and outstanding, in accordance with its original terms, automatically by operation of law, became a warrant to purchase the number of shares of Golden State Common Stock that equaled the number of shares of Glendale Federal Common Stock for which such warrant was exercisable immediately prior thereto, on the same terms and conditions and at the same exercise price, and Golden State assumed all of Glendale Federal's obligations with respect to the Seven-Year Warrants.

  As of February 28, 1998, the Seven-Year Warrants outstanding were exercisable for an aggregate of 10,825,607 shares of Golden State Common Stock. In addition, it is currently anticipated that holders of Seven-Year Warrants who convert or exercise their warrants would be entitled to receive, under certain circumstances, one Litigation Tracking Warrant for each share of Golden State Common Stock issuable upon such exercise or conversion. See "-- Litigation Tracking Warrants."

 Litigation Tracking Warrants.

  On April 8, 1998, Golden State stockholders approved certain necessary amendments to the Golden State Certificate of Incorporation to permit the declaration by the Golden State Board of a distribution of Litigation Tracking Warrants to its security holders, including the holders of Golden State Common Stock, representing the right to receive upon the exercise thereof, in the aggregate, Golden State Common Stock equal in value to 85 percent of the net after-tax proceeds, if any, of Glendale Federal's pending Goodwill Litigation (as defined below) against the United States Government. The anticipated terms of the Litigation Tracking Warrants are set forth in Exhibit 99A to Golden State's Current Report on Form 8-K dated October 28, 1997, as amended by Amendment No. 1 thereto, filed with the Commission on February 3, 1998, and the Management Agreement (see "MANAGEMENT AND OPERATIONS AFTER THE MERGER") has been filed as Exhibit 99.2 to Golden State's Current Report on Form 8-K dated February 4, 1998, each of which is incorporated by reference herein, and the following description of such warrants is qualified in its entirety by reference to such Current Reports, which is incorporated by reference herein, and the following description of such warrants is qualified in its entirety by reference to such Current Report.

  Following the adoption of the FIRREA, Glendale Federal brought an action (the "Goodwill Litigation") against the United States Government contending that FIRREA's treatment of supervisory goodwill constituted a breach of the government's contract with Glendale Federal, under which contract Glendale Federal had merged with a Florida thrift and was permitted to include the goodwill resulting from the merger in Glendale Federal's regulatory capital. On July 1, 1996, the United States Supreme Court affirmed the decision of certain lower federal courts that the United States Government had breached its contract with Glendale Federal and was liable to Glendale Federal for damages. The damages phase of the Goodwill Litigation is currently pending. On November 20, 1997, Golden State proposed a settlement that would involve a payment of $1.5 billion to Glendale Federal. There can be no assurance as to the occurrence or timing of any resolution of the Goodwill Litigation or whether or when Glendale Federal will receive payment of any damages or amounts in settlement in connection with the Goodwill Litigation.

  It is anticipated that, if issued, the Litigation Tracking Warrants would become exercisable after notification by Golden State of its receipt of proceeds net of expenses from a final judgment in, or settlement of, the Goodwill Litigation and following any requisite regulatory filings and approvals. The Litigation Tracking Warrants would remain exercisable for 60 days after such notification. Golden State expects that any distributed Litigation Tracking Warrants would be exercisable, if at all, for Golden State Common Stock at an exercise price of $1.00 per share thereof. The number of shares of Golden State Common Stock for which a Litigation Tracking Warrant would be exercisable would be determined by a fraction, the numerator of which is 85 percent of the net after-tax proceeds to Golden State of the Goodwill Litigation and the denominator of which is the product of the number of Litigation Tracking Warrants distributed or reserved for distribution times the average closing price of a share of Golden State Common Stock on the NYSE during the 30 trading days ending on and including the 30th calendar day prior to the date on which Glendale Federal received the full amount of any payment due it pursuant to the Goodwill Litigation.

  It is currently expected that the distribution of the Litigation Tracking Warrants would be declared, and the record date with respect thereto set to
occur, on or before            , 1998. While the record date has not yet been
established (and there is no assurance that such record date will be established), any such record date is expected to be before the consummation of the Merger. RedFed Stockholders who receive shares of Golden State Common Stock in the Merger will not receive a distribution of Litigation Tracking Warrants with respect to such shares of Golden State Common Stock.

  It is currently expected that sufficient Litigation Tracking Warrants would be reserved for future distribution to holders of certain securities of Golden State that are exercisable for or convertible into Golden State Common Stock. During the period that the Litigation Tracking Warrants are outstanding but not yet exercisable, holders of Golden State Preferred Stock, Five-Year Warrants and Seven-Year Warrants (each as defined herein) and options exercisable for Golden State Common Stock issued by Golden State (but not including options issued upon conversion of RedFed Options in the Merger) and who convert or exercise such securities would receive in addition to the shares of Golden State Common Stock otherwise issuable pursuant to such conversion or exercise one Litigation Tracking Warrant for each such share of Golden State Common Stock. Such holders who convert or exercise such securities after the Litigation Tracking Warrants become exercisable would not receive Litigation Tracking Warrants, but would instead receive, in addition to the shares of Golden State Common Stock otherwise issuable pursuant to such conversion or exercise, the additional shares of Golden State Common Stock which such holders would have received as described in the previous sentence had such holders converted or exercised such securities prior to the Litigation Tracking Warrants becoming exercisable and then exercised such Litigation Tracking Warrants, and in such event the exercise or conversion price of such securities would be adjusted to reflect the exercise of the Litigation Tracking Warrants.

  There can be no assurance that such distribution will take place in the time frame currently expected or at all, and there can be no assurance as to the timing or amount, if any, of any net damages or net settlement received by Golden State in connection with the Goodwill Litigation. Pursuant to the California Federal Merger Agreement, Golden State has agreed to take all actions necessary, and to use its reasonable best efforts, to, among other things, cause the distribution of the Litigation Tracking Warrants as soon as practicable after the date of the California Federal Merger Agreement. Further, the distribution of the Litigation Tracking Warrants is a condition to the obligations of both Golden State and FNPH to consummate the California Federal Merger. Because Golden State is expected to be the surviving corporation in the California Federal Merger, it is anticipated that immediately after consummation of that merger the Litigation Tracking Warrants will continue to be outstanding and will continue to represent the contingent right to receive shares of Golden State Common Stock.

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

            VOTING AT THE STOCKHOLDERS MEETING AND RELATED MATTERS

GENERAL

  This Proxy Statement/Prospectus is being furnished to stockholders of RedFed in connection with the solicitation by the RedFed Board of proxies to be used at the annual meeting of Stockholders and at any adjournments or postponements thereof ("Stockholders Meeting") to be held on May 26, 1998, at 10:00 a.m., at the Redlands Federal Bank headquarters, 300 East State Street, Redlands, California, and at any adjournments thereof. The 1997 Annual Report to Stockholders accompanies this Proxy Statement/Prospectus, which is first being mailed to record holders on or about April 21, 1998.

MATTERS TO BE CONSIDERED

  The purpose of the Stockholders Meeting is (i) to take action with respect to the approval of the Merger Agreement and the transactions contemplated thereby, and (ii) the election of nominees to the RedFed Board. CONSUMMATION OF THE MERGER IS CONDITIONED UPON THE APPROVAL OF THE REDFED STOCKHOLDERS. If the consummation of the Merger is approved, the RedFed Board, including such newly elected members, will serve until the Closing Date of the Merger, at which time the separate corporate existence of RedFed will cease to exist and consequently the RedFed Board will be simultaneously dissolved by operation of law. If the Merger is not approved or fails to be consummated for any other reason, the new elected members of the RedFed Board shall serve their full three year terms until their successors have been duly elected and qualified. For a description of the Merger and the Merger Agreement, see "THE MERGER." For a description of the nominees to the RedFed Board, see "ELECTION OF DIRECTORS--Information Regarding Nominees, Directors and Certain Executive Officers." The RedFed stockholders may also be asked to vote upon such other matters as may properly be brought before the meeting.

  THE REDFED BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE REDFED BOARD BELIEVES THAT THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF REDFED AND THE REDFED STOCKHOLDERS AND RECOMMENDS THAT THE REDFED STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE REDFED BOARD HAS ALSO APPROVED AND RECOMMENDS A VOTE "FOR" THE NOMINEES TO THE REDFED BOARD. SEE "THE MERGER--REASONS FOR THE MERGER AND RECOMMENDATION OF REDFED BOARD" AND "ELECTION OF DIRECTORS."

RECORD DATE; VOTING RIGHTS; VOTING OF PROXIES

  The securities which may be voted at the Stockholders Meeting consist of shares of common stock of RedFed ("RedFed Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Stockholders Meeting except as described below. There is no cumulative voting for the election of directors.

  The close of business on April 15, 1998, has been fixed by the RedFed Board as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Stockholders Meeting and any adjournments thereof. The total number of shares of Common Stock
outstanding on the Record Date was      shares.

  As provided in RedFed's Certificate of Incorporation, record holders of RedFed Common Stock who beneficially own in excess of 10% of the outstanding shares of RedFed Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. RedFed's Certificate of Incorporation authorizes the RedFed Board (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to RedFed to enable the RedFed Board to implement the Limit.

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

  The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of RedFed Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to RedFed's Certificate of Incorporation) is necessary to constitute a quorum at the Stockholders Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Stockholders Meeting, the Stockholders Meeting may be adjourned in order to permit the further solicitation of proxies.

  Shares of RedFed Common Stock present in person at the Stockholders Meeting but not voting, and shares of RedFed Common Stock for which RedFed has received proxies but with respect to which holders of such shares have abstained, will he counted as present at the Stockholders Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of RedFed Common Stock in nominee or "street", name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Stockholders Meeting without specific instructions from such customers. Shares represented by proxies returned by a broker holding such shares in "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes").

  As to the vote with respect to the approval of the Merger Agreement, the proxy card being provided by the RedFed Board enables a shareholder to vote "FOR" or "AGAINST" approval of the Merger Agreement, or to "ABSTAIN" with respect thereto. Under Delaware law, the RedFed Certificate of Incorporation, and the RedFed Bylaws, approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the majority of shares represented and voting at the Stockholders Meeting, provided that the Stockholders Meeting is duly held, that a quorum is present and that such shares voting affirmatively also constitute at least a majority of the required quorum.

  As to the election of directors, the proxy card being provided by the RedFed Board enables a shareholder to vote "FOR" the election of the nominees proposed by the RedFed Board, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under Delaware law and RedFed's Certificate of Incorporation and Bylaws, Directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

  As of the Record Date, directors and executive officers of RedFed
beneficially owned approximately      shares of RedFed Common Stock (not
including options to purchase and restricted stock awards of approximately
     shares of RedFed Common Stock), entitling them to exercise    % of the
voting power of the RedFed Common Stock entitled to vote at the Stockholders Meeting. It is currently expected that each such director and executive officer, with the exception of Director Robert Wiens, of RedFed will vote the shares of RedFed Common Stock beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby. As of the Record Date, to the best of RedFed's knowledge none of the directors, executive officers or affiliates of Golden State beneficially owned any shares of RedFed Common Stock. For additional information with respect to beneficial ownership of RedFed Common Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of RedFed Common Stock by directors and executive officers of RedFed see "ELECTION OF DIRECTORS--Security Ownership of Certain Beneficial Owners" and "--Information with respect to Nominees, Directors and Certain Executive Officers."

  The accompanying form of proxy is for use at the Stockholders Meeting if a RedFed Stockholder will be unable to attend in person. The proxy may be revoked by a RedFed Stockholder at any time before it is exercised, by submitting to the Secretary of RedFed written notice of revocation, including a properly executed proxy bearing a later date, or by attending the Stockholders Meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of RedFed proxies should be addressed to RedFed Bancorp Inc., 300 East State Street, Redlands, California 92373, Attention: Corporate Secretary/Investor Relations.

  Regardless of the number of shares of common stock owned, it is important that record holders of a majority of the shares be present in person or represented by proxy at the Stockholders Meeting. RedFed stockholders are requested to vote by completing the enclosed proxy card and returning it, signed and dated, in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. ALL SHARES REPRESENTED BY VALID PROXIES RECEIVED PURSUANT TO THIS SOLICITATION, AND NOT REVOKED BEFORE THEY ARE EXERCISED, WILL BE VOTED IN THE MANNER SPECIFIED THEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND FOR THE EACH OF THE NOMINEES FOR DIRECTORS NAMED IN THIS PROXY STATEMENT/PROSPECTUS.

  The RedFed Board is unaware of any other matters that may be presented for action at the Stockholders Meeting. If other matters do properly come before the Stockholders Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion, provided that no proxy that is voted against approval and adoption of the Merger Agreement will be voted in favor of any adjournment or postponement of the Stockholders Meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

  The entire cost of soliciting the proxies from the RedFed stockholders will be borne by RedFed, except that Golden State and RedFed have each agreed to pay one-half of the printing costs of this Proxy Statement/ Prospectus and related materials. In addition to the solicitation of the proxies by mail, Kissel-Blake Inc., a proxy solicitation firm, will assist RedFed in soliciting proxies for the meeting and will be paid a fee of $4,500 plus out-of-pocket expenses. RedFed will also request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. RedFed will reimburse such record holders for their reasonable expenses in so doing. Proxies may also be solicited personally or by telephone or other means of communication by directors, officers and regular employees of RedFed and Redlands Federal Bank, without additional compensation therefor.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

  The bylaws of RedFed provide an advance notice procedure for a stockholder to bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of RedFed not less than ninety days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which RedFed's notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as it appears on RedFed's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of RedFed's Common Stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the RedFed Board, certain information regarding the nominee must be provided. RedFed is not required to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Commission in effect at the time such proposal is received.

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

                                 LEGAL MATTERS

  The validity of the Golden State Common Stock to be issued in connection with the Merger will be passed upon for Golden State by Mayer, Brown & Platt, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of Golden State Bancorp Inc. and subsidiaries (formerly Glendale Federal Bank, Federal Savings Bank) as of June 30, 1997 and 1996, and for each of the years in the three-year period ended June 30, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of RedFed Bancorp Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of CENFED Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of FNPH and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

  The RedFed Board knows of no business which will be presented for consideration at the Stockholders Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Stockholders Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

  RedFed will hold a 1999 Annual Meeting of Stockholders only if the Merger is not consummated. In the event that such a meeting is held, any proposals of RedFed Stockholders intended to be presented at the 1999 Annual Meeting will be required to be received by the Secretary of RedFed no later than December 26, 1998 in order to be considered for inclusion in the RedFed 1999 proxy materials. Any such proposal will be subject to Rule 14a-8 of the Rules and Regulations under the Exchange Act.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  Basis of Presentation. The following Unaudited Pro Forma Condensed Combined Financial Statements have been prepared to reflect the Merger, the CENFED Merger, the California Federal Merger and the Other Pro Forma Events. The Unaudited Pro Forma Condensed Combined Financial Statements are organized as follows: first, Unaudited Pro Forma Condensed Combined Financial Statements are presented to reflect the CENFED Merger; second, Unaudited Pro Forma Condensed Combined Financial Statements are presented to reflect the CENFED Merger and the Merger; and finally, Unaudited Pro Forma Condensed Combined Financial Statements are presented to reflect the CENFED Merger, the Merger, the California Federal Merger and the Other Pro Forma Events. The CENFED Merger, the Merger and the California Federal Merger will each be accounted for as a purchase. The recorded assets, liabilities and other items of CENFED and RedFed will be recorded in Golden State's consolidated financial statements at their estimated fair value at the respective closing dates. See "THE MERGER--Accounting Treatment." The recorded assets, liabilities, and other items of Golden State will be adjusted to their estimated fair value in Golden State's consolidated financial statements at the closing date of the California Federal Merger. Golden State's assets, liabilities, and other items will be adjusted to their estimated fair value at the closing date of the California Federal Merger because affiliates of MAF and Ford are expected to retain controlling interests in the merged entity, and it is expected that Golden State will be managed by California Federal's management after the California Federal Merger. While the Golden State name is expected to remain, for financial reporting purposes FNPH is treated as the accounting and reporting acquirer.

  The Unaudited Pro Forma Condensed Combined Financial Statements reflect preliminary purchase accounting adjustments in compliance with GAAP. Estimates relating to the fair value of certain assets, liabilities, and other events requiring recognition have been made as more fully described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the respective closing dates of the Merger, the CENFED Merger and the California Federal Merger on the basis of appraisals and evaluations and, therefore, actual fair value amounts are expected to differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

  The Unaudited Pro Forma Condensed Combined Statement of Financial Condition assumes that each of the proposed mergers was consummated on December 31, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended December 31, 1997, assumes that each of the proposed mergers were consummated on July 1, 1997. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended June 30, 1997, assume that each of the proposed mergers and the Other Pro Forma Events were consummated on July 1, 1996. See "SUMMARY--Selected Financial Data--Summary Unaudited Pro Forma Condensed Combined Financial Statements." For purposes of pro forma presentation, CENFED's, RedFed's, and FNPH's consolidated statements of operations have been recast to conform to the June 30 fiscal year end used by Golden State.

  The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the consolidated historical financial statements and the related notes thereto of Golden State, CENFED, RedFed, and FNPH, which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  The Unaudited Pro Forma Condensed Combined Financial Statements presented are not necessarily indicative of the combined financial condition or results of the future operations of the combined entity or the actual results that would have been achieved had the proposed mergers been consummated prior to the periods indicated.

  CENFED Merger. Pursuant to the terms of the CENFED Merger Agreement, CENFED was merged with and into Golden State Financial, with Golden State Financial as the surviving corporation. Each outstanding share of CENFED common stock was converted into 1.2 shares of Golden State Common Stock (with cash paid in lieu of issuing fractional shares).

  The Merger. The Merger Agreement provides for the merger of RedFed into a wholly-owned subsidiary of Golden State. Concurrently with or shortly after completion of the Merger, RedFed's wholly-owned banking subsidiary, Redlands Federal Bank, will be merged into Glendale Federal. Golden State Common Stock will be issued to the stockholders of RedFed in the Merger in exchange for their shares of RedFed Common Stock at an exchange ratio to be derived by dividing $20.75 by the average daily closing price of Golden State Common Stock as reported on the NYSE Composite Tape for the ten trading days on which Golden State Common Stock is traded immediately preceding the date that is two business days prior to the effective date of the Merger. Cash will be paid in lieu of the issuance of fractional shares. Each option to acquire shares of RedFed Common Stock granted under RedFed's stock option plans that is outstanding and unexercised immediately prior to the effective time of the Merger will be converted into an option to purchase Golden State Common Stock and will continue to be governed by the terms of the RedFed stock option plans, which will be assumed by Golden State. The number of shares of Golden State Common Stock subject to such options and the exercise price of such options will be adjusted as provided in the Merger Agreement to give effect to the Exchange Ratio. See "THE MERGER."

  The California Federal Merger. The California Federal Agreement provides, among other things, for the merger of FNPH with and into Golden State. If the California Federal Merger is consummated, it is expected that affiliates of MAF and Ford would together own between 42% and 45% of the common stock of the combined company outstanding, immediately after giving effect to the California Federal Merger, on a fully-diluted basis (without giving effect to shares issuable pursuant to the Litigation Tracking Warrants or to the issuance of Contingent Shares), depending on the volume-weighted average price of Golden State Common Stock during a period, described below, occurring after distribution of the Litigation Tracking Warrants, as adjusted to omit the value of 15% of the potential recovery in the Goodwill Litigation excluded for purposes of calculating the number of shares of Golden State Common Stock issuable upon exercise of the Litigation Tracking Warrants. The affiliates of MAF and Ford together will own 42% of such common stock if such adjusted average price is $32.00 or less, increasing incrementally to 45% of such common stock if such adjusted average price is $33.00 or more. The adjusted volume-weighted average per share price will be determined using a random sampling of fifteen trading days' closing prices for Golden State Common Stock during a 30-day period following distribution of the Litigation Tracking Warrants and ending three days before the closing date of the California Federal Merger. The California Federal Merger Agreement provides for the potential issuance of the Contingent Shares following the closing of the California Federal Merger. See "THE MERGER--Parties to the Merger--Golden State--California Federal Merger."

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION GIVING
                          EFFECT TO THE CENFED MERGER

                            AS OF DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           GOLDEN                                  PRO FORMA
                            STATE         CENFED   ADJUSTMENTS     COMBINED
                         -----------    ---------- -----------    -----------
        ASSETS
Cash and amounts due
 from banks............  $   305,766    $   24,947  $(15,300)(E)  $   315,413
Federal funds sold and
 assets purchased under
 resale agreements.....      505,000         2,000       --           507,000
Other investments......       27,134       166,884       --           194,018
Loans receivable, net..   11,734,561     1,525,558    (4,486)(D)   13,255,633
Mortgage-backed
 securities, net.......    2,323,943       417,393       --         2,741,336
Real estate held for
 sale or investment....        6,324           204       --             6,528
Real estate acquired in
 settlement of loans...       45,319         4,004       --            49,323
Investment in capital
 stock of FHLB, at
 cost..................      267,793        22,914       --           290,707
Mortgage servicing
 assets................      261,171         5,205     5,994(D)       272,370
Goodwill and other
 intangible assets.....       94,511           203    81,412(D)       176,126
Other assets...........      457,594        38,161     4,573(D)       500,328
                         -----------    ----------  --------      -----------
                         $16,029,116    $2,207,473  $ 72,193      $18,308,782
                         ===========    ==========  ========      ===========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Deposits...............  $ 9,543,338    $1,551,240  $  1,654(D)   $11,096,232
Securities sold under
 agreements to
 repurchase............      817,374        74,488      (346)(D)      891,516
Borrowings from the
 FHLB..................    4,324,000       413,500    (1,818)(D)    4,735,682
Other borrowings.......           76        17,750     1,500(D)        19,326
Other liabilities......      261,257        14,889     1,614(F)       277,760
Stockholders' equity...    1,083,071       135,606    69,589(G)     1,288,266
                         -----------    ----------  --------      -----------
                         $16,029,116    $2,207,473  $ 72,193      $18,308,782
                         ===========    ==========  ========      ===========
Common shares
 outstanding...........       51,023         6,006                     58,343(H)
Book value per common
 share.................  $     18.96(1) $    22.58                $     20.10(1)
Tangible book value per
 common share..........  $     17.11(1) $    22.55                $     17.08(1)

--------
(1) Calculated net of Golden State Preferred Stock at its liquidation value of $115,550.

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                 Statements Giving Effect to the CENFED Merger.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                       GIVING EFFECT TO THE CENFED MERGER

                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         HISTORICAL
                                    --------------------  ADJUSTMENTS PRO FORMA
                                    GOLDEN STATE CENFED    (NOTE D)   COMBINED
                                    ------------ -------  ----------- ---------
Interest income....................   $576,319   $82,706    $   580   $659,605
Interest expense...................    363,494    57,589         27    421,110
                                      --------   -------    -------   --------
  Net interest income..............    212,825    25,117        553    238,495
Provision for loan losses..........      1,994     2,000        --       3,994
                                      --------   -------    -------   --------
  Net interest income after
   provision for loan losses.......    210,831    23,117        553    234,501
Other income:
 Fee income........................     49,719     3,761       (450)    53,030
 Gain (loss) on sale of loans,
  net..............................       (191)        3        --        (188)
 Gain on sale of mortgage-backed
  securities, net..................        132       193        --         325
 Other income, net.................      1,433       528        --       1,961
                                      --------   -------    -------   --------
  Total other income...............     51,093     4,485       (450)    55,128
Other expenses:
 Compensation and employee
  benefits.........................     65,517     9,497        --      75,014
 Occupancy expense, net............     17,328     1,818        127     19,273
 Regulatory insurance..............      3,828       487        --       4,315
 Advertising and promotion.........     11,382       374        --      11,756
 Furniture, fixtures and
  equipment........................      6,969     1,089        --       8,058
 Other general and administrative
  expenses.........................     38,483     3,826        --      42,309
                                      --------   -------    -------   --------
  Total general and administrative
   expenses........................    143,507    17,091        127    160,725
 Legal expense--goodwill lawsuit...      9,977       --         --       9,977
 Acquisition and restructuring
  costs............................      2,487       --         --       2,487
 Operations of real estate held for
  sale or investment...............       (710)     (102)       --        (812)
 Operations of real estate acquired
  in settlement of loans...........      1,218       992        --       2,210
 Amortization of goodwill and other
  intangible assets................      4,099         1      2,714      6,814
                                      --------   -------    -------   --------
  Total other expenses.............    160,578    17,982      2,841    181,401
Earnings before income tax
 provision.........................    101,346     9,620     (2,738)   108,228
Income tax provision...............     43,918     3,162        (10)    47,070
                                      --------   -------    -------   --------
  Net earnings.....................   $ 57,428   $ 6,458    $(2,728)  $ 61,158
                                      ========   =======    =======   ========
Net earnings applicable to common
 shareholders:
 Net earnings......................   $ 57,428   $ 6,458    $(2,728)  $ 61,158
 Dividends declared on preferred
  stock............................     (5,055)      --         --      (5,055)
                                      --------   -------    -------   --------
                                      $ 52,373   $ 6,458    $(2,728)  $ 56,103
                                      ========   =======    =======   ========
Earnings per share:
 Basic.............................   $   1.03   $  1.10              $   0.97
 Diluted...........................   $   0.82   $  1.06              $   0.79
Weighted average shares
 outstanding:
 Common shares.....................     50,612     5,887                57,932
 Common shares and dilutive
  potential common shares..........     69,988     6,098                77,308

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements
                      Giving Effect to the CENFED Merger.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                       GIVING EFFECT TO THE CENFED MERGER

                        FOR THE YEAR ENDED JUNE 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       HISTORICAL
                                   --------------------
                                     GOLDEN              ADJUSTMENTS PRO FORMA
                                     STATE      CENFED    (NOTE D)    COMBINED
                                   ----------  --------  ----------- ----------
Interest income..................  $1,072,956  $160,761    $ 1,160   $1,234,877
Interest expense.................     693,972   109,239         64      803,275
                                   ----------  --------    -------   ----------
   Net interest income...........     378,984    51,522      1,096      431,602
Provision for loan losses........      25,204     7,000        --        32,204
                                   ----------  --------    -------   ----------
   Net interest income after
    provision for loan losses....     353,780    44,522      1,096      399,398
Other income:
 Fee income......................      90,696     7,723       (899)      97,520
 Gain (loss) on sale of loans,
  net............................        (291)       92        --          (199)
 Gain (loss) on sale of mortgage-
  backed securities, net.........      (1,804)    1,799        --            (5)
 Other income (loss), net........          62       (69)       --            (7)
                                   ----------  --------    -------   ----------
   Total other income............      88,663     9,545       (899)      97,309
Other expenses:
 Compensation and employee
  benefits.......................     114,270    16,960        --       131,230
 Occupancy expense, net..........      31,777     3,837        249       35,863
 Regulatory insurance............      16,317     2,080        --        18,397
 Advertising and promotion.......      24,416       955        --        25,371
 Furniture, fixtures and
  equipment......................      12,585     2,137        --        14,722
 Other general and administrative
  expenses.......................      63,859     7,095        --        70,954
                                   ----------  --------    -------   ----------
   Total general and
    administrative expenses......     263,224    33,064        249      296,537
 SAIF special assessment.........      55,519     9,106        --        64,625
 Legal expense - goodwill
  lawsuit........................      24,058       --         --        24,058
 Operations of real estate held
  for sale or investment.........         935      (139)       --           796
 Operations of real estate
  acquired in settlement of
  loans..........................       6,623     1,304        --         7,927
 Amortization of goodwill and
  other intangible assets........       5,530        27      5,427       10,984
                                   ----------  --------    -------   ----------
   Total other expenses..........     355,889    43,362      5,676      404,927
Earnings before income tax
 provision (benefit).............      86,554    10,705     (5,479)      91,780
Income tax provision (benefit)...      36,131      (633)       (22)      35,476
                                   ----------  --------    -------   ----------
   Net earnings..................  $   50,423  $ 11,338    $(5,457)  $   56,304
                                   ==========  ========    =======   ==========
Net earnings applicable to common
 shareholders:
 Net earnings....................  $   50,423  $ 11,338    $(5,457)  $   56,304
 Dividends declared on preferred
  stock..........................     (10,841)      --         --       (10,841)
 Premium on exchange of preferred
  stock for common stock.........      (4,173)      --         --        (4,173)
                                   ----------  --------    -------   ----------
                                   $   35,409  $ 11,338    $(5,457)  $   41,290
                                   ==========  ========    =======   ==========
Earnings per share:
 Basic...........................  $     0.72  $   2.00              $     0.73
 Diluted.........................        0.64      1.90                    0.66
Weighted average shares
 outstanding:
 Common shares...................      49,095     5,673                  56,415
 Common shares and dilutive
  potential common shares........      55,169     5,977                  62,489

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements
                      Giving Effect to the CENFED Merger.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
                      GIVING EFFECT TO THE CENFED MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

NOTE A: BASIS OF PRESENTATION

  The Unaudited Pro Forma Condensed Combined Statement of Financial Condition combines the historical unaudited consolidated statements of financial condition of Golden State and CENFED as if the CENFED Merger was consummated on December 31, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended December 31, 1997 combines the unaudited historical consolidated statements of operations of Golden State and CENFED as if the CENFED Merger was consummated on July 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 1997, assumes that the CENFED Merger was consummated on July 1, 1996. Certain items in the Unaudited Pro Forma Condensed Combined Financial Statements related to CENFED have been reclassified to conform to the Golden State presentation.

  The CENFED Merger will be accounted for as a purchase. Under this method of accounting, the assets and liabilities of CENFED are adjusted to their estimated fair value and combined with the recorded book values of the assets and liabilities of Golden State. Applicable income tax effects of such adjustments are included as a component of Golden State's deferred tax liability. The difference between the estimated fair value of the assets, liabilities and other items acquired, adjusted as discussed above, and the purchase price, is recorded as Goodwill.

  For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, estimates relating to the fair value of certain assets, liabilities, and other items acquired have been made as of December 31, 1997. Actual adjustments will be made on the basis of actual assets, liabilities and other items acquired as of the effective time of the CENFED Merger on the basis of appraisals and evaluations made as of that time and, therefore, fair value amounts will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTE B: PURCHASE PRICE

  The purchase price is based on exchanging 1.2 shares of Golden State Common Stock for each outstanding share of CENFED Common Stock. Shares of CENFED Common Stock issuable upon the exercise of CENFED Stock Options are added to CENFED's shares outstanding for purposes of determining the purchase price. The purchase price will include certain other direct acquisition costs, such as investment banking, legal, accounting and other professional fees, printing and mailing costs, and Securities and Exchange Commission filing fees.

  The shares of Golden State Common Stock to be issued to the stockholders of CENFED in connection with the CENFED Merger have been valued at $28.563 per share for purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, based on the quoted market price of Golden State Common Stock for a period of time shortly before and after the time Golden State and CENFED announced the proposed CENFED Merger.

  The total consideration to be paid in connection with the CENFED Merger is calculated as follows (in thousands, except price per share and exchange ratio):

   Shares of CENFED Common Stock outstanding at December 31, 1997....      6,006
   Shares of CENFED Common Stock issuable upon the exercise of CENFED
    Stock Options outstanding at December 31, 1997...................         94
                                                                       ---------
      Subtotal.......................................................      6,100
   Exchange ratio....................................................  X     1.2
                                                                       ---------
   Shares of Golden State Common Stock to be issued in the CENFED
    Merger...........................................................      7,320
   Price per share...................................................  X $28.563
                                                                       ---------
      Total purchase price...........................................   $209,081
                                                                       =========

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
                      GIVING EFFECT TO THE CENFED MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


NOTE C: ALLOCATION OF PURCHASE PRICE

                                                                  (IN THOUSANDS)
                                                                  --------------
   CENFED stockholders' equity...................................    $135,606
   Goodwill due to the CENFED Merger.............................      81,412
   Fair value adjustments (Note D)...............................       5,091
   Deferred taxes on fair value adjustments (Note D).............      (2,138)
   CENFED Merger costs (Note E)..................................     (15,300)
   Deferred taxes on merger costs (Note E).......................       4,410
                                                                     --------
   Total purchase price (Note B).................................    $209,081
                                                                     ========

  Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the effective time of the CENFED Merger on the basis of appraisals and evaluations made as of that time and, therefore, fair value amounts will differ from those above.

NOTE D: PURCHASE ACCOUNTING ADJUSTMENTS

  The estimated purchase accounting adjustments relating to the CENFED Merger are detailed below:

                                                           IMPACT ON PRE-TAX
                                                               EARNINGS
                                                        -----------------------
                                                         SIX MONTHS
                                                           ENDED     YEAR ENDED
                                                        DECEMBER 31,  JUNE 30,
                                               AMOUNT       1997        1997
                                               -------  ------------ ----------
                                                       (IN THOUSANDS)
FAIR VALUE ADJUSTMENTS
Loans receivable.............................. $(4,486)   $   580     $ 1,160
Mortgage servicing assets.....................   5,994       (450)       (899)
Buildings and land............................   4,573       (127)       (249)
Interest-bearing liabilities:
  Deposits....................................  (1,654)     1,654       1,654
  Securities sold under agreements to repur-
   chase......................................     346       (346)       (346)
  Borrowings from the FHLB....................   1,818     (1,558)     (1,818)
  Other borrowings............................  (1,500)       223         446
                                               -------    -------     -------
    Subtotal..................................    (990)       (27)        (64)
                                               -------    -------     -------
Total fair value adjustments..................   5,091        (24)        (52)
OTHER ADJUSTMENTS
Deferred taxes on fair value adjustments......  (2,138)       --          --
Goodwill due to the CENFED Merger.............  81,412     (2,714)     (5,427)
                                               -------    -------     -------
                                               $84,365    $(2,738)    $(5,479)
                                               =======    =======     =======

  The discount on the loans and adjustment to the mortgage servicing assets are amortized using a level-yield method over the weighted average maturity of the underlying loans. The new basis in the buildings is depreciated over the remaining lives of the properties on the straight line basis. Fair value adjustments to deposits and borrowings are amortized on the straight line basis over the weighted average remaining lives. Goodwill is amortized on the straight line basis over fifteen years.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
                      GIVING EFFECT TO THE CENFED MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


NOTE E: MERGER AND RESTRUCTURING COSTS

  The table below reflects Golden State's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger and restructuring costs of $22 million ($14.8 million net of taxes, computed using a combined federal and state tax rate of 42%) expected to be incurred in connection with the CENFED Merger. While a portion of these costs may be required to be recognized in Golden State's results of operations over time, the current estimate of these costs has been reflected in the Unaudited Pro Forma Condensed Combined Statement of Financial Condition as an adjustment to other liabilities and stockholders' equity, net of tax, or as an adjustment to cash to disclose the effect of these activities on Golden State's pro forma condensed combined financial position.

                                                                 RELATED
                                                          GROSS    TAX     NET
                                                          COSTS  BENEFIT  COSTS
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
Merger costs:
  Severance/other compensation.......................... $10,500 $4,410  $ 6,090
  Nondeductible investment banking and other profes-
   sional fees..........................................   4,800    --     4,800
                                                         ------- ------  -------
    Subtotal--merger costs included in the allocation of
     the
     purchase price and reflected as an adjustment to
     cash...............................................  15,300  4,410   10,890
                                                         ------- ------  -------
Other restructuring costs:
  Data processing conversion............................   5,500  2,310    3,190
  Branch closures.......................................   1,200    504      696
                                                         ------- ------  -------
    Subtotal--other restructuring costs reflected as an
     adjustment to stockholders' equity.................   6,700  2,814    3,886
                                                         ------- ------  -------
Total merger and restructuring costs.................... $22,000 $7,224  $14,776
                                                         ======= ======  =======

  Golden State's cost estimates are forward looking statements. While the costs represent management's current estimate of merger and restructuring costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed in the coming months; the type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these costs. See "FORWARD-LOOKING STATEMENTS."

NOTE F: ADJUSTMENT TO OTHER LIABILITIES

  The adjustment to other liabilities is comprised of the following (in thousands):

      Accrual of other restructuring costs (Note E)..................... $6,700
      Deferred taxes on fair value adjustments (Note D).................  2,138
      Deferred taxes on merger and restructuring costs (Note E)......... (7,224)
                                                                         ------
      Total adjustment to other liabilities............................. $1,614
                                                                         ======

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
                      GIVING EFFECT TO THE CENFED MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


NOTE G: ADJUSTMENT TO STOCKHOLDERS' EQUITY

  The adjustment to stockholders' equity is calculated as follows (in thousands):

   Total purchase price............................................... $209,081
   CENFED stockholders' equity........................................ (135,606)
                                                                       --------
     Subtotal.........................................................   73,475
   Other restructuring costs, net of tax (Note E).....................   (3,886)
                                                                       --------
   Net adjustment to stockholders' equity............................. $ 69,589
                                                                       ========

NOTE H: COMMON STOCK OUTSTANDING

  The pro forma combined common shares outstanding giving effect to the CENFED Merger at December 31, 1997 was computed as follows (shares in thousands, except exchange ratio):

                                            NUMBER OF
                                             SHARES
                                           OUTSTANDING
                                           -----------
Golden State.............................    51,023
CENFED...................................
     Common......................... 6,006
     Options to convert at closing..    94
                                     -----
     Total.......................... 6,100
     Exchange Ratio................. X 1.2    7,320
                                     -----   ------
                                             58,343
                                             ======

    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
            GIVING EFFECT TO THE CENFED MERGER AND THE REDFED MERGER

                            AS OF DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    PURCHASE      STOCK
                           GOLDEN                  ACCOUNTING  REPURCHASE
                          STATE AND                ADJUSTMENTS ADJUSTMENTS  PRO FORMA
                           CENFED         REDFED    (NOTE D)    (NOTE B)    COMBINED
                         -----------    ---------- ----------- ----------- -----------
         ASSETS
Cash and amounts due
 from banks............. $   315,413    $   18,464   $(3,300)   $(158,000) $   172,577
Federal funds sold and
 assets purchased under
 resale agreements......     507,000        15,736       --           --       522,736
Other investments.......     194,018        21,604       --           --       215,622
Loans receivable, net...  13,255,633       895,056       --           --    14,150,689
Mortgage-backed
 securities, net........   2,741,336        15,975       --           --     2,757,311
Real estate held for
 sale or investment.....       6,528         1,372       --           --         7,900
Real estate acquired in
 settlement of loans....      49,323         4,758       --           --        54,081
Investment in capital
 stock of FHLB, at
 cost...................     290,707         9,115       --           --       299,822
Mortgage servicing
 assets.................     272,370           --        --           --       272,370
Goodwill and other
 intangible assets......     176,126           299    68,200          --       244,625
Other assets............     500,328        27,375      (800)         --       526,903
                         -----------    ----------   -------    ---------  -----------
                         $18,308,782    $1,009,754   $64,100    $(158,000) $19,224,636
                         ===========    ==========   =======    =========  ===========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits................ $11,096,232      $844,619       --           --   $11,940,851
Securities sold under
 agreements to
 repurchase.............     891,516           --        --           --       891,516
Borrowings from the
 FHLB...................   4,735,682        60,000       --           --     4,795,682
Other borrowings........      19,326         4,418       --           --        23,744
Other liabilities.......     277,760        16,467    (8,142)         --       286,085
Stockholders' equity....   1,288,266        84,250    72,242     (158,000)   1,286,758
                         -----------    ----------   -------    ---------  -----------
                         $18,308,782    $1,009,754   $64,100    $(158,000) $19,224,636
                         ===========    ==========   =======    =========  ===========
Common shares
 outstanding............      58,343         7,200                              58,343
Book value per common
 share.................. $     20.10(1) $    11.70                         $     20.07(1)
Tangible book value per
 common share........... $     17.08(1) $    11.66                         $     15.88(1)

--------
(1) Calculated net of Golden State Preferred Stock at its liquidation value of $115,550.

 See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
     Statements Giving Effect to the CENFED Merger and the RedFed Merger.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
            GIVING EFFECT TO THE CENFED MERGER AND THE REDFED MERGER

                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 GOLDEN STATE          ADJUSTMENTS PRO FORMA
                                  AND CENFED  REDFED    (NOTE D)   COMBINED
                                 ------------ -------  ----------- ---------
Interest income.................   $659,605   $34,800    $   --    $694,405
Interest expense................    421,110    19,615        --     440,725
                                   --------   -------    -------   --------
   Net interest income..........    238,495    15,185        --     253,680
Provision for loan losses.......      3,994       622        --       4,616
                                   --------   -------    -------   --------
   Net interest income after
    provision for loan losses...    234,501    14,563        --     249,064
Other income:
 Fee income.....................     53,030     3,489        --      56,519
 Loss on sale of loans, net.....       (188)       (2)       --        (190)
 Gain on sale of mortgage-backed
  securities, net...............        325       --         --         325
 Other income, net..............      1,961       159        --       2,120
                                   --------   -------    -------   --------
   Total other income...........     55,128     3,646        --      58,774
Other expenses:
 Compensation and employee
  benefits......................     75,014     5,988        --      81,002
 Occupancy expense, net.........     19,273     1,091        (92)    20,272
 Regulatory insurance...........      4,315       370        --       4,685
 Advertising and promotion......     11,756       551        --      12,307
 Furniture, fixtures and
  equipment.....................      8,058     2,197        --      10,255
 Other general and
  administrative expenses.......     42,309     1,815        --      44,124
                                   --------   -------    -------   --------
   Total general and
    administrative expenses.....    160,725    12,012        (92)   172,645
 Legal expense--goodwill
  lawsuit.......................      9,977       --         --       9,977
 Acquisition and restructuring
  costs.........................      2,487       --         --       2,487
 Operations of real estate held
  for sale or investment........       (812)       76        --        (736)
 Operations of real estate
  acquired in settlement of
  loans.........................      2,210       361        --       2,571
 Amortization of goodwill and
  other intangible assets.......      6,814        14      2,273      9,101
                                   --------   -------    -------   --------
   Total other expenses.........    181,401    12,463      2,181    196,045
Earnings before income tax
 provision .....................    108,228     5,746     (2,181)   111,793
Income tax provision ...........     47,070        78         39     47,187
                                   --------   -------    -------   --------
   Net earnings ................   $ 61,158   $ 5,668    $(2,220)  $ 64,606
                                   ========   =======    =======   ========
Net earnings applicable to
 common shareholders:
 Net earnings ..................   $ 61,158   $ 5,668    $(2,220)  $ 64,606
 Dividends declared on preferred
  stock.........................     (5,055)      --         --      (5,055)
                                   --------   -------    -------   --------
                                   $ 56,103   $ 5,668    $(2,220)  $ 59,551
                                   ========   =======    =======   ========
Earnings per share:
 Basic..........................   $   0.97   $  0.79              $   1.03 (1)
 Diluted........................   $   0.79   $  0.76              $   0.84 (1)
Weighted average shares
 outstanding:
 Common shares..................     57,932     7,147                57,932
 Common shares and dilutive
  potential common shares.......     77,308     7,454                77,308

--------
(1) Golden State expects to repurchase shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. For purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended December 31, 1997, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased on July 1, 1997 for an aggregate amount of $158.0 million. As a result of the use of cash in such repurchase, pro forma net income for the six months ended December 31, 1997 would be reduced by approximately $2.6 million, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted earnings per share, after giving effect to such repurchase, would be $0.98 and $0.80, respectively.

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
      Statements Giving Effect to the CENFED Merger and the RedFed Merger.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
           GIVING EFFECT TO THE CENFED MERGER AND THE REDFED MERGER

                       FOR THE YEAR ENDED JUNE 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  GOLDEN
                                  STATE              ADJUSTMENTS PRO FORMA
                                AND CENFED  REDFED    (NOTE D)    COMBINED
                                ----------  -------  ----------- ----------
Interest income................ $1,234,877  $62,676    $   --    $1,297,553
Interest expense...............    803,275   33,571        --       836,846
                                ----------  -------    -------   ----------
 Net interest income...........    431,602   29,105        --       460,707
Provision for loan losses......     32,204    1,277        --        33,481
                                ----------  -------    -------   ----------
 Net interest income after
  provision for loan losses....    399,398   27,828        --       427,226
Other income:
 Fee income....................     97,520    5,970        --       103,490
 Gain (loss) on sale of loans,
  net..........................       (199)      17        --          (182)
 Gain (loss) on sale of
  mortgage-backed
  securities, net..............         (5)      62        --            57
 Other income (loss), net......         (7)     404        --           397
                                ----------  -------    -------   ----------
   Total other income..........     97,309    6,453        --       103,762
Other expenses:
 Compensation and employee
  benefits.....................    131,230   11,959        --       143,189
 Occupancy expense, net........     35,863    1,978       (183)      37,658
 Regulatory insurance..........     18,397    2,217        --        20,614
 Advertising and promotion.....     25,371      413        --        25,784
 Furniture, fixtures and
  equipment....................     14,722    4,479        --        19,201
 Other general and
  administrative expenses......     70,954    3,385        --        74,339
                                ----------  -------    -------   ----------
   Total general and
    administrative expenses....    296,537   24,431       (183)     320,785
 SAIF special assessment.......     64,625    5,421        --        70,046
 Legal expense--goodwill
  lawsuit......................     24,058      --         --        24,058
 Operations of real estate held
  for sale or investment.......        796      343        --         1,139
 Operations of real estate
  acquired in settlement
  of loans.....................      7,927    1,889        --         9,816
 Amortization of goodwill and
  other intangible assets......     10,984       15      4,547       15,546
                                ----------  -------    -------   ----------
   Total other expenses........    404,927   32,099      4,364      441,390
Earnings before income tax
 provision (benefit)...........     91,780    2,182     (4,364)      89,598
Income tax provision
 (benefit).....................     35,476      (12)        77       35,541
                                ----------  -------    -------   ----------
 Net earnings.................. $   56,304  $ 2,194    $(4,441)  $   54,057
                                ==========  =======    =======   ==========
Net earnings applicable to
 common shareholders:
 Net earnings.................. $   56,304  $ 2,194    $(4,441)  $   54,057
 Dividends declared on
  preferred stock..............    (10,841)     --         --       (10,841)
 Premium on exchange of
  preferred stock for
  common stock.................     (4,173)     --         --        (4,173)
                                ----------  -------    -------   ----------
                                $   41,290  $ 2,194    $(4,441)  $   39,043
                                ==========  =======    =======   ==========
Earnings per share:
 Basic......................... $     0.73  $  0.32              $     0.69 (1)
 Diluted....................... $     0.66  $  0.31              $     0.62 (1)
Weighted average shares
 outstanding:
 Common shares.................     56,415    6,790                  56,415
 Common shares and dilutive
  potential common shares......     62,489    7,001                  62,489

--------
(1) Golden State expects to repurchase shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. For purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 1997, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased on July 1, 1996 for an aggregate amount of $158.0 million. As a result of the use of cash in such repurchase, pro forma net income for the year ended June 30, 1997 would be reduced by approximately $5.2 million, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted earnings per share, after giving effect to such repurchase, would be $0.60 and $0.54, respectively.

  See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
     Statements Giving Effect to the CENFED Merger and the Redfed Merger.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
           GIVING EFFECT TO THE CENFED MERGER AND THE REDFED MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

NOTE A: BASIS OF PRESENTATION

  The Unaudited Pro Forma Condensed Combined Statement of Financial Condition Giving Effect to the Merger and the CENFED Merger combines the unaudited pro forma condensed combined statement of financial condition of Golden State and CENFED and the historical unaudited consolidated statement of financial condition of RedFed as if the CENFED Merger and the RedFed Merger were consummated on December 31, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations Giving Effect to the CENFED Merger and the RedFed Merger for the six months ended December 31, 1997 combines the unaudited pro forma condensed combined statement of operations of Golden State and CENFED and the historical unaudited consolidated statement of operations of RedFed as if the CENFED Merger and the RedFed Merger were consummated on July 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations Giving Effect to the CENFED Merger and the RedFed Merger for the year ended June 30, 1997 assumes that the CENFED Merger and the RedFed Merger were consummated on July 1, 1996. Certain items in the Unaudited Pro Forma Condensed Combined Financial Statements related to RedFed have been reclassified to conform to the Golden State presentation.

  The RedFed Merger will be accounted for as a purchase. Under this method of accounting, the assets and liabilities of RedFed are adjusted to their estimated fair value and combined with the recorded book values of the assets and liabilities of Golden State. Applicable income tax effects of such adjustments are included as a component of Golden State's deferred tax liability. The difference between the estimated fair value of the assets, liabilities and other items acquired (adjusted as discussed above) and the purchase price is recorded as Goodwill.

  For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements Giving Effect to the CENFED Merger and the RedFed Merger estimates relating to the fair value of certain assets, liabilities, and other items, have been made as of December 31, 1997. Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the date of the RedFed Merger on the basis of appraisals and evaluations made as of that time and, therefore, fair value amounts will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements Giving Effect to the CENFED Merger and the RedFed Merger.

NOTE B: PURCHASE PRICE

  The purchase price in the RedFed Merger is based on exchanging shares of Golden State Common Stock with a value of $20.75 for each outstanding share of the common stock and common stock options of RedFed (adjusted for the exercise price thereof) with the exact number of shares of Golden State Common Stock to be issued to holders of RedFed Common Stock to be determined based on the average closing price of Golden State Common Stock for the ten trading days prior to the second business day before the close of the RedFed Merger. The purchase price will include certain other direct acquisition costs, such as investment banking, legal, accounting and other professional fees; printing and mailing costs; and Securities and Exchange Commission filing fees. Golden State expects to purchase shares of Golden State Common Stock in the open market not in excess of an amount equal to the amount that will be issued in the RedFed Merger.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
           GIVING EFFECT TO THE CENFED MERGER AND THE REDFED MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

  The total consideration to be paid in connection with the RedFed Merger is calculated as follows (in thousands, except per share amounts):

   Shares of RedFed Common Stock outstanding at November 30, 1997...    7,421
   Shares issuable to outstanding options on RedFed Common Stock ...      269
   Less: Treasury stock.............................................      (78)
                                                                     --------
   Shares of RedFed Common Stock to be exchanged for Golden State
    Common Stock in the RedFed Merger ..............................    7,612
   Price per share ................................................. X $20.75
                                                                     --------
     Total purchase price........................................... $157,949
                                                                     ========
     For purposes of pro forma presentation rounded to.............. $158,000
                                                                     ========

NOTE C: ALLOCATION OF PURCHASE PRICE

                                                                (IN THOUSANDS)
                                                                --------------
   RedFed stockholders' equity at December 31, 1997............    $ 84,250
   Goodwill due to the RedFed Merger...........................      68,200
   Fair value adjustments (Note D) ............................        (800)
   Deferred taxes on fair value adjustments (Note D) ..........         336
   Merger costs (Note E) ......................................      (7,000)
   Deferred taxes on merger costs (Note E) ....................       1,554
   Deferred taxes on RedFed net operating loss carryforward
    (Note D)...................................................      11,460
                                                                   --------
   Total purchase price........................................    $158,000
                                                                   ========

  Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the date of the RedFed Merger on the basis of appraisals and evaluations made as of that time and, therefore, fair value amounts will differ from those above.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
           GIVING EFFECT TO THE CENFED MERGER AND THE REDFED MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

NOTE D: PURCHASE ACCOUNTING ADJUSTMENTS

  The estimated purchase accounting adjustments relating to the proposed merger between Golden State and RedFed are detailed below:

                                                 OTHER      OTHER    STOCKHOLDERS'
                               CASH    GOODWILL  ASSETS  LIABILITIES    EQUITY
                              -------  --------  ------  ----------- -------------
                                               (IN THOUSANDS)
Purchase price in excess of
 RedFed stockholders'
 equity.....................  $   --   $73,750   $ --      $   --       $73,750
Fair value adjustments, net
 of taxes...................      --       464    (800)       (336)         --
Severance/other compensation
 costs, net of taxes
 (Note E) ..................      --     2,146     --        2,146          --
Investment banking and other
 professional fees
 (Note E)...................   (3,300)   3,300     --          --           --
Other restructuring costs,
 net of taxes (Note E)......      --       --      --        1,508       (1,508)
Deferred tax asset arising
 from RedFed's net operating
 loss carryforwards.........      --   (11,460)    --      (11,460)         --
                              -------  -------   -----     -------      -------
                              $(3,300) $68,200   $(800)    $(8,142)     $72,242
                              =======  =======   =====     =======      =======
                                                                         TOTAL
                                                                     -------------
IMPACT ON PRE-TAX EARNINGS
FOR:
Six months ended December
 31, 1997...................  $   --   $(2,273)  $  92     $   --       $(2,181)
                                                                        =======
Year ended June 30, 1997....  $   --   $(4,547)  $ 183     $   --       $(4,364)
                                                                        =======

  The new basis in buildings and land, included in other assets, is depreciated over the remaining lives of the corresponding assets on the straight line basis. Goodwill is amortized on the straight line basis over fifteen years.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
           GIVING EFFECT TO THE CENFED MERGER AND THE REDFED MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

NOTE E: MERGER AND RESTRUCTURING COSTS

  The table below reflects Golden State's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger and restructuring cost of $9.6 million ($7.0 million net of taxes using a combined federal and state tax rate of 42%) expected to be incurred in connection with the RedFed Merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been reflected in the Unaudited Pro Forma Condensed Combined Statement of Financial Condition Giving Effect to the CENFED Merger and the RedFed Merger as an adjustment to other liabilities and stockholders' equity, net of tax, or as an adjustment to cash to disclose the effect of these activities on Golden State's pro forma condensed combined financial position.

                                                                 RELATED
                                                          GROSS    TAX    NET
                                                          COSTS  BENEFIT COSTS
                                                          ------ ------- ------
                                                             (IN THOUSANDS)
Merger costs:
  Severance/other compensation costs..................... $3,700 $1,554  $2,146
  Nondeductible investment banking and other professional
   fees..................................................  3,300    --    3,300
                                                          ------ ------  ------
    Subtotal--merger costs included in the allocation of
     the purchase price..................................  7,000  1,554   5,446
                                                          ------ ------  ------
Other restructuring costs:
  Data processing conversion.............................  1,900    798   1,102
  Building conversion....................................    700    294     406
                                                          ------ ------  ------
    Subtotal--other restructuring costs reflected as an
     adjustment to stockholders' equity..................  2,600  1,092   1,508
                                                          ------ ------  ------
Total merger and restructuring costs..................... $9,600 $2,646  $6,954
                                                          ====== ======  ======

  Golden State's cost estimates are forward looking statements. While the costs represent management's current estimate of merger and restructuring costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed in the coming months; the type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these costs. See "FORWARD-LOOKING STATEMENTS."

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION GIVING
   EFFECT TO THE CENFED MERGER, THE REDFED MERGER AND THE CALIFORNIA FEDERAL
                                     MERGER

                            AS OF DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                         GOLDEN STATE,
                            CENFED                    ADJUSTMENTS   PRO FORMA
                          AND REDFED        FNPH       (NOTE D)     COMBINED
                         -------------   -----------  -----------  -----------
         ASSETS
Cash and amounts due
 from banks.............  $   172,577    $   350,214  $      --    $   522,791
Federal funds sold and
 assets purchased under
 resale agreements......      522,736         34,700         --        557,436
Other investments.......      215,622        898,781         --      1,114,403
Loans receivable, net...   14,150,689     20,907,876      18,789    35,077,354
Mortgage-backed
 securities, net........    2,757,311      6,414,475      44,111     9,215,897
Real estate held for
 sale or investment.....        7,900            --          --          7,900
Real estate acquired in
 settlement of loans....       54,081         76,997         --        131,078
Investment in capital
 stock of FHLB, at
 cost...................      299,822        468,191         --        768,013
Mortgage servicing
 assets.................      272,370        536,703      22,700       831,773
Goodwill and other
 intangible assets......      244,625        675,927     980,338     1,900,890
Other assets............      526,903        998,292     226,200     1,751,395
                          -----------    -----------  ----------   -----------
                          $19,224,636    $31,362,156  $1,292,138   $51,878,930
                          ===========    ===========  ==========   ===========
LIABILITIES, MINORITY INTEREST AND
 STOCKHOLDERS' EQUITY
Deposits................  $11,940,851    $16,202,605  $      --    $28,143,456
Securities sold under
 agreements to
 repurchase.............      891,516      1,842,442         --      2,733,958
Borrowings from the
 FHLB...................    4,795,682      9,541,612         --     14,337,294
Other borrowings........       23,744      1,690,918         --      1,714,662
Other liabilities.......      286,085        702,959     527,000     1,516,044
Minority interest.......          --       1,175,704    (163,568)    1,012,136
Stockholders' equity....    1,286,758        205,916     928,706     2,421,380
                          -----------    -----------  ----------   -----------
                          $19,224,636    $31,362,156  $1,292,138   $51,878,930
                          ===========    ===========  ==========   ===========
Common shares
 outstanding............       58,343(2)          (3)                  114,271(I)
Book value per common
 share(1)...............  $     20.07(2)          (3)              $     20.18(4)(I)
Tangible book value per
 common share(1)........  $     15.88(2)          (3)              $      3.54(4)(I)

--------
(1) Calculated net of Golden State Preferred Stock at its liquidation value of $115,550.
(2) Does not reflect the impact of 5,366 Golden State stock options, the vesting of which accelerates at the consummation date of the California Federal Merger.
(3) Per share information is not presented as FNPH is a closely held corporation.
(4) The Golden State Preferred Stock is, under its terms, convertible into Golden State Common Stock. Assuming conversion as of December 31, 1997, the book value and tangible book value per common share would be $19.31 and $4.15, respectively, based on common shares outstanding of 125,382.

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements
    Giving Effect to the CENFED Merger, the RedFed Merger and the California
                                Federal Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS GIVING EFFECT TO
     THE CENFED MERGER, THE REDFED MERGER AND THE CALIFORNIA FEDERAL MERGER
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          GOLDEN STATE,
                             CENFED                                  PRO FORMA
                           AND REDFED        FNPH     ADJUSTMENTS     COMBINED
                          -------------   ----------  -----------    ----------
Interest income.........    $694,405      $1,075,042   $ (9,649)(D)  $1,759,798
Interest expense........     440,725         763,554        --        1,204,279
                            --------      ----------   --------      ----------
   Net interest income..     253,680         311,488     (9,649)        555,519
Provision for loan
 losses.................       4,616          39,900        --           44,516
                            --------      ----------   --------      ----------
   Net interest income
    after provision for
    loan losses.........     249,064         271,588     (9,649)        511,003
Other income:
 Fee income.............      56,519         122,236     (1,703)(D)     177,052
 Gain (loss) on sale of
  loans, net............        (190)            --         --             (190)
 Gain on sale of
  mortgage-backed
  securities, net.......         325             --         --              325
 Other income, net......       2,120          68,031        --           70,151
                            --------      ----------   --------      ----------
   Total other income...      58,774         190,267     (1,703)        247,338
Other expenses:
 Compensation and
  employee benefits.....      81,002         128,946        --          209,948
 Occupancy expense,
  net...................      20,272          41,070        --           61,342
 Regulatory insurance...       4,685           5,230        --            9,915
 Advertising and
  promotion.............      12,307          12,502        --           24,809
 Furniture, fixtures
  and equipment.........      10,255             --         --           10,255
 Other general and
  administrative
  expenses..............      44,124         115,342        --          159,466
                            --------      ----------   --------      ----------
   Total general and
    administrative
    expenses............     172,645         303,090        --          475,735
 Restructuring
  charges...............       2,487             --         --            2,487
 Legal expense--
  goodwill lawsuit......       9,977             --         --            9,977
 Operations of real
  estate held for sale
  or investment.........        (736)            --         --             (736)
 Operations of real
  estate acquired in
  settlement of loans...       2,571          (2,447)       --              124
 Amortization of
  goodwill and other
  intangible assets.....       9,101          24,558     32,678 (D)      66,337
                            --------      ----------   --------      ----------
   Total other
    expenses............     196,045         325,201     32,678         553,924
Earnings before income
 tax provision
 (benefit)..............     111,793         136,654    (44,030)        204,417
Income tax provision
 (benefit)..............      47,187          22,097     40,844 (3)     110,128
                            --------      ----------   --------      ----------
Earnings before minority
 interest...............      64,606         114,557    (84,874)         94,289
Minority interest.......         --           68,951    (24,718)(4)      44,233
                            --------      ----------   --------      ----------
   Net earnings.........    $ 64,606      $   45,606   $(60,156)     $   50,056
                            ========      ==========   ========      ==========
Net earnings applicable
 to common shareholders:
 Net earnings...........    $ 64,606      $   45,606   $(60,156)     $   50,056
 Dividends declared on
  preferred stock.......      (5,055)            --         --           (5,055)
                            --------      ----------   --------      ----------
                            $ 59,551      $   45,606   $(60,156)     $   45,001
                            ========      ==========   ========      ==========
Earnings per share:
 Basic..................    $   1.03 (1)          (2)                $     0.40(5)(I)
 Diluted................    $   0.84              (2)                $     0.37(5)(I)
Weighted average shares
 outstanding:
 Common shares..........      57,932 (1)          (2)                   113,860
 Common shares and
  dilutive potential
  common shares.........      77,308              (2)                   121,730

--------
(1) Does not reflect the impact of 5,366 Golden State stock options, the vesting of which accelerates at the consummation date of the California Federal Merger.
(2) Per share information is not presented as FNPH is a closely held corporation.
(3) The adjustment to income tax expense includes adjustments for nondeductible goodwill amortization and to adjust FNPH's historical effective tax rate to 42%.
(4) Represents the exchange of Hunter's Glen minority interest in FNH for Golden State Common Stock.
(5) Golden State expects to repurchase shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. For purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended December 31, 1997, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased on July 1, 1997 for an aggregate amount of $158.0 million. As a result of the use of cash in such repurchase, pro forma net income for the six months ended December 31, 1997 would be reduced by approximately $2.6 million, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted earnings per share, after giving effect to such repurchase, would be $0.37 and $0.35, respectively.

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements
    Giving Effect to the CENFED Merger, the RedFed Merger and the California
                                Federal Merger.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS GIVING EFFECT TO THE CENFED MERGER, THE REDFED MERGER AND THE CALIFORNIA
                                FEDERAL MERGER
                       FOR THE YEAR ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          GOLDEN STATE,
                             CENFED                                   PRO FORMA
                           AND REDFED       FNPH(6)    ADJUSTMENTS     COMBINED
                          -------------    ----------  -----------    ----------
Interest income.........   $1,297,553      $2,142,544   $ (19,297)(D) $3,420,800
Interest expense........      836,846       1,505,619         --       2,342,465
                           ----------      ----------   ---------     ----------
   Net interest income..      460,707         636,925     (19,297)     1,078,335
Provision for loan
 losses.................       33,481          80,600         --         114,081
                           ----------      ----------   ---------     ----------
   Net interest income
    after provision for
    loan losses.........      427,226         556,325     (19,297)       964,254
Other income:
 Fee income.............      103,490         236,391      (3,405)(D)    336,476
 Gain (loss) on sale of
  loans, net............         (182)            400         --             218
 Gain on sale of
  mortgage-backed
  securities, net.......           57           1,100         --           1,157
 Other income, net......          397         128,444         --         128,841
                           ----------      ----------   ---------     ----------
   Total other income...      103,762         366,335      (3,405)       466,692
Other expenses:
 Compensation and
  employee benefits.....      143,189         256,566         --         399,755
 Occupancy expense,
  net...................       37,658          85,858         --         123,516
 Regulatory insurance...       20,614          85,115         --         105,729
 Advertising and
  promotion.............       25,784          13,866         --          39,650
 Furniture, fixtures and
  equipment.............       19,201             --          --          19,201
 Other general and
  administrative
  expenses..............       74,339         152,557         --         226,896
                           ----------      ----------   ---------     ----------
   Total general and
    administrative
    expenses............      320,785         593,962         --         914,747
 SAIF special
  assessment............       70,046         118,200         --         188,246
 Legal expense -
  goodwill lawsuit......       24,058             --          --          24,058
 Operations of real
  estate held for sale
  or investment.........        1,139             --          --           1,139
 Operations of real
  estate acquired in
  settlement of loans...        9,816          (3,337)        --           6,479
 Amortization of
  goodwill and other
  intangible assets.....       15,546          47,836      65,356 (D)    128,738
                           ----------      ----------   ---------     ----------
   Total other
    expenses............      441,390         756,661      65,356      1,263,407
Earnings before income
 tax provision
 (benefit)..............       89,598         165,999     (88,058)       167,539
Income tax provision
 (benefit)..............       35,541          31,210      49,066 (3)    115,817
                           ----------      ----------   ---------     ----------
Earnings before minority
 interest and
 extraordinary items ...       54,057         134,789    (137,124)        51,722
Minority interest.......          --          122,736     (29,376)(4)     93,360
Extraordinary items,
 net....................          --           (1,586)        --          (1,586)
                           ----------      ----------   ---------     ----------
   Net earnings (loss)..   $   54,057      $   10,467   $(107,748)    $  (43,224)
                           ==========      ==========   =========     ==========
Net earnings (loss)
 applicable to common
 shareholders:
 Net earnings (loss)....   $   54,057      $   10,467   $(107,748)    $  (43,224)
 Dividends declared on
  preferred stock.......      (10,841)            --          --         (10,841)
 Premium on exchange of
  preferred stock for
  common stock..........       (4,173)            --          --          (4,173)
                           ----------      ----------   ---------     ----------
                           $   39,043      $   10,467   $(107,748)    $  (58,238)
                           ==========      ==========   =========     ==========
Earnings (loss) per
 share:
 Basic..................   $     0.69 (1)          (2)                $    (0.52)(5)(I)
 Diluted................   $     0.62              (2)                $    (0.52)(5)(I)
Weighted average shares
 outstanding;
 Common shares..........       56,415 (1)          (2)                   112,343
 Common shares and
  dilutive potential
  common shares.........       62,489              (2)                   112,343

--------
(1) Does not reflect the impact of 5,366 Golden State stock options, the vesting of which accelerates at the consummation date of the California Federal Merger.
(2) Per share information is not presented as FNPH is a closely held corporation.
(3) The adjustment to income tax expense includes adjustments for nondeductible goodwill amortization and to adjust FNPH's historical effective tax rate to 42%.
(4) Represents the exchange of Hunter's Glen minority interest in FNH for Golden State Common Stock.
(5) Golden State expects to repurchase shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. For purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 1997, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased on July 1, 1996 for an aggregate amount of $158.0 million. As a result of the use of cash in such repurchase, pro forma net income for the year ended June 30, 1997 would be reduced by approximately $5.2 million, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted loss per share, after giving effect to such repurchase, would each be $(0.56).

  See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements

   Giving Effect to the CENFED Merger, the RedFed Merger and the California
                                Federal Merger.

(6) Represents historical results of FNPH, adjusted to reflect (i) the impact of the Cal Fed Acquisition, (ii) the issuance of the 10 5/8% Notes, both of which occurred on January 3, 1997, and (iii) the issuance of the REIT Preferred Stock, which occurred on January 31, 1997, as if each of such transactions had occurred on July 1, 1996, which transactions are reflected as follows (in thousands):

                                                          REIT
                                           CAL FED     PREFERRED     10 5/8%       FNPH
                                FNPH     ACQUISITION     STOCK        NOTES     PRO FORMA
                             HISTORICAL  PRO FORMA(A) PRO FORMA(B) PRO FORMA(C)  COMBINED
                             ----------  ------------ ------------ ------------ ----------
   Interest income.........  $1,648,112    $494,432     $    --      $    --    $2,142,544
   Interest expense........   1,163,236     328,018      (16,182)      30,547    1,505,619
                             ----------    --------     --------     --------   ----------
     Net interest income...     484,876     166,414       16,182      (30,547)     636,925
   Provision for loan
    losses.................      59,700      20,900          --           --        80,600
                             ----------    --------     --------     --------   ----------
     Net interest income
      after provision for
      loan losses..........     425,176     145,514       16,182      (30,547)     556,325
   Other income............     295,074      71,261          --           --       366,335
   Other expenses..........     594,496     158,847          --         3,318      756,661
                             ----------    --------     --------     --------   ----------
   Earnings before income
    tax provision
    (benefit)..............     125,754      57,928       16,182      (33,865)     165,999
   Income tax provision
    (benefit)..............      25,386       7,593        1,618       (3,387)      31,210
                             ----------    --------     --------     --------   ----------
   Earnings before minority
    interest and
    extraordinary item.....     100,368      50,335       14,564      (30,478)     134,789
   Extraordinary item,
    net....................      (1,586)        --           --           --        (1,586)
   Minority interest.......      89,358      17,398       22,076       (6,096)     122,736
                             ----------    --------     --------     --------   ----------
     Net earnings (loss)...  $    9,424    $ 32,937     $ (7,512)    $(24,382)  $   10,467
                             ==========    ========     ========     ========   ==========

  --------
  (a) Represents historical results of operations of California Federal Bank, prior to its acquisition by First Nationwide Bank ("Old California Federal"), for the six months ended December 31, 1996, adjusted to reflect: (i) the amortization or accretion of fair value adjustments;
      (ii) the elimination of amortization of historical intangible assets;
      (iii) the reduction in interest income relating to the loss in yield on the portion of the purchase price of the Cal Fed Acquisition which was funded with existing cash; (iv) the elimination of certain noninterest expense due to consolidation of Old California Federal's operations with those of FNPH; and (v) income taxes and minority interest relating to the Cal Fed Acquisition.
  (b) Represents adjustments, for the six months ended December 31, 1996, to reflect: (i) the reduction in interest expense on borrowings related to the utilization of proceeds from the issuance of REIT Preferred Stock to reduce debt; (ii) dividends on the REIT Preferred Stock, net of income tax benefit; and (iii) income taxes and minority interest relating to (i).
  (c) Represents adjustments, for the seven months ended January 31, 1997, to reflect: (i) interest expense and amortization of debt issuance costs associated with the 10 5/8% Notes and (ii) income taxes and minority interest relative to (i).

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
           GIVING EFFECT TO THE CENFED MERGER, THE REDFED MERGER AND
                         THE CALIFORNIA FEDERAL MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

NOTE A: BASIS OF PRESENTATION

  The Unaudited Pro Forma Condensed Combined Statement of Financial Condition Giving Effect to the CENFED Merger, the RedFed Merger and the California Federal Merger combines the unaudited pro forma condensed combined statements of financial condition of Golden State, CENFED and RedFed and the historical unaudited consolidated statement of financial condition of FNPH as if the CENFED Merger, the RedFed Merger and the California Federal Merger were consummated on December 31, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations Giving Effect to the CENFED Merger, the RedFed Merger and the California Federal Merger for the six months ended December 31, 1997 combines the unaudited pro forma condensed combined statement of operations of Golden State, CENFED and RedFed and the historical unaudited consolidated statement of operations of FNPH as if the CENFED Merger, the RedFed Merger and the California Federal Merger were consummated on July 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations Giving Effect to the CENFED Merger, the RedFed Merger and the California Federal Merger for the year ended June 30, 1997, assumes that the CENFED Merger, the RedFed Merger, the California Federal Merger and the Other Pro Forma Events were consummated on July 1, 1996. Certain items in the unaudited pro forma condensed combined financial statements related to FNPH have been reclassified to conform to the Golden State presentation.

  The California Federal Merger will be accounted for using the "purchase" method of accounting. Golden State is treated as the acquired corporation for financial reporting purposes. Golden State's assets, liabilities, and other items acquired will be adjusted to their estimated fair value at the closing date of the California Federal Merger and combined with the historical book values of the assets and liabilities of FNPH. Applicable income tax effects of such adjustments are included as a component of the combined entity's deferred tax asset/liability. The difference between the estimated fair value of the assets, liabilities and other items, adjusted as discussed above, and the purchase price, is recorded as goodwill.

  For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements Giving Effect to the CENFED Merger, the RedFed Merger and the California Federal Merger, estimates relating to the fair value of certain assets, liabilities, and other items, have been made as of December 31, 1997. Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the date of the California Federal Merger on the basis of appraisals and evaluations made as of that time and, therefore, estimated fair value amounts are expected to differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements Giving Effect to the CENFED Merger, the RedFed Merger and the California Federal Merger.

NOTE B: PURCHASE PRICE

  Golden State Stockholders, as described in greater detail in the next paragraph, initially will own approximately 55 percent to 58 percent of the combined entity immediately after the California Federal Merger. The ownership percentage to be initially retained in the new entity by Golden State Stockholders will be determined based on the volume-weighted average trading price of Golden State Common Stock during a specified period preceding the completion of the transaction and following distribution of the Litigation Tracking Warrants (the "Adjusted Average Price").

  The terms of the California Federal Merger Agreement call for Golden State Stockholders to own 58 percent of the common stock of the combined entity outstanding, immediately after giving effect to the California Federal Merger, on a fully-diluted basis (without giving effect to shares issuable pursuant to the Litigation Tracking

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
           GIVING EFFECT TO THE CENFED MERGER, THE REDFED MERGER AND
                         THE CALIFORNIA FEDERAL MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

Warrants or the issuance of Contingent Shares) if the Adjusted Average Price (as defined herein) is $32 per share or less, and to own 55 percent of such common stock if that price is $33 per share or more (with intermediate percentages corresponding to Adjusted Average Prices between $32 and $33). The California Federal Merger Agreement also provides for the contingent issuance to affiliates of MAF and Ford of additional shares of Golden State Common Stock in connection with (i) the use by Golden State of certain tax benefits of FNPH and the realization of certain other potential tax benefits and liabilities of Golden State and FNPH and (ii) the receipt by the combined company of a net after-tax recovery in certain litigation, including a portion of the net recovery, if any, in the California Federal Goodwill Litigation.

  Using an Adjusted Average Price of $29.81 (derived as described below), Golden State's fully diluted outstanding shares, as of December 31, 1997, applying the treasury stock method under Statement of Financial Accounting Standards No. 128, "Earnings Per Share," as required by the California Federal Merger Agreement, would be as follows:

   GOLDEN STATE
   ------------
   Common shares outstanding as of December 31, 1997...............   51,023,321
   Shares issuable pursuant to outstanding Series A Preferred Stock
    convertible to common stock (i)................................   11,111,245
   Shares issuable pursuant to outstanding 5 Year Warrants on
    common stock (ii)..............................................        1,522
   Shares issuable pursuant to outstanding 7 Year Warrants on
    common stock (iii).............................................    6,481,094
   Shares issuable pursuant to outstanding Stock Options on common
    stock (iv).....................................................    1,387,744
                                                                     -----------
   Subtotal - Golden State fully diluted outstanding shares .......   70,004,926
                                                                     -----------
   CENFED
   ------
   Common shares outstanding as of December 31, 1997...............    6,005,638
   Shares issuable to outstanding options on CENFED common stock
    (v)............................................................       19,000
                                                                     -----------
   Subtotal - CENFED fully diluted outstanding shares .............    6,024,638
   Exchange Ratio..................................................          1.2
                                                                     -----------
                                                                       7,229,566
                                                                     -----------
   Total - fully diluted outstanding shares........................   77,234,492
                                                                     -----------
   Golden State ownership percentage at $29.81 per share...........          58%
   Total outstanding shares for the combined entity................  133,162,917
                                                                     -----------

--------
(i) Based on 4,621,982 shares, each convertible into 2.404 shares of Golden State Common Stock.
(ii) Warrants convertible at an exchange rate of 10 warrants for one share of Golden State Common Stock.
(iii) 10,847,917 warrants with $12.00 exercise price per warrant.
(iv) Based on 5,366,032 stock options with a weighted average exercise price per share of Golden State Common Stock of $16.518.
(v) Based on 94,366 stock options with a weighted average exercise price per share of CENFED Common Stock of $12.621.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
           GIVING EFFECT TO THE CENFED MERGER, THE REDFED MERGER AND
                         THE CALIFORNIA FEDERAL MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


  The Adjusted Average Price of $29.81 per share of Golden State Common Stock is based on the closing price of Golden State Common Stock on the NYSE of $35.75 on the day prior to the announcement of the execution of the California Federal Merger Agreement, adjusted by subtracting 85% of the implied net after-tax value of the Goodwill Litigation to reflect the subsequent distribution of the Litigation Tracking Warrants. Such implied value is estimated, solely for purposes of this presentation, to be $5.94 per share of Golden State Common Stock based on a comparison to the trading value of the outstanding securities issued by California Federal representing participation interests in the potential recoveries in its goodwill litigation against the United States government, including an adjustment for the time value of money.

   Purchase Price:
   Number of Golden State fully diluted outstanding shares ......... 77,234,492
   Adjusted price per share ........................................ X   $29.81
                                                                     ----------
     Purchase price (in thousands).................................. $2,302,360
                                                                     ==========

NOTE C: ALLOCATION OF PURCHASE PRICE

                                                               (IN THOUSANDS)
                                                               --------------
   Golden State stockholders' equity, giving effect to the
    Merger and the CENFED Merger ............................. $    1,286,758
   Goodwill due to the California Federal Merger (Note D).....        980,338
   Fair value adjustments (Note D)............................         49,600
   Merger costs, net of taxes (Note E)........................        (96,436)
   Goodwill litigation proceeds participation (Note F)........         82,100
                                                               --------------
     Total purchase price..................................... $    2,302,360
                                                               ==============

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
           GIVING EFFECT TO THE CENFED MERGER, THE REDFED MERGER AND
                         THE CALIFORNIA FEDERAL MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


NOTE D: PURCHASE ACCOUNTING ADJUSTMENTS

  The estimated purchase accounting adjustments relating to the California Federal Merger are detailed below:

                                     MORTGAGE-  MORTGAGE
                            LOANS      BACKED   SERVICING               OTHER      OTHER    MINORITY   STOCKHOLDERS'
                          RECEIVABLE SECURITIES  ASSETS     GOODWILL    ASSETS  LIABILITIES INTEREST      EQUITY
                          ---------- ---------- ---------  ----------  -------- ----------- ---------  -------------
                                                              (IN THOUSANDS)
Purchase price in excess
 of Golden State's net
 stockholders' equity,
 giving effect to the
 CENFED Merger and the
 RedFed Merger..........   $   --     $    --   $    --    $1,015,602  $    --   $    --    $     --    $1,015,602
Fair value adjustments
 .......................    18,789      44,111    22,700      (49,600)      --     36,000         --           --
Merger costs, net of
 taxes (Note E).........       --          --        --        96,436    70,264   166,700         --           --
Other integration costs,
 net of taxes (Note E)..       --          --        --           --     14,036    33,300         --       (19,264)
Value of Golden State's
 retained participation
 in the Goodwill
 Litigation after
 issuance of the
 Litigation Tracking
 Warrants (Note F)......       --          --        --       (82,100)  141,900    59,800         --           --
Liability reflecting
 value of Golden State
 Common Stock to be
 distributed to
 affiliates of MAF and
 Ford in respect of
 their proportionate
 ownership of the
 California Federal
 Goodwill Litigation
 asset (Note G).........       --          --        --           --        --     37,200         --       (37,200)
Liability reflecting
 value of Golden State
 Common Stock to be
 distributed to
 affiliates of MAF and
 Ford upon use of FNPH's
 pre-merger tax benefits
 (Note H)...............       --          --        --           --        --    194,000         --      (194,000)
Conversion of minority
 interest triggered by
 the California Federal
 Merger.................       --          --        --           --        --        --     (163,568)     163,568
                           -------    --------  --------   ----------  --------  --------   ---------   ----------
                           $18,789    $ 44,111  $ 22,700   $  980,338  $226,200  $527,000   $(163,568)  $  928,706
                           =======    ========  ========   ==========  ========  ========   =========   ==========
IMPACT ON PRE-TAX
 EARNINGS FOR:                                                                                               TOTAL
                                                                                                        ----------
Six months ended
 December 31, 1997......   $(2,582)   $ (7,067) $ (1,703)  $  (32,678) $    --   $    --    $     --    $  (44,030)
                                                                                                        ==========
Year ended June 30,
 1997...................   $(5,163)   $(14,134) $ (3,405)  $  (65,356) $    --   $    --    $     --    $  (88,058)
                                                                                                        ==========

  Premiums relating to mortgage-backed securities and loans receivable are amortized to interest income using an interest method over the weighted average life of the asset. The premium on mortgage servicing assets is amortized in proportion to, and over the period of, estimated net servicing income. Goodwill is amortized on the straight line basis over fifteen years.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
    GIVING EFFECT TO THE CENFED MERGER, THE REDFED MERGER ANDTHE CALIFORNIA
                                FEDERAL MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


NOTE E: MERGER AND INTEGRATION COSTS

  The table below reflects Golden State's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger and integration costs, net of taxes, expected to be incurred in connection with the California Federal Merger. While a portion of these costs may be required to be recognized in the combined entity's results of operations as incurred, the current estimate of these costs has been reflected in the pro forma condensed combined statement of financial condition to disclose the effect of these activities on Golden State's pro forma condensed combined financial position.

                                                                RELATED
                                                        GROSS     TAX     NET
                                                        COSTS   BENEFIT  COSTS
                                                       -------- ------- --------
                                                            (IN THOUSANDS)
Merger costs:
  Severance costs..................................... $ 55,000 $23,183 $ 31,817
  Contract termination costs..........................   46,500  19,600   26,900
  Investment banking, legal and other professional
   fees...............................................   45,000  18,967   26,033
  Benefit plan termination costs......................   15,000   6,322    8,678
  Branch consolidation costs..........................    5,200   2,192    3,008
                                                       -------- ------- --------
    Subtotal--merger costs included in the allocation
     of the
     purchase price...................................  166,700  70,264   96,436
                                                       -------- ------- --------
Other integration costs:
  Conversion costs....................................   15,500   6,533    8,967
  Branch consolidation costs..........................    6,800   2,866    3,934
  Other costs.........................................   11,000   4,637    6,363
                                                       -------- ------- --------
    Subtotal--other integration costs reflected as an
     adjustment to stockholders' equity...............   33,300  14,036   19,264
                                                       -------- ------- --------
Total merger and integration costs.................... $200,000 $84,300 $115,700
                                                       ======== ======= ========

  Golden State's cost estimates are forward looking statements. While the costs represent management's current estimate of merger and integration costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed in the coming months; the types and amounts of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these costs. See "FORWARD-LOOKING STATEMENTS."

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
           GIVING EFFECT TO THE CENFED MERGER, THE REDFED MERGER AND
                         THE CALIFORNIA FEDERAL MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


NOTE F: GOODWILL LITIGATION TRACKING WARRANTS

  Represents the estimated fair value of the combined entity's 15% interest in the after-tax any recovery, if any, in the Goodwill Litigation to be excluded in calculating the number of shares issuable upon exercise of the Litigation Tracking Warrants, as follows:

                                                                (IN THOUSANDS)
                                                                --------------
Glendale Federal's unamortized balance of goodwill at the time
 FIRREA became effective.......................................    $550,000
                                                                   --------
Estimated pre-tax litigation proceeds, net of litigation
 costs(1)......................................................     946,000
                                                                   --------
Combined entity's 15% interest.................................     141,900
Deferred taxes at combined federal and state tax rate of 42%...     (59,800)
                                                                   --------
Net adjustment to Golden State's net book value................    $ 82,100
                                                                   ========

--------
(1) Represents Glendale Federal's balance, gross of taxes (using Glendale Federal's 42% combined tax rate), of goodwill of approximately $550 million at the time FIRREA became effective.

  The amount of the pre-tax litigation proceeds reflected above is provided for illustrative purposes only. Such amount does not necessarily represent management's evaluation of the likely outcome of the Glendale Goodwill Litigation.

NOTE G: GOODWILL EQUALIZATION ADJUSTMENT

  As part of the California Federal Merger Agreement, affiliates of MAF and Ford will receive, after a final resolution of the California Federal Goodwill Litigation, additional Golden State Common Stock in an amount equal to the net after-tax proceeds, if any, from that litigation, net of (i) the amount paid to holders of California Federal's previously issued participation certificates with respect to such litigation and (ii) an amount equal to 15% of the net after-tax recovery in the Goodwill Litigation to be excluded for purposes of calculating the number of shares of Golden State Common Stock issuable upon exercise of the Litigation Tracking Warrants, adjusted to reflect the pro forma ownership interest of affiliates of MAF and Ford in the combined company at the time of the California Federal Merger. The estimated pre-tax difference between the amount calculated pursuant to the preceding sentence and the amount of the California Federal Goodwill Litigation asset as of December 31, 1997, $64.3 million, will be recorded as a liability. The combined entity will reflect an offsetting benefit to deferred taxes of $27.1 million and a $37.2 million reduction to stockholders' equity.

NOTE H: INCOME TAX BENEFITS

  As part of the California Federal Merger Agreement, affiliates of MAF and Ford will receive additional Golden State Common Stock based on the amount of FNPH's pre-merger tax benefit realized by the combined entity. These federal tax benefits are currently estimated at $194 million. The pro-forma adjustment reflects this transaction in a manner similar to a dividend, resulting in a reduction to stockholders' equity and an increase in other liabilities.

NOTE I: CONTINGENT SHARES

  The California Federal Merger Agreement provides for the issuance of the Contingent Shares. For more information about the number of Contingent Shares that could be issued under certain circumstances as a result

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
           GIVING EFFECT TO THE CENFED MERGER, THE REDFED MERGER AND
                         THE CALIFORNIA FEDERAL MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

of the California Federal Merger, see the information, including the illustrative example, set forth under the caption "SUMMARY--The Merger-- Parties to the Merger--Golden State" and "THE MERGER--Parties to the Merger-- Golden State--California Federal Merger." Based on such assumptions, and for illustrative purposes only, the issuance of the Contingent Shares would have the following effect on certain information disclosed in the Unaudited Pro Forma Condensed Combined Financial Statements Giving Effect to the CENFED Merger, the RedFed Merger and the California Federal Merger (in thousands, except per-share amounts):

                                                     PRO FORMA AMOUNTS
                                                -----------------------------
                                                            PER THE MARKET
                                                                 PRICE
                                                   AS        AND OWNERSHIP
                                                PRESENTED  ASSUMPTIONS BELOW
                                                ---------  ------------------
Market price per share of common stock......... $  29.81   $  35.00  $  45.00
Incremental ownership percentage to affiliates
 of MAF and Ford ..............................      --         5.5%      4.3%
AT DECEMBER 31, 1997:
  Book value per common share.................. $  20.18   $  18.00  $  18.44
  Tangible book value per common share......... $   3.54   $   3.16  $   3.24
  Common shares outstanding....................  114,271    128,137   125,055
FOR THE SIX MONTHS ENDED DECEMBER 31, 1997:
  Basic earnings per share(1).................. $   0.40   $   0.35  $   0.36
  Diluted earnings per share(1)................ $   0.37   $   0.33  $   0.34
  Weighted average common shares outstanding...  113,860    127,726   124,644
  Weighted average common shares and dilutive
   potential common
   shares outstanding..........................  121,730    135,596   132,514
FOR THE YEAR ENDED JUNE 30, 1997:
  Basic loss per share(1)...................... $  (0.52)  $  (0.46) $  (0.47)
  Diluted loss per share(1).................... $  (0.52)  $  (0.46) $  (0.47)
  Weighted average common shares outstanding...  112,343    126,209   123,127
  Weighted average common shares and dilutive
   potential common
   shares outstanding..........................  112,343    126,209   123,127

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
           GIVING EFFECT TO THE CENFED MERGER, THE REDFED MERGER AND
                         THE CALIFORNIA FEDERAL MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


(1) Golden State expects to repurchase shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. For pro forma presentation purposes, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased at the beginning of each period presented for an aggregate amount of $158.0 million. As a result of the use of cash in such repurchase, pro forma net income for the six months ended December 31, 1997 and the year ended June 30, 1997 would be reduced by approximately $2.6 million and $5.2 million, respectively, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted earnings per share, after giving effect to such repurchase, would be as follows for the above illustrative examples:

     FOR THE SIX MONTHS ENDED DECEMBER 31, 1997:
       Basic earnings per share........................ $ 0.37  $ 0.33  $ 0.34
       Diluted earnings per share...................... $ 0.35  $ 0.31  $ 0.32
     FOR THE YEAR ENDED JUNE 30, 1997:
       Basic loss per share............................ $(0.56) $(0.50) $(0.52)
       Diluted loss per share.......................... $(0.56) $(0.50) $(0.52)

  There can be no assurance that the foregoing illustrative examples will prove to be accurate or that the actual number of Contingent Shares and change in such percentage ownership will not be substantially different than the preceding illustrative examples.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                           GOLDEN STATE BANCORP INC.

                                      AND

                              REDFED BANCORP INC.

                         DATED AS OF NOVEMBER 30, 1997



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 RECITALS..................................................................  A-1
 ARTICLE I. THE MERGER.....................................................  A-1
 1.1. Procedure and Effective Time of Merger..............................   A-1
 1.2. Closing.............................................................   A-1
 1.3. Effects of Merger...................................................   A-1
 1.4. Reservation of Right to Revise Transaction..........................   A-2

 ARTICLE II. EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS;
  EXCHANGE OF CERTIFICATES.................................................  A-2
 2.1. Effect on Capital Stock.............................................   A-2
 2.2. Exchange of Certificates............................................   A-3

 ARTICLE III. REPRESENTATIONS AND WARRANTIES...............................  A-5
 3.1. Disclosure Letters..................................................   A-5
 3.2. Standards...........................................................   A-5
 3.3. Representations and Warranties of RedFed............................   A-5
      (a)Organization.....................................................   A-5
      (b)Qualifications...................................................   A-5
      (c)Capital Stock....................................................   A-5
      (d)Redlands Federal; Significant Investments........................   A-6
      (e)Authority and Stockholder Approvals..............................   A-6
      (f)No Violations....................................................   A-6
      (g)Reports..........................................................   A-6
      (h)Absence of Certain Changes or Events.............................   A-7
      (i)Taxes............................................................   A-7
      (j)Absence of Claims................................................   A-7
      (k)Absence of Regulatory Actions....................................   A-7
      (l)Contracts........................................................   A-8
      (m)Labor Matters....................................................   A-8
      (n)Employee Agreements..............................................   A-8
      (o)Title to Assets..................................................   A-9
      (p)Compliance with Law..............................................   A-9
      (q)Fees.............................................................  A-10
      (r)Environmental Matters............................................  A-10
      (s)Classified Assets................................................  A-11
      (t)Material Interests of Certain Persons............................  A-11
      (u)Insurance........................................................  A-11
      (v)Books and Records................................................  A-12
      (w)Corporate Documents..............................................  A-12
      (x)Indemnification..................................................  A-12
      (y)Derivatives Contracts; Structured Notes; Etc. ...................  A-12
      (z)Disclosure.......................................................  A-12
 3.4. Representations and Warranties of Golden State......................  A-12
      (a)Organization.....................................................  A-12
      (b)Capital Stock....................................................  A-13
      (c)Authority and Stockholder Approvals..............................  A-13
      (d)No Violations....................................................  A-13
      (e)Reports..........................................................  A-13
      (f)Absence of Certain Changes or Events.............................  A-14
      (g)Taxes............................................................  A-14

                                                                            PAGE
                                                                            ----
       (h)Absence of Claims...............................................  A-14
       (i)Absence of Regulatory Actions...................................  A-14
       (j)Compliance with Law.............................................  A-15
       (k)Fees............................................................  A-15
       (l)Books and Records...............................................  A-15
       (m)Disclosure......................................................  A-15

 ARTICLE IV. CONDUCT PENDING MERGER........................................ A-15
 4.1.  Conduct of Business Prior to Effective Time........................  A-15
 4.2.  Forbearance by RedFed..............................................  A-15

 ARTICLE V. COVENANTS...................................................... A-17
 5.1.  Acquisition Proposals..............................................  A-17
 5.2.  Certain Policies of RedFed.........................................  A-17
 5.3.  Employees..........................................................  A-18
 5.4.  Access to Information..............................................  A-19
 5.5.  Regulatory Matters.................................................  A-19
 5.6.  Other Actions......................................................  A-20
 5.7.  Publicity..........................................................  A-20
 5.8.  Preparation of Form S-4 and Proxy Statement........................  A-20
 5.9.  Letter of RedFed Accountants.......................................  A-20
 5.10. Letter of Golden State Accountants.................................  A-21
 5.11. Stockholder Action.................................................  A-21
 5.12. Notification of Certain Matters....................................  A-21
 5.13. Tax Matters........................................................  A-21
 5.14. Updated Disclosure Letters.........................................  A-21
 5.15. Stock Exchange Listing.............................................  A-21
 5.16. Bank Merger........................................................  A-21
 5.17. Indemnification of Directors and Officers..........................  A-21
 5.18. RedFed ESOP........................................................  A-22
 5.19. Litigation Tracking Warrants.......................................  A-22

 ARTICLE VI. CONDITIONS TO CONSUMMATION.................................... A-23
 6.1.  Conditions to All Parties' Obligations.............................  A-23
 6.2.  Conditions to Obligations of Golden State..........................  A-23
 6.3.  Conditions to Obligations of RedFed................................  A-24

 ARTICLE VII. TERMINATION.................................................. A-25
 7.1.  Termination........................................................  A-25
 7.2.  Effect of Termination..............................................  A-25

 ARTICLE VIII. OTHER MATTERS............................................... A-26
 8.1.  Certain Definitions; Interpretation................................  A-26
 8.2.  Survival...........................................................  A-26
 8.3.  Waiver.............................................................  A-26
 8.4.  Counterparts.......................................................  A-26
 8.5.  Governing Law......................................................  A-27
 8.6.  Expenses...........................................................  A-27
 8.7.  Notices............................................................  A-27
 8.8.  Entire Agreement; No Third Party Beneficiaries.....................  A-27
 8.9.  Parties Bound; Assignment..........................................  A-28
 8.10. Severability.......................................................  A-28
 8.11. Captions...........................................................  A-28

  AGREEMENT AND PLAN OF MERGER dated as of November 30, 1997 ("Agreement") by and between GOLDEN STATE BANCORP INC., a Delaware corporation ("Golden State"), and REDFED BANCORP INC., a Delaware corporation ("RedFed").

                                   RECITALS

  WHEREAS, the Boards of Directors of Golden State and RedFed have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination provided for herein, in which RedFed shall be merged (the "Merger") with and into a wholly-owned subsidiary of Golden State ("Merger Sub") and Merger Sub shall thereafter continue to be a wholly-owned subsidiary of Golden State;

  WHEREAS, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, Golden State and RedFed contemplate that their respective depository institution subsidiaries, Glendale Federal Bank, Federal Savings Bank and Redlands Federal Bank (referred to herein as "Glendale Federal" and "Redlands Federal", respectively) will be merged (the "Bank Merger") concurrently with or promptly after the completion of the Merger.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE I.

                                  THE MERGER

  Section 1.1. Procedure and Effective Time of Merger. As of the Effective Time (as defined below), RedFed shall be merged with and into Merger Sub, with Merger Sub to be the surviving corporation in the Merger, in accordance with the following: Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3(b)) and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the Delaware General Corporation Law (the "DGCL"), as soon as practicable on the Closing Date (as defined in Section 1.2). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as is provided in the Certificate of Merger (such time being referred to herein as the "Effective Time").

  Section 1.2. Closing. The completion of the transactions provided for herein (the "Closing") shall take place at 10:00 a.m. on such date (referred to herein as the "Closing Date") that is at least two business days after satisfaction or appropriate waiver of each of the conditions set forth in
Article VI as shall be designated by Golden State, subject to the provisions of Section 5.19 hereof. The Closing shall be conducted at the offices of Mayer, Brown & Platt, 350 South Grand Avenue, 25th Floor, Los Angeles, California 90071-1503, or at such other time, date and place as may be agreed to in writing by the parties hereto.

  Section 1.3. Effects of Merger. (a) At the Effective Time, (i) the separate corporate existence of RedFed shall cease and RedFed shall be merged with and into Merger Sub, (ii) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, (iii) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, and (iv) the directors of Merger Sub shall be the directors of the Surviving Corporation.

  (b) As used in this Agreement, "Constituent Corporations" shall mean Merger Sub and RedFed and "Surviving Corporation" shall mean Merger Sub.

  (c) At and after the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL.

  Section 1.4. Reservation of Right to Revise Transaction. Notwithstanding any other provision of this Agreement, Golden State may at any time change the method of effecting the acquisition of RedFed by Golden State and RedFed shall cooperate in such efforts, including to provide for a merger of RedFed with and into Golden State, or to provide for mergers among certain of the subsidiaries of Golden State and RedFed to occur substantially simultaneously with, or promptly following, the Effective Time; provided, however, that no such change shall (a) alter or change the amount or kind of consideration to be issued to holders of RedFed Common Stock (as defined in Section 3.3(c)) as provided for in this Agreement (the "Merger Consideration"), (b) adversely affect the tax treatment to RedFed's stockholders as a result of receiving the Merger Consideration or (c) materially delay receipt of any approval referred to in Section 6.1(b) or the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE II.

                     EFFECT OF MERGER ON CAPITAL STOCK OF
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

  Section 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of Merger Sub or RedFed Common Stock:

  (a) Merger Sub Capital Stock to Remain Outstanding. Each issued and outstanding share of the capital stock of Merger Sub shall remain outstanding and shall not be affected by the Merger.

  (b) Cancellation of Treasury Stock and Stock Owned by Golden State. All shares of RedFed Common Stock that are owned by RedFed as treasury stock and all shares of RedFed Common Stock that are owned by Golden State or any wholly-owned subsidiary of Golden State, other than any shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any shares of stock held in any of such capacities being referred to herein as "trust account shares"), shall be canceled and retired and shall cease to exist and no stock of Golden State or other consideration shall be delivered in exchange therefor. All shares of Golden State Common Stock (as defined in Section 3.4(b)) that are owned by RedFed or any subsidiary shall remain outstanding and shall not be affected by the Merger.

  (c) Conversion of RedFed Common Stock. Subject to Section 2.2(e), each issued and outstanding share of RedFed Common Stock (other than shares canceled in accordance with Section 2.1(b)) shall be converted into that number (expressed as a decimal fraction rounded to the nearest one hundred thousandth) of fully paid and nonassessable shares of Golden State Common Stock that equals the quotient (referred to herein as the "Exchange Ratio") derived by dividing (A) $20.75 by (B) the unweighted arithmetic average of the daily closing prices of Golden State Common Stock, as reported on the New York Stock Exchange Composite Tape, for the ten trading days on which Golden State Common Stock is traded immediately preceding the date that is two business days prior to the Closing Date (such average of daily closing prices being referred to herein as the "Final Golden State Price" and such ten trading day period being referred to herein as the "Pricing Period"). All such shares of RedFed Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously representing any such shares shall thereafter represent the shares of Golden State Common Stock into which such RedFed Common Stock has been converted. Certificates previously representing shares of RedFed Common Stock shall be exchanged for the certificates representing whole shares of Golden State Common Stock and cash in lieu of the issuance of fractional shares as provided in Section 2.2(e) issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2.

  (d) Effect on RedFed Stock Option Plans. At the Effective Time, each then outstanding and unexercised option to purchase shares of RedFed Common Stock, if any, granted under the RedFed Stock Option Plans (as defined below) (each, a "RedFed Stock Option"), whether vested or unvested (it being understood that, under the terms of the RedFed Stock Plans, all such options will become vested as a result of the transaction provided for in this Agreement), shall be converted, subject to the penultimate sentence of this Section 2.1(d), into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under such

RedFed Stock Option, the number of shares of Golden State Common Stock equal to (a) the number of shares of RedFed Common Stock subject to the RedFed Stock Option, multiplied by (b) the Exchange Ratio (such product to be rounded down to the nearest whole number) at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of RedFed Common Stock which were purchasable pursuant to such RedFed Stock Option divided by (z) the number of full shares of Golden State Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each RedFed Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, RedFed shall take all such action, if any, as shall be necessary with respect to the RedFed Stock Option Plans to permit the replacement of the outstanding RedFed Stock Options by Golden State pursuant to this Section. At the Effective Time Golden State shall assume the RedFed Stock Option Plans; provided, that such assumption shall be only in respect of the Replacement Options and that Golden State shall have no obligation with respect to any awards under the RedFed Stock Option Plans other than with respect to the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed RedFed Stock Option Plans. As used herein, the term "RedFed Stock Option Plans" shall mean each of the following plans of RedFed the 1995 Long-Term Incentive Plan, the 1994 Incentive Stock Option Plan, and the 1994 Stock Option Plan for Outside Directors.

  Section 2.2. Exchange of Certificates.

  (a) Exchange Agent. As of the Effective Time, Golden State shall deposit, or shall cause to be deposited, with a bank, trust company or other entity that regularly performs the functions provided for in this Section 2.2 and that is designated by Golden State and reasonably acceptable to RedFed (the "Exchange Agent"), for the benefit of the holders of shares of RedFed Common Stock, and for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Golden State Common Stock and cash in lieu of the issuance of any fractional shares pursuant to Section 2.2(e) (such certificates for shares of Golden State Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1.

  (b) Exchange Procedures. As soon as practicable but in no event later than five days after the Effective Time, Golden State shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of RedFed Common Stock (the "Certificates") whose shares were converted into shares of Golden State Common Stock pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Golden State and RedFed may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Golden State Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Golden State Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of RedFed common stock then held by such holder), together with cash in lieu of the issuance of any fractional shares as provided in Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of RedFed Common Stock which is not registered in the transfer records of RedFed, a certificate representing the proper number of shares of Golden State Common Stock may be issued to a transferee if the Certificate representing such RedFed Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Golden State Common Stock and cash in lieu of the issuance of any fractional shares of Golden State Common Stock as contemplated by this Section 2.2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Golden State Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Golden State Common Stock represented thereby, and no cash payment in lieu of the issuance of fractional shares shall be paid to such holder pursuant to
Section 2.2(e), until such Certificate shall be surrendered by the holder thereof. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Golden State Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable with respect to a fractional share of Golden State Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid or made with respect to such whole shares of Golden State Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions payable or distributable with respect to such whole shares of Golden State Common Stock having a record date after the Effective Time but prior to such surrender and a payment or distribution date subsequent to such surrender.

  (d) No Further Ownership Rights in RedFed Common Stock. All shares of Golden State Common Stock issued upon conversion of shares of RedFed Common Stock in accordance with the terms hereof (and any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of RedFed Common Stock; and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of RedFed Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

  (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Golden State Common Stock shall be issued upon the surrender of Certificates for exchange, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Golden State.

    (ii) In lieu of the issuance of fractional shares of Golden State Stock, Golden State shall pay or cause to be paid to each holder of RedFed Common Stock an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after taking into account all shares of RedFed Common Stock then held by such holder) would otherwise be entitled by the Final Golden State Price.

    (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of RedFed Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of RedFed Common Stock subject to and in accordance with the terms of Section 2.2(c).

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of RedFed for 12 months after the Effective Time shall be delivered to Golden State upon demand, and any stockholders of RedFed who have not theretofore complied with this Article II shall thereafter look only to Golden State for payment of their claims for Golden State Common Stock and, if applicable, any cash in lieu of fractional shares of Golden State Common Stock and any dividends or distributions with respect to Golden State Common Stock.

  (g) No Liability. Neither Golden State nor RedFed shall be liable to any former holder of shares of RedFed Common Stock for shares of Golden State Common Stock or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                 ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES

  Section 3.1. Disclosure Letters. On or prior to the date of the execution and delivery hereof, RedFed and Golden State have each delivered a letter to the other (the "RedFed Disclosure Letter" and the "Golden State Disclosure Letter," respectively, and each a "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to its representations and warranties set forth in Section 3.3 or 3.4, as applicable, and making specific reference to the Section or Sections of this Agreement to which they relate. The inclusion of a fact, circumstance or event in either Disclosure Letter, however, shall not be deemed an admission that such item represents a material exception to any such representation or warranty or that the absence of such item would cause the representation or warranty to which it relates to be untrue or incorrect.

  Section 3.2. Standards. No representation or warranty of RedFed or Golden State contained in Sections 3.3 or 3.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 3.3 or 3.4, (i) is material and adverse to the business, financial condition or results of operations of RedFed or Golden State, as applicable, and its respective subsidiaries, in each case, taken as a whole, (ii) materially and adversely affects the ability of RedFed or Golden State, as applicable, to consummate the Merger by the Termination Date or to perform its material obligations hereunder or (iii) enables any person to prevent or materially delay the consummation of the Merger.

  Section 3.3. Representations and Warranties of RedFed. Except as set forth in the RedFed Disclosure Letter, RedFed represents and warrants to Golden State that:

  (a) Organization. (i) RedFed has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware. RedFed has all requisite corporate power and authority to carry on its business as it is now being conducted and to own its properties and assets.

    (ii) Without limiting the generality of the foregoing, Redlands Federal is duly chartered and in good standing as a federal savings bank organized in capital stock form. The customer deposit accounts of Redlands Federal are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided for member institutions of the SAIF generally in the Federal Deposit Insurance Act, without any special limitation or restriction. Redlands Federal has all requisite corporate and other power and authority (including all federal, state and local administrative and other governmental and regulatory authorizations) to carry on its business as it is now being conducted and to own its properties and assets.

  (b) Qualifications. RedFed is duly qualified and in good standing in all jurisdictions in which such qualification is required to carry on its business as it is now being conducted and to own all its properties and assets.

  (c) Capital Stock. The authorized capital stock of RedFed consists solely of 15,000,000 shares of common stock, par value $.01 per share (the "RedFed Common Stock"), of which 7,421,308 shares are issued and outstanding as of the date of this Agreement, and 3,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding as of the date of this Agreement. RedFed has no outstanding voting securities other than the outstanding shares of RedFed Common Stock referred to in the first sentence of this paragraph. Except for the 454,744 shares of RedFed Common Stock that are issuable pursuant to the stock options and plans listed in the RedFed Disclosure Letter, no shares of capital stock of RedFed are reserved for issuance upon the exercise of, or are otherwise subject to, any outstanding options, warrants or other rights of any kind or upon conversion of or in exchange for any other securities or pursuant to any other contractual arrangement or understanding. All outstanding shares of capital stock of RedFed and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the shares of authorized capital stock of RedFed is subject to any statutory or contractual preemptive or similar rights.

  (d) Redlands Federal; Significant Investments. All of the outstanding shares of capital stock of each subsidiary of RedFed are owned, directly or indirectly, and not subject to any lien, charge, encumbrance, restriction on transfer or adverse ownership or other claim of any third party, solely by RedFed. Redlands Federal is the sole direct subsidiary (as defined in Section 8.1) of RedFed and all of the direct and indirect subsidiaries of Redlands Federal are listed in the RedFed Disclosure Letter. No equity securities of any subsidiary of RedFed are or may become required to be issued (other than to RedFed or its subsidiaries) by reason of any securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of such equity securities (each of the foregoing, a "Right"); there are no contracts, commitments, understandings or arrangements by which any of the subsidiaries of RedFed is or may be bound to sell or otherwise transfer any shares of the capital stock of any such subsidiary (other than to RedFed or its subsidiaries); and there are no contracts, commitments, understandings or arrangements relating to its rights to vote or to dispose of such shares (other than to RedFed or its subsidiaries).

  (e) Authority and Stockholder Approvals. RedFed has the requisite power and authority, and has taken all corporate action necessary, in order to execute and deliver this Agreement and, subject to approval by its stockholders, to consummate the transactions contemplated hereby. Each of this Agreement and the other agreements contemplated hereby has been duly and validly executed and delivered by RedFed and is a valid and binding agreement of RedFed enforceable against RedFed in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Upon the receipt of the stockholder approval of this Agreement by the holders of RedFed Common Stock required by the DGCL, the completion of the transactions contemplated by this Agreement will have been authorized by all necessary corporate action of RedFed. RedFed has taken all action required to be taken by it (including approval by the appropriate number and type of members of the RedFed Board of Directors) in order to exempt this Agreement and the transactions contemplated hereby from (x) the requirements of Section 203 of the Delaware General Corporation Law and (y) the "higher vote" requirement of Article Eighth of the RedFed Certificate of Incorporation.

  (f) No Violations. The execution, delivery and performance of this Agreement by RedFed do not, and the consummation of the transactions contemplated hereby by RedFed will not, constitute (A) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of RedFed or to which RedFed or any of its properties is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (B) a breach or violation of, or a default under, the certificate of incorporation or by-laws of RedFed or (C) a breach or violation of, or a default under (or an event which with the giving of notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of RedFed under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which RedFed is a party, or by which any of its properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require RedFed to obtain any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities or other persons referred to in Section 6.1(b), the approval of the stockholders of RedFed referred to in Section 3.3(e), and such approvals, consents or waivers as are required under federal and state securities laws in connection with the transactions contemplated by this Agreement.

  (g) Reports. (i) As of their respective dates, neither the Annual Report on Form 10-K filed by RedFed with the Securities and Exchange Commission (the "SEC") relating to the year ended December 31, 1996 (including the audited financial statements of RedFed included therein), nor any other report or other filing filed or made by RedFed subsequent to December 31, 1994 (including, without limitation, reports on Forms 10-K,

10-Q, and 8-K) with the SEC, the Office of Thrift Supervision (the "OTS"), or the FDIC (all of the financial statements and reports of the types referred to in this clause (i) being collectively referred to in this Agreement as "Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and complete copies of all such Reports filed on or after December 31, 1994 have been made available to Golden State, and RedFed shall provide Golden State with true and complete copies of all Reports filed after the date hereof promptly after such Reports are filed and each such Report filed with the SEC complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act. Each of the statements of financial condition contained or incorporated by reference in the Reports (including in each case any related notes and schedules) fairly presented or will fairly present, as the case may be, the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, cash flows and changes in stockholders' equity, contained or incorporated by reference in the Reports (including in each case any related notes and schedules), fairly presented or will fairly present, as the case may be, the results of operations, cash flows, and changes in stockholders' equity of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles or applicable regulatory accounting principles and instructions consistently applied throughout the periods involved, except as may be stated therein (and subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect and to the lack of complete footnotes).

    (ii) RedFed and its subsidiaries, including Redlands Federal, have timely filed all reports and statements, together with any amendments required to be made with respect thereto, with the SEC, the OTS, the FDIC and any other applicable Government Regulators (as defined in Section 3.3(k)) and all other material reports and statements required to be filed by them, and have paid all fees and assessments due and payable in connection therewith.

  (h) Absence of Certain Changes or Events. Except as disclosed in the Reports filed prior to the date hereof and except as contemplated by this Agreement or as disclosed in the RedFed Disclosure Letter, since December 31, 1996: (i) RedFed has not incurred any liability, other than in the ordinary course of its business consistent with past practice; (ii) RedFed has conducted its business only in the ordinary and usual course of such business; and (iii) there has not been any change in the financial condition, properties, business, or results of operations of RedFed which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on RedFed, including its subsidiaries, taken as a whole.

  (i) Taxes. All federal, state, local, and foreign tax returns required to be filed by or on behalf of RedFed have been timely filed or requests for extensions have been timely filed, any such requested extensions have been granted and have not expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns to be due have been paid in full or adequate provision has been made for the payment of any such taxes in the financial statements of RedFed in accordance with generally accepted accounting principles. There is no audit, examination, deficiency assessment, or refund litigation currently pending with respect to any taxes of RedFed. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to RedFed have been paid in full or adequate provision has been made for the payment of any such taxes in the financial statements of RedFed in accordance with generally accepted accounting principles. No extensions or waivers of statutes of limitations have been given by or requested with respect to any taxes of RedFed.

  (j) Absence of Claims. There is no material pending claim, action or proceeding against RedFed before any court or administrative agency, nor, to the knowledge of RedFed, have any of the foregoing been threatened, nor, to the knowledge of RedFed, is there any reasonable basis therefor.

  (k) Absence of Regulatory Actions. Neither RedFed nor Redlands Federal is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions relating to the foregoing at the request of, federal or state governmental authorities, including without limitation the SEC and regulatory agencies charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (collectively, "Government Regulators"), nor has RedFed or Redlands Federal been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. RedFed is not aware of any facts or circumstances relating to RedFed or Redlands Federal that have not been disclosed to Golden State that would cause any of the Government Regulators or any other person or entity to fail to give any of the approvals, consents or waivers referred to in Section 6.1(b).

  (l) Contracts. (i) Except for loans, loan commitments, letters of credit and other arrangements, in each case, made in the ordinary course of business, RedFed is not bound by any material contract to be performed after the date hereof that is not listed in the RedFed Disclosure Letter. RedFed is not a party to an oral or written (A) agreement containing covenants that limit the ability of RedFed to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or the method by which, RedFed (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency),(B) agreement not referred to in the preceding clause and providing for the payment by RedFed of $50,000 or more per annum or (C) except as filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 1996, agreement that is a "material contract" within the meaning of Item 601(b)(10)of SEC Regulation S-K.

    (ii) RedFed is not in default under or in violation of any provision of the contracts or any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, and, to the knowledge of RedFed, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

  (m) Labor Matters. RedFed is not a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is RedFed the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any strike, other labor dispute or organizational effort involving RedFed pending or, to the knowledge of RedFed, threatened.

  (n) Employee Agreements. The RedFed Disclosure Letter contains a complete list of all employment agreements and all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, employment, termination, severance, medical, health and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto in respect of any present or former directors, officers, or other employees of RedFed or with respect to which RedFed or any entity that would be treated as a single employer with RedFed under Section 414 of the Code (which entities are referred to herein as "ERISA Affiliates") may have any liability (all of the foregoing being hereinafter collectively referred to as the "Employee Agreements"). Except as set forth in the RedFed Disclosure Letter, (i) all of the Employee Agreements comply, and have been administered in all material respects in compliance, with all applicable requirements of ERISA, the Code, and all other applicable laws and regulations, and no event has occurred which will or could cause any such Employee Agreement to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance; (ii) none of RedFed or any of its ERISA Affiliates has an obligation to accelerate the time of payment or vesting of any benefit or compensation payable under any Employee Agreement;
(iii) a true and correct copy of each of the Employee Agreements and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been made available to Golden State; (iv) to the extent applicable, a true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Employee Agreement has been made available to Golden State and there have been no material changes in the financial condition of the respective plans from that stated in the annual reports and actuarial reports supplied; (v) all Employee Agreements which are employee pension benefit plans (as defined in Section 3(2) of ERISA) comply in form and in operation with all applicable requirements of Sections 401(a) and 501(a) of the Code, there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under Section 511 of the Code; (vi) there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Agreement and none of RedFed or any of its ERISA Affiliates has engaged in any prohibited transaction; (vii) there have been no acts or omissions by RedFed or any of its ERISA Affiliates which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47 or 68 of the Code for which RedFed or any of its ERISA Affiliates may be liable; (viii) there are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Employee Agreement or assets thereof and to the best knowledge of RedFed no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits); (ix) no Employee Agreement is subject to Title IV of ERISA and no Employee Agreement is a multiemployer plan (as defined in Section 3(37) of ERISA); (x) none of RedFed or any of its ERISA Affiliates has any liability or contingent liability for providing, under any Employee Agreement or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code; and (xi) shareholder approval, or the consummation, of the transactions contemplated by this Agreement would not directly or indirectly (including as a result of any termination of employment) reasonably be expected to (A) entitle any current or former director, officer or employee to any payment or any increase in compensation,
(B) result in the vesting or acceleration of any benefits under any Employee Agreement, (C) result in any material increase in benefits under any Employee Agreement or (D) result in the payment of any "excess parachute payments" under Section 280G of the Code.

  (o) Title to Assets. RedFed does not own any real estate or interest therein (other than real property security interests and real estate acquired in settlement of defaulted loans) that is not described in the RedFed Disclosure Letter. RedFed has good (and as to real property, marketable) title to its properties and assets (including any trademark, service mark, trade name, copyright or other intellectual property used in its business), other than (i) as reflected in the Reports, (ii) properties or assets as to which RedFed is a lessee or licensee and (iii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted. Such properties and assets are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as reflected in the Reports filed prior to the date hereof; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; and (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. RedFed and its subsidiaries as lessee have the unqualified right under valid and subsisting leases to occupy, use, possess and control all property leased by RedFed and its subsidiaries.

  (p) Compliance with Law. Each of RedFed and Redlands Federal:

    (i) has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of RedFed and Redlands Federal, no suspension or cancellation of any of them is threatened; and

    (ii) is in material compliance in the conduct of its business with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the

  Americans With Disabilities Act, and all other fair lending laws or other laws relating to discrimination, and the Bank Secrecy Act.

  (q) Fees. Other than financial advisory services performed for RedFed by NationsBanc Montgomery Securities, Inc. in the amount and pursuant to the agreement both disclosed to Golden State prior to the execution and delivery of this Agreement, RedFed has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with the transaction provided for in this Agreement.

  (r) Environmental Matters.

    (i) With respect to environmental matters:

      A. To the knowledge of RedFed, RedFed is in material compliance with all Environmental Laws (as defined below);

      B. RedFed does not have knowledge of any material noncompliance with any Environmental Laws relating to any of the Loan Properties (as defined below)other than as may be set forth in the standard loan files of Redlands Federal;

      C. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of RedFed, threatened, before any court, governmental agency or board or other forum against RedFed (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by RedFed;

      D. To the knowledge of RedFed, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or RedFed in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

      E. To the knowledge of RedFed, there are no existing facts or circumstances that could reasonably be expected to give rise to any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.3(r)(i)(B) or
    (C) above;

      F. To the knowledge of RedFed, the properties currently or formerly owned or operated by RedFed (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and, with the exception of commercially available office and cleaning supplies, do not otherwise contain any Hazardous Material that could reasonably be expected to give rise to liability to RedFed;

      G. RedFed has not received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

      H. To the knowledge of RedFed, during the period of RedFed's ownership or operation of any of its currently owned properties, there has been no contamination by or release of Hazardous Material in, on, under or affecting such properties which constituted a violation of any Environmental Laws. To the knowledge of RedFed, prior to the period of RedFed's ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material or oil in, on, under or affecting any such property which constituted a violation of any Environmental Laws and as to which RedFed may have liability; and

      I. RedFed does not participate in the management of a Loan Property to an extent that it would be deemed an "owner or operator" as defined in 42 U.S.C. (S) 9601 or any similar Environmental Law.

    (ii) The following definitions apply for purposes of this Section 3.3(r):
  (w) "Loan Property" means any property in which RedFed holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now or hereafter in effect, including all current Environmental Laws, all future interpretations of current Environmental Laws and all future Environmental Laws and subsequent interpretations thereof. The term "Environmental Law" includes (i) all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (y) "Hazardous Material" means any substance in any concentration which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. The term "Hazardous Material" includes any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead, lead-based paint and polychlorinated biphenyl.

  (s) Classified Assets. RedFed has annexed to the RedFed Disclosure Letter a loan schedule identifying certain loan agreements, notes and borrowing arrangements (the "RedFed Loan Schedule") between its subsidiaries and borrowers of its subsidiaries. Except as specifically noted on the RedFed Loan Schedule, as of October 31, 1997, no subsidiary is a party to any written or oral (i) loan agreement, note or borrowing arrangement, other than loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is over 60 days delinquent in payment of principal or interest or loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," or "other loans specially mentioned" or any comparable classification by RedFed, a RedFed subsidiary, the OTS or the FDIC or (ii) loan agreement, note or borrowing arrangement including any loan guaranty, with any director, executive officer or ten percent stockholder of RedFed or, to the knowledge of RedFed, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

  (t) Material Interests of Certain Persons. No officer or director of RedFed, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of RedFed.

  (u) Insurance. All policies of insurance or indemnity maintained by RedFed for its benefit in its business are listed in the RedFed Disclosure Letter. All of the insurance policies and bonds so listed are in full force and effect, RedFed is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. Between the date hereof and the Effective Time, RedFed will use commercially reasonable efforts to maintain the levels of insurance coverage in effect on the date hereof.

  (v) Books and Records. The books and records of RedFed have been maintained in accordance with all applicable legal, regulatory and accounting requirements and reflect in all material respects the substance of the events and transactions that are required to be included therein.

  (w) Corporate Documents. RedFed has delivered to Golden State true and complete copies of its certificate of incorporation and by-laws, and the charter and by-laws of Redlands Federal, as each of them is in effect on the date hereof.

  (x) Indemnification. Other than pursuant to the provisions of the certificate of incorporation and by-laws of RedFed and the similar or corresponding organizational documents of Redlands Federal and the other subsidiaries of RedFed, neither RedFed nor any such subsidiary, is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of RedFed or any such subsidiary.

  (y) Derivatives Contracts; Structured Notes; Etc. RedFed is not a party to and has not agreed to enter into, after the date hereof, any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or other contract of the types commonly referred to as derivative contracts, including various combinations thereof (each a "Derivatives Contract") and RedFed does not own securities that are referred to generically as "structured notes," "high risk mortgage derivatives" (as defined for federal banking regulatory purposes), "capped floating rate notes" or "capped floating rate mortgage derivatives", except for those Derivatives Contracts and such other instruments listed (as of the date hereof) in the RedFed Disclosure Letter or disclosed in its Reports filed on or prior to the date hereof. All Derivative Contracts, whether entered into for RedFed's own account, or for the account of one or more of its subsidiaries or their customers, were entered into (i) in accordance with applicable laws, rules and regulations and (ii) with counterparties believed to be financially responsible at the time. Neither RedFed nor its subsidiaries, nor to its knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

  (z) Disclosure. The written statements, certificates, schedules, lists and other written information furnished by or on behalf of RedFed to Golden State pursuant to this Agreement, including all information supplied in connection with the preparation of the Form S-4 and the Proxy Statement (each as defined in Section 5.8), do not contain any untrue statement of a material fact or, taken as a whole, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Section 3.4. Representations and Warranties of Golden State. Except as set forth in the Golden State Disclosure Letter, Golden State represents and warrants to RedFed that:

  (a) Organization. (i) Golden State has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware. Golden State has all requisite power and authority to carry on its business as it is now being conducted and to own its properties and assets.

    (ii) Without limiting the generality of the foregoing, Glendale Federal is duly chartered and in good standing as a federal savings bank organized in capital stock form. The customer deposit accounts of Glendale Federal are insured by the SAIF to the extent provided for member institutions of the SAIF generally in the Federal Deposit Insurance Act, without any special limitation or restriction. Glendale Federal has all requisite corporate and other power and authority (including all federal, state and local administrative and other governmental and regulatory authorizations) to carry on its business as it is now being conducted and to own its properties and assets.

  (b) Capital Stock. The authorized capital stock of Golden State consists solely of 100,000,000 shares of common stock, par value $1.00 per share (the "Golden State Common Stock"), of which 51,017,094 shares are issued and outstanding as of the date of this Agreement, and 50,000,000 shares of preferred stock, par value $1.00 per share, of which 4,621,982 shares, denominated "Noncumulative Convertible Preferred Stock, Series A" are issued and outstanding as of the date of this Agreement. Golden State has no outstanding voting securities other than the outstanding shares of Golden State Common Stock referred to in the first sentence of this paragraph. Except as described in the Golden State Disclosure Letter, no shares of capital stock of Golden State are reserved for issuance upon the exercise of outstanding options, warrants or other rights of any kind or upon conversion of or in exchange for any other securities or pursuant to any other contractual arrangement or understanding. All outstanding shares of capital stock of Golden State and its subsidiaries are, and all of the shares of Golden State Common Stock to be issued in the Merger will, when so issued pursuant to the terms hereof, be duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the shares of authorized capital stock of Golden State is subject to any statutory or contractual preemptive or similar rights. All of the outstanding shares of capital stock of Glendale Federal are owned directly or indirectly, and not subject to any lien, charge, encumbrance, restriction on transfer or adverse ownership or other claim of any third party, solely by Golden State.

  (c) Authority and Stockholder Approvals. Golden State has the requisite corporate power and authority, and has taken all corporate action necessary, in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Golden State and is a valid and binding agreement of Golden State enforceable against Golden State in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. No approval of this Agreement is required under applicable law, the certificate of incorporation or by-laws of Golden State or for any other reason, to be obtained from the stockholders of Golden State to enable Golden State to complete the transactions provided for herein. Golden State has taken such action, if any, as may be required to be taken by it pursuant to Rule 16b-3 promulgated by the SEC pursuant to the Exchange Act in order to exempt the acquisition of shares of Golden State's common stock, in connection with the transactions contemplated by this Agreement, by any person who, as a result of the transactions contemplated by this Agreement, will become subject to the requirements of Section 16(b) of the Exchange Act.

  (d) No Violations. The execution, delivery and performance of this Agreement by Golden State do not, and the consummation of the transactions contemplated hereby by Golden State will not, constitute (A) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Golden State or to which Golden State (or any of its properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (B) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Golden State or (C) a breach or violation of, or a default under (or an event which with the giving of notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Golden State under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Golden State is a party, or by which any of its properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require Golden State to obtain any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities or other persons referred to in Section 6.1(b), and such approvals, consents or waivers as are required under federal and state securities laws in connection with the transactions contemplated by this Agreement.

  (e) Reports. As of their respective dates, neither the Annual Report on Form 10-K filed by Glendale Federal, as the predecessor of Golden State, with the OTS relating to its fiscal year ended June 30, 1997 (including the audited financial statements of Glendale Federal, as such predecessor, included therein) nor the unaudited financial statements of Golden State as of September 30, 1997 and for the three months then ended contained in the Quarterly Report on Form 10-Q filed by Golden State with the SEC, and no other report filed by Glendale Federal or Golden State subsequent to June 30, 1995, with the OTS, the SEC or the FDIC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and complete copies of all such reports filed on or after June 30, 1995 have been made available to RedFed, and Golden State shall provide RedFed with true and complete copies of all reports filed after the date hereof promptly after such reports are filed. Each of the statements of financial condition contained or incorporated by reference in the reports referred to in this Section 3.4(e) (including in each case any related notes and schedules) fairly presented or will fairly present, as the case may be, the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, cash flows and changes in stockholders' equity, contained or incorporated by reference in the reports (including in each case any related notes and schedules), fairly presented or will fairly present, as the case may be, the results of operations, cash flows, and changes in stockholders' equity, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles or applicable regulatory accounting principles and instructions consistently applied throughout the periods involved, except as may be stated therein (and subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect and to the lack of complete footnotes).

  (f) Absence of Certain Changes or Events. Except as disclosed in the reports referred to in Section 3.4(e) and except as contemplated by this Agreement or disclosed in the Golden State Disclosure Letter, since June 30, 1997: (i) Golden State has not incurred any liability, other than in the ordinary course of its business consistent with past practice; (ii) Golden State has conducted its business only in the ordinary and usual course of such business; and (iii) there has not been any change in the financial condition, properties, business, or results of operations of Golden State which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Golden State, including its subsidiaries, taken as a whole.

  (g) Taxes. All material federal, state, local, and foreign tax returns required to be filed by or on behalf of Golden State have been timely filed or requests for extensions have been timely filed, any such requested extensions have been granted and have not expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns to be due have been paid in full or adequate provision for the payment of any such taxes has been made in the financial statements of Golden State in accordance with generally accepted accounting principles. There is no audit, examination, deficiency assessment, or refund litigation currently pending with respect to any taxes of Golden State. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Golden State have been paid in full or adequate provision for the payment of has been made for any such taxes in the financial statements of Golden State in accordance with generally accepted accounting principles. No extensions or waivers of statutes of limitations have been given by or requested with respect to any taxes of Golden State.

  (h) Absence of Claims. There is no material pending claim, action or proceeding against Golden State before any court or administrative agency, nor, to the knowledge of Golden State, have any of the foregoing been threatened, nor, to the knowledge of Golden State, is there any reasonable basis therefor.

  (i) Absence of Regulatory Actions. Neither Golden State nor Glendale Federal is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions relating to the foregoing at the request of, any of the Government Regulators nor has Golden State or Glendale Federal been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. Golden State is not aware of any facts or circumstances relating to Golden State or Glendale Federal that have not been disclosed to RedFed that would cause any of the Government Regulators or any other person or entity to fail to give any of the approvals, consents or waivers referred to in Section 6.1(b).

  (j) Compliance with Law. Each of Golden State and Glendale Federal:

    (i) has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Golden State and Glendale Federal, no suspension or cancellation of any of them is threatened; and

    (ii) is in material compliance in the conduct of its business with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans With Disabilities Act, and all other fair lending laws or other laws relating to discrimination, and the Bank Secrecy Act.

  (k) Fees. Golden State has not incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with the transaction provided for in this Agreement that could in any manner be asserted to be payable by RedFed.

  (l) Books and Records. The books and records of Golden State have been maintained in accordance with all applicable legal, regulatory and accounting requirements and reflect in all material respects the substance of the events and transactions that are required to be included therein.

  (m) Disclosure. The written statements, certificates, schedules, lists and other written information furnished by or on behalf of Golden State to RedFed pursuant to this Agreement, including all information supplied in connection with the preparation of the Form S-4 and the Proxy Statement, do not contain any untrue statement of a material fact or, taken as a whole, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV.

                            CONDUCT PENDING MERGER

  Section 4.1. Conduct of Business Prior to Effective Time. Except as required by applicable law, rule or regulation, as expressly provided in this Agreement or as agreed to in writing by Golden State, RedFed shall (i) conduct its business and maintain its books and records in the usual, regular and ordinary course, and in a manner consistent with past practice, (ii) use all commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, and advantageous business relationships and to retain the services of its officers and employees, (iii) take no action which could reasonably be expected to affect adversely or delay the ability of RedFed or Golden State to obtain any necessary approvals, consents or waivers of any governmental authority or other person required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that could reasonably be expected to have a material adverse effect on RedFed.

  Section 4.2. Forbearance by RedFed. During the period from the date of this Agreement to the Effective Time, and except as contemplated by this Agreement or as set forth in the RedFed Disclosure Letter, RedFed shall not, without the prior written consent of Golden State (which consent shall not be unreasonably withheld or delayed), do any of the following:

  (a) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person other than in the ordinary course of business consistent with past practice and, in any event, subject to the following limitations: (i) RedFed will not enter into new borrowings, or accept brokered certificates of deposits with maturities greater than six months, except that, after consultation with Golden State, it may obtain up to $90,000,000 of Federal Home Loan Bank advances with maturities of up to two years, of which no more than $60,000,000 may have maturities exceeding one year;

  (b) issue any shares of its capital stock, except pursuant to options outstanding as of the date hereof to purchase shares of RedFed Common Stock and plans in existence as of the date hereof that, in each case, are listed in the RedFed Disclosure Letter; adjust, split, combine or reclassify any shares of capital stock; declare or pay any dividends, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock; or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right or option to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock;

  (c) other than in the ordinary course of business consistent with past practice and with the other terms, covenants and conditions of this Agreement, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person (it being agreed that sales in accordance with RedFed's past practice of real estate acquired through foreclosure or by deed or other transfer in lieu of foreclosure shall be considered to be in the ordinary course of business), or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements requiring the same that are in force at the date of this Agreement and have been disclosed to Golden State in the RedFed Disclosure Letter;

  (d) hire any employee above the level of Assistant Vice President (other than such replacement employees, if any, as RedFed determines to be necessary to conduct its business); enter into, renew or amend any employment agreement with any employee or director, increase in any manner the compensation or fringe benefits of any of its employees or directors, or create or institute, or make any payments pursuant to, any severance plan or package, or pay any pension or retirement allowance, in each case not required by any existing plan or agreement, to any such employees or directors, or become a party to, amend, commit itself to, or establish, any trust or account related to, any Employee Agreement (as defined in Section 3.3(n)), with or for the benefit of any employee, other than general increases in compensation in the ordinary course of business consistent with past practice; or accelerate the vesting of any stock options or other compensation or benefit or declare or pay any bonus (except that RedFed shall be permitted to pay annual bonuses in accordance with RedFed's existing compensation policies and bonus plans disclosed to Golden State in the RedFed Disclosure Letter);

  (e) other than in the ordinary course of business consistent with past practice (it being agreed that credit bids for collateral shall be considered to be in the ordinary course of business), make any investment in any person or entity, whether by purchase of stock or other securities or contributions to the capital of such entity, make any property transfers to any person or entity, or purchase any property or assets of any person or entity;

  (f) enter into or renew any contract or agreement that requires payment by RedFed of more than $50,000 in any year, that is of more than one year in duration, or that is not cancelable without penalty on not more than sixty days notice (except for any contract to sell real estate by foreclosure or by deed or other transfer in lieu of foreclosure entered into in the ordinary course of business) or amend, modify or terminate any material leases or contracts of RedFed;

  (g) enter into any settlement or compromise of any material claim, action or proceeding involving any liability of RedFed for money damages that would have a material adverse effect or that would involve material restrictions upon the operations of any RedFed subsidiary, or waive or release any material rights or claims; provided, that Golden State may not withhold its consent to any such settlement unless it concurrently agrees in writing to indemnify and hold RedFed harmless from and against any liability, and subsequently incurred litigation expenses, in connection with such matter that exceeds in the aggregate the amount for which RedFed had proposed to settle such matter and that would not have been incurred but for Golden State's withholding of such consent;

  (h) except in the ordinary course of business, make, renegotiate, renew, increase, modify, extend or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

  (i) change any of its methods of accounting as the same were in effect at December 31, 1996, except as required by changes in generally accepted accounting principles, as concurred in by the independent auditors of RedFed, or as required by regulatory accounting principles or other regulatory requirements;

  (j) enter into any new activities or lines of business, cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice;

  (k) amend its certificate of incorporation or by-laws or adopt any plan of liquidation, consolidation, merger or reorganization whether formal or informal;

  (l) make any capital expenditure other than in the ordinary course of business or as necessary to maintain its assets, and in any event, whether or not in the ordinary course of business, not exceeding $30,000;

  (m) take any action that would prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code; or

  (n) (i) enter into any Derivatives Contracts or purchase any of the types of securities referred to in Section 3.3(y), except that RedFed may purchase or acquire mortgage-backed securities rated "AA" or a more favorable rating category by Standard & Poor's, or comparable rating categories of other nationally recognized investment rating firms, so long as its aggregate investment in mortgage-backed securities does not exceed $80 million; or (ii) purchase or acquire municipal securities.

  (o) agree, or make any commitment, to take any of the actions prohibited by this Section 4.2.

                                  ARTICLE V.

                                   COVENANTS

  Section 5.1. Acquisition Proposals. RedFed agrees that neither it nor any of its officers or directors shall, and RedFed shall use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, or encourage any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of RedFed) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the consolidated assets, deposits or any equity securities of, RedFed (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for compliance by the directors of RedFed with their fiduciary duties, in the written opinion of outside legal counsel, with respect to an unsolicited offer from a third party, engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. RedFed shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Golden State) conducted heretofore with respect to any of the foregoing. RedFed will take the necessary steps to inform promptly the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1. RedFed agrees that it will notify Golden State immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with RedFed. RedFed also agrees that it shall promptly request each person (other than Golden State) that has heretofore executed a confidentiality or standstill agreement in connection with its consideration of acquiring RedFed to return all confidential information heretofore furnished to such person by or on behalf of RedFed and enforce any such confidentiality or standstill agreements.

  Section 5.2. Certain Policies of RedFed. At the request of Golden State, RedFed shall, to the extent consistent with generally accepted accounting principles, modify its loan, litigation or real estate valuation policies and practices (including loan classifications and levels of reserves) after the date on which all required regulatory approvals are received for completion of the Merger and not earlier than 15 days prior to nor later than the day prior to, the Effective Time so as to be consistent with those of Golden State, taking into account Golden State's intended operations after the closing; provided, however, that RedFed shall not be required to take such action unless Golden State agrees in writing that all conditions to Golden State's obligation to consummate the Merger have been satisfied and that Golden State will complete the Merger. RedFed's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2.

  Section 5.3. Employees. (a) As soon as practicable after the date hereof and, in any event, prior to the Closing Date, Golden State shall evaluate the employees and existing operations of RedFed to determine which positions in and employees of RedFed will be required for the continuing operations of the Surviving Corporation and Glendale Federal as of and after the Effective Time. RedFed shall cooperate in good faith with Golden State in assisting Golden State's investigation by, among other things, making available to Golden State employee evaluations and other records to the extent permitted by law, and facilitating interviews with RedFed employees.

  (b) As soon as practicable after the date hereof, Golden State shall identify to RedFed those employees of RedFed to whom Golden State desires to offer employment as of and after the Effective Time. Those employees whose positions will be eliminated and to whom Golden State determines not to offer employment shall be given notice prior to the Closing Date by RedFed and Golden State of their termination and the effective dates thereof. Golden State shall endeavor in good faith to identify employment opportunities for any such employees with Golden State. Such efforts shall include posting of employment opportunities with Golden State and interviewing any such employee of RedFed who desires to be considered for such a position with Golden State.

  (c) It is the intention of Golden State to train all employees of RedFed that Golden State expects to employ with Golden State in Golden State's procedures prior to the Closing Date. RedFed shall cooperate in good faith with Golden State in facilitating such training, including, without limitation by making such employees available for such training for reasonable periods during normal business hours.

  (d) Employees accepting employment with Golden State will not receive a guarantee of any minimum period of employment, it being the intention and understanding of the parties hereto that such employment shall be solely at the will of Golden State on the same basis as all other employees of Golden State who do not have contractual rights of employment; provided, that notwithstanding anything that may appear to be to the contrary herein, no provision shall be deemed to terminate or modify any provision of any employment, severance or similar agreement of any person with RedFed or any of its subsidiaries. Employees who are employed by Golden State after the Effective Time will receive credit for their prior service with RedFed for purposes of eligibility and vesting only, and not for purposes of determining the amount of benefits payable, under Golden State's existing employee benefit plans and programs, except that such employees shall receive prior service credit for purposes of determining (i) eligibility for annual amounts of permitted vacation time, (ii) numbers of accrued sick days, and (iii) amounts payable as severance payments under the applicable severance plan of Golden State in the case of employees of RedFed who remain employed by Golden State for more than one year following the Effective Time.

  (e) Full time and part time employees of RedFed on the date hereof who are involuntarily terminated, other than for cause, on or within one year after the Closing Date, including those employees of RedFed who are terminated as of a date prior to the Effective Time pursuant to paragraph (b) above, shall be eligible for benefits to the extent and as provided under the RedFed Severance Plan as in effect at the date hereof.

  (f) This Agreement is intended to result solely in the acquisition of RedFed by Golden State and is not intended to confer any continuing rights to employment on the part of the employees of RedFed after the Effective Time. RedFed shall make no representations to its employees regarding employment by Golden State. RedFed shall remain solely responsible for its employees, representatives and agents during their employment with RedFed prior to the Effective Time and with respect to all matters arising from such employment with RedFed during such period, including, without limitation, the payment of any accrued vacation pay, sick pay, severance payments or other payments to which such employees may be entitled (it being acknowledged that the Surviving Corporation, or Glendale Federal, as applicable, shall succeed to such obligations by operation of law upon, but only in the event of, the completion of the Merger or the Bank Merger, as applicable). Such payments and RedFed's obligations to make such payments shall be fully and fairly reflected in RedFed's financial statements prior to and as of the Effective Time to the extent required by generally accepted accounting principles.

  (g) RedFed shall not complete the termination and liquidation of the Retirement Plan for Employees of Redlands Federal Bank, and shall take such actions as may be necessary or appropriate to enable Golden State to become the sponsor of such plan as of the Effective Time. As of the Effective Time Golden State shall assume such plan and all of RedFed's obligations in connection therewith. Golden State and RedFed acknowledge that prior to the proposed termination and liquidation of such plan, benefits ceased to accrue thereunder, and that nothing in this Section 5.3(g) is intended to require the reinstatement of benefit accruals under such plan.

  Section 5.4. Access to Information. (a) Upon reasonable notice during the period prior to the Effective Time, each party hereto shall afford the other parties access to the officers, employees, accountants, counsel and other representatives of such party, during normal business hours (provided such access does not unreasonably interfere with the operations of Glendale Federal or Redlands Federal) to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, such party shall make available to each other party
(i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than any reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as a party hereto may reasonably request. The parties hereto shall not, however, be required to provide access to or to disclose information to the extent that such access or disclosure would violate the rights of such party's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided, that such party shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply that will provide all information to the other party that may be relevant to its assessment of its obligation to complete the Merger. The parties hereto will hold all such information in confidence in accordance with the provisions of the confidentiality agreements, dated November 13, 1997, between Golden State and RedFed (the "Confidentiality Agreements").

  (b) No investigation by any party hereto shall affect the representations, warranties, covenants or agreements of the other parties hereto.

  (c) RedFed shall promptly after the end of each month inform Golden State of any new classification of its assets (as referred to in Section 3.3(s)) that is determined or modified at any time after October 31, 1997 and of any changes in RedFed's allowance for loan and lease losses from the prior month-end, including an explanation of the reasons therefor.

  Section 5.5. Regulatory Matters. (a) The parties hereto shall cooperate with each other and use their best efforts promptly to prepare and file within thirty days of the date hereof all necessary applications, and thereafter to effect all documentation, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. RedFed and Golden State shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all of the information relating to RedFed or Golden State, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

  (b) Golden State and RedFed shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4 and the Proxy Statement (each as defined in Section 5.8) or any other statement, filing, notice or application made by or on behalf of Golden State or RedFed to any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

  Section 5.6. Other Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals set forth in Section 5.6 of the RedFed Disclosure Letter and from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under federal and any applicable state securities laws) and obtaining any required contractual consents and approvals (which shall be the obligation of the party hereto bound by the contract in question), and cause the Closing of the transactions contemplated hereby to occur as soon as practicable after the receipt of all approvals, consents and waivers required by Section 6.1(b). Without limiting the generality of the foregoing, Golden State shall take such action as may be necessary to incorporate Merger Sub under the DGCL, to cause Merger Sub to become a party signatory to this Agreement and to perform its obligations under this Agreement in a timely manner. In addition, each of Golden State and RedFed shall appoint a person who shall be responsible for coordinating with the other party in order to consider and respond to any requests for consents hereunder and otherwise to complete the transactions contemplated hereby as soon as practicable.

  Section 5.7. Publicity. The initial press release announcing this Agreement shall be mutually agreed and, thereafter, subject to the provisions of applicable law, RedFed and Golden State shall mutually agree with each other prior to issuing any press releases or public statements with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

  Section 5.8. Preparation of Form S-4 and Proxy Statement. Golden State and RedFed, acting jointly, shall promptly prepare and file with the SEC an appropriate form of proxy statement (the "Proxy Statement") in compliance with the requirements of the Exchange Act and a registration statement under the Securities Act on Form S-4 (the "Form S-4") in which the Proxy Statement will be included as a prospectus. Each of Golden State and RedFed shall use all reasonable efforts to have the Proxy Statement authorized for use pursuant to the Exchange Act and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Golden State shall also take any such action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Golden State Common Stock in the Merger and RedFed shall furnish all information concerning RedFed and the holders of RedFed Common Stock as may be reasonably requested in connection with any such action.

  Section 5.9. Letter of RedFed Accountants. RedFed shall use its best efforts to cause to be delivered to Golden State a letter of RedFed's independent auditors, dated as of a date within two business days before the date on which the Form S-4 shall become effective and addressed to Golden State, and a written reconfirmation of such letter dated as of the Closing Date, in each case in form and substance reasonably satisfactory to Golden State, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to Form S-4.

  Section 5.10. Letter of Golden State Accountants. Golden State shall use its best efforts to cause to be delivered to RedFed a letter of Golden State's independent auditors, dated as of a date within two business days before the date on which the Form S-4 shall become effective and addressed to RedFed, and a written reconfirmation of such letter dated as of the Closing Date, in each case in the form and substance reasonably satisfactory to RedFed, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

  Section 5.11. Stockholder Action. RedFed shall take all action necessary, in accordance with applicable law and regulations, and its certificate of incorporation and by-laws, to obtain, as promptly as practicable, approval of this Agreement and the transactions contemplated hereby by the vote of stockholders of RedFed required under applicable law and regulations. Except to the extent legally required for the discharge by such board of directors of its fiduciary duties, in the written opinion of outside legal counsel, the Board of Directors of RedFed shall recommend to the holders of the RedFed Common Stock that they vote in favor of and approve the Merger and adopt and approve this Agreement and the transactions contemplated hereby.

  Section 5.12. Notification of Certain Matters. Each party hereto shall give prompt notice to the other of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by them subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which either of them is a party or is subject; (b) any material adverse change in the financial condition, properties, business or results of operations of such party and its subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change; and (c) any event or occurrence which may adversely affect the likelihood that a condition set forth in Article VI will be satisfied. Each party hereto shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

  Section 5.13. Tax Matters. RedFed shall keep Golden State apprised of its progress in the preparation of its tax returns and shall provide to Golden State copies of draft returns prior to filing. In addition, RedFed agrees that it shall consult with Golden State prior to making any significant decisions with respect to tax reporting or other tax matters, in order to ensure to the extent possible that such decisions are consistent with the consummation of the transactions contemplated hereby.

  Section 5.14. Updated Disclosure Letters. Each party hereto shall provide the other party hereto with an Updated Disclosure Letter within two days prior to the Effective Date; provided, however, that no such Updated Disclosure Letter shall be deemed to alter any party's representations and warranties or other obligations herein for purposes of Articles VI or VII hereof.

  Section 5.15. Stock Exchange Listing. Golden State shall use all reasonable efforts to cause the shares of Golden State Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Date.

  Section 5.16. Bank Merger. The parties agree to use their reasonable efforts between the date of this Agreement and the Closing to take all actions necessary or desirable, including the filing of any regulatory applications, so that the Bank Merger will occur as soon as possible after the Effective Time.

  Section 5.17. Indemnification of Directors and Officers. Golden State agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of RedFed and its subsidiaries, whether acting in such capacity or as fiduciary of any such employee benefit plan of RedFed or its subsidiaries which provides for such indemnification, as provided in their respective certificates of incorporation, charter, by-laws or similar charter documents or any employee benefit plan of RedFed or its subsidiaries or any agreement disclosed in Section 3.3(x) of the RedFed Disclosure Letter in effect as of the date hereof with respect to matters occurring prior to the Effective Time, including matters relating to the negotiation, execution, delivery and performance of this Agreement, shall survive the Merger and shall continue in full force and effect at all times thereafter. Golden State further agrees (i) that to the full extent permitted by applicable law, regulations and the certificate of incorporation and by-laws of Golden State as in effect on the date hereof, it shall indemnify, defend and hold harmless each person who was an officer or director of RedFed or its subsidiaries prior to the Effective Time for any claim or loss arising out of their actions while serving as such director or officer, including any acts relating to this Agreement, and shall pay, as and when incurred, the expenses, including attorneys' fees, of such individual in advance of the final resolution of any claim, provided that such individuals shall first, to the extent required by law, execute an undertaking to return such advances in the event it is finally determined by appropriate judicial proceedings that such indemnification is not permitted under applicable law; and (ii) to cause each of the persons referred to in the preceding clause (i) to be covered for a period of six years from the Effective Time by the directors' and officers' primary and excess liability insurance policies maintained by RedFed; provided, that Golden State may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policies with respect to acts or omissions occurring prior to the Effective Time committed by such officers and directors in their capacity as such; provided, however, that in no event shall Golden State be required to expend more than 200% of the current annual amount expended by RedFed to maintain or procure insurance coverage pursuant hereto. In the event Golden State, RedFed or any of their respective successors or assigns (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer or convey all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made, to the extent necessary, so that the successors and assigns of Golden State or RedFed, respectively, shall assume the obligation set forth in this Section 5.17. The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification as provided herein and his or her heirs and representatives.

  Section 5.18. RedFed ESOP. Prior to the Effective Time, RedFed shall use its best efforts to cause the following transactions (the "ESOP Transactions") to occur with respect to the RedFed Employee Stock Ownership Plan ("the ESOP"), subject to such governmental approvals, if any, as the fiduciaries of the ESOP and Golden State deem to be necessary or appropriate: (i) in repayment of the ESOP loan, the ESOP trustee shall transfer to RedFed the number of unallocated shares of RedFed Common Stock held by the ESOP that are equal in value to the then outstanding amount of principal and interest under the ESOP loan; (ii) the ESOP's unallocated shares that are transferred to RedFed in exchange for cancellation of the ESOP loan shall be canceled; (iii) the ESOP shall be terminated and, in accordance with the provisions of the ESOP and its related trust, the balance of the assets held in the trust, including any unallocated shares, shall be allocated and thereafter distributed to the ESOP participants.

  Section 5.19. Litigation Tracking Warrants. In the event that Golden State elects to complete the proposed distribution of Litigation Tracking Warrants ("LTWs") described in Golden State's Current Report on Form 8-K dated October 28, 1997 prior to the Closing, the Closing Date shall be set to occur on a date such that the Pricing Period shall commence at least 15 days after the distribution date for the LTWs, and the Closing shall take place no more than 60 days after such distribution date.

                                  ARTICLE VI.

                          CONDITIONS TO CONSUMMATION

  Section 6.1. Conditions to All Parties' Obligations. The respective obligations of Golden State and RedFed to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver prior to the Effective Time of the following conditions:

  (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of RedFed in accordance with applicable law and its certificate of incorporation and by-laws.

  (b) All necessary regulatory approvals, consents and waivers with respect to this Agreement and the transactions contemplated hereby shall have been received and shall remain in full force and effect, and all applicable statutory waiting periods shall have expired; provided, however, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially and adversely impact the economic and business benefits of the transactions contemplated hereby to Golden State as to render it inadvisable in the judgment of Golden State to proceed with the transactions contemplated hereby.

  (c) Any other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

  (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against Golden State or RedFed brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

  (e) No statute, rule or regulation shall have been enacted, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, or makes illegal consummation of the Merger, the Bank Merger or any other transaction contemplated by this Agreement.

  (f) The shares of Golden State Common Stock issuable to RedFed stockholders pursuant to this Agreement upon the completion of the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

  (g) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

  (h) Each of the letters from independent accountants, and written confirmations thereof, referred to in Sections 5.9 and 5.10 shall have been received at the times and in the form described in such Sections.

  Section 6.2. Conditions to Obligations of Golden State. The obligations of Golden State to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions, any or all of which conditions may be waived by Golden State:

  (a) Each of the representations and warranties of RedFed set forth in this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); RedFed shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; there shall have been no material adverse change in the financial condition, business or assets of RedFed and its subsidiaries taken as a whole since December 31, 1996; and Golden State shall have received a certificate signed by the chief executive officer and the chief financial officer of RedFed, dated the Closing Date, to the foregoing effect.

  (b) Golden State shall have received the opinion of Mayer, Brown & Platt, counsel to Golden State, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Golden State, Merger Sub and RedFed will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, and that no gain or loss will be recognized by Golden State, Merger Sub or RedFed as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of RedFed, Golden State and stockholders of RedFed.

  (c) Golden State shall have received the Updated RedFed Disclosure Letter from RedFed required by Section 5.14.

  (d) Golden State shall have received satisfactory evidence from RedFed that
(i) the fiduciaries of the ESOP have determined that the ESOP Transactions are prudent and in the best interests of the participants and beneficiaries of the ESOP and (ii) the ESOP Transactions have been completed.

  Section 6.3. Conditions to Obligations of RedFed. The obligation of RedFed to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions, any or all of which conditions may be waived by RedFed:

  (a) Each of the representations and warranties of Golden State set forth in this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Golden State shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; there shall have been no material adverse change in the financial condition, business or assets of Golden State and its subsidiaries taken as a whole since June 30, 1997. RedFed shall have received a certificate signed by the chief executive officer and the chief financial officer of Golden State, dated the Effective Date, to the foregoing effect.

  (b) RedFed shall have received the opinion of Gibson, Dunn & Crutcher, counsel to RedFed, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Golden State, Merger Sub and RedFed will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, that no gain or loss will be recognized by holders of RedFed Common Stock upon the receipt of Golden State Common Stock in the Merger (except with respect to cash received in lieu of the issuance of fractional shares) and that no gain or loss will be recognized by Golden State, Merger Sub or RedFed as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of RedFed, Golden State and stockholders of RedFed.

  (c) RedFed shall have received the Updated Golden State Disclosure Letter required by Section 5.14.

                                 ARTICLE VII.

                                  TERMINATION

  Section 7.1. Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the stockholders of RedFed:

  (a) by the mutual consent of Golden State and RedFed;

  (b) by Golden State or RedFed, if its Board of Directors so determines by vote of a majority of the members thereof, in the event of (i) the failure of the stockholders of RedFed to approve this Agreement, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 45 days after written notice of such breach is given to the party committing such breach by the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to clause (ii) of this Section 7.1(b) unless any breach of representation or warranty asserted as the basis for such termination, together with all other such breaches, would entitle the party receiving such representation or warranty under Section 6.2(a) (in the case of a breach of representation or warranty by RedFed) or Section 6.3(a) (in the case of a breach of representation or warranty by Golden State) not to consummate the transactions contemplated hereby;

  (c) by Golden State or RedFed by written notice to the other party if either
(i) the condition set forth in Section 6.1(b) shall not have been satisfied by the Termination Date (as defined below); or (ii) any governmental authority of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

  (d) by Golden State or RedFed, if its Board of Directors so determines by vote of a majority of the members thereof, in the event that the Merger is not consummated by the Termination Date, unless the failure to so consummate by such time is due to the breach of any material representation, warranty or covenant contained in this Agreement by the party seeking to terminate. The term "Termination Date" shall mean July 31, 1998; provided, however, that either party hereto shall have the right to extend such Termination Date for up to an additional 45 days if, prior to the Termination Date, such party notifies the other party in writing that such party believes that the approvals, consents or waivers to be obtained by such party are imminent and a reasonable factual basis for such party's belief that such approvals, consents or waivers are imminent is set forth in such written notice;

  (e) By Golden State if the RedFed Board shall have failed to make its recommendation referred to in Section 5.11, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Golden State.

  (f) By RedFed if Golden State shall have entered into a letter of intent or a definitive agreement with respect to a merger, consolidation or similar transaction involving, or any purchase of all or substantially all of the consolidated assets, deposits or equity securities of, Golden State, pursuant to which the stockholders of Golden State would hold less than 50% of the common equity of the surviving entity immediately after the transaction.

  Section 7.2. Effect of Termination.

  (a) In the event of the termination of this Agreement by either Golden State or RedFed, as provided above, this Agreement shall thereafter become void and, subject to Section 7.2(b) and the last sentence of Section 8.2, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the intentional breach by any other party hereto of any covenant or intentional misrepresentation in any of the representations and warranties set forth in this Agreement including, without limitation, rights to recover any out-of-pocket or transaction-related expenses arising from the transactions contemplated by this Agreement.

  (b) If (i) this Agreement shall be terminated (A) by Golden State pursuant to Section 7.1(b) or Section 7.1(e) and, at the time of the occurrence of the circumstances permitting such termination pursuant to such Section, there shall exist an Acquisition Proposal with respect to RedFed or any of its Subsidiaries, or (B) by RedFed pursuant to Section 7.1(b)(i) and, at the time of the occurrence of the circumstance permitting termination pursuant to such Section, there shall exist an Acquisition Proposal with respect to RedFed or any of its Subsidiaries, and (ii) within 12 months after any such termination RedFed or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal, RedFed shall promptly, and in any event within one business day after demand by Golden State, pay to Golden State a termination fee equal to $7.5 million.

                                 ARTICLE VIII.

                                 OTHER MATTERS

  Section 8.1. Certain Definitions; Interpretation.

  (a) As used in this Agreement, the following terms shall have the meanings indicated:

  "knowledge" when used with respect to a party to this Agreement means the actual knowledge of the executive officers of such party after appropriate inquiry of the person or persons employed by such party who have responsibility for the matter being referred to.

  "person" includes an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization; and

  "subsidiary," with respect to a person, means any other person controlled, directly or indirectly, by such person.

  (b) Except as the context may otherwise require, references in this Agreement to "Golden State" and to "RedFed" include each of their respective direct and indirect subsidiaries, including Glendale Federal and Redlands Federal, respectively, and references to "Golden State" shall mean Glendale Federal when used with reference to periods prior to the time that Glendale Federal became a wholly-owned subsidiary of Golden State.

  (c) When a reference is made in this Agreement to Articles or Sections such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings, contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation", whether or not so stated. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

  Section 8.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. If this Agreement shall be terminated, the agreements of the parties in the last sentence of Section 5.4(a) and in
Section 8.6 shall survive such termination.

  Section 8.3. Waiver. Any provision of this Agreement may (to the extent permitted by applicable law) be: (i) waived by the party benefited by the provision, or (ii) as permitted by applicable law, amended or modified (including the structure of the transaction), either prior to or after this Agreement and the transactions contemplated hereby are approved by the stockholders of RedFed; provided, that any such waiver, amendment or modification shall be effective only if given or made by an agreement in writing between the parties hereto approved or authorized by their respective boards of directors, but such waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other noncompliance.

  Section 8.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

  Section 8.5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, except to the extent the laws of the State of Delaware (as the state of incorporation of both parties hereto) shall be deemed controlling pursuant to the conflict of laws provisions and principles of California law.

  Section 8.6. Expenses. Each party hereto will pay all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, it being agreed that all regulatory application fees shall be expenses of Golden State and that the costs of printing and mailing the Form S-4, including the Proxy Statement, shall be borne equally by Golden State and RedFed.

  Section 8.7. Notices. All notices, requests, acknowledgments and other communications hereunder to a party, or changes to this notice provision, shall be in writing and shall be deemed to have been duly given when delivered by hand or private courier, or when transmitted by telecopy or telegram to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

  If to Golden State:

    Golden State Bancorp Inc.
    414 North Central Avenue
    Glendale, California 91203
    Attention: Richard A. Fink
              Vice Chairman
    Facsimile: (818) 409-3151

  With a copy to:

    Mayer, Brown & Platt
    350 South Grand Avenue
    25th Floor
    Los Angeles, California 90071
    Attention: James R. Walther, Esq.
    Facsimile: (213) 625-0248

  If to RedFed:

    RedFed Bancorp Inc.
    300 East State Street
    Redlands, California 92373
    Attention: Anne Bacon
    President and Chief Executive Officer
    Facsimile: (909) 798-4495

  With a copy to:

    Gibson, Dunn & Crutcher
    One Montgomery Street
    Telesis Tower
    San Francisco, CA 94104-4505
    Attention: Todd H. Baker
    Facsimile: (415) 986-5309

  Section 8.8. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Disclosure Letters referred to herein, and the Confidentiality Agreements referenced in Section 5.4(a), represent the entire agreement and understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, other than the provisions of Section 5.17, is intended to confer upon any person other than Golden State and RedFed any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 8.9. Parties Bound; Assignment. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement may not be assigned by any party hereto without the written prior consent of the other parties hereto.

  Section 8.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

  Section 8.11. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

GOLDEN STATE BANCORP INC.                   REDFED BANCORP INC.
By:         /s/ Richard A. Fink             By:            /s/ Anne Bacon
___________________________________________ ___________________________________________

                Richard A. Fink                               Anne Bacon
                 Vice Chairman                            President and Chief
                                                           Executive Officer

                                                                     APPENDIX B

            [LETTERHEAD OF NATIONSBANC MONTGOMERY SECURITIES, INC.]

November 30, 1997

Board of Directors
RedFed Bancorp, Inc.
300 East State Street
Redlands, CA 92373

Gentlemen:

  We understand that RedFed Bancorp, Inc., a Delaware corporation ("RedFed"), and Golden State Bancorp Inc., a Delaware corporation ("GSB"), propose to enter into an Agreement and Plan of Reorganization to be dated as of November 30, 1997 (the "Merger Agreement"), pursuant to which RedFed will be merged with and into GSB, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the November 30, 1997 draft of the Merger Agreement provided to us by management of RedFed and as further described to us by management of RedFed, we understand that each outstanding share of RedFed common stock, $0.01 par value per share ("RedFed Common Stock"), will be converted into that number of shares of GSB Common Stock ("GSB Common Stock") that equals the quotient derived by dividing (A) $20.75 by (B) the unweighted arithmetic average of the daily closing prices of GSB Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the date that is two business days prior to the closing date of the Merger (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

  You have asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of RedFed pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

  In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to RedFed and GSB, including the consolidated financial statements for recent years and interim periods to September 30, 1997, and certain other relevant financial and operating data relating to RedFed and GSB made available to us from published sources and, in the case of RedFed, from the internal records of RedFed; (ii) reviewed the draft Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, RedFed Common Stock and GSB Common Stock; (iv) compared RedFed and GSB from a financial point of view with certain other companies in the thrift industry which we deemed to be relevant; (v) considererd the financial terms, to the extent publicly available, of selected recent business combinations of companies in the thrift industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of RedFed certain information of a business and financial nature regarding RedFed, furnished to us by them, including financial forecasts and related assumptions of RedFed; (vii) reviewed management's estimates regarding RedFed and third party analysts' estimates regarding GSB;
(viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with RedFed's counsel; and (ix) peformed such other analyses and examinations as we have deemed appropriate.

  In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for RedFed provided to us by RedFed's management, upon your advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of RedFed's management at the time of preparation as to the future financial performance of RedFed and that they provide a reasonable basis upon which we can form our opinion.

We have also assumed with your consent that the third party analysts' estimates as to the future financial performance of GSB provide a reasonable basis upon which we can form our opinion. We have assumed that there have been no material changes in RedFed's or GSB's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to RedFed on all legal matters with respect to RedFed, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of RedFed and GSB are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise), of RedFed or GSB, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

  We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the draft Merger Agreement, without any further amendments thereto, and without waiver by RedFed of any of the conditions to its obligations thereunder.

  We have acted as financial advisor to RedFed in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger.

  Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of RedFed pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

  This opinion is directed to the Board of Directors of RedFed in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, RedFed's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by RedFed, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                     Very truly yours,

                                     NATIONSBANC MONTGOMERY SECURITIES, INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article FOURTEENTH of the Golden State Certificate of Incorporation and
Article XII of the Golden State Bylaws provide for indemnification of the officers and directors of Golden State to the fullest extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                 EXHIBIT INDEX

  2.1 Agreement and Plan of Merger, dated as of November 30, 1997, by and between Golden State Bancorp, Inc. and RedFed Bancorp Inc. included in the Proxy Statement/Prospectus as Appendix A. The Registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.
  3.1 Certificate of Incorporation of Registrant (included as Appendix B to
       Exhibit 99.4).
  3.2 Bylaws of Registrant (included as Appendix C to Exhibit 99.4).
  4.1 Agreement and Plan of Reorganization, dated May 28, 1997, by and among
       Golden State Bancorp Inc., Glendale Federal Bank, Federal Savings Bank
       and Glendale Interim Federal Savings Bank, a federal savings bank
       (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-3 of the Registrant, Commission File No. 333-28037).
  4.2 Certificate of Designations of the Registrant's Noncumulative Convertible
       Preferred Stock, Series A (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 of the Registrant, Commission
       File No. 333-47607).
  4.3 Warrant Agreement, dated as of February 23, 1993, between Glendale
       Federal Bank, Federal Savings Bank and Chemical Trust Company of
       California (incorporated by reference to Exhibit 4.3 to the Registration
       Statement on Form S-4 of the Registrant, Commission File No. 333-47607).
  4.4 Amendment No. 1 to Warrant Agreement, dated as of July 24, 1997, by and among Glendale Federal Bank, Federal Savings Bank, ChaseMellon
       Shareholder Services, L.L.C. and Golden State Bancorp Inc. (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-4 of
       the Registrant, Commission File No. 333-47607).
  4.5 Warrant Agreement, dated as of August 15, 1993, between Glendale Federal
       Bank, Federal Savings Bank, and Chemical Trust Company of California
       (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-4 of the Registrant, Commission File No. 333-47607).
  4.6 Amendment No. 1 to Warrant Agreement, dated as of July 24, 1997, by and among Glendale Federal Bank, Federal Savings Bank, ChaseMellon
       Shareholder Services, L.L.C. and Golden State Bancorp. Inc.
       (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-4 of the Registrant, Commission File No. 333-47607).
  4.7 Form of Warrant Agreement, dated as of     , 1998, between the Registrant
       and ChaseMellon Shareholder Services, L.L.C., pertaining to the
       Litigation Tracking Warrants.
  5.1 Opinion and consent of Mayer, Brown & Platt (re legality of securities being registered).
  8.1 Opinion and consent of Gibson, Dunn & Crutcher (re certain tax matters).
  8.2 Opinion and consent of Mayer, Brown & Platt (re certain tax matters).

 23.1 Consent of Gibson, Dunn & Crutcher (included in Exhibit 8.1).
 23.2 Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and 8.2).
 23.3 Consent of KPMG Peat Marwick LLP (relating to financial statements of
       Glendale Federal Bank, Federal Savings Bank).
 23.4 Consent of KPMG Peat Marwick LLP (relating to financial statements of
       RedFed Bancorp Inc.).
 23.5 Consent of KPMG Peat Marwick LLP (relating to financial statements of
       CENFED Financial Corporation).
 23.6 Consent of KPMG Peat Marwick LLP (relating to financial statements of
       First Nationwide (Parent) Holdings Inc.).
 24.1 Powers of Attorney (included on the signature pages hereto).
 99.1 Form of proxy for meeting of RedFed Bancorp Inc. stockholders.
 99.2 Consent of NationsBanc Montgomery Securities LLC.
 99.3 Annual Report on Form 10-K for the year ended June 30, 1997 of Glendale
       Federal Bank, Federal Savings Bank (incorporated by reference to Exhibit
       99B to the Current Report on Form 8-K, dated September 26, 1997, of the
       Registrant).
 99.4 Proxy Statement on Schedule 14A, dated June 24, 1997, of Glendale Federal
       Bank, Federal Savings Bank (incorporated by reference to Exhibit 99.6 to the Registration Statement on Form S-3 of the Registrant. Commission
       File No. 333-28037).

ITEM 22. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, post-effective amendment to this Registration Statement:

        (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) That prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (6) That every Prospectus (a) that is filed pursuant to paragraph (4) immediately preceding, or (b) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (See Item 20), or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 19(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California on April 1, 1998.

                                          GOLDEN STATE BANCORP INC.

                                              /s/ Stephen J. Trafton
                                          By: _________________________________
                                          Name: Stephen J. Trafton
                                          Title: Chairman of the Board

                               POWER OF ATTORNEY

  We, the undersigned officers and directors of Golden State Bancorp Inc., hereby severally constitute and appoint Stephen J. Trafton, Richard A. Fink or James R. Eller, Jr., and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and any subsequent registration statement filed by Golden State Bancorp Inc. pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                             TITLE                   DATE
              ---------                             -----                   ----
      /s/ Stephen J. Trafton           Chairman of the Board, Chief    April 1, 1998
______________________________________  Executive Officer, President
          Stephen J. Trafton            and Director
                                        [principal executive officer]
        /s/ John E. Haynes             Chief Financial Officer         April 1, 1998
 ____________________________________   [principal financial
            John E. Haynes              and accounting officer]
                                       Director                        April   , 1998
 ____________________________________
             Diane Creel
       /s/ Brian P. Dempsey            Director                        April 1, 1998
 ____________________________________
           Brian P. Dempsey

             SIGNATURE                            TITLE                  DATE
             ---------                            -----                  ----
       /s/ Richard A. Fink           Vice Chairman and Director      April 1, 1998
____________________________________
          Richard A. Fink
        /s/ John F. King             Director                        April 1, 1998
____________________________________
            John F. King
       /s/ John F. Kooken            Director                        April 1, 1998
____________________________________
           John F. Kooken
                                     Director                        April  , 1998
____________________________________
          Paul J. Orfalea
      /s/ Thomas S. Sayles           Director                        April 1, 1998
____________________________________
          Thomas S. Sayles
                                     Director                        April  , 1998
____________________________________
           Cora M. Tellez
     /s/ Gilbert R. Vasquez          Director                        April 1, 1998
____________________________________
         Gilbert R. Vasquez

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
   2.1   Agreement and Plan of Merger, dated as of November 30, 1997, by and between Golden State Bancorp, Inc. and RedFed Bancorp Inc. (included in the Proxy Statement/Prospectus as Appendix A). The Registrant
          agrees to furnish supplementally a copy of omitted schedules to the
          Commission upon request.
   3.1   Certificate of Incorporation of Registrant (included as Appendix B to
          Exhibit 99.4).
   3.2   Bylaws of Registrant (included as Appendix C to Exhibit 99.4).
   4.1   Agreement and Plan of Reorganization, dated May 28, 1997, by and among
          Golden State Bancorp Inc., Glendale Federal Bank, Federal Savings
          Bank and Glendale Interim Federal Savings Bank, a federal savings bank (incorporated by reference to Exhibit 2.1 to the Registration
          Statement on Form S-3 of the Registrant, Commission File No. 333-
          28037).
   4.2   Certificate of Designations of the Registrant's Noncumulative
          Convertible Preferred Stock, Series A. (incorporated by reference to
          Exhibit 4.2 to the Registration Statement on Form S-4 of the
          Registrant, Commission File No. 333-47607).
   4.3   Warrant Agreement, dated as of February 23, 1993, between Glendale
          Federal Bank, Federal Savings Bank and Chemical Trust Company of
          California (incorporated by reference to Exhibit 4.3 to the
          Registration Statement on Form S-4 of the Registrant, Commission File
          No. 333-47607).
   4.4   Amendment No. 1 to Warrant Agreement, dated as of July 24, 1997, by and among Glendale Federal Bank, Federal Savings Bank, ChaseMellon
          Shareholder Services, L.L.C. and Golden State Bancorp Inc.
          (incorporated by reference to Exhibit 4.4 to the Registration
          Statement on Form S-4 of the Registrant, Commission File No. 333-
          47607).
   4.5   Warrant Agreement, dated as of August 15, 1993, between Glendale
          Federal Bank, Federal Savings Bank, and Chemical Trust Company of
          California. (incorporated by reference to Exhibit 4.5 to the
          Registration Statement on Form S-4 of the Registrant, Commission File
          No. 333-47607).
   4.6   Amendment No. 1 to Warrant Agreement, dated as of July 24, 1997, by and among Glendale Federal Bank, Federal Savings Bank, ChaseMellon
          Shareholder Services, L.L.C. and Golden State Bancorp Inc.
          (incorporated by reference to Exhibit 4.6 to the Registration
          Statement on Form S-4 of the Registrant, Commission File No. 333-
          47607).
   4.7   Form of Warrant Agreement, dated as of      , 1998, between the
          Registrant and ChaseMellon Shareholder Services, L.L.C., pertaining to the Litigation Tracking Warrants.
   5.1   Opinion and consent of Mayer, Brown & Platt (re legality of the securities being registered).
   8.1   Opinion and consent of Gibson, Dunn & Crutcher (re certain tax matters).
   8.2   Opinion and consent of Mayer, Brown & Platt (re certain tax matters).
  23.1   Consent of Gibson, Dunn & Crutcher (included in Exhibit 8.1).
  23.2   Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and 8.2).
  23.3   Consent of KPMG Peat Marwick LLP (relating to financial statements of
          Glendale Federal Bank, Federal Savings Bank).
  23.4   Consent of KPMG Peat Marwick LLP (relating to financial statements of
          RedFed Bancorp Inc.).
  23.5   Consent of KPMG Peat Marwick LLP (relating to financial statements of
          CENFED Financial Corporation).
  23.6   Consent of KPMG Peat Marwick LLP (relating to financial statements of
          First Nationwide (Parent) Holdings Inc.).

 EXHIBIT
 NUMBER                         DOCUMENT DESCRIPTION
 -------                        --------------------
  24.1   Powers of Attorney (included on the signature pages hereto).
  99.1   Form of proxy for meeting of RedFed Bancorp stockholders.
  99.2   Consent of NationsBanc Montgomery Securities LLC.
  99.3   Annual Report on Form 10-K for the year ended June 30, 1997 of
          Glendale Federal Bank, Federal Savings Bank (incorporated by reference to Exhibit 99B to the Current Report on Form 8-K, dated September 26, 1997, of the Registrant).
  99.4   Proxy Statement on Schedule 14A, dated June 24, 1997, of Glendale
          Federal Bank, Federal Savings Bank (incorporated by reference to
          Exhibit 99.6 to the Registration Statement on Form S-3 of the
          Registrant. Commission File No. 333-28037).